Exhibit 4
                                                                  Execution Copy


             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
                                    Depositor

                             WELLS FARGO BANK, N.A.,
                              Master Servicer No. 1


                          MIDLAND LOAN SERVICES, INC.,
                              Master Servicer No. 2


                           J.E. ROBERT COMPANY, INC.,
                                Special Servicer


                                       and


                       LASALLE BANK NATIONAL ASSOCIATION,
                                     Trustee


                         POOLING AND SERVICING AGREEMENT


                                   Dated as of


                                September 1, 2006


        J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8
                  Commercial Mortgage Pass-Through Certificates


                                Series 2006-LDP8

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01    Defined Terms..................................................
Section 1.02    Certain Calculations...........................................

                                  ARTICLE II

                         CONVEYANCE OF MORTGAGE LOANS;
                       ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01    Conveyance of Mortgage Loans...................................
Section 2.02    Acceptance by Trustee..........................................
Section 2.03    Representations, Warranties and Covenants of the
                 Depositor; Mortgage Loan Sellers' Repurchase or
                 Substitution of Mortgage Loans for Defects in
                 Mortgage Files and Breaches of Representations and
                 Warranties....................................................
Section 2.04    Execution of Certificates; Issuance of Uncertificated
                 Lower-Tier Interests..........................................
Section 2.05    Grantor Trust Designations.....................................

                                  ARTICLE III

                              ADMINISTRATION AND
                          SERVICING OF THE TRUST FUND

Section 3.01    Master Servicer to Act as Master Servicer; Special
                 Servicer to Act as Special Servicer; Administration
                 of the Mortgage Loans.........................................
Section 3.02    Collection of Mortgage Loan Payments...........................
Section 3.03    Collection of Taxes, Assessments and Similar Items;
                 Servicing Accounts............................................
Section 3.04    The Certificate Account, the Lower-Tier and Upper-Tier
                 Distribution Accounts, the Companion Distribution
                 Account, the Interest Reserve Account, the
                 Gain-on-Sale Reserve Account, the Excess Interest
                 Distribution Account and the Floating Rate Account............
Section 3.05    Permitted Withdrawals from the Certificate Accounts,
                 the Distribution Accounts, the Companion Distribution
                 Account, the Excess Interest Distribution Account and
                 the Floating Rate Account.....................................
Section 3.06    Investment of Funds in the Certificate Accounts and
                 the REO Account...............................................
Section 3.07    Maintenance of Insurance Policies; Errors and
                 Omissions and Fidelity Coverage...............................
Section 3.08    Enforcement of Due-on-Sale Clauses; Assumption
                 Agreements....................................................
Section 3.09    Realization Upon Defaulted Mortgage Loans......................
Section 3.10    Trustee to Cooperate; Release of Mortgage Files................
Section 3.11    Servicing Compensation.........................................
Section 3.12    Inspections; Collection of Financial Statements................
Section 3.13    [RESERVED].....................................................
Section 3.14    [RESERVED].....................................................
Section 3.15    Access to Certain Information..................................
Section 3.16    Title to REO Property; REO Account.............................
Section 3.17    Management of REO Property.....................................
Section 3.18    Sale of Defaulted Mortgage Loans and REO Properties............
Section 3.19    Additional Obligations of the Applicable Master
                 Servicer and Special Servicer.................................
Section 3.20    Modifications, Waivers, Amendments and Consents................
Section 3.21    Transfer of Servicing Between Master Servicer and
                 Special Servicer; Recordkeeping; Asset Status Report..........
Section 3.22    Sub-Servicing Agreements.......................................
Section 3.23    Representations, Warranties and Covenants of the
                 Master Servicers..............................................
Section 3.24    Representations, Warranties and Covenants of the
                 Special Servicer..............................................
Section 3.25    Interest Reserve Account.......................................
Section 3.26    Excess Interest Distribution Account...........................
Section 3.27    Directing Certificateholder Contact with Master
                 Servicers.....................................................
Section 3.28    Controlling Class Certificateholders and Directing
                 Certificateholder; Certain Rights and Powers of
                 Directing Certificateholder...................................
Section 3.29    Intercreditor Agreements.......................................
Section 3.30    Companion Paying Agent.........................................
Section 3.31    Companion Register.............................................
Section 3.32    Swap Contract..................................................
Section 3.33    Certain Matters Relating to the RREEF Portfolio
                 Mortgage Loan.................................................

                                  ARTICLE IV

                        PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01    Distributions..................................................
Section 4.02    Statements to Certificateholders; CMSA Investor
                 Reporting Package (IRP)s; Grant of Power of Attorney..........
Section 4.03    P&I Advances...................................................
Section 4.04    Allocation of Collateral Support Deficit.......................
Section 4.05    Appraisal Reductions...........................................
Section 4.06    Certificate Deferred Interest..................................
Section 4.07    Grantor Trust Reporting........................................

                                   ARTICLE V

                               THE CERTIFICATES

Section 5.01    The Certificates...............................................
Section 5.02    Registration of Transfer and Exchange of Certificates..........
Section 5.03    Book-Entry Certificates........................................
Section 5.04    Mutilated, Destroyed, Lost or Stolen Certificates..............
Section 5.05    Persons Deemed Owners..........................................
Section 5.06    Certificate Ownership Certification............................

                                  ARTICLE VI

                     THE DEPOSITOR, THE MASTER SERVICERS,
                           THE SPECIAL SERVICER AND
                        THE DIRECTING CERTIFICATEHOLDER

Section 6.01    Liability of the Depositor, the Master Servicers and
                 the Special Servicer..........................................
Section 6.02    Merger, Consolidation or Conversion of the Depositor,
                 the Master Servicers or the Special Servicer..................
Section 6.03    Limitation on Liability of the Depositor, the Master
                 Servicers, the Special Servicer and Others....................
Section 6.04    Master Servicers and Special Servicer Not to Resign............
Section 6.05    Rights of the Depositor in Respect of the Master
                 Servicers and the Special Servicer............................
Section 6.06    The Master Servicers and the Special Servicer as
                 Certificate Owner.............................................
Section 6.07    The Directing Certificateholder................................

                                  ARTICLE VII

                                    DEFAULT

Section 7.01    Events of Default; Master Servicer and Special
                 Servicer Termination..........................................
Section 7.02    Trustee to Act; Appointment of Successor.......................
Section 7.03    Notification to Certificateholders.............................
Section 7.04    Waiver of Events of Default....................................
Section 7.05    Trustee as Maker of Advances...................................

                                 ARTICLE VIII

                            CONCERNING THE TRUSTEE

Section 8.01    Duties of the Trustee..........................................
Section 8.02    Certain Matters Affecting the Trustee..........................
Section 8.03    Trustee Not Liable for Validity or Sufficiency of
                 Certificates or Mortgage Loans................................
Section 8.04    Trustee May Own Certificates...................................
Section 8.05    Fees and Expenses of Trustee; Indemnification of
                 Trustee.......................................................
Section 8.06    Eligibility Requirements for Trustee...........................
Section 8.07    Resignation and Removal of the Trustee.........................
Section 8.08    Successor Trustee..............................................
Section 8.09    Merger or Consolidation of Trustee.............................
Section 8.10    Appointment of Co-Trustee or Separate Trustee..................
Section 8.11    Appointment of Custodians......................................
Section 8.12    Access to Certain Information..................................
Section 8.13    Representations and Warranties of the Trustee..................

                                  ARTICLE IX

                                  TERMINATION

Section 9.01    Termination upon Repurchase or Liquidation of All
                 Mortgage Loans................................................
Section 9.02    Additional Termination Requirements............................

                                   ARTICLE X

                          ADDITIONAL REMIC PROVISIONS

Section 10.01   REMIC Administration...........................................
Section 10.02   Use of Agents..................................................
Section 10.03   Depositor, Master Servicers and Special Servicer to
                 Cooperate with Trustee........................................
Section 10.04   Appointment of REMIC Administrators............................

                                  ARTICLE XI

              EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01   Intent of the Parties; Reasonableness..........................
Section 11.02   Succession; Subcontractors.....................................
Section 11.03   Filing Obligations.............................................
Section 11.04   Form 10-D Filings..............................................
Section 11.05   Form 10-K Filings..............................................
Section 11.06   Sarbanes-Oxley Certification...................................
Section 11.07   Form 8-K Filings...............................................
Section 11.08   Form 15 Filing.................................................
Section 11.09   Annual Compliance Statements...................................
Section 11.10   Annual Reports on Assessment of Compliance with
                 Servicing Criteria............................................
Section 11.11   Annual Independent Public Accountants' Servicing
                 Report........................................................
Section 11.12   Indemnification................................................
Section 11.13   Amendments.....................................................
Section 11.14   Regulation AB Notices..........................................
Section 11.15   Certain Matters Relating to the Future Securitization
                 of the Serviced Pari Passu Companion Loans....................

                                  ARTICLE XII

                           MISCELLANEOUS PROVISIONS

Section 12.01   Amendment......................................................
Section 12.02   Recordation of Agreement; Counterparts.........................
Section 12.03   Limitation on Rights of Certificateholders.....................
Section 12.04   Governing Law..................................................
Section 12.05   Notices........................................................
Section 12.06   Severability of Provisions.....................................
Section 12.07   Grant of a Security Interest...................................
Section 12.08   Successors and Assigns; Third Party Beneficiaries..............
Section 12.09   Article and Section Headings...................................
Section 12.10   Notices to the Rating Agencies.................................

                                           EXHIBITS

Exhibit A-1    Form of Class A-1 Certificate
Exhibit A-2    Form of Class A-2 Certificate
Exhibit A-3    Form of Class A-3A Certificate
Exhibit A-4    Form of Class A-3FL Certificate
Exhibit A-5    Form of Class A-3B Certificate
Exhibit A-6    Form of Class A-4 Certificate
Exhibit A-7    Form of Class A-SB Certificate
Exhibit A-8    Form of Class A-1A Certificate
Exhibit A-9    Form of Class X Certificate
Exhibit A-10   Form of Class A-M Certificate
Exhibit A-11   Form of Class A-J Certificate
Exhibit A-12   Form of Class B Certificate
Exhibit A-13   Form of Class C Certificate
Exhibit A-14   Form of Class D Certificate
Exhibit A-15   Form of Class E Certificate
Exhibit A-16   Form of Class F Certificate
Exhibit A-17   Form of Class G Certificate
Exhibit A-18   Form of Class H Certificate
Exhibit A-19   Form of Class J Certificate
Exhibit A-20   Form of Class K Certificate
Exhibit A-21   Form of Class L Certificate
Exhibit A-22   Form of Class M Certificate
Exhibit A-23   Form of Class N Certificate
Exhibit A-24   Form of Class P Certificate
Exhibit A-25   Form of Class NR Certificate
Exhibit A-26   Form of Class S Certificate
Exhibit A-27   Form of Class R Certificate
Exhibit A-28   Form of Class LR Certificate
Exhibit B      Mortgage Loan Schedule
Exhibit C      Form of Investment Representation Letter
Exhibit D-1    Form of Transfer Affidavit
Exhibit D-2    Form of Transferor Letter
Exhibit E      Form of Request for Release
Exhibit F      Form of ERISA Representation Letter
Exhibit G      Form of Statement to Certificateholders
Exhibit H      Form of Omnibus Assignment
Exhibit I-1    Form of Regulation S Transfer Certificate during Restricted
               Period
Exhibit I-2    Form of Regulation S Transfer Certificate after Restricted Period
Exhibit J      Form of Purchase Option Notice
Exhibit K      Form of Transfer Certificate for Rule 144A Book-Entry Certificate
               to Regulation S Book-Entry Certificate during Restricted Period
Exhibit L      Form of Assignment, Assumption and Recognition Agreement
Exhibit M      Form of Notice Relating to the RREEF Portfolio Mortgage Loan
Exhibit N      Form of Transfer Certificate for Rule 144A Book-Entry Certificate
                to Regulation S Book-Entry Certificate after Restricted Period
Exhibit O      Form of Transfer Certificate for Regulation S Book-Entry
               Certificate to Rule 144A Global Book-Entry Certificate during
               Restricted Period
Exhibit P      Form of Transfer Certificate for Regulation S Book-Entry
               Certificate during Restricted Period
Exhibit Q      Form of Certification to be Provided with Form 10-K
Exhibit R-1    Form of Certification to be Provided to Depositor by Trustee
Exhibit R-2    Form of Certification to be Provided to Depositor by Each Master
               Servicer
Exhibit R-3    Form of Certification to be Provided to Depositor by Special
               Servicer
Exhibit S      Initial Companion Holders
Exhibit T      Form of Notice and Certification regarding Defeasance of Mortgage
               Loan
Exhibit U      Information Request from Certificateholder, Beneficial Owner or
               Prospective Purchaser
Exhibit V      Trustee Certification/Exception Report
Exhibit W      Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit X      Additional Form 10-D Disclosure
Exhibit Y      Additional Form 10-K Disclosure
Exhibit Z      Form 8-K Disclosure Information
Exhibit AA     Additional Disclosure Notification
Exhibit BB     Servicing and Subservicing Agreements
Exhibit CC     Swap Contract Related to the Class A-3FL Certificates
Schedule 1     Mortgage Loans Containing Additional Debt
Schedule 2     Mortgage Loans that Initially Pay Interest Only
Schedule 3     Assumption Fees on Certain Mortgage Loans
Schedule 4     Class A-SB Planned Principal Balance Schedule
Schedule 5     Mortgage Loans with Earnouts, Holdbacks or Letters of Credit

              This Pooling and Servicing Agreement (the "Agreement") is dated and effective as of September 1, 2006, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A., as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer and LaSalle Bank National Association, as Trustee.

                             PRELIMINARY STATEMENT:

              The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the "Certificates"), to be issued hereunder in multiple classes (each, a "Class"), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the "Trust Fund") to be created hereunder, the primary assets of which will be a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"). As provided herein, the Trustee shall elect or shall cause an election to be made to treat the Trust Fund (exclusive of the Class A-3FL Regular Interest, the Swap Contract, the Floating Rate Account, the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof) for federal income tax purposes as two separate real estate mortgage investment conduits (the "Upper-Tier REMIC" and the "Lower-Tier REMIC" as described herein).

              The parties intend that the portions of the Trust Fund representing (i) the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof and (ii) the Class A-3FL Regular Interest, the Swap Contract, the Floating Rate Account and the proceeds thereof will be treated as a grantor trust under subpart E of Part I of subchapter J of the Code and that the beneficial interests therein will be represented by the Class S Certificates and the Class A-3FL Certificates, respectively.

                                LOWER-TIER REMIC

              The Class LA-1, Class LA-1A, Class LA-2, Class LA-3A, Class LA-3FL, Class LA-3B, Class LA-4, Class LA-SB, Class LA-M, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LP and Class LNR Uncertificated Interests will evidence "regular interests" in the Lower-Tier REMIC created hereunder. The sole Class of "residual interests" in the Lower-Tier REMIC will be evidenced by the Class LR Certificates.

              The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Uncertificated Lower-Tier Interests and the Class LR Certificates:


                                   Interest    Original Lower-Tier
             Class Designation       Rate       Principal Amount
             -----------------     --------    -------------------
             Class LA-1              (1)          $32,132,000
             Class LA-2              (1)         $207,310,000
             Class LA-3A             (1)          $50,000,000
             Class LA-3FL            (1)         $150,000,000
             Class LA-3B             (1)         $184,430,000
             Class LA-4              (1)         $856,221,000
             Class LA-SB             (1)          $69,145,000
             Class LA-M              (1)         $596,981,000
             Class LA-J              (1)         $306,603,000
             Class LB                (1)         $260,612,000
             Class LC                (1)          $53,656,000
             Class LD                (1)          $22,995,000
             Class LE                (1)          $42,158,000
             Class LF                (1)          $34,492,000
             Class LG                (1)          $38,326,000
             Class LH                (1)          $30,660,000
             Class LJ                (1)          $38,325,000
             Class LK                (1)          $11,498,000
             Class LL                (1)           $7,665,000
             Class LM                (1)          $11,498,000
             Class LN                (1)           $3,832,000
             Class LP                (1)          $11,498,000
             Class LNR               (1)          $11,497,000
             Class LR              None(2)            None(2)

----------------
(1) The interest rate for such Class of Uncertificated Lower-Tier Interests shall be the Weighted Average Net Mortgage Rate.

(2) The Class LR Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Regular Distribution Amount shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

                                UPPER-TIER REMIC

              The Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR and Class X Certificates and the Class A-3FL Regular Interest will evidence "regular interests" in the Upper-Tier REMIC created hereunder. The sole Class of "residual interests" in the Upper-Tier REMIC created hereunder will be evidenced by the Class R Certificates.

              The following table sets forth the designation, the pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Balance") or Notional Amount ("Original Notional Amount"), as applicable, and the initial ratings given each Class by the Rating Agencies for each Class of Certificates and the Class A-3FL Regular Interest comprising the interests in the Upper-Tier REMIC created hereunder:

                                                 Original
                               Initial          Certificate
                             Pass-Through       Balance or         Ratings(1)
                                 Rate         Notional Amount     (Moody's/S&P)
                             ------------     ---------------     -------------
Class A-1 Certificates(2)      5.2410%        $    32,132,000        Aaa/AAA
Class A-2 Certificates(2)      5.2890%        $   207,310,000        Aaa/AAA
Class A-3A Certificates(2)     5.3880%        $    50,000,000        Aaa/AAA
Class A-3FL Regular
  Interest(2)                  5.4900%(3)     $   150,000,000(4)   Aaa/AAA(5)
Class A-3B Certificates(2)     5.4470%        $   184,430,000        Aaa/AAA
Class A-4 Certificates(2)      5.3990%        $   856,221,000        Aaa/AAA
Class A-SB Certificates(2)     5.3700%        $    69,145,000        Aaa/AAA
Class A-1A Certificates(2)     5.3970%        $   596,981,000        Aaa/AAA
Class A-M Certificates         5.4400%        $   306,603,000        Aaa/AAA
Class A-J Certificates         5.4800%(6)     $   260,612,000        Aaa/AAA
Class B Certificates           5.5200%(6)     $    53,656,000        Aa2/AA
Class C Certificates           5.5490%(6)     $    22,995,000        Aa3/AA-
Class D Certificates           5.6180%(6)     $    42,158,000         A1/A+
Class E Certificates           5.5856%(7)     $    34,492,000         A2/A
Class F Certificates           5.7626%(7)     $    38,326,000         A3/A-
Class G Certificates           5.8616%(7)     $    30,660,000       Baa1/BBB+
Class H Certificates           5.9926%(8)     $    38,325,000       Baa2/BBB
Class J Certificates           5.0970%(6)     $    11,498,000       Baa3/BBB-
Class K Certificates           5.0970%(6)     $     7,665,000        Ba1/BB+
Class L Certificates           5.0970%(6)     $    11,498,000        Ba2/BB
Class M Certificates           5.0970%(6)     $     3,832,000        Ba3/BB-
Class N Certificates           5.0970%(6)     $    11,498,000         B1/*
Class P Certificates           5.0970%(6)     $    11,497,000         B2/*
Class NR Certificates          5.0970%(6)     $    34,493,770          */*
Class R Certificates               N/A(9)             N/A(9)           */*
Class X Certificates           0.5783(10)     $ 3,066,027,770(11)   Aaa/AAA/AAA

-----------------------

(1) The Certificates marked with an asterisk have not been rated by the applicable Rating Agency.

(2) For purposes of making distributions to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-1A Certificates and the Class A-3FL Regular Interest, the pool of Mortgage Loans will be deemed to consist of two distinct Loan Groups, Loan Group 1 and Loan Group 2.

(3) The Class A-3FL Regular Interest will be uncertificated and will be transferred to the Trust Fund on the Closing Date, and the Trust will issue the Class A-3FL Certificates in exchange therefor. The Pass-Through Rate applicable to the Class A-3FL Regular Interest on each Distribution Date will be equal to the Class A-3FL Regular Interest Pass-Through Rate. The Pass-Through Rate applicable to the Class A-3FL Certificates on each Distribution Date will be equal to the Class A-3FL Pass-Through Rate.

(4) The Certificate Balance of the Class A-3FL Certificates will be equal at all times to the Certificate Balance of the Class A-3FL Regular Interest. The Original Certificate Balance of the Class A-3FL Certificates will be equal to $150,000,000.

(5) The Class A-3FL Regular Interest will not be rated. The ratings shown are with respect to the Class A-3FL Certificates and only reflect receipt of interest at the Class A-3FL Regular Interest Pass-Through Rate.

(6) Subject to a maximum Pass-Through Rate equal to the Weighted Average Net Mortgage Rate.

(7) The Pass-Through Rate for any Distribution Date for the Class E, Class F and Class G Certificates will be a per annum rate equal to the Weighted Average Net Mortgage Rate for the Distribution Date minus 0.4070%, 0.2300% and 0.1310%, respectively.

(8) The Pass-Through Rate for any Distribution Date for the Class H Certificates will be the Weighted Average Net Mortgage Rate.

(9) The Class R Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates, will be distributed to the Holders of the Class R Certificates.

(10) The Pass Through Rate for the Class X Certificates will be calculated in accordance with the definition of "Class X Pass Through Rate".

(11) The Class X Certificates will not have a Certificate Balance; rather, such Class of Certificates will accrue interest as provided herein on the Class X Notional Amount.

              As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $3,066,027,770.

              Six (6) mortgage loans (or groups of mortgage loans), the Park La Brea Pari Passu Companion Loan, the Gas Company Tower Pari Passu Companion Loan, the Tysons Galleria Companion Loans, the Stevens Business Center AB Companion Loan, the United Plaza AB Companion Loan and the Donato Corporate Park AB Companion Loan (collectively, the "Companion Loans"), are not part of the Trust Fund, but are secured by the same Mortgage that secures the related Mortgage Loan (each, with the exception of the Park La Brea Mortgage Loan and the Gas Company Tower Mortgage Loan, an "AB Mortgage Loan" and, collectively, the "AB Mortgage Loans") that is part of the Trust Fund. As and to the extent provided herein, the Companion Loans will be serviced and administered in accordance with this Agreement. Amounts attributable to the Companion Loans will not be assets of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

              The Park La Brea Whole Loan consists of the Park La Brea Mortgage Loan and the Park La Brea Pari Passu Companion Loan. The Park La Brea Mortgage Loan and the Park La Brea Pari Passu Companion Loan are pari passu with each other. The Park La Brea Mortgage Loan is part of the Trust Fund. The Park La Brea Pari Passu Companion Loan is not part of the Trust Fund. The Park La Brea Mortgage Loan and the Park La Brea Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement and the Park La Brea Intercreditor Agreement.

              The Gas Company Tower Whole Loan consists of the Gas Company Tower Mortgage Loan and the Gas Company Tower Pari Passu Companion Loan. The Gas Company Tower Mortgage Loan and the Gas Company Tower Pari Passu Companion Loan are pari passu with each other. The Gas Company Tower Mortgage Loan is part of the Trust Fund. The Gas Company Tower Pari Passu Companion Loan is not part of the Trust Fund. The Gas Company Tower Mortgage Loan and the Gas Company Tower Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement and the Gas Company Tower Intercreditor Agreement.

              The RREEF Whole Loan consists of the RREEF Mortgage Loan, the RREEF Portfolio Fixed Rate Companion Note and the RREEF Portfolio Floating Rate Companion Notes. The RREEF Portfolio Mortgage Loan, the RREEF Fixed Rate Companion Note and the RREEF Floating Rate Companion Notes are pari passu with each other. The RREEF Portfolio Mortgage Loan is part of the Trust Fund. The RREEF Fixed Rate Companion Loan and the RREEF Floating Rate Companion Loans are not part of the Trust Fund. The RREEF Mortgage Loan, the RREEF Fixed Rate Companion Loan and the RREEF Floating Rate Companion Loans will be serviced and administered in accordance with the RREEF Portfolio Pooling Agreement and the RREEF Portfolio Intercreditor Agreement.

              In consideration of the mutual agreements herein contained, the Depositor, each Master Servicer, the Special Servicer and the Trustee agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

              Section 1.01 Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

              "10-K Filing Deadline": As defined in Section 11.05.

              "30/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

              "AB Mortgage Loan": As defined in the recitals to this Agreement.

              "AB Whole Loan": Each of the Stevens Business Center Whole Loan, the United Plaza Whole Loan and the Donato Corporate Park Whole Loan.

              "Acceptable Insurance Default": With respect to any Mortgage Loan or Serviced Whole Loan or a Mortgage Loan or a Serviced Whole Loan that expressly requires the Mortgagor to maintain insurance coverage for acts of terrorism, a default under the related Mortgage Loan documents arising by reason of any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, as to which default the applicable Master Servicer and the Special Servicer may forbear taking any enforcement action, provided, that the applicable Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, may forbear taking any enforcement action; provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standards and subject to the consent of the Directing Certificateholder (or, with respect to a Serviced Whole Loan, after receiving no objection from the applicable Serviced Whole Loan Controlling Holder), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, the Directing Certificateholder (or, in the case of a Serviced Whole Loan, the applicable Serviced Whole Loan Controlling Holder) will not have more than 30 days to respond to the Special Servicer's request for consent; provided, further, that upon the Special Servicer's determination, consistent with the Servicing Standards, that exigent circumstances do not allow the Special Servicer to wait for the consent of the Directing Certificateholder (or, in the case of a Serviced Whole Loan, wait for any objection from the applicable Serviced Whole Loan Controlling Holder), the Special Servicer will not be required to do so. The Special Servicer shall be entitled to rely on insurance consultants in making determinations described above. The costs of such insurance consultants shall be paid from the applicable Certificate Account as a Servicing Advance to the extent the Mortgage Loan documents do not prohibit such amounts from being collected from the related Mortgagor and otherwise as an expense of the Trust Fund.

              "Accrued Certificate Interest": With respect to each Distribution Date and each Class of Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate of such Class of Certificates or Class A-3FL Regular Interest, as applicable, for such Distribution Date, accrued on the related Certificate Balance (or with respect to the Class X Certificates, the Notional Amount of such Class) outstanding immediately prior to such Distribution Date (provided that for interest accrual purposes any distributions in reduction of Certificate Balance or Notional Amount or reductions in Certificate Balance or Notional Amount as a result of allocations of Collateral Support Deficit on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period). Accrued Certificate Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

              "Accrued Interest From Recoveries": With respect to each Distribution Date and any Class of Certificates (other than the Class X, Class A-3FL, Class S and the Residual Certificates), and the Class A-3FL Regular Interest that had an increase to its Certificate Balance as a result of a recovery of Nonrecoverable Advances, an amount equal to interest at the Pass-Through Rate applicable to that Class on the amount of such increase to its Certificate Balance accrued from the Distribution Date on which Collateral Support Deficit was allocated to such Class as a result of the reimbursement of Nonrecoverable Advances from the Trust to, but not including, the Distribution Date on which the Certificate Balance was so increased.

              "Act": The Securities Act of 1933, as it may be amended from time to time.

              "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

               "Additional Debt": With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate loan documents (including any subordination agreement).

              "Additional Disclosure Notification": the form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit AA.

              "Additional Exclusions": Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on September 11, 2001.

              "Additional Form 10-D Disclosure": As defined in Section 11.04.

              "Additional Form 10-K Disclosure": As defined in Section 11.05.

              "Additional Servicer": Each Affiliate of the applicable Master Servicer, the Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of the applicable Master Servicer, other than the Special Servicer, who Services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI.

              "Administrative Cost Rate": With respect to each Mortgage Loan, the sum of the Servicing Fee Rate and the Trustee Fee Rate, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan and in the same manner as interest is calculated on such Mortgage Loan.

              "Advance": Any P&I Advance or Servicing Advance.

              "Adverse REMIC Event": As defined in Section 10.01(f).

              "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              "Agent": As defined in Section 5.02(c)(i)(A).

              "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

              "AIG": AIG Mortgage Capital, LLC and its successors in interest and assigns.

              "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

              "Applicable Procedures": As defined in Section 5.02(b)(i).

              "Applicable Servicing Criteria": means with respect to the Trustee, a Master Servicer, the Special Servicer or any Servicing Function Participant, the Servicing Criteria applicable to it, as set forth on Exhibit W attached hereto. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, a Master Servicer or the Special Servicer, the term "Applicable Servicing Criteria" may refer to a portion of the Applicable Servicing Criteria applicable to such Master Servicer, the Special Servicer or the Trustee, as the case may be.

              "Applicable State and Local Tax Law": For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

              "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area, prepared in accordance with 12 C.F.R. 225.64, or, in connection with an Appraisal Reduction, a valuation meeting the requirements of clause (b)(i)(A)(2) in the definition of Appraisal Reduction.

              "Appraisal Reduction": For any Distribution Date and for any Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred, will be an amount calculated by the applicable Master Servicer, based upon the appraised value determined by the Special Servicer, in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 Business Days following the date on which the Special Servicer receives and delivers to the applicable Master Servicer the related Appraisal, equal to the excess of (a) the Stated Principal Balance of such Mortgage Loan and any related Companion Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) (or any Serviced Whole Loan) with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the applicable Master Servicer as a Servicing Advance) or (2) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) (or any Serviced Whole Loan) with an outstanding principal balance less than $2,000,000, and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan (or a Serviced Whole Loan) as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan (or a Serviced Whole Loan) at a per annum rate equal to its Mortgage Rate (and any accrued and unpaid interest on any related Companion Loan), (B) all unreimbursed Advances and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan (or a Serviced Whole
Loan) and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid with respect to such Mortgage Loan or Serviced Whole Loan, as applicable (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable Master Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Appraisal or valuation, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within 120 days or 90 days, respectively, after the initial delinquency for the related Appraisal Reduction Event), the amount of the Appraisal Reduction shall (except for the purpose of determining the Serviced Whole Loan Controlling Holder of the Tysons Galleria Whole Loan) be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or the Serviced Whole Loan in the case of a Serviced Whole Loan) until such time as such appraisal or valuation referred to above is received and the Appraisal Reduction is calculated. Within 60 days after the Appraisal Reduction Event, the Special Servicer shall order and receive an Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance); provided, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the Special Servicer shall order and receive such Appraisal within the 120-day period set forth in such clause (i), which Appraisal shall be delivered by the Special Servicer to the applicable Master Servicer, the Directing Certificateholder and the Trustee.

              With respect to each Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) and with respect to a Serviced Whole Loan and any related Companion Loan as to which an Appraisal Reduction has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or any Serviced Whole Loan), the Special Servicer shall, within thirty (30) days of each anniversary of the related Appraisal Reduction Event, order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or the completion of any such internal valuation, shall deliver a copy thereof to the applicable Master Servicer, the Directing Certificateholder, the Trustee and with respect to each Serviced Whole Loan, the related Controlling Holder. Based upon such Appraisal or internal valuation of the Special Servicer, the applicable Master Servicer shall redetermine (in consultation with the Directing Certificateholder) and report to the Directing Certificateholder, the Special Servicer and the Trustee the amount of the Appraisal Reduction with respect to such Mortgage Loan and Companion Loan or Serviced Whole Loan, as applicable, and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan and Companion Loan or Serviced Whole Loan, as applicable. The Directing Certificateholder shall have ten (10) Business Days to review each calculation of an Appraisal Reduction. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan, any related Companion Loan and any Serviced Whole Loan which is the subject of an Appraisal Reduction Event to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction with respect to such Mortgage Loan, any related Companion Loan and any Serviced Whole Loan; provided that the Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such appraisal or valuation, as applicable, and provides notice to the applicable Master Servicer to use such previous Appraisal or update.

              Any Appraisal Reduction in respect of the RREEF Portfolio Whole Loan shall be calculated by the RREEF Portfolio Master Servicer in accordance with and pursuant to the terms of the RREEF Portfolio Pooling Agreement. Any Mortgage Loan, any related Companion Loan and any Serviced Whole Loan, as applicable, previously subject to an Appraisal Reduction which Mortgage Loan, any related Companion Loan and any Serviced Whole Loan, as applicable, has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction. Any Appraisal Reduction for a Serviced Whole Loan shall be allocated in accordance with the applicable Serviced Whole Loan Intercreditor Agreement to the applicable Serviced Mortgage Loan and the applicable Companion Loan and, in the absence of provisions allocating such amounts in the applicable Intercreditor Agreement, in the case of a Serviced Whole Loan, first to the related subordinate Companion Loan, if any, until reduced to zero and then to the related Mortgage Loan and each pari passu Companion Loan(s), pro rata and pari passu among the Mortgage Loan and the related pari passu Companion Loans in accordance with their respective Stated Principal Balances.

              Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction related to a Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) or the related REO Property will be reduced to zero as of the date on which such Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

              "Appraisal Reduction Event": With respect to any Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) and any related Companion Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan and any related Companion Loan, (ii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan and any related Companion Loan, or a change in any other material economic term of such Mortgage Loan and any related Companion Loan (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan and any related Companion Loan by the Special Servicer, (iii) the date on which a receiver has been appointed, (iv) 60 days after a Mortgagor declares bankruptcy, (v) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) 90 days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan and any related Companion Loan, except where a refinancing is anticipated within 120 days after the Maturity Date of the Mortgage Loan or the Mortgage Loan and any related Companion Loan, in which case 120 days after such uncured delinquency, and (vii) immediately after such Mortgage Loan and any related Companion Loan, becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the applicable Master Servicer, or the applicable Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

              "Appraised Value": With respect to any Mortgaged Property (other than the RREEF Portfolio Mortgaged Property), the appraised value thereof as determined by an Appraisal of the Mortgaged Property securing the related Mortgage Loan or any Serviced Whole Loan, as applicable. With respect to the RREEF Portfolio Mortgaged Property, the appraised value allocable thereto, is determined pursuant to the RREEF Portfolio Pooling Agreement.

              "ARD Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Mortgage Loan will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

              "Asset Status Report": As defined in Section 3.21(d).

              "Assignment": As defined in Section 2.01(c).

              "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

              "Assumed Scheduled Payment": For any Due Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy or similar proceedings, and (b) interest on the Stated Principal Balance of such Mortgage Loan at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate).

              "Authenticating Agent": The Trustee or any agent of the Trustee appointed to act as Authenticating Agent pursuant to Section 5.01.

              "Available Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (without duplication):

              (a) the aggregate amount relating to the Mortgage Loans (and in the case of the RREEF Portfolio Mortgage Loan, only to the extent received by the Trust pursuant to the RREEF Portfolio Intercreditor Agreement) on deposit in each Certificate Account (exclusive of any Net Investment Earnings contained therein and exclusive of any amount on deposit in or credited to any portion of each Certificate Account that is held for the benefit of the Companion Holders) and the Lower-Tier Distribution Account (without regard to any payments made to or received from the Swap Counterparty) as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

                     (i) all Monthly Payments paid by the Mortgagors that are
              due on a Due Date following the end of the related Due Period, including interest related to payments received after, but due on or before, the Cut-off Date;

                     (ii) all unscheduled Principal Prepayments (together with
              any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds or Insurance and Condemnation Proceeds, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date);

                     (iii) all amounts payable or reimbursable to any Person
              from each Certificate Account pursuant to clauses (ii) through
              (xvii), inclusive, and clauses (xix) and (xx) of Section 3.05(a);

                     (iv) all amounts payable or reimbursable to any Person from the Lower-Tier Distribution Account pursuant to clauses (iv) through (ix), inclusive, of Section 3.05(b);

                     (v) Excess Interest;

                     (vi) all Yield Maintenance Charges;

                     (vii) all amounts deposited in each Certificate Account,
              the Lower-Tier Distribution Account and, without duplication, the REO Account in error; and

                     (viii) with respect to the Interest Reserve Loans and any
              Distribution Date relating to each Interest Accrual Period ending in (1) each January or (2) any December in a year immediately preceding a year which is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

              (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account to each Certificate Account for such Distribution Date pursuant to Section 3.16(c);

              (c) the aggregate amount of any P&I Advances made by the Master Servicers or the Trustee, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05 (net of the related Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made);

              (d) for the Distribution Date occurring in each March (or February if the final Distribution Date occurs in such month), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to
       Section 3.25(b); and

              (e) with respect to the first Distribution Date (or second Distribution Date with respect to amounts that would have accrued in November 2006), the allocable portion of Closing Date Deposit Amount deposited into the Distribution Account pursuant to Section 2.01(g) that would have accrued for the calendar month prior to such Distribution Date.

Notwithstanding the investment of funds held in the Certificate Accounts pursuant to Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

              "Balloon Mortgage Loan": Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Maturity Date.

              "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Maturity Date of such Mortgage Loan.

              "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

              "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificate and the Class A-3FL Regular Interest, a fraction (a) whose numerator is the greater of
(x) zero and (y) the amount by which (i) the Pass-Through Rate on such Class of Certificates or the Class A-3FL Regular Interest, as applicable, exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment. However, under no circumstances shall the Base Interest Fraction be greater than one. If such discount rate is greater than the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will equal zero. Each Master Servicer shall provide to the Trustee the discount rate references above for purposes of calculating the Base Interest Fraction.

              "Bid Allocation": With respect to the applicable Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(c), the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to
(a) the Servicing Fee Amount for the applicable Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the applicable Master Servicer and all Sub-Servicers therefor as of such date of determination.

              "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

              "Breach": As defined in Section 2.03(b).

              "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, Pittsburgh, Pennsylvania, Chicago, Illinois, San Francisco, California, or the city and state in which the Corporate Trust Office of the Trustee, or the principal place of business of any Master Servicer, the Trustee, or the Special Servicer is located, are authorized or obligated by law or executive order to remain closed.

              "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

              "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

              "Certificate Account": A segregated custodial account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, N.A., as Master Servicer No. 1, on behalf of LaSalle Bank National Association, as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Certificate Account" and "Midland Loan Services, Inc., as Master Servicer No. 2, on behalf of LaSalle Bank National Association, as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Certificate Account," respectively. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate or pari passu to the related Mortgage Loan to the extent and as set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of a Certificate Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust Fund or the Upper-Tier REMIC or Lower-Tier REMIC formed hereunder.

              "Certificate Balance": With respect to any Class of Certificates (other than the Residual Certificates, the Class S Certificates and the Class X Certificates) and the Class A-3FL Regular Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates or the Class A-3FL Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)). The Certificate Balance (including the Original Certificate Balance) of the Class A-3FL Certificates shall be equal at all times to the Certificate Balance of the Class A-3FL Regular Interest.

              "Certificate Deferred Interest": For any Distribution Date with respect to any Class of Certificates (other than the Class A-3FL, Class X and Class R Certificates) and the Class A-3FL Regular Interest, the amount of Mortgage Deferred Interest allocated to such Class of Certificates or the Class A-3FL Regular Interest, as applicable, pursuant to Section 4.06(a).

              "Certificate Factor": With respect to any Class of Certificates, as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related Original Certificate Balance.

              "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

              "Certificate Ownership Certification": As defined in Section 5.06.

              "Certificate Register" and "Certificate Registrar": The register maintained and registrar appointed pursuant to Section 5.02.

              "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement, any Certificate registered in the name of the applicable Master Servicer, the Special Servicer, the Trustee, the Depositor or any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained, if such consent, approval or waiver sought from such party would in any way increase the compensation of the Depositor, the applicable Master Servicer, the Special Servicer or the Trustee or limit the obligations of the Depositor, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, hereunder; provided, however, so long as there is no Event of Default with respect to the applicable Master Servicer or the Special Servicer, the applicable Master Servicer, the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party's compensation or increase its obligations or liabilities hereunder; and provided, further, however, that such restrictions shall not apply to the exercise of the Special Servicer's rights (or the applicable Master Servicer's rights, if any) or the rights of any of their Affiliates as a member of the Controlling Class. The Trustee shall be entitled to request and rely upon a certificate of the applicable Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

              "Certification Parties": As defined in Section 11.06.

              "Certifying Person": As defined in Section 11.06.

              "Certifying Servicer": As defined in Section 11.09.

              "Class": With respect to any Certificates or Uncertificated Lower-Tier Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Uncertificated Lower-Tier Interest.

              "Class A Certificate": Any Class A-1, Class A-2, Class A-3A, Class A-3FL, Class A-3B, Class A-4, Class A-SB and Class A-1A Certificate.

              "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-1 Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.2410%.

              "Class A-1A Certificate": A Certificate designated as "Class A-1A" on the face thereof, in the form of Exhibit A-8 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-1A Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.3970%.

              "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, in the form of Exhibit A-2 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-2 Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.2890%.

              "Class A-3A Certificate": A Certificate designated as "Class A-3A" on the face thereof, in the form of Exhibit A-3 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-3A Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.3880%.

              "Class A-3B Certificate": A Certificate designated as "Class A-3B" on the face thereof, in the form of Exhibit A-5 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-3B Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.4470%.

              "Class A-3FL Available Funds": With respect to any Distribution Date, the sum of (i) the total amount of all principal and/or interest distributions on or in respect of the Class A-3FL Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Swap Counterparty pursuant to the Swap Contract for such Distribution Date, less
(iii) all amounts (exclusive of any Yield Maintenance Charges allocated in respect of the Class A-3FL Regular Interest) required to be paid to the Swap Counterparty pursuant to the Swap Contract for such Distribution Date.

              "Class A-3FL Certificate": A Certificate designated as "Class A-3FL" on the face thereof, in the form of Exhibit A-4 hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust consisting of the Class A-3FL Regular Interest, the Floating Rate Account, the Swap Contract and the proceeds thereof.

              "Class A-3FL Distribution Conversion": With respect to any Distribution Date (i) during the continuation of a Swap Default while the Trustee is pursuing remedies under the Swap Contract pursuant to Section 3.32 or
(ii) following the termination of the Swap Contract, the conversion of distributions to the Class A-3FL Certificates from distributions based, in part, on interest payments from the Swap Counterparty under the Swap Contract to distributions based solely on distributions in respect of the Class A-3FL Regular Interest, as specified in Section 4.01(k).

              "Class A-3FL Fixed Swap Payment": With respect to any Distribution Date, the amount required to be paid to the Swap Counterparty by the Trust under the Swap Contract.

              "Class A-3FL Floating Swap Payment": With respect to any Distribution Date, the amount required to be paid to the Trust by the Swap Counterparty under the Swap Contract.

              "Class A-3FL Interest Distribution Amount": With respect to any Distribution Date, the sum of (a) interest accrued during the related Interest Accrual Period at the Class A-3FL Pass-Through Rate applicable for such Distribution Date on the Certificate Balance outstanding immediately prior to such Distribution Date of such Class and (b) to the extent not previously paid, amounts of interest distributable on the Class A-3FL Certificates for all previous Distribution Dates.

              "Class A-3FL Net Swap Payment": With respect to the related Interest Accrual Period, the excess, if any of (i) the Class A-3FL Fixed Swap Payment, over (ii) the Class A-3FL Floating Swap Payment.

              "Class A-3FL Pass-Through Rate": With respect to any Distribution Date for which a Class A-3FL Distribution Conversion has not occurred and is not continuing, a per annum rate equal to LIBOR plus 0.1600%, and with respect to any Distribution Date on which a Class A-3FL Distribution Conversion has occurred and is continuing, a per annum rate equal to the Class A-3FL Regular Interest Pass-Through Rate.

              "Class A-3FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class A-3FL Regular Interest on such Distribution Date.

              "Class A-3FL Regular Interest": The uncertificated interest corresponding to the Class A-3FL Certificates and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-3FL Regular Interest Distribution Amount": With respect to any Distribution Date, the aggregate distributions on the Class A-3FL Regular Interest pursuant to this Agreement, including, but not limited to, any payments of interest, principal, Yield Maintenance Charges and/or reimbursements.

              "Class A-3FL Regular Interest Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.4900%.

              "Class A-4 Certificate": A Certificate designated as "Class A-4" on the face thereof, in the form of Exhibit A-6 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-4 Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.3990%.

              "Class A-J Certificate": A Certificate designated as "Class A-J" on the face thereof, in the form of Exhibit A-11 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-J Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.4800% and (ii) the Weighted Average Net Mortgage Rate.

              "Class A-M Certificate": A Certificate designated as "Class A-M" on the face thereof, in the form of Exhibit A-10 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-M Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.4400%.

              "Class A-SB Certificate": A Certificate designated as "Class A-SB" on the face thereof, in the form of Exhibit A-7 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class A-SB Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 5.3700%.

              "Class A-SB Planned Principal Balance": With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 4 hereto relating to the Class A-SB Certificates.

              "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-12 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class B Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5200% and (ii) the Weighted Average Net Mortgage Rate..

              "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-13 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class C Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5490% and (ii) the Weighted Average Net Mortgage Rate.

              "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-14 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class D Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.6180% and (ii) the Weighted Average Net Mortgage Rate.

              "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-15 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class E Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.4070%.

              "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-16 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class F Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.2300%.

              "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-17 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class G Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.1310%.

              "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-18 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class H Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

              "Class J Certificate": A Certificate designated as "Class J" on the face thereof, in the form of Exhibit A-19 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class J Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class K Certificate": A Certificate designated as "Class K" on the face thereof, in the form of Exhibit A-20 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class K Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class L Certificate": A Certificate designated as "Class L" on the face thereof, in the form of Exhibit A-21 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class L Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class LA-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-1A Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-3A Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-3B Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-3FL Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-J Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-M Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LA-SB Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LB Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LC Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LD Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LE Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LF Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LG Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LH Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LJ Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LK Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LL Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LM Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LN Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LNR Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LP Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

              "Class LR Certificate": A Certificate designated as "Class LR" on the face thereof, in the form of Exhibit A-28 hereto, evidencing the sole class of "residual interests" in the Lower-Tier REMIC for purposes of the REMIC Provisions.

              "Class M Certificate": A Certificate designated as "Class M" on the face thereof, in the form of Exhibit A-22 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class M Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class N Certificate": A Certificate designated as "Class N" on the face thereof, in the form of Exhibit A-23 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class N Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class NR Certificate": A Certificate designated as "Class NR" on the face thereof, in the form of Exhibit A-25 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class NR Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class P Certificate": A Certificate designated as "Class P" on the face thereof, in the form of Exhibit A-24 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class P Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

              "Class R Certificate": A Certificate designated as "Class R" on the face thereof in the form of Exhibit A-27 hereto, and evidencing the sole class of "residual interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

              "Class S Certificate": A Certificate designated as "Class S" on the face thereof, in the form of Exhibit A-28 hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust consisting of the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof.

              "Class Unpaid Interest Shortfall": As to any Distribution Date and any Class of Certificates (other than the Class A-3FL Certificates) or the Class A-3FL Regular Interest, the excess, if any, of (a) the sum of (i) the Distributable Certificate Interest in respect of such Class of Certificates or the Class A-3FL Regular Interest, as applicable, for the immediately preceding Distribution Date and (ii) any outstanding Class Unpaid Interest Shortfall payable to such Class of Certificates or the Class A-3FL Regular Interest, as applicable, on such preceding Distribution Date over (b) the aggregate amount in respect of interest actually distributed to such Class of Certificates or the Class A-3FL Regular Interest, as applicable, on such immediately preceding Distribution Date. The Class Unpaid Interest Shortfall with respect to any Class of Certificates and the Class A-3FL Regular Interest as of the initial Distribution Date is zero. No interest shall accrue on Class Unpaid Interest Shortfalls.

              "Class X Certificate": Any one of the Certificates with a "Class X" designation on the face thereof, substantially in the form of Exhibit A 9 attached hereto, and evidencing a "regular interest" in the Upper Tier REMIC for purposes of the REMIC Provisions.

              "Class X Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of all the Components.

              "Class X Pass Through Rate": With respect to any Distribution Date, the weighted average of the Class X Strip Rates for the respective Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

              "Class X Strip Rate": (A) With respect to any Class of the Components for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (ii) the Pass Through Rate for the Related Certificates.

              "Clearstream": Clearstream Banking, societe anonyme or any successor thereto.

              "Closing Date": September 28, 2006.

              "Closing Date Deposit Amount": $313,093.56, representing the aggregate amount of interest that would have accrued at the related Mortgage Rates on the applicable Mortgage Loans commencing September 1, 2006 for those Mortgage Loans that do not have a Due Date in October 2006 and/or November 2006.

              "CMSA": The Commercial Mortgage Securities Association, or any successor organization reasonably acceptable to the Trustee, the Master Servicers and the Directing Certificateholder.

              "CMSA Advance Recovery Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally as is reasonably acceptable to the applicable Master Servicer and the Special Servicer.

              "CMSA Bond Level File": The data file in the "CMSA Bond Level File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Bond Level File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Trustee.

              "CMSA Collateral Summary File": The data file in the "CMSA Collateral Summary File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Trustee and the Master Servicers.

              "CMSA Comparative Financial Status Report": The monthly report in "Comparative Financial Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

              "CMSA Delinquent Loan Status Report": The monthly report in the "Delinquent Loan Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

              "CMSA Financial File": The data file in the "CMSA Financial File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

              "CMSA Historical Liquidation Report": The monthly report in the "Historical Liquidation File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

              "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": The monthly report in the "Historical Loan Modification and Corrected Mortgage Loan Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

              "CMSA Investor Reporting Package (IRP)": The collection of reports specified by the CMSA from time to time as the "CMSA Investor Reporting Package." As of the Closing Date, the CMSA IRP contains seven data files ((1) CMSA Loan Set up File, (2) CMSA Loan Periodic Update File, (3) CMSA Property File, (4) CMSA Bond Level File, (5) CMSA Collateral Summary File, (6) CMSA Financial File and (7) CMSA Special Servicer Loan File) and ten surveillance reports ((1) CMSA Servicer Watch List, (2) CMSA Delinquent Loan Status Report,
(3) CMSA REO Status Report, (4) CMSA Comparative Financial Status Report, (5) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (6) CMSA Historical Liquidation Report, (7) CMSA Operating Statement Analysis Report, (8) CMSA NOI Adjustment Worksheet, (9) CMSA Loan Level Reserve/LOC Report and (10) CMSA Reconciliation of Funds Report). In addition, the CMSA Investor Reporting Package shall include the CMSA Advance Recovery Report and the CMSA Realized Loss Report. The CMSA IRP shall be substantially in the form of, and containing the information called for in, the downloadable forms of the "CMSA IRP" available as of the Closing Date on the CMSA website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CMSA for commercial mortgage backed securities transaction generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA IRP" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Master Servicers, the Special Servicer and the Trustee. For the purposes of the production of the CMSA Comparative Financial Status Report by any Master Servicer or the Special Servicer if any such report that is required to state information for any period prior to the Cut off Date, any Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by any Master Servicer, by the Special Servicer (if other than any Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by any Master Servicer (if other than the Special Servicer or an Affiliate thereof).

              "CMSA Loan Level Reserve/LOC Report": The monthly report in the "CMSA Loan Level Reserve/LOC Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers.

              "CMSA Loan Periodic Update File": The data file in the "CMSA Loan Periodic Update File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Master Servicers and the Trustee.

              "CMSA Loan Setup File": The data file in the "CMSA Loan Setup File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers and the Trustee.

              "CMSA NOI Adjustment Worksheet": The worksheet in the "NOI Adjustment Worksheet" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA NOI Adjustment Worksheet" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

              "CMSA Operating Statement Analysis Report": The monthly report in the "Operating Statement Analysis Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Operating Statement Analysis Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

              "CMSA Property File": The data file in the "CMSA Property File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

              "CMSA Realized Loss Report": The report in the "Servicer Realized Loss Form" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Realized Loss Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

              "CMSA Reconciliation of Funds Report": The monthly report in the "Reconciliation of Funds" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Trustee.

              "CMSA REO Status Report": The report in the "REO Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA REO Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

              "CMSA Servicer Watch List and Portfolio Review Guidelines": As of each Determination Date a report, including and identifying each Non Specially Serviced Mortgage Loan satisfying the "CMSA Portfolio Review Guidelines" approved from time to time by the CMSA in the "CSMA Servicer Watch List" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Servicer Watch List" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer.

              "CMSA Special Servicer Loan File": The data file in the "CMSA Special Servicer Loan File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Special Servicer.

              "Code": The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

              "Collateral Support Deficit": As defined in Section 4.04.

              "Commission": The Securities and Exchange Commission.

              "Companion Distribution Account": With respect to each Companion Loan (other than the RREEF Portfolio Fixed Rate Companion Loan and the RREEF Portfolio Floating Rate Companion Loans), the separate account or accounts created and maintained by the applicable Companion Paying Agents pursuant to
Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled "Wells Fargo Bank, N.A., as Companion Paying Agent for the Companion Holders of the Companion Loans, relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8" or "Midland Loan Services, Inc., as Companion Paying Agent for the Companion Holders of the Companion Loans, relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8", as applicable. The Companion Distribution Account shall not be an asset of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, but instead shall be held by the applicable Companion Paying Agent on behalf of the related Companion Holders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the related Master Servicer and the related Companion Paying Agent are the same entity, the Companion Distribution Account maintained by such Companion Paying Agent may be the subaccount referenced in the second paragraph of Section 3.04(b).

              "Companion Holder": Each of the holders of the Companion Loans.

              "Companion Loan": As defined in the Preliminary Statement.

              "Companion Loan Securities": The Park La Brea Companion Loan Securities, the Gas Company Tower Companion Loan Securities and the Tysons Galleria Companion Loan Securities.

              "Companion Paying Agent": The applicable Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.30.

              "Companion Register": The register maintained by each Companion Paying Agent pursuant to Section 3.31.

              "Compensating Interest Payments": An amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Specially Serviced Mortgage Loans) serviced by the applicable Master Servicer and (ii) the aggregate of (A) that portion of the applicable Master Servicer's Servicing Fees for such Distribution Date that is, in the case of each and every Mortgage Loan and REO Loan for which such Servicing Fees are being paid for such Due Period, calculated at 0.01% (1.0 basis points) per annum, and (B) all Prepayment Interest Excesses with respect to the applicable Master Servicer received in respect of the Mortgage Loans for the related Distribution Date and (C) to the extent earned on Principal Prepayments, Net Investment Earnings received by the applicable Master Servicer during such Due Period with respect to the Mortgage Loans and related Companion Loans subject to the prepayment. However, if a Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer's allowing the related Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (X) subsequent to a default under the related Mortgage Loan documents (with the consent of the Special Servicer), (Y) pursuant to applicable law or a court order, or (Z) at the request or with the consent of the Directing Certificateholder), then, for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the amount in clause (ii) above shall be the aggregate of (1) all Servicing Fees with respect to the applicable Master Servicer for such Due Period, (2) all Prepayment Interest Excesses with respect to the applicable Master Servicer and (3) to the extent earned solely on Principal Prepayments, Net Investment Earnings received by the applicable Master Servicer during such Due Period with respect to the Mortgage Loan subject to such Principal Prepayment. In no event will the rights of the Certificateholders to offset the aggregate Prepayment Interest Shortfalls be cumulative.

              "Component": Each of Component XA-1, Component XA-1A, Component XA-2, Component XA-3A, Component XA-3FL, Component XA-3B, Component XA-4, Component XA-SB, Component XA-M, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF, Component XG, Component XH, Component XJ, Component XK, Component XL, Component XM, Component XN, Component XP and Component XNR.

              "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then Lower Tier Principal Amount of its Related Uncertificated Lower Tier Interest.

              "Component XA-1": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1 Uncertificated Interest as of any date of determination.

              "Component XA-1A": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A Uncertificated Interest as of any date of determination.

              "Component XA-2": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2 Uncertificated Interest as of any date of determination.

              "Component XA-3A": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A Uncertificated Interest as of any date of determination.

              "Component XA-3B": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3B-1 Uncertificated Interest as of any date of determination.

              "Component XA-3FL": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3FL Uncertificated Interest as of any date of determination.

              "Component XA-4": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4 Uncertificated Interest as of any date of determination.

              "Component XA-J": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-J Uncertificated Interest as of any date of determination.

              "Component XA-M": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-M Uncertificated Interest as of any date of determination.

              "Component XA-SB": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB Uncertificated Interest as of any date of determination.

              "Component XB": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LB Uncertificated Interest as of any date of determination.

              "Component XC": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LC Uncertificated Interest as of any date of determination.

              "Component XD": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD Uncertificated Interest as of any date of determination.

              "Component XE": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LE Uncertificated Interest as of any date of determination.

              "Component XF": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF Uncertificated Interest as of any date of determination.

              "Component XG": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG Uncertificated Interest as of any date of determination.

              "Component XH": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LH Uncertificated Interest as of any date of determination.

              "Component XJ": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LJ Uncertificated Interest as of any date of determination.

              "Component XK": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LK Uncertificated Interest as of any date of determination.

              "Component XL": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LL Uncertificated Interest as of any date of determination.

              "Component XM": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LM Uncertificated Interest as of any date of determination.

              "Component XN": One of the 24 components of the Class X Certificates then having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LN Uncertificated Interest as of any date of determination.

              "Component XNR": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LNR Uncertificated Interest as of any date of determination.

              "Component XP": One of the 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LP Uncertificated Interest as of any date of determination.

              "Controlling Class": As of any date of determination, the most subordinate Class of Regular Certificates (other than the Class X Certificates) then outstanding that has a then aggregate Certificate Balance at least equal to 25% of the Original Certificate Balance of such Class of Certificates. As of the Closing Date, the Controlling Class will be the Class NR Certificates. In determining the most subordinate Class of Regular Certificates for the purpose of determining the Controlling Class, such determination shall be made without consideration of Appraisal Reductions, if any, allocated to any Class of Regular Certificates.

              "Controlling Class Certificateholder's Option Period": As defined in Section 3.18(a)(ii).

              "Controlling Class Certificateholders": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time by such Holder (or Certificate Owner).

              "Controlling Class Option Holder": As defined in Section
3.18(a)(i).

              "Corporate Trust Office": The principal corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services Group, JPMorgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (telephone number (312) 904-1487).

              "Corrected Mortgage Loan": Any Specially Serviced Mortgage Loan that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Mortgage Loan or Companion Loan, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan to otherwise constitute a Specially Serviced Mortgage Loan) the servicing of which the Special Servicer has returned to the applicable Master Servicer pursuant to Section 3.21(a).

              "Crossed Group": With respect to any Mortgage Loan, such Mortgage Loan and all other Mortgage Loans that are cross-collateralized and cross-defaulted with such Mortgage Loan.

              "Crossed Loan": A Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans.

              "Crossed Loan Repurchase Criteria": (i) The weighted average Debt Service Coverage Ratio for all remaining related Crossed Loans for the most recent twelve month period covered by an annual operating statement for the related Mortgaged Properties preceding the repurchase or substitution shall not be less than the greater of (a) the Debt Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the most recent twelve month period covered by an annual operating statement for the related Mortgaged Properties preceding the repurchase or substitution, and (b) 1.25x,
(ii) the weighted average LTV Ratio for all remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the lesser of (a) the weighted average LTV Ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller and (b) 75%, (iii) the Mortgage Loan Seller, at its expense, shall have furnished the Trustee with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral of any Crossed Loan remaining in the Trust Fund and (v) the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Loan, which consent shall not be unreasonably withheld.

              "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, either of the Mortgage Loan Sellers or an Affiliate of any of them. The Trustee shall be the initial Custodian.

              "Cut-off Date": With respect to each Mortgage Loan, the related Due Date of that Mortgage Loan in September 2006, or, with respect to each of those Mortgage Loans that have their first Due Date after September 2006, the origination date of that Mortgage Loan.

              "Cut-off Date Principal Balance": With respect to any Mortgage Loan or Companion Loan, the outstanding principal balance of such Mortgage Loan or Companion Loan, as the case may be, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

              "Debt Service Coverage Ratio": With respect to any Mortgage Loan for any twelve month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan during such period, provided that with respect to the Mortgage Loans indicated on Schedule 2, which pay interest only for a specified period of time set forth in the related Mortgage Loan documents and then pay principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

              "Default Interest": With respect to any Mortgage Loan or Companion Loan, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Due Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

              "Defaulted Mortgage Loan": A Mortgage Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or more than thirty days (or sixty days with respect to the circumstances described in clause (ii) of the definition of Servicing Transfer Event) delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the applicable Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a "Defaulted Mortgage Loan".

              "Defaulting Party": As defined in Section 7.01(b).

              "Defeasance Accounts": As defined in Section 3.20(l).

              "Defect": As defined in Section 2.02(f).

              "Deficient Valuation": With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

              "Definitive Certificate": Any Certificate in definitive, fully registered form without interest coupons.

              "Denomination": As defined in Section 5.01(a).

              "Depositor": J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, or its successor in interest.

              "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

              "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

              "Determination Date": With respect to any Distribution Date, the fourth Business Day preceding such Distribution Date.

              "Determination Information": As defined in Section 3.18(a)(i).

              "Directing Certificateholder": The Controlling Class Certificateholder (or a representative thereof identified to the Master Servicers, the Special Servicer and the Trustee) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Directing Certificateholder which will initially be JER Investors Trust Inc. Notwithstanding the foregoing, with respect to any Serviced Whole Loan other than the Tysons Galleria Whole Loan, any references to the Directing Certificateholder in this Agreement shall be deemed to be references to the holder of the applicable Serviced Mortgage Loan, which shall be entitled to take all actions and receive all notices in connection with the applicable Serviced Whole Loan upon consultation with the holder(s) of the applicable Companion Loan(s) pursuant to the procedures set forth in the applicable Serviced Whole Loan Intercreditor Agreement. In the event that the Directing Certificateholder and the holder(s) of the applicable Companion Loan(s) disagree, the applicable Serviced Whole Loan Intercreditor Agreement provides that the Directing Certificateholder's decision will be binding upon the holder(s) of the Companion Loan(s). Notwithstanding the foregoing with respect to the Tysons Galleria Whole Loan, any references to the Directing Certificateholder in this Agreement shall be deemed to be references to the related Serviced Whole Loan Controlling Holder.

              "Directly Operate": With respect to any REO Property (except with respect to the RREEF Portfolio Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space "for occupancy only" within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust Fund or on behalf of a Companion Holder or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

              "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee based upon an Opinion of Counsel as provided to the Trustee (at no expense to the Trustee) that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

              "Distributable Certificate Interest": With respect to any Distribution Date, as to any Class of Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest, the Accrued Certificate Interest in respect of such Class of Regular Certificates or the Class A-3FL Regular Interest, as applicable, for such Distribution Date, reduced (to not less than zero) by any allocations to such Class of Certificates (other than in the case of the Class X Certificates) or the Class A-3FL Regular Interest, as applicable, of (i) the product of (a) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Accrued Certificate Interest in respect of such Class of Certificates or the Class A-3FL Regular Interest, as applicable, for such Distribution Date, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Classes of Regular Certificates (other than the Class A-3FL Certificates and the Class X Certificates) and the Class A-3FL Regular Interest for such Distribution Date, and (ii) any Certificate Deferred Interest for such Distribution Date allocated to such Class of Certificates or the Class A-3FL Regular Interest, as applicable, pursuant to Section 4.06(a).

              "Distribution Accounts": Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Floating Rate Account and the Excess Interest Distribution Account, all of which may be subaccounts of a single Eligible Account.

              "Distribution Date": The 15th day of each month, or, if such 15th day is not a Business Day, on the next succeeding Business Day, beginning in October 2006.

              "Donato Corporate Park AB Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Donato Corporate Park Mortgage Loan.

              "Donato Corporate Park Intercreditor Agreement": That certain Intercreditor Agreement Among Note Holders, dated as of August 30, 2006, by and between JPMorgan Chase Bank, N.A., as the A Note Holder, and CBA Mezzanine Capital Finance, LLC, as the B Note Holder. The Donato Corporate Park Intercreditor Agreement relates to the Donato Corporate Park Whole Loan.

              "Donato Corporate Park Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 103.

              "Donato Corporate Park Remittance Date:" The date payments are required to be made to the holder of the related Companion Loan under the Donato Corporate Park Intercreditor Agreement or, if no such "remittance date" is specified, the P&I Advance Date.

              "Donato Corporate Park Whole Loan": The Donato Corporate Park Mortgage Loan and the Donato Corporate Park AB Companion Loan.

              "DTC": As defined in Section 5.03(d).

              "Due Date": With respect to (i) any Mortgage Loan or Companion Loan, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note (or such other Mortgage Loan document, as applicable) on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Companion Loan had been scheduled to be first due, and
(iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan or Companion Loan had been scheduled to be first due.

              "Due Period": With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which such Distribution Date occurs and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which such Distribution Date occurs; provided, that the first Due Period with respect to any Mortgage Loan or Companion Loan with its first Due Date in October 2006, November 2006 or December 2006 will commence on the day immediately following the Cut-off Date of such Mortgage Loan or Companion Loan. Notwithstanding the foregoing, in the event that the last day of a Due Period (or applicable grace period) is not a Business Day, any Monthly Payments received with respect to the Mortgage Loans or Companion Loan relating to such Due Period on the Business Day immediately following such day shall be deemed to have been received during such Due Period and not during any other Due Period.

              "Eligible Account": Either (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee), (A)(x) the long-term unsecured debt obligations of which are rated at least "Aa3" by Moody's, if the deposits are to be held in such account for more than 30 days and (y) the short term debt obligations of which have a short-term rating of not less than "P-1" from Moody's, if the deposits are to be held in such account for 30 days or less, (B)(x) the long-term unsecured debt obligations of which are rated at least "A+" by S&P (or "A-" by S&P so long as the short-term deposit or short-term unsecured debt obligations of such depository institution or trust company are rated no less than "A-1" by S&P), if the deposits are to be held in such account for more than 30 days and (y) the short-term debt obligations of which have a short-term rating of not less than "A-1" by S&P, if the deposits are to be held in such account for 30 days or less, (C) an account or accounts maintained with PNC Bank so long as PNC Bank's long term unsecured debt rating shall be at least "A" from S&P and "A-1" from Moody's (if the deposits are to be held in the account for more than 30 days) or PNC Bank's short term deposit or short term unsecured debt rating shall be at least "A-1" from S&P or "P-1" from Moody's (if the deposits are to be held in the account for 30 days or less), (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss. 9.10(b), (iii) such other account or accounts with respect to (x) each of the Rating Agencies shall have confirmed in writing that the then current rating assigned to any of the Certificates or any Companion Loan Securities will not be qualified, downgraded or withdrawn by reason thereof and (y) the Directing Certificateholder shall have reasonably approved, or (iv) for so long as Wells Fargo Bank, N.A., serves as a Master Servicer under this Agreement, an account maintained with Wells Fargo Bank, N.A., a wholly-owned subsidiary of Wells Fargo & Co., provided that such subsidiary's or its parent's (A) commercial paper, short-term unsecured debt obligations or other short-term deposits are rated "P-1" by Moody's, "A-1" by S&P and (if any Companion Loan Securities are rated by Fitch) "F-1" by Fitch, if the deposits are to be held in the account for 30 days or less, or (B) long-term unsecured debt obligations are rated at least "Aa3" by Moody's, "AA-" by S&P (or "A-" by S&P so long as the short-term deposit or short-term unsecured debt obligations of such subsidiary or its parent are rated no less than "A-1" by S&P) and (if any Companion Loan Securities are rated by Fitch) "AA-" by Fitch (or "A-" by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such subsidiary or its parent are rated no less than "A-1" by Fitch), if the deposits are to be held in the account for more than 30 days. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

              "Eligible Investor": Either (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

              "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard Sections 1527 99 or any successor thereto published by the American Society of Testing Materials.

              "Environmental Indemnity Agreement": With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor's obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

              "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

              "ERISA Prohibited Holder": As defined in Section 5.02(c)(i)(A).

              "ERISA Restricted Certificate": Any Class J, Class K, Class L, Class M, Class N, Class P or Class NR Certificate; provided that any such
Certificate: (a) will cease to be considered an ERISA Restricted Certificate and
(b) will cease to be subject to the transfer restrictions contained in Section 5.02(c) if, as of the date of a proposed transfer of such Certificate, either
(i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

              "Escrow Payment": Any payment received by any Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

              "Euroclear": Euroclear Bank societe anonyme or any successor thereto.

              "Event of Default": One or more of the events described in Section 7.01(a).

              "Excess Interest": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon. The Excess Interest shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

              "Excess Interest Distribution Account": The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Trustee pursuant to Section 3.04(c), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Excess Interest Distribution Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

              "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of
(i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

              "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

              "Eurohypo": Eurohypo AG, New York Branch, a German banking corporation, or its successor in interest.

              "Fannie Mae": Federal National Mortgage Association or any successor thereto.

              "FDIC": Federal Deposit Insurance Corporation or any successor thereto.

              "Final Recovery Determination": A reasonable determination by the Special Servicer, in consultation with the Directing Certificateholder, with respect to any Defaulted Mortgage Loan or Corrected Mortgage Loan (and, if applicable, any defaulted Companion Loan) or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by any of the Mortgage Loan Sellers pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, the Controlling Class Option Holder, the applicable Companion Holder or the Special Servicer pursuant to Section 3.18(b), any mezzanine lender pursuant to Section 3.18(e) or the applicable Master Servicer, Special Servicer, the Holders of the Controlling Class, or the Holders of the Class LR Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer's judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. The Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such approval shall be deemed given.

              "FIRREA": The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as it may be amended from time to time.

              "Fitch": Fitch, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicers, the Directing Certificateholder and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

              "Floating Rate Account": The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Trustee pursuant to Section 3.04(b), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass Through Certificates, Series 2006-LDP8 Class A-3FL Certificates, Floating Rate Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Floating Rate Account shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

              "Form 8-K Disclosure Information": As defined in Section 11.07.

              "Freddie Mac": Federal Home Loan Mortgage Corporation or any successor thereto.

              "Gain-on-Sale Proceeds": With respect to any Mortgage Loan or Companion Loan, as applicable, the excess of (i) Liquidation Proceeds of the Mortgage Loan or Companion Loan or related REO Property net of any related Liquidation Expenses, Unliquidated Advances, unreimbursed Advances, Liquidation Fees, unreimbursed interest on Advances, unpaid Servicing Fees, and unpaid Special Servicing Fees and additional Trust Fund expenses over (ii) the Purchase Price for such Mortgage Loan or Companion Loan, as applicable, on the date on which such Liquidation Proceeds were received. For the avoidance of doubt, Gain-on-Sale Proceeds allocable to a Companion Loan shall not be assets of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC.

              "Gain-on-Sale Reserve Account": A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Trustee, pursuant to Section 3.04(d) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Gain-on-Sale Reserve Account." Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

              "Gas Company Tower Pari Passu Companion Loan": With respect to the Gas Company Tower Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the Gas Company Tower Mortgaged Property and designated as promissory note A2, which is not included in the Trust and which is pari passu in right of payment to the Gas Company Tower Mortgage Loan, to the extent set forth in the related Mortgage Loan documents and as provided in the Gas Company Tower Intercreditor Agreement.

              "Gas Company Tower Pari Passu Companion Loan Holder": The holder of the Gas Company Tower Pari Passu Companion Loan.

              "Gas Company Tower Companion Loan Securities": Any class of securities backed, wholly or partially, by the Gas Company Tower Pari Passu Companion Loan.

              "Gas Company Tower Intercreditor Agreement": The Intercreditor Agreement, by and among the holders of the Gas Company Tower Notes, relating to the relative rights of such holders of the Gas Company Tower Whole Loan, as the same may be further amended in accordance with the terms thereof.

              "Gas Company Tower Mortgage Loan": With respect to the Gas Company Tower Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 4 on the Mortgage Loan Schedule), which is designated as promissory note A1 and is pari passu in right of payment with the Gas Company Tower Pari Passu Companion Loan to the extent set forth in the Gas Company Tower Whole Loan and as provided in the Gas Company Tower Intercreditor Agreement.

              "Gas Company Tower Mortgaged Property": The Mortgaged Property that secures the Gas Company Tower Whole Loan.

              "Gas Company Tower Notes": The Gas Company Tower Mortgage Loan and the Gas Company Tower Pari Passu Companion Loan.

              "Gas Company Tower Remittance Date": The date payments are required to be made to the holder of the related Companion Loan under the Gas Company Tower Intercreditor Agreement or, if no such "remittance date" is specified, the P&I Advance Date.

              "Gas Company Tower Whole Loan": The Gas Company Tower Mortgage Loan, together with the Gas Company Tower Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Gas Company Tower Mortgaged Property. References herein to the Gas Company Tower Whole Loan shall be construed to refer to the aggregate indebtedness under the Gas Company Tower Notes.

              "Grantor Trust": A segregated asset pool within the Trust Fund consisting of (i) the Excess Interest and amounts held from time to time in the Excess Interest Distribution Account, beneficial ownership of which is represented by the Class S Certificates and (ii) the Class A-3FL Regular Interest, the Swap Contract, the Floating Rate Account and the proceeds thereof, beneficial ownership of which is represented by the Class A-3FL Certificates.

              "Ground Lease": The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

              "Group 1 Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

              "Group 2 Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

              "Group A Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Servicing Group A, together with any other Mortgage Loan that is substituted in replacement thereof pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement.

              "Group B Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Servicing Group B, together with any other Mortgage Loan that is substituted in replacement thereof pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement.

              "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

              "Independent": When used with respect to any accountants, a Person who is "independent" within the meaning of Rule 2-01(b) of the Securities and Exchange Commission's Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Depositor, each Master Servicer, the Special Servicer, the Directing Certificateholder, any Companion Holder, and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder, any Companion Holder or any Affiliate thereof and (iii) is not connected with the Trustee, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder, any Companion Holder or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder, any Companion Holder or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder, any Companion Holder or any Affiliate thereof, as the case may be, provided such beneficial ownership constitutes less than 1% of the total assets of such Person.

              "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the applicable Master Servicer, any Companion Holder or the Trust, delivered to the Trustee, any Companion Holder and the applicable Master Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that any Master Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee to that effect) or (ii) any other Person (including the Master Servicers and the Special Servicer) upon receipt by the Trustee and the applicable Master Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Master Servicers or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

              "Initial Purchaser": J.P. Morgan Securities Inc.

              "Initial Sub-Servicer": With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with any Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. The Initial Sub-Servicers are set forth on Exhibit BB hereto.

              "Initial Sub-Servicing Agreement": Any Sub-Servicing Agreement in effect as of the Closing Date.

              "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act.

              "Insurance and Condemnation Proceeds": All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standards (and in the case of any Serviced Mortgage Loan or the RREEF Portfolio Mortgage Loan, to the extent any portion of such proceeds are received by the Trustee in connection with such Serviced Mortgage Loan or the RREEF Portfolio Mortgage Loan, as applicable, pursuant to the allocations set forth in the related Intercreditor Agreement).

              "Insurance Policy": With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

              "Intercreditor Agreements": Each of the Park La Brea Intercreditor Agreement, the RREEF Portfolio Intercreditor Agreement, the Gas Company Tower Intercreditor Agreement, the Tysons Galleria Intercreditor Agreements, the Stevens Business Center Intercreditor Agreement, the United Plaza Intercreditor Agreement and the Donato Corporate Park Intercreditor Agreement.

              "Interest Accrual Period": With respect to any Class of Regular Certificates (other than the Class A-3FL Certificates if the Class A-3FL Distribution Conversion is not in effect), the Class A-3FL Regular Interest or the Uncertificated Lower-Tier Interests and any Distribution Date, the period beginning on the first day of the calendar month preceding the calendar month in which the related Distribution Date occurs and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, calculated assuming that each month has 30 days and each year has 360 days. With respect to the Class A-3FL Certificates and any Distribution Date for which the Class A-3FL Distribution Conversion is not in effect, the Interest Accrual Period will be the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or in the case of the first Distribution Date, the Closing Date) to, but excluding the related Distribution Date, calculated assuming that each month has the actual number of days in such Interest Accrual Period and each year has 360 days.

              "Interest Distribution Amount": With respect to any Class of Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest for any Distribution Date, an amount equal to the sum of the Distributable Certificate Interest and the Class Unpaid Interest Shortfall with respect to such Class of Regular Certificates or the Class A-3FL Regular Interest, as applicable, for such Distribution Date and any Accrued Interest From Recoveries for such Class, to the extent not previously paid for all prior Distribution Dates.

              "Interest Reserve Account": The trust account or subaccount of the Distribution Account created and maintained by the Trustee pursuant to Section
3.25 in the name of "LaSalle Bank National Association, as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Interest Reserve Account," into which the amounts set forth in Section 3.25 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

              "Interest Reserve Loan": Each Actual/360 Mortgage Loan.

              "Interested Person": The Depositor, each Master Servicer, the Special Servicer, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate, each Companion Holder (but only with respect to the related Serviced Whole Loan) or any Affiliate of any such Person.

              "Investment Account": As defined in Section 3.06(a).

              "Investment Representation Letter": As defined in Section 5.02(b)(iii).

              "IXIS": IXIS Real Estate Capital Inc., a New York corporation, or its successor in interest.

              "JPMorgan": JPMorgan Chase Bank, National Association, a banking association organized under the laws of the United States, or its successor in interest.

              "Late Collections": With respect to any Mortgage Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Companion Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Companion Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Companion Loan by reason of default) on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

              "LIBOR": With respect to the Class A-3FL Certificates and each Interest Accrual Period for which the Class A-3FL Distribution Conversion is not in effect, the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on Dow Jones Market Service Page 3750, the rate for that Interest Accrual Period shall be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any four major reference banks in the London interbank market selected by the Trustee to provide such bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Trustee shall request the principal London office of any four major reference banks in the London interbank market selected by the Trustee to provide a quotation of such rates, as offered by each such bank. If at least two such quotations are provided, the rate for that Interest Accrual Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Accrual Period shall be the arithmetic mean of the rates quoted by major banks in New York City selected by the Trustee, at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date with respect to such Mortgage Loan Accrual Period for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the LIBOR Determination Date with respect to such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Trustee shall determine LIBOR for each Interest Accrual Period and the determination of LIBOR by Trustee shall be binding absent manifest error. LIBOR for the initial Interest Accrual Period shall be 5.32375%.

              "LIBOR Business Day": Any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England and New York, New York.

              "LIBOR Determination Date": (i) With respect to the initial Interest Accrual Period, the date that is two LIBOR Business Days prior to the Closing Date, and (ii) with respect to each Interest Accrual Period thereafter, the date that is two LIBOR Business Days prior to the beginning of the related Interest Accrual Period.

              "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Controlling Class Option Holder or the Special Servicer pursuant to Section 3.18(b); (v) such Mortgage Loan is purchased by the Special Servicer, the applicable Master Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to
Section 9.01; or (vi) such Mortgage Loan is purchased by (a) the applicable Companion Holder pursuant to or as contemplated by Section 3.18(d) or (b) a mezzanine lender pursuant to the related mezzanine intercreditor agreement. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased by the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01; or (iii) such REO Property is purchased by (a) the applicable Companion Holder pursuant to or as contemplated by Section 3.18(d) or (b) a mezzanine lender pursuant to the related mezzanine intercreditor agreement.

              "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Mortgage Loan or REO Property (except with respect to the RREEF Portfolio Mortgaged Property) pursuant to Section 3.18 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

              "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan or REO Property (except with respect to the RREEF Portfolio Mortgaged Property) as to which the Special Servicer receives (i) a full or discounted payoff (or an unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) with respect thereto from the related Mortgagor or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds with respect to the related Mortgage Loan or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to any event described in (1) clause (iii)(A) of the definition of "Liquidation Proceeds" if such purchase occurs within the first 90 days after the Special Servicer's initial determination of the fair value of such Specially Serviced Mortgage Loan, (2) clause (iv) of the definition of "Liquidation Proceeds" if such repurchase occurs within the time parameters (including any applicable extension period) set forth in this Agreement and in the related Mortgage Loan Purchase Agreement or, if such repurchase occurs after such time period, the Mortgage Loan Seller was acting in good faith to resolve such breach or defect, (3) clause (v) and clause (vi) of the definition of "Liquidation Proceeds," (except that a Liquidation Fee will be payable with respect to any purchase by a mezzanine lender or the holder of a Companion Loan if such purchase does not occur within 90 days following the date the related Mortgage Loan becomes a Specially Serviced Mortgage Loan) or (4) with respect to any Serviced Securitized Companion Loan, a purchase or repurchase of such Serviced Securitized Companion Loan under an Other Pooling and Servicing Agreement (for the avoidance of doubt, a Liquidation Fee payable under this Agreement, in accordance herewith, may be payable on the entire related Serviced Whole Loan).

              "Liquidation Fee Rate": A rate equal to 1.00%.

              "Liquidation Proceeds": Cash amounts received by or paid to any Master Servicer or the Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan through a trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii)
(A) the purchase of a Defaulted Mortgage Loan by the Majority Controlling Class Certificateholder, the Special Servicer or any Master Servicer or any of their assignees pursuant to Section 3.18(a) or (B) any other sale thereof pursuant to
Section 3.18(c) or Section 3.18(e); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Holders of the Controlling Class, the Special Servicer, any Master Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01; or (vi) the purchase of a Mortgage Loan or an REO Property by (A) the Companion Holder pursuant to Section 3.18(d) or (B) any other mezzanine lender of the related Mortgage Loan or REO Loan.

              "Loan Group": Either Loan Group 1 or Loan Group 2.

              "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Loans with respect thereto.

              "Loan Group 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 1.

              "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Loan Group 1 Principal Shortfall for such Distribution Date, (b) that portion, if any, of the Scheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 1 and (c) that portion, if any, of the Unscheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 1; provided, that the Loan Group 1 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date, (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 2 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 2 Principal Distribution Amount" had the Loan Group 2 Principal Distribution Amount been sufficient to make such reimbursements in full, over (B) the Loan Group 2 Principal Distribution Amount (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 2 Principal Distribution Amount") for that Distribution Date (provided, further,
(I) that, with respect to the amounts identified in clauses (i) and (ii) above, if any of such amounts reimbursed from principal collections on the Group 1 Mortgage Loans are subsequently recovered on the related Mortgage Loan, subject to the application of any recovery to increase the Loan Group 2 Principal Distribution Amount as required under clause (II) of the definition of "Loan Group 2 Principal Distribution Amount", such recovery will be applied to increase the Loan Group 1 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs; and (II) that in the case of clause (iii) above, if any of such amounts reimbursed from principal collections on the Loan Group 2 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will first be applied to increase the Loan Group 1 Principal Distribution Amount up to such amounts and then to increase the Loan Group 2 Principal Distribution Amount).

              "Loan Group 1 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 1 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Balance of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest on the prior Distribution Date. There will be no Loan Group 1 Principal Shortfall on the first Distribution Date.

              "Loan Group 2": Collectively, all of the Mortgage Loans that are Group 2 Mortgage Loans and any successor REO Loans with respect thereto.

              "Loan Group 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 2.

              "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Loan Group 2 Principal Shortfall for such Distribution Date, (b) that portion, if any, of the Scheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 2 and (c) that portion, if any, of the Unscheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 2; provided, that the Loan Group 2 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date, (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 1 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 1 Principal Distribution Amount" had the Loan Group 1 Principal Distribution Amount been sufficient to make such reimbursements in full, over (B) the Loan Group 1 Principal Distribution Amount (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 1 Principal Distribution Amount") for that Distribution Date (provided, further,
(I) that, with respect to the amounts identified in clauses (i) and (ii) above, if any of such amounts reimbursed from principal collections on the Group 2 Mortgage Loans are subsequently recovered on the related Mortgage Loan, subject to the application of any recovery to increase the Loan Group 1 Principal Distribution Amount as required under clause (II) of the definition of "Loan Group 1 Principal Distribution Amount", such recovery will be applied to increase the Loan Group 2 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs; and (II) that in the case of clause (iii) above, if any of such amounts reimbursed from principal collections on the Loan Group 1 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will first be applied to increase the Loan Group 2 Principal Distribution Amount up to such amounts and then to increase the Loan Group 1 Principal Distribution Amount).

              "Loan Group 2 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 2 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Balance of the Class A-1A Certificates, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1A Certificates on the prior Distribution Date. There will be no Loan Group 2 Principal Shortfall on the first Distribution Date.

              "Lower-Tier Distribution Account": The segregated account, accounts or sub-accounts created and maintained by the Trustee pursuant to
Section 3.04(b) in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Lower-Tier Distribution Account." Any such account, accounts or sub-accounts shall be an Eligible Account.

              "Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)).

              "Lower-Tier Regular Distribution Amount": As defined in Section 4.01(b).

              "Lower-Tier REMIC": One of two separate REMICs comprising a portion of the Trust Fund, the assets of which consist of the Mortgage Loans (exclusive of Excess Interest), any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust Fund's beneficial interest in the REO Property with respect to the RREEF Portfolio Whole Loan, such amounts related thereto as shall from time to time be held in the Certificate Account (other than with respect to the Companion Loans), the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Lower-Tier Distribution Account, and all other property included in the Trust Fund that is not in the Upper-Tier REMIC or the Grantor Trust.

              "LTV Ratio": With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

              "MAI": Member of the Appraisal Institute.

              "Majority Controlling Class Certificateholder": As of any date, the Controlling Class Certificateholder owning a majority of the Percentage Interests in the Controlling Class.

              "Master Servicer": With respect to (a) the Group A Mortgage Loans and any related Companion Loans and any related REO Properties, and any matters relating to the foregoing, Master Servicer No. 1, and (b) the Group B Mortgage Loans and any related Companion Loans and any related REO Properties, and any matters relating to the foregoing, Master Servicer No. 2.

              "Master Servicer No. 1": Wells Fargo Bank, N.A., and its successors in interest and assigns, or any successor Master Servicer appointed as allowed herein.

              "Master Servicer No. 2": Midland Loan Services, Inc., and its successors in interest and assigns, or any successor Master Servicer appointed as allowed herein.

              "Maturity Date": With respect to any Mortgage Loan or Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Mortgage Note.

              "MERS": Mortgage Electronic Registration System, Inc.

              "Mezz Cap AB Mortgage Loan": The Stevens Business Center Mortgage Loan, the United Plaza Mortgage Loan and the Donato Corporate Park Mortgage Loan.

              "Mezz Cap AB Mortgage Loan Intercreditor Agreements": The Intercreditor Agreements related to the Mezz Cap AB Mortgage Loans.

              "Monthly Payment": With respect to any Mortgage Loan or Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without respect to any Excess Interest.

              "Moody's": Moody's Investors Service, Inc. If neither Moody's nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicers and the Special Servicer, and specific ratings of Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

              "Mortgage": With respect to any Mortgage Loan and Companion Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note and creating a lien on the fee and/or leasehold interest in the related Mortgaged Property.

              "Mortgage Deferred Interest": With respect to any Mortgage Loan as of any Due Date that has been modified to reduce the rate at which interest is paid currently below the Mortgage Rate and capitalize the amount of such interest reduction, the excess, if any, of (a) interest accrued on the Stated Principal Balance thereof during the one-month interest accrual period set forth in the related Mortgage Note at the related Mortgage Rate over (b) the interest portion of the related Monthly Payment, as so modified or reduced, or, if applicable, Assumed Scheduled Payment due on such Due Date.

              "Mortgage File": With respect to each Mortgage Loan and Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

                     (i) the original executed Mortgage Note bearing, or
              accompanied by, all prior and intervening endorsements, assignments or allonges showing a complete chain of endorsement or assignment from the originator of the Mortgage Loan to the most recent endorsee, and further endorsed (at the direction of the Depositor given pursuant to the applicable Mortgage Loan Purchase Agreement), on its face or by allonge attached thereto, without recourse, representation or warranty, express or implied to the order of the Trustee in the following form: "Pay to the order of LaSalle Bank National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8" or in blank; provided that the requirements of this clause (i) will be satisfied by delivery of a signed lost note affidavit and indemnity properly assigned or endorsed to the Trustee as described above, with a copy of the Mortgage Note attached to it;

                     (ii) the original Mortgage (or a certified or other copy
              thereof from the applicable recording office) and originals (or certified or other copies from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent mortgagee of record, in each case with evidence of recording indicated thereon (except for recording information not yet available if the Mortgage or an assignment thereof has not been returned from the applicable recording office);

                     (iii) an original assignment of the Mortgage, in complete
              and recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the most recent assignee of record thereof prior to the Trustee, or if none, by the originator to "LaSalle Bank National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8" and, in the case of any Serviced Whole Loan, in its capacity as "lead lender" under the related Intercreditor Agreement on behalf of the related Companion Holder, or in blank, provided that, if the related Mortgage has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS") or its designee, no assignment of Mortgage in favor of the Trustee will be required to be recorded or delivered and instead, the applicable Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee to be shown as, and the Trustee shall take all actions necessary to confirm that it is shown as, the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

                     (iv) an original or copy of any related Assignment of
              Leases (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record, in each case with evidence of recording thereon (except for recording information not yet available if the Assignment of Leases or an assignment thereof has not been returned from the applicable recording office);

                     (v) an original assignment of any related Assignment of
              Leases (if such item is a document separate from the Mortgage and to the extent not already assigned pursuant to preceding clause
              (iii)), in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the applicable assignee of record to "LaSalle Bank National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8" and, in the case of any Serviced Whole Loan, in its capacity as "lead lender" under the related Intercreditor Agreement on behalf of the related Companion Holder, or in blank, provided that if the related Mortgage has been recorded in the name of MERS or its designee, no assignment of Assignment of Leases in favor of the Trustee will be required to be recorded or delivered and instead, the applicable Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee to be shown as, and the Trustee shall take all actions necessary to confirm that it is shown as, the owner of the related Assignment of Leases on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

                     (vi) an original or copy of any related Security Agreement
              (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the applicable Mortgage Loan Seller;

                     (vii) an original assignment of any related Security
              Agreement (if such item is a document separate from the Mortgage), in complete form, executed by the applicable Mortgage Loan Seller to "LaSalle Bank National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8" and, in the case of any Serviced Whole Loan, in its capacity as "lead lender" under the related Intercreditor Agreement on behalf of the related Companion Holder; provided, if the related Security Agreement has been recorded in the name of MERS or its designee, no assignment of such Security Agreement in favor of the Trustee will be required to be prepared or delivered and instead, the applicable Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as (and the Trustee shall take all necessary actions to confirm that it is shown as) the owner of the related Security Agreement on the records of MERS for purposes of the system of recording transfers of beneficial ownership of security agreements maintained by MERS;

                     (viii) originals or copies of all consolidation,
              assumption, modification, written assurance and substitution agreements, with evidence of recording thereon, where appropriate, in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been consolidated or modified or the Mortgage Loan has been assumed;

                     (ix) the original lender's title insurance policy or a copy thereof, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgagor's fee or leasehold interest in the Mortgaged Property, or if the policy has not yet been issued, an original or copy of a "marked-up" written commitment (marked as binding and in all cases countersigned by the title insurer or its authorized agent) or the pro forma or specimen title insurance policy (accepted or approved in writing by the title insurer or its authorized agent) or an agreement to provide the same pursuant to lender's escrow trust instructions executed by an authorized representative of the title insurance company, provided the actual policy is issued within eighteen (18) months from the Closing Date, in connection with the related Mortgage Loan;

                     (x) the original or copy of any guaranty of the obligations of the Mortgagor under the Mortgage Loan and any intervening assignments;

                     (xi) all UCC Financing Statements, assignments and
              continuation statements or copies thereof, as filed or recorded, or in form that is complete and suitable for filing or recording, as appropriate, or other evidence of filing or recording sufficient to perfect (and maintain the perfection of) the security interest held by the originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing or recording thereon, with the exception of filing or recording information not yet available because the UCC Financing Statement, assignment or continuation statement, as the case may be, has not yet been returned from the applicable filing or recording office), and to transfer such UCC Financing Statements to the Trustee, provided, if the related Mortgage Loan has been recorded in the name of MERS or its designee, no UCC Financing Statement in favor of the Trustee will be required to be recorded or delivered and instead, the applicable Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as, and the Trustee shall take all actions necessary to confirm that it is shown as, the secured party on the related UCC Financing Statements on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

                     (xii) the original power of attorney or a copy thereof
              (with evidence of recording thereon) granted by the Mortgagor if the Mortgage, Mortgage Note or other document or instrument referred to above was not signed by the Mortgagor;

                     (xiii) with respect to any Mortgage Loans with Additional
              Debt, a co-lender agreement, a subordination agreement or other intercreditor agreement, pursuant to which such Additional Debt will be subordinated to such Mortgage Loan as set forth in such intercreditor agreement;

                     (xiv) any additional documents required to be added to the
              Mortgage File pursuant to this Agreement;

                     (xv) with respect to any Mortgage Loan secured by a ground lease, the related ground lease or a certified copy thereof and any related ground lessor estoppels;

                     (xvi) a copy of any letter of credit securing such Mortgage
              Loan and, within sixty (60) days of the Closing Date or such earlier date as required by the issuer of the letter of credit, a copy of the appropriate transfer or assignment documents (which may be in the form of an amendment) for such letter of credit;

                     (xvii) a copy of any Environmental Indemnity Agreement,
              together with a copy of any environmental insurance policy;

                     (xviii) a copy of any loan agreement(s);

                     (xix) a copy of any escrow agreement(s);

                     (xx) a copy of any franchise agreements and comfort letters related thereto;

                     (xxi) a copy of any lock-box or cash management
              agreement(s);

                     (xxii) a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File (the "Mortgage Loan Checklist");

                     (xxiii) with respect to each Mortgage Loan that has one or more Companion Loan(s), the related Intercreditor Agreement and a copy of each Mortgage Note relating to such Companion Loan(s), rather than the original; and

                     (xxiv) with respect to the RREEF Portfolio Mortgage Loan, a copy of the RREEF Portfolio Pooling Agreement;

provided, however, that (a) whenever the term "Mortgage File" is used to refer to documents held by the Trustee, or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Trustee or a Custodian appointed thereby, (b) if there exists with respect to any Crossed Group only one original or certified copy of any document referred to in the definition of "Mortgage File" covering all of the Mortgage Loans in such Crossed Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a "Mortgage File" for any Companion Loan, such "Mortgage File" shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note) and (d) the execution and/or recordation of any assignment of Mortgage, any separate assignment of Assignment of Leases and any assignment of any UCC Financing Statement in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (i) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (ii) any efforts undertaken by the Trustee, any Master Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by Trustee, the applicable Master Servicer or the Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

              "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. As used in this Agreement, the term "Mortgage Loan" does not include any Companion Loan.

              "Mortgage Loan Checklist": As defined in the definition of "Mortgage File."

              "Mortgage Loan Purchase Agreement": Each of the agreements between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller's right, title and interest in and to the related Mortgage Loans.

              "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan:

                     (i) the loan identification number (as specified in Annex
              A-1 to the Prospectus);

                     (ii) the Mortgagor's name;

                     (iii) the street address (including city, county, state and zip code) and name of the related Mortgaged Property;

                     (iv) the Mortgage Rate in effect at origination;

                     (v) the Net Mortgage Rate in effect at the Cut-off Date;

                     (vi) the original principal balance;

                     (vii) the Cut-off Date Principal Balance;

                     (viii) the (a) original term to stated maturity, (b)
              remaining term to stated maturity and (c) Maturity Date;

                     (ix) the original and remaining amortization terms;

                     (x) the amount of the Monthly Payment due (i) with respect to each Mortgage Loan (other than Mortgage Loans on which only interest is due prior to a balloon payment), on the first Due Date following the Cut-off Date on which principal is due on such Mortgage Loan and (ii) with respect to Mortgage Loans on which only interest is due prior to a balloon payment, on the first Due Date following the Cut off Date;

                     (xi) the applicable Servicing Fee Rate;

                     (xii) whether the Mortgage Loan is a 30/360 Mortgage Loan
              or an Actual/360 Mortgage Loan;

                     (xiii) the Anticipated Repayment Date, if applicable;

                     (xiv) the Revised Rate of such Mortgage Loan, if any;

                     (xv) whether such Mortgage Loan is secured by the related
              Mortgagor's interest in a ground lease;

                     (xvi) identifying any Mortgage Loans with which such
              Mortgage Loan is cross-defaulted or cross-collateralized;

                     (xvii) the originator of such Mortgage Loan and the
              Mortgage Loan Seller;

                     (xviii) whether such Mortgage Loan has a guarantor;

                     (xix) whether such Mortgage Loan is secured by a letter of credit;

                     (xx) amount of any reserve or escrowed funds that were
              deposited at origination and any ongoing periodic deposit requirements;

                     (xxi) number of grace days;

                     (xxii) whether a cash management agreement or lock-box
              agreement is in place;

                     (xxiii) the general property type of the related Mortgaged
              Property;

                     (xxiv) whether the Mortgage Loan permits defeasance;

                     (xxv) the applicable Servicing Group to which the Mortgage
              Loan belongs; and

                     (xxvi) the applicable Loan Group to which the Mortgage Loan belongs.

              Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

              "Mortgage Loan Seller": Each of: (1) AIG, or its successor in interest and SOME II, or its successor in interest, (2) Eurohypo, or its successor in interest, (3) IXIS, or its successor in interest, (4) JPMorgan, or its successors in interest, (5) NCCI, or its successors in interest and (6) PNC Bank, or its successors in interest.

              "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, together with any rider, addendum or amendment thereto.

              "Mortgage Rate": With respect to: (i) any Mortgage Loan or Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Companion Loan from time to time in accordance with the related Mortgage Note and applicable law, exclusive of the Excess Rate; or (ii) any Mortgage Loan or Companion Loan after its Maturity Date, the annual rate described in clause
(i) above determined without regard to the passage of such Maturity Date.

              "Mortgaged Property": The real property subject to the lien of a Mortgage.

              "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

              "NCCI": Nomura Credit & Capital, Inc., a Delaware corporation, or its successor in interest.

              "Net Aggregate Prepayment Interest Shortfall": With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments on the Mortgage Loans during the related Due Period, exceeds (b) the aggregate amount deposited by the applicable Master Servicer in its Certificate Account for such Distribution Date pursuant to Section 3.19 in connection with such Prepayment Interest Shortfalls.

              "Net Investment Earnings": With respect to each Certificate Account, the Servicing Accounts or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

              "Net Investment Loss": With respect to each Certificate Account, the Servicing Accounts or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

              "Net Mortgage Rate": With respect to any Mortgage Loan or REO Loan as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect, minus the Administrative Cost Rate; provided, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the applicable Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgagor; provided, further, that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates, the Net Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest or Excess Interest) in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Interest Reserve Loan, the Net Mortgage Rate for the one month period
(A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be the per annum rate stated in the related Mortgage Note less the related Administrative Cost Rate, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) will be determined inclusive of the one day of interest retained for the immediately preceding February or January, if applicable). With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

              "Net Operating Income": With respect to any Mortgaged Property, for any Mortgagor's fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of "Net Operating Income" approved from time to time endorsed and put forth by the CMSA.

              "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

              "Non-Registered Certificate": Unless and until registered under the Securities Act, any Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR, Class S, Class R or Class LR Certificate.

              "Non-Specially Serviced Mortgage Loan": Any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

              "Non-U.S. Person": Any person other than a U.S. Person, unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI (or successor form) or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes. A Person shall be treated as a Non-U.S. Person, (A) notwithstanding clause (i) of the preceding sentence, if it is a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or may be owned pursuant to the applicable partnership agreement), directly or indirectly (other than through a corporation that is a U.S. Person) by a Non-U.S. Person or (B) if such Person is a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment of fixed base, within the meaning of an applicable income treaty, of such Person or any other U.S. Person.

              "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance; provided, that a Workout-Delayed Reimbursement Amount shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in the definition of Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined in its reasonable judgment that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable (including interest on such Advance) from Late Collections, Insurance Proceeds or Liquidation Proceeds, or any other recovery on or in respect of the related Mortgage Loan or REO Loan, or (b) has determined in accordance with the Servicing Standards or such other applicable standard that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, would not ultimately be recovered from aggregate principal collections in respect of the pool of the Mortgage Loans or REO Loans.

              "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the applicable Master Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the Special Servicer may, at its option, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standards, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the applicable Master Servicer or the Trustee (and with respect to any Serviced Mortgage Loan, to any Other Servicer and with respect to the RREEF Portfolio Mortgage Loan, to the RREEF Portfolio Master Servicer) notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer and the Trustee, provided, however, the Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable, and in the absence of a determination by the Special Servicer that such P&I Advance is a Nonrecoverable P&I Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. In making such recoverability determination, the applicable Master Servicer, Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified and (ii) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of the applicable Master Servicer and the Special Servicer or its good faith business judgment in the case of the Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses (consistent with the Servicing Standards in the case of the applicable Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee) among other things and the timing of recoveries and (c) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by either Master Servicer, in light of the fact that related recoveries on or in respect of such Mortgage Loan are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standards in the case of the applicable Master Servicer, or in its good faith business judgment in the case of the Trustee, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for making a recoverability determination. Absent bad faith, the applicable Master Servicer's, Special Servicer's or the Trustee's determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer or the Special Servicer or the Trustee, as applicable, that the applicable Master Servicer or the Trustee, as the case may be, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer's Certificate delivered by either the Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Directing Certificateholder (and in the case of any Serviced Mortgage Loan, any Other Servicer), the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the Special Servicer and the Directing Certificateholder (and in the case of any Serviced Mortgage Loan, any Other Servicer). The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or Mortgaged Property). The Trustee shall be entitled to conclusively rely on the applicable Master Servicer's determination that a P&I Advance is or would be nonrecoverable and shall conclusively rely on and be bound by any determination of the Special Servicer that a P&I Advance is or would be nonrecoverable, and the applicable Master Servicer shall conclusively rely on and be bound by the Special Servicer's determination that a P&I Advance is or would be nonrecoverable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the applicable Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. In the case of a cross-collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

              "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) or REO Property which, in the reasonable judgment of the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Property. In making such recoverability determination, such Person will be entitled to consider (among other things) only the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of the applicable Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (consistent with the Servicing Standards in the case of the applicable Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee) (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout Delayed Reimbursement Amounts with respect to other Mortgage Loans which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standards, in the case of the applicable Master Servicer, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for making a recoverability determination. The determination by the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer's Certificate delivered by either of the Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Directing Certificateholder and in the case of any Serviced Mortgage Loan, any Other Servicer, and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the Special Servicer and the Directing Certificateholder and in the case of any Serviced Mortgage Loan, any Other Servicer; provided, however, that the Special Servicer may, at its option, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standards, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the applicable Master Servicer and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer, the Special Servicer and the Trustee; provided, however, the Special Servicer shall have no such obligation to make an affirmative determination that any Servicing Advance is or would be recoverable, and in the absence of a determination by the Special Servicer that such Advance is a Nonrecoverable Servicing Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls, occupancy status and property inspections, and shall include any existing Appraisal of the related Mortgage Loan or Mortgaged Property). The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer's determination that a Servicing Advance is or would be nonrecoverable and shall conclusively rely on and be bound by any determination of the Special Servicer that a Servicing Advance is or would be nonrecoverable, and the applicable Master Servicer shall conclusively rely on and be bound by the Special Servicer's determination that a Servicing Advance is or would be nonrecoverable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the applicable Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance. In the case of a cross collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related cross collateralized Mortgage Loan. The determination as to the recoverability of any servicing advance previously made or proposed to be made in respect of the RREEF Portfolio Whole Loan shall be made by the RREEF Portfolio Master Servicer, the RREEF Portfolio Special Servicer or the RREEF Portfolio Trustee, as the case may be, pursuant to the RREEF Portfolio Pooling Agreement.

              "Notional Amount": In the case of the Class X Certificates, the Class X Notional Amount. In the case of each Component, the amount set forth in the applicable definition thereof.

              "Offered Certificates": The Class A-1, Class A-2, Class A-3A, Class A-3FL, Class A-3B, Class A-4, Class A-SB, Class A-1A, Class X, Class A-M, Class A-J, Class B, Class C and Class D Certificates.

              "Officer's Certificate": A certificate signed by a Servicing Officer of the applicable Master Servicer or the Special Servicer, as the case may be, or a Responsible Officer of the Trustee.

              "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the applicable Master Servicer or the Special Servicer, acceptable in form and delivered to the Trustee, except that any opinion of counsel relating to (a) the qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) qualification of the Grantor Trust as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes or (d) the resignation of the applicable Master Servicer, the Special Servicer or the Depositor pursuant to Section 6.04, must be an opinion of counsel who is in fact Independent of the Depositor, the applicable Master Servicer or the Special Servicer, as applicable.

              "Option Holder": As defined in Section 3.18(a).

              "Option Price": As defined in Section 3.18(a).

              "Original Certificate Balance": With respect to any Class of Certificates (other than the Class S, the Class X and the Residual Certificates) and the Class A-3FL Regular Interest, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

              "Original Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

              "Original Notional Amount": With respect to the Class X Notional Amount, the initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

              "Other Pooling and Servicing Agreement": Any pooling and servicing agreement or other agreement that creates a trust fund whose assets include the Park La Brea Pari Passu Companion Loan, the Gas Company Tower Pari Passu Companion Loan or any Tysons Galleria Pari Passu Companion Loan.

              "Other Securitization": As defined in Section 11.06.

              "Other Servicer": Any servicer under an Other Pooling and Servicing Agreement or other agreement related thereto.

              "OTS": The Office of Thrift Supervision or any successor thereto.

              "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

              "P&I Advance": As to any Mortgage Loan or REO Loan, any advance made by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

              "P&I Advance Date": The Business Day immediately prior to each Distribution Date.

              "P&I Advance Determination Date": With respect to any Distribution Date, the close of business on the related Determination Date.

              "Park La Brea Pari Passu Companion Loan": With respect to the Park La Brea Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the Park La Brea Mortgaged Property and designated as promissory note A2, which is not included in the Trust, which is pari passu in right of payment to the Park La Brea Mortgage Loan and which may be split into two pari passu notes to the extent set forth in the related Mortgage Loan documents and as provided in the Park La Brea Intercreditor Agreement. References herein to the Park La Brea Pari Passu Companion Loan and related terms shall be construed to refer to one or more notes into which the Park La Brea Pari Passu Companion Loan may be split.

              "Park La Brea Pari Passu Companion Loan Holder": The holder of the Park La Brea Pari Passu Companion Loan.

              "Park La Brea Companion Loan Securities": Any class of securities backed, wholly or partially, by the Park La Brea Pari Passu Companion Loan.

              "Park La Brea Intercreditor Agreement": The Intercreditor Agreement, by and among the holders of the Park La Brea Notes, relating to the relative rights of such holders of the Park La Brea Whole Loan, as the same may be further amended in accordance with the terms thereof.

              "Park La Brea Mortgage Loan": With respect to the Park La Brea Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 1 on the Mortgage Loan Schedule), which is designated as promissory note A1 and is pari passu in right of payment with the Park La Brea Pari Passu Companion Loan to the extent set forth in the Park La Brea Whole Loan and as provided in the Park La Brea Intercreditor Agreement.

              "Park La Brea Mortgaged Property": The Mortgaged Property that secures the Park La Brea Whole Loan.

              "Park La Brea Notes": The Park La Brea Mortgage Loan and the Park La Brea Pari Passu Companion Loan.

              "Park La Brea Remittance Date": One Business Day following the date on which the Master Servicer receives funds from the related Mortgagor.

              "Park La Brea Whole Loan": The Park La Brea Mortgage Loan, together with the Park La Brea Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Park La Brea Mortgaged Property. References herein to the Park La Brea Whole Loan shall be construed to refer to the aggregate indebtedness under the Park La Brea Notes.

              "Pass-Through Rate": Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3A Pass-Through Rate, the Class A-3FL Pass-Through Rate, the Class A-3FL Regular Interest Pass-Through Rate, the Class A-3B Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-SB Pass-Through Rate, the Class A-1A Pass-Through Rate, the Class A-M Pass-Through Rate, the Class A-J Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class J Pass-Through Rate, the Class K Pass-Through Rate, the Class L Pass-Through Rate, the Class M Pass-Through Rate, the Class N Pass-Through Rate, the Class P Pass-Through Rate, the Class NR Pass-Through Rate or the Class X Pass-Through Rate.

              "PCAOB": The Public Company Accounting Oversight Board.

              "Penalty Charges": With respect to any Mortgage Loan (or successor REO Loan) or Companion Loan (or successor REO Loan), any amounts actually collected thereon (or, in the case of a Companion Loan (or successor REO Loan thereto), actually collected on such Companion Loan and allocated and paid on such Companion Loan (or successor REO Loan) in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Yield Maintenance Charge, and other than any Excess Interest.

              "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate, the percentage interest is equal to the Denomination of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. With respect to a Class S Certificate or a Residual Certificate, the percentage interest is set forth on the face thereof.

              "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of the Trustee, if otherwise qualifying hereunder), regardless whether issued by the Depositor, the applicable Master Servicer, the Special Servicer, the Trustee or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

                     (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Class of Certificates (or, insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing;

                     (ii) time deposits, unsecured certificates of deposit, or
              bankers' acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short- term debt obligations of such depository institution or trust company are rated in the highest rating categories of each Rating Agency or such lower rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by each Rating Agency to any Class of Certificates (or insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing;

                     (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

                     (iv) debt obligations bearing interest or sold at a
              discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which debt obligations are rated in the highest rating categories of each Rating Agency or such other rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by each Rating Agency to any Class of Certificates (or insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

                     (v) commercial paper (including both non interest bearing
              discount obligations and interest bearing obligations) of any corporation or other entity organized under the laws of the United States or any state thereof payable on demand or on a specified date maturing in one (1) year or less from the date of acquisition thereof and which is rated in the highest rating category of each Rating Agency or such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned by each Rating Agency to any Class of Certificates (or insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing;

                     (vi) money market funds, rated in the highest rating
              categories of each Rating Agency; and

                     (vii) any other demand, money market or time deposit,
              obligation, security or investment, (a) with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then current rating assigned by such Rating Agency to any Class of Certificates (or insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing and (b) which qualifies as a "cash flow investment" pursuant to Section 860G(a)(6) of the Code;

provided, however, that in each case if the investment is rated by S&P, (a) it shall not have an "r" highlighter affixed to its rating from S&P, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the applicable Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

              "Permitted Transferee": Any Person or agent thereof who is a Qualified Institutional Buyer other than a Disqualified Organization, an ERISA Prohibited Holder or a Non-U.S. Person.

              "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              "Plan": As defined in Section 5.02(c).

              "PNC Bank": PNC Bank, National Association and its successors in interest and assigns.

              "Prepayment Assumption": A "constant prepayment rate" of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

              "Prepayment Interest Excess": For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trustee Fee Rate, on the amount of such prepayment from and after such Due Date and ending on the date of such prepayment.

              "Prepayment Interest Shortfall": For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trustee Fee Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on such Due Date.

              "Primary Collateral": With respect to any Crossed Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Loan.

              "Primary Servicing Fee": The monthly fee payable by the applicable Master Servicer from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

              "Prime Rate": The "Prime Rate" as published in the "Money Rates" section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Trustee in its reasonable discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Trustee in its reasonable discretion) as may be in effect from time to time.

              "Principal Distribution Amount": With respect to any Distribution Date and any Class of Regular Certificates and the Class A-3FL Regular Interest, an amount equal to the sum of (a) the Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided, that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided, that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

              "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              "Principal Shortfall": For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount distributed in respect of principal on the Class A (other than the Class A-3FL Certificates), Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificates and the Class A-3FL Regular Interest for such preceding Distribution Date pursuant to
Section 4.01(a) on such preceding Distribution Date. The Principal Shortfall for the initial Distribution Date will be zero.

              "Privileged Person": Each Rating Agency, any of the Holders of each Class of Certificates, each Underwriter, the Initial Purchaser, each Mortgage Loan Seller and certain financial market publishers (which initially shall be Bloomberg, L.P., Trepp, LLC and Intex Solutions LLC), any Companion Holder, each party to this Agreement, the Swap Counterparty, the Directing Certificateholder, any designee of the Depositor and any other Person who shall have provided the Trustee with a certificate, using the form attached hereto as Exhibit U, which form is available from the Trustee, certifying that such Person is a Certificateholder, a beneficial owner or a prospective purchaser of a Certificate.

              "Prospectus": The Prospectus dated September 12, 2006, as supplemented by the Prospectus Supplement dated September 22, 2006, relating to the offering of the Offered Certificates.

              "Purchase Option": As defined in Section 3.18(a)(ii).

              "Purchase Option Notice": As defined in Section 3.18 (a)(iii).

              "Purchase Price": With respect to any Mortgage Loan (or REO Loan) to be purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement, by the Majority Controlling Class Certificateholder, the Special Servicer or the applicable Master Servicer pursuant to Section 3.18(b), by the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01 or to be otherwise sold pursuant to
Section 3.18(d), a price equal to:

                     (i) the outstanding principal balance of such Mortgage Loan
              (or related REO Loan) as of the date of purchase; plus

                     (ii) all accrued and unpaid interest on such Mortgage Loan
              (or the related REO Loan) at the related Mortgage Rate in effect from time to time (exclusive of Default and Excess Interest) to but not including the Due Date immediately preceding the Determination Date for the related Distribution Date as to which such Purchase Price is included in the Available Distribution Amount; plus

                     (iii) all related Servicing Advances that are unreimbursed out of collections from the Mortgage Loan and accrued and unpaid interest on related Advances at the Reimbursement Rate, and any Special Servicing Fees whether paid or then owing allocable to such Mortgage Loan and all additional Trust Fund expenses in respect of such Mortgage Loan; plus

                     (iv) if such Mortgage Loan (or REO Loan) is being purchased by a Mortgage Loan Seller pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, to the extent not otherwise included pursuant to clause (iii), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without limitation, all legal fees and expenses relating to the enforcement of such repurchase obligations; plus

                     (v) Liquidation Fees, if any, payable with respect to such
              Mortgage Loan.

With respect to any REO Property to be sold pursuant to Section 3.18(c), "Purchase Price" shall mean the amount calculated in accordance with the preceding sentence in respect of the related REO Loan. With respect to any REO Property to be purchased or sold pursuant to Section 3.18(b) that relates to a Serviced Whole Loan, the term "REO Loan" shall mean the REO Loan with respect to both the related Mortgage Loan and the related Companion Loan(s). Notwithstanding the foregoing, with respect to the Tysons Galleria Whole Loan, the "Purchase Price" to be paid by the holder of the Tysons Galleria B Note shall be the "Defaulted Mortgage Loan Purchase Price" specified in the related Intercreditor Agreement.

              "Qualified Bidder": As defined in Section 7.01(c).

              "Qualified Institutional Buyer": A "qualified institutional buyer" as defined in Rule 144A under the Act.

              "Qualified Insurer": (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with (x) an insurance financial strength rating of at least "A3" by Moody's and
(y) a minimum claims paying ability rating of at least "A-" by S&P (or, if not rated by one of such Rating Agencies, then at least "A-" by two other nationally recognized statistical rating organizations (which may include the other Rating Agencies)) and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), except as set forth in Section 3.07(c), an insurance company that has an insurance financial strength rating (in the case of ratings by Moody's) or a claims paying ability (in the case of ratings by S&P) rated no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A3" by Moody's and "A-" by S&P (or, if not rated by one of such Rating Agencies, then at least "A" by two other nationally recognized statistical rating organizations (which may include the other Rating Agencies)) or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then current rating assigned by such Rating Agency to any Class of Certificates (or insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing; provided, however, that an insurance carrier shall be deemed to have the applicable financial strength or claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long-term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are not lower than the ratings set forth above.

              "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then current loan-to-value ratio not higher than that of the deleted Mortgage Loan as of the Closing Date and a current loan-to-value ratio not higher than the then current loan-to-value ratio of the deleted Mortgage Loan, in each case using the "value" as determined using an MAI appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Servicing File;
(ix) have a then current debt service coverage ratio of not less than the original debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and a current debt service coverage ratio of not less than the current debt service coverage ratio of the deleted Mortgage Loan; (x) constitute a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller's expense); (xi) not have a maturity date or an amortization schedule after the date two years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved by the Directing Certificateholder; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either of the REMICs established under this Agreement or the imposition of tax on either of such REMICs other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File, and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in (ii) through (xviii) and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate and the Trustee Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not subject to a cap equal to the Weighted Average Net Mortgage Rate) of any class of Regular Certificates (other than the Class A-3FL Certificates) or the Class A-3FL Regular Interest having a principal balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, (i) the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee and the Directing Certificateholder and (ii) such Qualified Substitute Mortgage Loan shall become part of the same Loan Group as the deleted Mortgage Loan.

              "Rated Final Distribution Date": As to each Class of Certificates, May 15, 2045.

              "Rating Agency": Each of Moody's and S&P, or their successors in interest, and, if applicable, any rating agency rating the Companion Loan Securities. If neither such rating agency nor any successor remains in existence, "Rating Agency" shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Special Servicer and the Master Servicers, and specific ratings of Moody's and S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

              "Rating Agency Trigger Event": The reduction of the Swap Counterparty's long-term ratings below "A3" or "A-" by Moody's or S&P, respectively.

              "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

              "Registrar Office": As defined in Section 5.02(a).

              "Regular Certificate": Any of the Class A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR and Class X Certificates.

              "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              "Regulation AB Companion Loan Securitization": As defined in
Section 11.15.

              "Regulation AB Servicing Officer": Any officer or employee of the applicable Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by such Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

              "Regulation D": Regulation D under the Act.

              "Regulation S": Regulation S under the Act.

              "Regulation S Book-Entry Certificates": The Regular Certificates sold in offshore transactions in reliance on Regulation S and represented by one or more Book-Entry Certificates deposited with the Trustee as custodian for the Depository.

              "Regulation S Investor": With respect to a transferee of a Regulation S Book-Entry Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

              "Regulation S Transfer Certificate": A certificate substantially in the form of Exhibit I-1 or Exhibit I-2 hereto, as applicable.

              "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.

              "Related Certificates," "Related Uncertificated Lower-Tier Interests" and "Related Components of Class X Certificates": For each of the following Classes of Certificates or the Class A-3FL Regular Interest, as applicable, the related Class of Uncertificated Lower-Tier Interests and the related Components of Class X Certificates; for the following Components of the Class X Certificates, the related Class of Uncertificated Lower-Tier Interests and the related Class of Certificates or the Class A-3FL Regular Interest, as applicable, set forth below; and for the following Classes of Uncertificated Lower-Tier Interests, the related Components of the Class X Certificates and the related Class of Certificates or the Class A-3FL Regular Interest, as applicable, set forth below:


                                       Related Uncertificated          Related Components of
    Related Certificate                Lower-Tier Interest             Class X Certificates
---------------------------     -----------------------------------    ---------------------
Class A-1 Certificate           Class LA-1 Uncertificated Interest             XA-1
Class A-1A Certificate          Class LA-1A Uncertificated Interest            XA-1A
Class A-2 Certificate           Class LA-2 Uncertificated Interest             XA-2
Class A-3A Certificate          Class LA-3A Uncertificated Interest            XA-3A
Class A-3FL Regular Interest    Class LA-3FL Uncertificated Interest           XA-3FL
Class A-3B Certificate          Class LA-3B Uncertificated Interest            XA-3B
Class A-4 Certificate           Class LA-4 Uncertificated Interest             XA-4
Class A-SB Certificate          Class LA-SB Uncertificated Interest            XA-SB
Class A-M Certificate           Class LA-M Uncertificated Interest             XA-M
Class A-J Certificate           Class LA-J Uncertificated Interest             XA-J
Class B Certificate             Class LB Uncertificated Interest               XB
Class C Certificate             Class LC Uncertificated Interest               XC
Class D Certificate             Class LD Uncertificated Interest               XD
Class E Certificate             Class LE Uncertificated Interest               XE
Class F Certificate             Class LF Uncertificated Interest               XF
Class G Certificate             Class LG Uncertificated Interest               XG
Class H Certificate             Class LH Uncertificated Interest               XH
Class J Certificate             Class LJ Uncertificated Interest               XJ
Class K Certificate             Class LK Uncertificated Interest               XK
Class L Certificate             Class LL Uncertificated Interest               XL
Class M Certificate             Class LM Uncertificated Interest               XM
Class N Certificate             Class LN Uncertificated Interest               XN
Class P Certificate             Class LP Uncertificated Interest               XP
Class NR Certificate            Class LNR Uncertificated Interest              XNR


              "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

              "REMIC Administrator": The Trustee or any REMIC administrator appointed pursuant to Section 10.04.

              "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and temporary and final Treasury regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

              "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

              "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "J.E. Robert Company, Inc., or the applicable successor Special Servicer, as Special Servicer, for the benefit of LaSalle Bank National Association, as trustee, in trust for registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, REO Account." Any such account or accounts shall be an Eligible Account.

              "REO Acquisition": The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

              "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18.

              "REO Extension": As defined in Section 3.16(a).

              "REO Loan": The Mortgage Loan or Companion Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property (other than REO Property with respect to the RREEF Portfolio Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of a REO Loan. All amounts payable or reimbursable to the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees and any unreimbursed Advances, additional Trust Fund expenses, together with any interest accrued and payable to the applicable Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount" shall be deemed outstanding until recovered. Collections in respect of each REO Loan (exclusive of the amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer or the Special Servicer for the payment of unreimbursed Advances and interest thereon and the costs of operating, managing, selling, leasing and maintaining the related REO Property) shall be treated: first, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate in effect from time to time to, but not including, the Due Date in the Due Period of receipt (exclusive of any portion that constitutes Excess Interest); second, as a recovery of Unliquidated Advances with respect to such REO Loan; third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; fourth, as a recovery of Nonrecoverable Advances with respect to such REO Loan; and fifth, in accordance with the Servicing Standards of the applicable Master Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Penalty Charges, (ii) Yield Maintenance Charges and (iii) Excess Interest and other amounts, in that order; provided that if the RREEF Portfolio Mortgage Loan and the RREEF Portfolio Companion Notes comprising the RREEF Portfolio Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to the RREEF Portfolio Whole Loan shall be subject to the terms of the RREEF Portfolio Intercreditor Agreement and the RREEF Portfolio Pooling Agreement and provided, further that if any Serviced Mortgage Loan and the related Companion Loan(s) comprising the related Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Serviced Whole Loan shall be subject to the terms of the applicable Intercreditor Agreement and this Agreement.

              "REO Loan Accrual Period": With respect to any REO Loan and any Due Date therefor, the one-month period immediately preceding such Due Date.

              "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Intercreditor Agreement with respect to a Mortgaged Property securing a Serviced Whole Loan) and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests) (and also including, if applicable, the Trust Fund's beneficial interest in the RREEF Portfolio Mortgaged Property acquired by the RREEF Portfolio Special Servicer on behalf of, and in the name of, the RREEF Portfolio Trustee or a nominee thereof for the benefit of the certificateholders under the RREEF Portfolio Trust) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to the Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reductions and Final Recovery Determinations with respect to an "REO Property", shall not include the Trust Fund's beneficial interest in the RREEF Portfolio Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC.

              "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property (other than the RREEF Portfolio Mortgaged Property).

              "Reportable Event": As defined in Section 11.07.

              "Reporting Servicer": Each Master Servicer, the Special Servicer, the Trustee or a Servicing Function Participant engaged by any such party, as the case may be.

              "Request for Release": A release signed by a Servicing Officer of the applicable Master Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.

              "Residual Certificate": Any Class R Certificate or Class LR Certificate issued, authenticated and delivered hereunder.

              "Responsible Officer": When used with respect to each of the initial Trustee, any Vice President, Assistant Vice-President, Assistant Secretary or corporate trust officer in the corporate trust department of the Trustee, and with respect to any successor Trustee, any officer or assistant officer in the corporate trust department of the successor Trustee or any other officer of the successor Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee because of such officer's knowledge of and familiarity with the particular subject.

              "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

              "Revised Rate": With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

              "RREEF Portfolio A1 Note": With respect to the RREEF Portfolio Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the RREEF Portfolio Mortgaged Property and designated as promissory note A1, which is not included in the Trust and which is pari passu in right of payment to the RREEF Portfolio Mortgage Loan and the RREEF Portfolio Floating Rate A Companion Note to the extent set forth in the related Mortgage Loan documents and as provided in the RREEF Portfolio Intercreditor Agreement.

              "RREEF Portfolio Companion Notes": The RREEF Portfolio Fixed Rate Companion Note and the RREEF Portfolio Floating Rate Companion Notes.

              "RREEF Portfolio Controlling Holder": With respect to the RREEF Portfolio Whole Loan, the "directing holder" as defined in the RREEF Portfolio Pari Passu Intercreditor Agreement.

              "RREEF Portfolio Event of Default": An "Event of Default" as defined under the RREEF Portfolio Whole Loan documents.

              "RREEF Portfolio Fixed Rate Companion Note": With respect to the RREEF Portfolio Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the RREEF Portfolio Mortgaged Property, which is not included in the Trust and which is pari passu in right of payment to the RREEF Portfolio Mortgage Loan, to the extent set forth in the related Mortgage Loan documents and as provided in the RREEF Portfolio Intercreditor Agreement.

              "RREEF Portfolio Floating Rate A Companion Note": With respect to the RREEF Portfolio Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the RREEF Portfolio Mortgaged Property, which is not included in the Trust and which is pari passu in right of payment to the RREEF Portfolio Mortgage Loan, to the extent set forth in the related Mortgage Loan documents and as provided in the RREEF Portfolio Intercreditor Agreement.

              "RREEF Portfolio Floating Rate B Companion Note": With respect to the RREEF Portfolio Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the RREEF Portfolio Mortgaged Property, which is not included in the Trust and which is pari passu in right of payment to the RREEF Portfolio Mortgage Loan, to the extent set forth in the related Mortgage Loan documents and as provided in the RREEF Portfolio Intercreditor Agreement.

              "RREEF Portfolio Floating Rate Companion Notes": The RREEF Portfolio Floating Rate A Companion Note and the RREEF Portfolio Floating Rate B Companion Note.

              "RREEF Portfolio Intercreditor Agreement": The Intercreditor Agreement, by and among the holders of the RREEF Portfolio Notes, relating to the relative rights of such holders of the RREEF Portfolio Whole Loan, as the same may be further amended in accordance with the terms thereof.

              "RREEF Portfolio Majority Companion Noteholders": The holders that, from time to time, constitute the majority of the holders, by principal balance, of the RREEF Portfolio Mortgage Loan (the Directing Certificateholder will be the holder of the RREEF Portfolio Mortgage Loan for this purpose), the RREEF Portfolio Fixed Rate Companion Note and the RREEF Portfolio Floating Rate B Companion Note.

              "RREEF Portfolio Master Servicer": The "Master Servicer" under the RREEF Portfolio Pooling Agreement, which as of the date hereof is Capmark Finance Inc.

              "RREEF Portfolio Mortgage Loan": With respect to the RREEF Portfolio Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 1 on the Mortgage Loan Schedule), which is pari passu in right of payment with the RREEF Portfolio Fixed Rate Companion Note and the RREEF Portfolio Floating Rate Companion Notes to the extent set forth in the related Mortgage Loan documents and as provided in the RREEF Portfolio Intercreditor Agreement.

              "RREEF Portfolio Mortgaged Property": The Mortgaged Property which secures the RREEF Portfolio Whole Loan.

              "RREEF Portfolio Notes": The RREEF Portfolio Mortgage Loan, the RREEF Portfolio Fixed Rate Companion Note and the RREEF Portfolio Floating Rate Companion Notes.

              "RREEF Portfolio Paying Agent": The "Paying Agent" under the RREEF Portfolio Pooling Agreement, which as of the date hereof is Wells Fargo Bank, N.A.

              "RREEF Portfolio Pooling Agreement": The (i) pooling and servicing agreement dated as of September 1, 2006 among the Depositor, as depositor, Capmark Finance Inc., as master servicer, Midland Loan Services, Inc., as special servicer and Wells Fargo Bank, N.A., as trustee, as from time to time amended, supplemented or modified relating to the issuance of the J.P. Morgan Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2006-CIBC16 or (ii) any successor pooling and servicing agreement entered into pursuant to the RREEF Portfolio Intercreditor Agreement.

              "RREEF Portfolio Remittance Date": The date that is within two (2) Business Days following receipt by the RREEF Portfolio Master Servicer from the RREEF Portfolio Whole Loan borrower of all payments received with respect to and allocable to the RREEF Portfolio Whole Loan.

              "RREEF Portfolio Special Servicer": The "Special Servicer" under the RREEF Portfolio Pooling Agreement, which as of the date hereof is Midland Loan Services, Inc.

              "RREEF Portfolio Trust": The J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-CIBC16, which is administered pursuant to the RREEF Portfolio Pooling Agreement.

              "RREEF Portfolio Trustee": The "Trustee" under the RREEF Portfolio Pooling Agreement, which as of the date hereof is Wells Fargo Bank, N.A.

              "RREEF Portfolio Whole Loan": The RREEF Portfolio Mortgage Loan, together with the RREEF Portfolio Companion Notes, each of which is secured by the same Mortgage on the RREEF Portfolio Mortgaged Property. References herein to the RREEF Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness under the RREEF Portfolio Notes.

              "Rule 144A": Rule 144A under the Act.

              "Rule 144A Book-Entry Certificate": With respect to any Class of Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

              "S&P": Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors in interest. If S&P or any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicers and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

              "Sarbanes-Oxley Act": means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

              "Sarbanes-Oxley Certification": As defined in Section
11.05(a)(iv).

              "Scheduled Principal Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of (a) all Monthly Payments (excluding Balloon Payments and Excess Interest) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date, prior to, the related Due Period, and all Assumed Scheduled Payments for the related Due Period, in each case to the extent either
(i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date) (and not previously distributed to Certificateholders) or (ii) advanced by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

              "Securities Act": The Securities Act of 1933, as it may be amended from time to time.

              "Security Agreement": With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

              "Service(s)" or "Servicing": In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in
Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

              "Serviced Mortgage Loan": Each of the Park La Brea Mortgage Loan, the Gas Company Tower Mortgage Loan, the Tysons Galleria Mortgage Loan, the Stevens Business Center Mortgage Loan, the United Plaza Mortgage Loan and the Donato Corporate Park Mortgage Loan.

              "Serviced Pari Passu Companion Loan": Each of the Park La Brea Pari Passu Companion Loan, the Gas Company Tower Pari Passu Companion Loan and the Tysons Galleria Pari Passu Companion Loan.

              "Serviced Securitized Companion Loan": Each of the Park La Brea Pari Passu Companion Loan, the Gas Company Tower Pari Passu Companion Loan and the Tysons Galleria Pari Passu Companion Loan, if and for so long as each such mortgage loan is included in a Regulation AB Companion Loan Securitization.

              "Serviced Whole Loan": Each of the Park La Brea Whole Loan, the Gas Company Tower Whole Loan, the Tysons Galleria Whole Loan, the Stevens Business Center Whole Loan, the United Plaza Whole Loan and the Donato Corporate Park Whole Loan.

              "Serviced Whole Loan Controlling Holder": With respect to each of the Park La Brea Whole Loan, the Gas Company Tower Whole Loan, the Tysons Galleria Whole Loan, the Stevens Business Center Whole Loan, the United Plaza Whole Loan and the Donato Corporate Park Whole Loan, the "directing holder" as defined in the related Intercreditor Agreement.

              "Serviced Whole Loan Intercreditor Agreement": Each of the Park La Brea Intercreditor Agreement, the Gas Company Tower Intercreditor Agreement, the Tysons Galleria A Notes Intercreditor Agreement, the Tysons Galleria AB Intercreditor Agreement, the Stevens Business Center Intercreditor Agreement, the United Plaza Intercreditor Agreement and the Donato Corporate Park Intercreditor Agreement.

              "Serviced Whole Loan Remittance Date": Each of the Park La Brea Remittance Date, the Gas Company Tower Remittance Date, the Tysons Galleria Remittance Date, the Stevens Business Center Remittance Date, the United Plaza Remittance Date and the Donato Corporate Park Remittance Date.

              "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03.

              "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (other than the RREEF Portfolio Mortgage
Loan) (and, in the case of a Serviced Whole Loan, the related Companion Loan(s)) in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including (in the case of each of such clause (a) and clause (b)), but not limited to, (x) the cost of (i) compliance with the applicable Master Servicer's obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i)-(iv) of the definition of "Liquidation Proceeds," (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a "Servicing Advance". Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

              "Servicing Criteria": The criteria set forth in paragraph (d) of
Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit W hereto.

              "Servicing Fee": With respect to each Mortgage Loan, Companion Loan and REO Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a).

              "Servicing Fee Amount": With respect to the applicable Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Due Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan over the servicing fee rate (if any) applicable to such Mortgage Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan. With respect to each Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan serviced by such Sub-Servicer,
(a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Due Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan.

              "Servicing Fee Rate": With respect to each Mortgage Loan and REO Loan (and with respect to the RREEF Portfolio Mortgage Loan, solely for the purposes of calculating the Administrative Cost Rate under this Agreement and not for calculating the Servicing Fee), a rate equal to the per annum rate set forth on the Mortgage Loan Schedule under the heading "Servicing Fee Rate," in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan. With respect to each Companion Loan, the rate payable to the applicable Master Servicer with respect to the related Mortgage Loan to the extent not inconsistent with the related Intercreditor Agreement. Other than for purposes of calculating the Administrative Cost Rate under this Agreement, the "Servicing Fee Rate" (to be used to calculate the Servicing Fee payable to the Master Servicer hereunder) with respect to the RREEF Portfolio Mortgage Loan is 0.01% per annum (and the RREEF Portfolio Master Servicer will be entitled to a primary servicing fee with respect to the RREEF Portfolio Mortgage Loan based on a rate of 0.01% per annum), and for the purposes of calculating the Administrative Cost Rate under this Agreement, the "Servicing Fee Rate" with respect to the RREEF Portfolio Mortgage Loan is 0.01% per annum. With respect to each Companion Loan set forth below, the per annum rate is as set forth opposite its name.

     Companion Loan                   Rate
--------------------------            -----
Gas Company Tower                     0.01%
Tysons Galleria Pari Passu            0.00%(1)
Companion Loan
Tysons Galleria B Note                0.02%
Stevens Business Center               0.08%(2)
United Plaza                          0.08%(2)
Donato Corporate Park                 0.08%(2)
Park La Brea                          0.01%(1)

-----------
(1) Subject to adjustment upon securitization in an Other Securitization.
(2) Subject to adjustment to 0.05% upon securitization in an Other
    Securitization.

              "Servicing File": Shall mean a photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller to the applicable Master Servicer: (i) a copy of any engineering reports, environmental reports or property condition reports received by the related Mortgage Loan Seller with respect to the related Mortgaged Property; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between any Mortgage Loan Seller and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor's Certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of such Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of any property management agreement.

              "Servicing Function Participant": Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than any Master Servicer, the Special Servicer and the Trustee that is performing activities that address the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI.

              "Servicing Group": Servicing Group A or Servicing Group B, as applicable.

              "Servicing Group A": Collectively, all of the Mortgage Loans that are Group A Mortgage Loans and any successor REO Loans with respect thereto.

              "Servicing Group B": Collectively, all of the Mortgage Loans that are Group B Mortgage Loans and any successor REO Loans with respect thereto.

              "Servicing Officer": Any officer and/or employee of the applicable Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans (and, in the case of any Serviced Mortgage Loan, the related Companion Loan) whose name and specimen signature appear on a list of servicing officers furnished by the applicable Master Servicer and the Special Servicer to the Trustee and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

              "Servicing-Released Bid": As defined in Section 7.01(c).

              "Servicing-Retained Bid": As defined in Section 7.01(c).

              "Servicing Standards": As defined in Section 3.01(a).

              "Servicing Transfer Event": With respect to any Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) or Companion Loan, the occurrence of any of the following events:

                     (i) with respect to a Mortgage Loan or Companion Loan that is not a Balloon Mortgage Loan, (a) a payment default shall have occurred at its original Maturity Date, or (b) if the original Maturity Date of such Mortgage Loan or Companion Loan has been extended, a payment default shall have occurred at such extended Maturity Date; or

                     (ii) with respect to each Mortgage Loan or Companion Loan
              that is a Balloon Mortgage Loan, the Balloon Payment is delinquent; provided that if the Mortgagor delivers to the Special Servicer prior to the date such Balloon Payment was due a bona fide written refinancing commitment that provides that such refinancing will occur within 60 days of the Balloon Payment Due Date and is acceptable in form and substance to the Special Servicer, a Servicing Transfer Event will not occur until the earlier of (x) 60 days following the Due Date of the Balloon Payment and (y) the date on which the refinancing commitment terminates; or

                     (iii) any Monthly Payment (other than a Balloon Payment) is more than 60 days delinquent; or

                     (iv) the applicable Master Servicer makes a judgment, or
              receives from the Special Servicer a written determination of the Special Servicer concurred in by the Directing Certificateholder that a payment default is imminent and is not likely to be cured by the related Mortgagor within 60 days; or

                     (v) a decree or order of a court or agency or supervisory
              authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor; provided, that if such decree or order is discharged or stayed within 60 days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within 60 days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan or Companion Loan shall no longer be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed by the Special Servicer); or

                     (vi) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

                     (vii) the related Mortgagor shall admit in writing its
              inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                     (viii) a default of which the applicable Master Servicer or the Special Servicer, as the case may be, has notice (other than a failure by such Mortgagor to pay principal or interest) and which the applicable Master Servicer or Special Servicer (in the case of the Special Servicer, with Directing Certificateholder consent) determines in its good faith reasonable judgment may materially and adversely affect the interests of the Certificateholders or the holders of the related Companion Loan, if applicable, has occurred and remained unremedied for the applicable grace period specified in such Mortgage Loan or Companion Loan documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

                     (ix) the applicable Master Servicer has received notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property; or

                     (x) the applicable Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (iv) above) under the Mortgage Loan or Companion Loan is imminent, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan and Companion Loan (if any) or otherwise materially adversely affect the interests of Certificateholders (and/or, with respect to any Serviced Mortgage Loan, the related Companion Holder), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or Companion Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or Companion Loan); provided that any determination that a Servicing Transfer Event has occurred under this clause (x) with respect to any Mortgage Loan or Companion Loan solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer (with the consent of the Directing Certificateholder).

              If any Companion Loan becomes a Specially Serviced Mortgage Loan, the related Mortgage Loan, shall also become a Specially Serviced Mortgage Loan. If any Mortgage Loan becomes a Specially Serviced Mortgage Loan, any related Companion Loan shall become a Specially Serviced Mortgage Loan. If any Mortgage Loan in a Crossed Group becomes a Specially Serviced Mortgage Loan, each other Mortgage Loan in such Crossed Group shall also become a Specially Serviced Mortgage Loan.

              With respect to the RREEF Portfolio Mortgage Loan, the occurrence of a "Servicing Transfer Event" shall be as defined in the RREEF Portfolio Pooling Agreement.

              "Similar Law": As defined in Section 5.02(c).

              "Sole Certificateholder": Any Certificate Owner of a book-entry Certificate or a Holder of a definitive Certificate holding 100% of the Class X, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificates or, with respect to such Classes of Certificates an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3A, Class A-3FL, Class A-3B, Class A-4, Class A-SB, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been retired.

              "SOME II": SOME II, LLC and its successors in interest and assigns.

              "Special Servicer": J.E. Robert Company, Inc., a Virginia corporation, and its successors in interest and assigns, or any successor Special Servicer appointed as herein provided.

              "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and REO Loan (other than in the case of the RREEF Portfolio Mortgage Loan), the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

              "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan (other than in the case of the RREEF Portfolio Mortgage Loan), 0.25% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) or Companion Loan (if provided for in the related Intercreditor Agreement) in the same manner as interest is calculated on the Specially Serviced Mortgage Loans; provided, however, no Special Servicing Fee will be payable with respect to the Tysons Galleria B Note if such loan is a Specially Serviced Mortgage Loan as a result of a Servicing Transfer Event under clause (x) of the definition thereof that does not result in an actual (as opposed to imminent) Event of Default.

              "Specially Serviced Mortgage Loan": As defined in Section 3.01(a).

              "Startup Day": The day designated as such in Section 10.01(b).

              "Stated Principal Balance": With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received), plus (y) any Mortgage Deferred Interest added to the principal balance of such Mortgage Loan on or before the end of the immediately preceding Due Period minus (z) the sum of:

                     (i) the principal portion of each Monthly Payment due on
              such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the applicable Master Servicer;

                     (ii) all Principal Prepayments received with respect to
              such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution);

                     (iii) the principal portion of all Insurance and
              Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution); and

                     (iv) any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation that occurred prior to the end of the Due Period for the most recent Distribution Date.

              With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

                     (i) the principal portion of any P&I Advance made with
              respect to such REO Loan; and

                     (ii) the principal portion of all Insurance and
              Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

              A Mortgage Loan or a REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

              With respect to any Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date.

              "Statement to Certificateholders": As defined in Section 4.02(a).

              "Stevens Business Center AB Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Stevens Business Center AB Mortgage Loan.

              "Stevens Business Center Intercreditor Agreement": That certain Intercreditor Agreement Among Note Holders, dated as of August 11, 2006, by and between JPMorgan Chase Bank, N.A., as the A Note Holder, and CBA Mezzanine Capital Finance, LLC, as the B Note Holder. The Stevens Business Center Intercreditor Agreement relates to the Stevens Business Center Mortgage Loan.

              "Stevens Business Center Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 25.

              "Stevens Business Center Remittance Date:" The date payments are required to be made to the holder of the related Companion Loan under the Stevens Business Center Intercreditor Agreement or, if no such "remittance date" is specified, the P&I Advance Date.

              "Stevens Business Center Whole Loan": The certain Stevens Business Center Mortgage Loan and the Stevens Business Center AB Companion Loan.

              "Subcontractor": Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of any Master Servicer (or a Sub-Servicer of any Master Servicer), the Special Servicer (or a Sub-Servicer of the Special Servicer), an Additional Servicer (or a Sub-Servicer of an Additional Servicer), the Trustee.

              "Sub-Servicer": Any Person that (i) Services Mortgage Loans on behalf of any Master Servicer, Special Servicer or any Sub-Servicer and (ii) is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of servicing functions required to be performed by any Master Servicer, Special Servicer, Servicing Function Participant or an Additional Servicer, under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

              "Sub-Servicing Agreement": The written contract between the applicable Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

              "Subordinate Certificate": Any Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, or Class NR Certificate.

              "Substitution Shortfall Amount": With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

              "Successful Bidder": As defined in Section 7.01(c).

              "Swap Contract": The 1992 ISDA Master Agreement, together with the related schedule, confirmation and any annexes thereto, dated as of September 28, 2006, by and among the Swap Counterparty and the Trustee, solely in its capacity as Trustee, on behalf of the Trust (a copy of which is attached hereto as Exhibit CC).

              "Swap Counterparty": JPMorgan, acting in such capacity, or its successor in interest.

              "Swap Counterparty Collateral Account": The trust account or accounts created and maintained as a separate account or accounts by the Trustee pursuant to Section 3.32(g), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass Through Certificates, Series 2006-LDP8 Class A-3FL Certificates (subject to the rights of the Swap Counterparty as provided in the Swap Contract), Swap Counterparty Collateral Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Swap Counterparty Collateral Account shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

              "Swap Default": (a) Any failure on the part of the Swap Counterparty to (i) make a required payment under the Swap Contract or (ii) either post acceptable collateral or find an acceptable replacement Swap Counterparty after a Rating Agency Trigger Event has occurred as required by
Part 1, paragraph (k) of the Schedule to the Master Agreement in the Swap Contract or (b) an early termination date is designated under the Swap Contract in accordance with its terms.

              "Swap Termination Fees": Any fees or expenses payable by the Swap Counterparty to the Trust in connection with a Swap Default, termination of the Swap Contract or liquidation of the Swap Contract, as specified in the Swap Contract.

              "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions, and the applicable federal income tax returns to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

              "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

              "Transfer Affidavit": As defined in Section 5.02(d).

              "Transferable Servicing Interest": Subject to reduction by the Trustee pursuant to Section 3.11(a), the amount by which the Servicing Fee otherwise payable to Master Servicer No. 2 hereunder exceeds the sum of (i) the Primary Servicing Fee and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate.

              "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

              "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

              "Transferor Letter": As defined in Section 5.02(c).

              "Trust": The trust created hereby and to be administered hereunder.

              "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto (subject to, in the case of any Serviced Mortgage Loan, the interests of the related Companion Holder, in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust Fund's interest therein) or the Trust Fund's beneficial interest in the Mortgaged Property securing the RREEF Portfolio Whole Loan acquired under the RREEF Portfolio Pooling Agreement; (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the applicable Master Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Servicing Accounts (to the extent of the Trust Fund's interest therein), amounts on deposit in the Certificate Accounts, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Floating Rate Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and any REO Account (to the extent of the Trust Fund's interest in any such account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust Fund's interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Uncertificated Lower-Tier Interests and the Class A-3FL Regular Interest; (xii) the Swap Contract; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Mortgagor).

              "Trustee": LaSalle Bank National Association, a national banking association, in its capacity as trustee and its successors in interest, or any successor Trustee appointed as herein provided.

              "Trustee Exception Report": As defined in Section 2.02(f).

              "Trustee Fee": The fee to be paid to the Trustee as compensation for the Trustee's activities under this Agreement. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the principal balance of any Companion Loan.

              "Trustee Fee Rate": A rate equal to 0.0006% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (and in the same manner as interest is calculated on the related Mortgage Loan) as of the preceding Distribution Date.

              "Tysons Galleria A Notes Intercreditor Agreement": The Intercreditor Agreement, by and among the holders of the Tysons Galleria Mortgage Loan and the Tysons Galleria Pari Passu Companion Loan, relating to the relative rights of such holders of the Tysons Galleria Whole Loan, as the same may be further amended in accordance with the terms thereof.

              "Tysons Galleria Pari Passu Companion Loan": With respect to the Tysons Galleria Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the Tysons Galleria Mortgaged Property and designated as promissory note A2, which is not included in the Trust and which is pari passu in right of payment to the Tysons Galleria Mortgage Loan, to the extent set forth in the related Mortgage Loan documents and as provided in the Tysons Galleria Intercreditor Agreement.

              "Tysons Galleria Pari Passu Companion Loan Holder": The holder of the Tysons Galleria Pari Passu Companion Loan.

              "Tysons Galleria AB Intercreditor Agreement": The Co-Lender Agreement, by and among the holders of the Tysons Galleria Mortgage Loan, the Tysons Galleria Pari Passu Companion Loan and the Tysons Galleria B Note, relating to the relative rights of such holders of the Tysons Galleria Whole Loan, as the same may be further amended in accordance with the terms thereof.

              "Tysons Galleria B Note": With respect to the Tysons Galleria Whole Loan, the related promissory note made by the related Mortgagor and secured by the Mortgage on the Tysons Galleria Mortgaged Property, which is not included in the trust and which is subordinate in right of payment to the Tysons Galleria Mortgage Loan and the Tysons Galleria Pari Passu Companion Loan, to the extent set forth in the related Mortgage Loan documents and as provided in the Tysons Galleria Intercreditor Agreement.

              "Tysons Galleria B Noteholder": The holder of the Tysons Galleria B Note.

              "Tysons Galleria Companion Loan": Each of the Tysons Galleria Pari Passu Companion Loan and the Tysons Galleria B Note.

              "Tysons Galleria Companion Loan Securities": Any class of securities backed, wholly or partially, by the Tysons Galleria Pari Passu Companion Loan or the Tysons Galleria B Note.

              Tysons Galleria Intercreditor Agreement": Each of the Tysons Galleria A Note Intercreditor Agreement and the Tysons Galleria AB Intercreditor Agreement.

              "Tysons Galleria Mortgage Loan": With respect to the Tysons Galleria Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 6 on the Mortgage Loan Schedule), which is designated as promissory note A1 and is pari passu in right of payment with the Tysons Galleria Pari Passu Companion Loan and senior in right of payment to the Tysons Galleria B Note, to the extent set forth in the Tysons Galleria Whole Loan and as provided in the Tysons Galleria Intercreditor Agreement.

               "Tysons Galleria Mortgaged Property": The Mortgaged Property that secures the Tysons Galleria Whole Loan.

              "Tysons Galleria Notes": The Tysons Galleria Mortgage Loan, the Tysons Galleria Pari Passu Companion Loan and the Tysons Galleria B Note.

              "Tysons Galleria Remittance Date": The "Distribution Date" as defined in the Tysons Galleria AB Intercreditor Agreement or if no such date is specified, the P&I Advance Date.

              "Tysons Galleria Whole Loan": The Tysons Galleria Mortgage Loan, together with the Tysons Galleria Pari Passu Companion Loan and the Tysons Galleria B Note, each of which is secured by the same Mortgage on the Tysons Galleria Mortgaged Property. References herein to the Tysons Galleria Whole Loan shall be construed to refer to the aggregate indebtedness under the Tysons Galleria Notes.

              "UCC": The Uniform Commercial Code, as enacted in each applicable state.

              "UCC Financing Statement": A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

              "Uncertificated Lower-Tier Interests": Any of the Class LA-1, Class LA-1A, Class LA-2, Class LA-3A, Class LA-3FL, Class LA-3B, Class LA-4, Class LA-SB, Class LA-M, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LP and Class LNR Uncertificated Interests.

              "Underwriters": J.P. Morgan Securities Inc., Nomura Securities International, Inc., Commerzbank Capital Markets Corp., IXIS Securities North America Inc., PNC Capital Markets LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc.

              "Uninsured Cause": Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

              "United Plaza AB Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the United Plaza AB Mortgage Loan.

              "United Plaza Intercreditor Agreement": That certain Intercreditor Agreement Among Note Holders, dated as of June 30, 2006, by and between JPMorgan Chase Bank, N.A., as the A Note Holder, and CBA Mezzanine Capital Finance, LLC, as the B Note Holder. The United Plaza Intercreditor Agreement relates to the United Plaza Whole Loan.

              "United Plaza Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 100.

              "United Plaza Remittance Date:" The date payments are required to be made to the holder of the related Companion Loan under the United Plaza Intercreditor Agreement or, if no such "remittance date" is specified, the P&I Advance Date.

              "United Plaza Whole Loan": The United Plaza Mortgage Loan and United Plaza AB Companion Loan.

              "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of
Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

              "Unscheduled Principal Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, the aggregate of (a) all Principal Prepayments received on such Mortgage Loans on or prior to the P&I Advance Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional Trust Fund expenses incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loans and any REO Loans on or prior to the related P&I Advance Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

              "Upper-Tier Distribution Account": The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Trustee pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, 2006-LDP8, Upper-Tier Distribution Account." Any such account or accounts shall be an Eligible Account (or a subaccount of the Distribution Account).

              "Upper-Tier REMIC": One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

              "U.S. Dollars": Lawful money of the United States of America.

              "U.S. Person": A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

              "Voting Rights": The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 4% in the case of the Class X Certificates and (ii) in the case of any other Class of Regular Certificates (other than the Class X certificates) a percentage equal to the product of 96% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance of the Regular Certificates (other than the Class X Certificates), each determined as of the Distribution Date immediately preceding such time. None of the Class S Certificates, the Class R Certificates and the Class LR Certificates will be entitled to any Voting Rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates. Appraisal Reductions shall not result in a change in the Class Voting Rights of any Class of Regular Certificates.

              "Weighted Average Net Mortgage Rate": With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Due Period (after giving effect to any payments received during any applicable grace period).

              "Withheld Amounts": As defined in Section 3.25(a).

              "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Monthly Payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

              "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan (other than with respect to the RREEF Portfolio Mortgage Loan), provided that with respect to the Tysons Galleria Whole Loan, no Workout Fee shall be payable if such loan was a Specially Serviced Mortgage Loan as a result of a Servicing Transfer Event under clause (x) of the definition thereof that did not result in an actual (as opposed to imminent) Event of Default; provided, further, that with respect to the Tysons Galleria Whole Loan, the "Workout Fee" shall not exceed the lesser of (i) $650,000 or (ii) 1.00% of amounts received with respect to such Serviced Whole Loan.

              "Workout Fee Rate": A fee of 1.00% of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

              "Yield Maintenance Charge": With respect to any Mortgage Loan or REO Loan, the yield maintenance charge or prepayment premium set forth in the related Mortgage Loan documents; provided that no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

              Section 1.02 Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

              (i) All calculations of interest (other than as provided in the Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

              (ii) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standards consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

              (iii) Any reference to the Certificate Balance of any Class of Certificates (other than the Class S, Class X and Residual Certificates) or the Class A-3FL Regular Interest (and correspondingly, the Class A-3FL Certificates) on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates (other than the Class S, Class X and Residual Certificates) or the Class A-3FL Regular Interest (and correspondingly, the Class A-3FL Certificates) on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a), (b) any Collateral Support Deficit allocated to such Class of Certificates (other than the Class S, Class X and Residual Certificates) or the Class A-3FL Regular Interest (and correspondingly, the Class A-3FL Certificates) on the immediately preceding Distribution Date pursuant to Section 4.04, (c) the addition of any Certificate Deferred Interest allocated to such Class of Certificates (other than the Class S, Class X and Residual Certificates) or the Class A-3FL Regular Interest (and correspondingly, the Class A-3FL Certificates) and added to such Certificate Balance pursuant to Section 4.06(b) and (d) any recoveries on the related Mortgage Loan of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the Mortgage Loans that resulted in a reduction of the Principal Distribution Amount, Loan Group 1 Principal Distribution Amount or Loan Group 2 Principal Distribution Amount, which recoveries are allocated to such Class of Certificates or the Class A-3FL Regular Interest and added to the Certificate Balance pursuant to Section 4.04 (a). The Certificate Balance of the Class A-3FL Certificates shall be equal to the Certificate Balance of the Class A-3FL Regular Interest at all times, and any reductions or increases in the Certificate Balance of the Class A-3FL Regular Interest shall result in a corresponding reduction or increase, as applicable, of the Certificate Balance of the Class A-3FL Certificates.

              (iv) For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related Loan Documents may provide otherwise.

                               [End of Article I]

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

              Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests) all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 1, 2, 3, 4, 5, 6(a) (excluding clause
(viii) of Section 6(a)), 6(c), 6(d), 6(e), 6(f), 6(g), 10, 11, 13, 14, 15, 17,
18 and 19 of each of the Mortgage Loan Purchase Agreements, (iii) the Intercreditor Agreements and any intercreditor agreements with respect to any related mezzanine loans, and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the later of September 1, 2006 and the Due Date for such Mortgage Loan in September 2006 (and September 1, 2006 for any Mortgage Loan that does not have a Due Date in September 2006) and (ii) prepayments of principal collected on or before the later of September 1, 2006 and the Due Date for such Mortgage Loan in September 2006 (and September 1, 2006 for any Mortgage Loan that does not have a Due Date in September 2006). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 12.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 1, 2, 3, 4, 5, 6(a) (excluding clause
(viii) of Section 6(a)), 6(c), 6(d), 6(e), 6(f), 6(g), 10, 11, 13, 14, 15, 17,
18 and 19 of each of the Mortgage Loan Purchase Agreements, it is intended that the Trustee get the benefit of Sections 10, 11 and 14 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 11 and 14 in connection therewith.

              (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File for each Mortgage Loan so assigned, with copies to the applicable Master Servicer. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied; provided, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of "Mortgage File," with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder's office, in the case of the documents and/or instruments referred to in clause (ii) of the definition of "Mortgage File," to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Trustee or such Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months, after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder's office such original or photocopy). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of "Mortgage File," with evidence of filing or recording thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of "Mortgage File" by the appropriate county recorder's office to be a true and complete copy of the original thereof submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, the applicable Mortgage Loan Seller cannot deliver in complete and recordable form (or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), (v) (to the extent not already assigned pursuant to clause (iii)), or (xi) of the definition of "Mortgage File" solely because of the unavailability of filing or recording information as to any existing document or instrument and/or because such assignments are assignments in blank and have not been completed in favor of the Trustee as specified in the related clause(s) of the definition of "Mortgage File," such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (except for any Mortgage which has been recorded in the name of MERS or its designee), in fully complete and recordable form (or form suitable for filing or recording, if applicable), are delivered to the Trustee or its Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months after the Closing Date, as the Trustee in its discretion may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder's office the applicable filing or recording information as to the related document or instrument). Notwithstanding anything herein to the contrary, with respect to letters of credit, the applicable Mortgage Loan Seller shall deliver to the applicable Master Servicer and the applicable Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trust (in care of the applicable Master Servicer)) that may be required in order for the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents); and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Trustee together with an officer's certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the applicable Master Servicer or an officer's certificate from the applicable Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), one of which shall be delivered to the Trustee on the Closing Date. If a letter of credit referred to in the previous sentence is not in a form that would allow the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the applicable Master Servicer within 60 days of the Closing Date. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the applicable Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of the applicable Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the applicable Master Servicer on behalf of the Trust.

              (c) Pursuant to each Mortgage Loan Purchase Agreement, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, "Assignments" and, individually, "Assignment") relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments (except with respect to any Mortgages, Assignments of Leases and UCC Financing Statements that have been recorded in the name of MERS or its designee) for filing or recording, as the case may be, in the applicable public filing or recording office, and on the Closing Date, such Mortgage Loan Seller may deliver one (1) omnibus assignment for all such Mortgage Loans to the Trustee or its Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this subsection (c), the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller's expense will, promptly (and in any event within 120 days of the later of the Closing Date and the Trustee's actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each assignment to the Trustee referred to in clauses (iii) and (v) of the definition of "Mortgage File" and each UCC assignment to the Trustee referred to in clause
(xi) of the definition of "Mortgage File." Each such Assignment submitted for recording shall reflect that it should be returned by the public recording office to the Trustee or its designee following recording (or to the agent of the Mortgage Loan Seller who will then be responsible for delivery of the same to the Trustee or its designee), and each such UCC assignment submitted for recording or filing shall reflect that the file copy thereof should be returned to the Trustee or its designee following recording or filing (or to the agent of the Mortgage Loan Seller who will then be responsible for delivery of the same to the Trustee or its designee). If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about 180 days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the Mortgage Loan Seller or its designee shall, at the expense of the related Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Trustee has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Trustee pursue such confirmation at the related Mortgage Loan Seller's expense, and upon such a request and provision for payment of such expenses satisfactory to the Trustee, the Trustee, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction or of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Trustee or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Trustee shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Trustee, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of "Mortgage File," or to file any UCC assignment to the Trustee referred to in clause (xi) of the definition of "Mortgage File," in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the applicable Master Servicer, the Special Servicer, any Sub-Servicer or the Depositor.

              (d) All documents and records in the Depositor's or the applicable Mortgage Loan Seller's possession relating to the Mortgage Loans (including financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller's internal communications (including such communications between the Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications which are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the applicable Master Servicer within 5 Business Days after the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests) and, if applicable, on behalf of the related Companion Holder. Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

              (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the applicable Master Servicer, on or before the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

              (f) The Depositor shall use its best efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name, to be transferred to the applicable Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

              (g) The Trustee hereby acknowledges the receipt by it of the Closing Date Deposit Amount. The Trustee shall hold such Closing Date Deposit Amount in the Distribution Account and shall include the Closing Date Deposit Amount in the Available Distribution Amount for the initial Distribution Date. The Closing Date Deposit Amount shall remain uninvested.

              Section 2.02 Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or a Custodian on its behalf, subject to the provisions of Section 2.01 and the further review provided for in this Section 2.02 and to any exceptions noted on the Trustee Exception Report, in good faith and without notice of any adverse claim, of the applicable documents specified in clauses (i), (ii), (ix), (xv),
(xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate of the related Mortgage Loan Seller or the applicable Master Servicer as contemplated by the third to the last sentence of Section 2.01(b) hereof) and (xxiii) of the definition of "Mortgage File" with respect to each Mortgage Loan, of a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, and of all other assets included in the Trust Fund and (2) declares (a) that it or a Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, with respect to any original document in the Mortgage File for each Serviced Whole Loan or the RREEF Portfolio Whole Loan, for any present or future Companion Holder or the holder of the RREEF Portfolio Companion Notes (and for the benefit of the Trustee as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Sections 2.01 and 2.02.

              (b) Within 90 days of the Closing Date, the Trustee or a Custodian on its behalf, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than 90 days after the Closing Date), the Trustee shall, in the form attached as Exhibit V, certify in writing to each of the Rating Agencies, the Depositor, the Master Servicers, the Special Servicer, the Directing Certificateholder and the Mortgage Loan Sellers that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full) and except as specifically identified in any exception report annexed to such writing (the "Trustee Exception Report"), (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to last sentence of Section 2.01(b) hereof), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct and (iv) the Trustee on behalf of the Trust is shown as the owner of each Mortgage recorded in the name of MERS or its designee. With respect to each Mortgage Loan listed on the Trustee Exception Report, the Trustee shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Trustee and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder's office).

              (c) The Trustee, or a Custodian on its behalf, shall review the Mortgage Loan documents received thereby subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Trustee shall, in the form attached as Exhibit V, certify in writing to each of the Depositor, the Master Servicers, the Special Servicer, the Directing Certificateholder and the applicable Mortgage Loan Seller that, as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any Mortgage Loan as to which a Liquidation Event has occurred) or any Mortgage Loan specifically identified in any exception report annexed to such writing (i) all documents specified in clauses
(i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to last sentence of Section 2.01(b) hereof), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the applicable Mortgage Loan Seller have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct.

              (d) Notwithstanding anything contained in this Section 2.02 and
Section 2.03(b) to the contrary, in the case of a deficiency in any of the documents specified in clauses (ii) through (v), (viii), (ix), (xi) and (xii) in the definition of "Mortgage File" resulting solely from a delay in the return of the related documents from the applicable filing or recording office, which deficiency (i) is continuing for (a) in the case of any Mortgage Loan that is not a Specially Serviced Mortgage Loan, more than eighteen (18) months following the Closing Date or (b) in the case of any Specially Serviced Mortgage Loan, more than thirty (30) days following a Servicing Transfer Event, and (ii) impairs or prohibits in any material way the applicable Master Servicer's or Special Servicer's ability to act upon, or enforce, any of the Trust Fund's rights and remedies under the related Mortgage Loan, or Specially Serviced Mortgage Loan, as applicable, at the time the applicable Master Servicer or Special Servicer attempts to act upon, or enforce, any such right or remedy, at such time the Directing Certificateholder, in its sole judgment, may permit the related Mortgage Loan Seller, in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the Trustee an amount, to be held in trust in a segregated Eligible Account, equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the Trustee a letter of credit in such amount). Such funds or letter of credit, as applicable, shall be held by the Trustee until the date on which the Trustee determines that such document deficiency has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time the Trustee shall return such funds (or letter of credit) to the related Mortgage Loan Seller; provided, however, that the Trustee shall be entitled to request a certification by the related Master Servicer and Special Servicer as to whether any such document deficiency has been cured to the extent the related Master Servicer and Special Servicer are able to make that determination. If the applicable Master Servicer or the Special Servicer, as applicable, certifies to the Trustee that it has determined in the exercise of its reasonable judgment that the document with respect to which any such document deficiency exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with the terms and conditions of Section 2.03(b) or Section 6 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer's certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon such date, the Trustee shall deposit, or cause the applicable Master Servicer to deposit, such funds, or shall draw upon the letter of credit and deposit the proceeds of such draw, into the Certificate Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event the amount of such funds or proceeds which exceed the Substitution Shortfall Amount shall be returned to the Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited with the Trustee shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an "outside reserve fund" under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto. If the Mortgage related to the Mortgage Loan to be repurchased or substituted has been recorded in the name of MERS or its designee, the applicable Master Servicer shall use reasonable efforts to reflect the release of such Mortgage on the records of MERS.

              (e) It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii), (viii), (xiii), (xiv), (xv) through
(xxi) and (xxiii) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (ix), whether the insurance is effective as of the date of the recordation of the related Mortgage, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC financing statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC financing statements delivered to the Trustee as part of the Mortgage File indicating otherwise, the Trustee may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC financing statement filing for each Mortgagor, except to the extent multiple Mortgagors which are located in the same state are named as debtors in the same UCC financing statement filing), or if the Trustee has received notice that a particular UCC financing statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC financing statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC financing statement filing). The assignments of the UCC financing statements to be assigned to the Trust will be delivered on the new national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC financing statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then current laws.

              (f) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee or any Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed or
(2) subject to Section 2.01(b) and (c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a "Defect" in the related Mortgage File), the Trustee shall promptly so notify the Depositor, the applicable Master Servicer, the Special Servicer, the Directing Certificateholder and the applicable Mortgage Loan Seller (and in no event later than 90 days after the Closing Date and every quarter thereafter, commencing with the quarter ending December 31, 2006 until September 30, 2008, by providing a written report (the "Trustee Exception Report") setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Trustee and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder's office or filing office).

              Section 2.03 Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers' Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties.
(a) The Depositor hereby represents and warrants that:

              (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

              (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

              (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

              (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

              (v) The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust and the Mortgage Loans have been validly transferred to the Trust.

              (b) If any Certificateholder, the applicable Master Servicer, the Special Servicer or the Trustee discovers (without implying any duty of such person to make, or to attempt to make, such a discovery) or receives notice of a Defect in any Mortgage File or a breach of any representation or warranty with respect to a Mortgage Loan set forth in, or required to be made with respect to, a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement (a "Breach"), which Defect or Breach, as the case may be, materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, such Certificateholder, the applicable Master Servicer, the Special Servicer, the Trustee or the Directing Certificateholder, as applicable, shall give prompt written notice of such Defect or Breach, as the case may be, to the Depositor, the applicable Master Servicer, the Special Servicer, the applicable Mortgage Loan Seller, the Trustee and the Directing Certificateholder and shall request in writing that the applicable Mortgage Loan Seller, not later than 90 days after the earlier of (i) the applicable Mortgage Loan Seller's receipt of such notice or (ii) in the case of a Defect or Breach relating to a Mortgage Loan not being a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulation Section 1.860G-2(f)(2) that causes a defective mortgage loan to be treated as a qualified mortgage, the applicable Mortgage Loan Seller's discovery of such Defect or Breach (the "Initial Cure Period") that materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, (i) cure such Defect or Breach, as the case may be, in all material respects, (ii) repurchase the affected Mortgage Loan or REO Loan at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (iii) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Serviced Mortgage Loan, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the applicable Master Servicer for deposit into the related Certificate Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that if such Breach or Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Breach or Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional 90 days commencing immediately upon the expiration of the Initial Cure Period (such additional 90 day period, the "Extended Cure Period") to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan or substitute a Qualified Substitute Mortgage Loan) (other than with respect to any Serviced Mortgage Loan, for which no substitution will be permitted) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer's certificate to the Trustee (who shall promptly deliver a copy of such officer's certificate to the Rating Agencies, the applicable Master Servicer, the Special Servicer and the Directing Certificateholder), setting forth the reason such Breach or Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Breach or Defect will be cured within the Extended Cure Period. Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective mortgage loan to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interests of Certificateholders therein, and such Mortgage Loan shall be repurchased or substituted for without regard to the Extended Cure Period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be deposited by wire transfer to the applicable Certificate Account. If any Breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller shall cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust Fund (by wire transfer of immediately available funds) the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the Special Servicer, the Trustee or the Trust Fund that are the basis of such Breach and have not been reimbursed by the related Mortgagor; provided, however, that in the event any such costs and expenses exceed $10,000, the related Mortgage Loan Seller shall have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the Mortgagor shall be returned to the related Mortgage Loan Seller pursuant to Section 2.03(f) below. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the applicable Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the applicable Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the applicable Master Servicer to the Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt.

              Any of the following will cause a document in the Mortgage File to be deemed to have a "Defect" and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan and to be deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage (including any related assignments) that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage and a certificate stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by paragraph (ix) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of each such missing intervening assignment and a certificate stating that the original intervening assignment was sent for filing or recordation, as applicable; (e) the absence from the Mortgage File of any required letter of credit; or (f) with respect to any leasehold mortgage loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in clauses (a) through (f)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender's title insurance policy, as provided in clause (ix) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender's title insurance, shall not be considered a Defect or Breach with respect to any Mortgage File if such actual policy is delivered to the Trustee or a Custodian on its behalf not later than 18 months following the Closing Date.

              (c) In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by this
Section 2.03, the Trustee, the applicable Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the applicable Master Servicer and the Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the applicable Master Servicer and the Special Servicer, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be, to the applicable Mortgage Loan Seller in the same manner as provided in Section 6 of the related Mortgage Loan Purchase Agreement, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted for Mortgage Loan (including property acquired in respect thereof or proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

              (d) Section 6(e) of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, with respect to any Defect in a Mortgage File or any Breach of any representation or warranty with respect to a Mortgage Loan set forth in or required to be made pursuant to Section 6 of such Mortgage Loan Purchase Agreement.

              (e) The Special Servicer shall, for the benefit of the Certificateholders and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as the Special Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). Any costs incurred by the applicable Special Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to be Servicing Advances to the extent not otherwise provided herein. The Special Servicer shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys' fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii) herein out of general collections on the Mortgage Loans on deposit in the Certificate Account.

              (f) If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund under the Mortgage Loan, to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller's rights pursuant to this Section 2.03(f) shall be junior, subject and subordinate to the rights of the Trustee, the Trust Fund, the applicable Master Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, the Trust Fund, the applicable Master Servicer or the Special Servicer allocable to such Mortgage Loan. The applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standards, but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided, however, that the applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, determines in the exercise of its sole discretion consistent with the Servicing Standards that such actions by it will not impair the applicable Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan which would otherwise be payable to the applicable Master Servicer, the Special Servicer, the Trustee and the Certificateholders pursuant to the terms of this Agreement; provided, further, that the applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, may waive the collection of amounts due on behalf of the Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standards.

              (g) If (i) any Mortgage Loan is required to be repurchased or substituted for in the manner described in this Section, (ii) such Mortgage Loan is a Crossed Loan, and (iii) the applicable Defect or Breach does not constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Defect or Breach, as the case may be, will be deemed to constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Group for purposes of this paragraph, and the related Mortgage Loan Seller shall be required to repurchase or substitute for such other Crossed Loan(s) in the related Crossed Group as provided in Section 2.03(b) unless such other Crossed Loans satisfy the Crossed Loan Repurchase Criteria. In the event that the remaining Crossed Loans in such Crossed Group satisfy the aforementioned criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Breach or Defect exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Group. For the avoidance of doubt, the Mortgage Loan affected by the applicable Breach or Defect and Qualified Substitute Mortgage Loan, if any, must satisfy all other criteria for repurchase and substitution of Mortgage Loans set forth herein. Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in Section 2.03(h), all other terms of the Mortgage Loans shall remain in full force and effect without any modification thereof.

              (h) With respect to any Crossed Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Mortgage Loan in the manner prescribed in Section 2.03(g) while the Trustee continues to hold any other Crossed Loans in the related Crossed Group, the applicable Mortgage Loan Seller and the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other's Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

              (i) Notwithstanding the foregoing, if there is a material Breach or a material Defect with respect to a Mortgaged Property (but not all of the Mortgaged Properties) that secure a Mortgage Loan or group of Crossed Loans, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan or group of Crossed Loans, provided that (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the Mortgage Loan or the group of Crossed Loans, as applicable, including the remaining Mortgaged Property(ies) fully comply with and satisfy the terms, conditions and requirements set forth in the Mortgage Loan documents, this Agreement, the related Mortgage Loan Purchase Agreement and, in the case of a group of Crossed Loans, the Crossed Loan Repurchase Criteria, (iii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller's expense) to the effect that the contemplated action will not, with respect to the Upper-Tier REMIC or the Lower-Tier REMIC created hereunder, endanger such status or result in the imposition of any tax and (iv) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

              Section 2.04 Execution of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Sections 2.01 and 2.02, the delivery to it, or a Custodian on its behalf, of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC. Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans (other than Excess Interest), receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Uncertificated Lower-Tier Interests by the Trustee to the Depositor and (ii) acknowledges the authentication and delivery of the Class LR Certificates by the Trustee to or upon the order of the Depositor, (iii) acknowledges the contribution by the Depositor of the Uncertificated Lower-Tier Interests to the Upper-Tier REMIC and
(iv) immediately thereafter, the Trustee acknowledges that it has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Uncertificated Lower-Tier Interests, the Regular Certificates (other than the Class A-3FL Certificates), the Class A-3FL Regular Interest and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates and the Class A-3FL Regular Interest in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC.

              The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class A-3FL Regular Interest to the Trustee for the benefit of the respective Holders of the Class A-3FL Certificates. The Trustee (i) acknowledges the assignment to it of the Class A-3FL Regular Interest and acknowledges that it has executed the Swap Contract, (ii) declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class A-3FL Certificates and (iii) declares that it has caused the Certificate Registrar to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for, the Class A-3FL Regular Interest and for entering into the Swap Contract, and the Depositor hereby acknowledges the receipt by it or its designees of the Class A-3FL Certificates in authorized Denominations. In exchange for the Excess Interest, the Trustee acknowledges that it has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor the Class S Certificates in authorized Denominations.

              Section 2.05 Grantor Trust Designations. The Class S Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest, the Excess Interest Distribution Account and proceeds thereof, which portion shall be treated as a grantor trust within the meaning of subpart E, Part of subchapter J of the Code. The Class A-3FL Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of the Class A-3FL Regular Interest, the Swap Contract, the Floating Rate Account and the proceeds thereof, which portion shall be treated as a grantor trust within the meaning of subpart E,
Part I of subchapter J of the Code.

                               [End of Article II]

                                  ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

              Section 3.01 Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans. (a) Each of the Master Servicers and the Special Servicer shall diligently service and administer the Mortgage Loans and the Companion Loans it is obligated to service pursuant to this Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Companion Loans, the related Companion Holders and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower Tier Interests), as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loans, as the case may be (as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement and the terms of the respective Mortgage Loans. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer's and the Special Servicer's obligations, responsibilities and authority with respect to the Mezz Cap AB Mortgage Loan are limited by and subject to the terms of the related Mezz Cap AB Mortgage Loan Intercreditor Agreement. The applicable Master Servicer (or, with respect to any Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trust Fund (as holder of the Mezz Cap AB Mortgage Loan) under the related Mezz Cap AB Mortgage Loan Intercreditor Agreement. Any cost and expenses associated with such enforcement of the Trust Fund's rights against the Companion Holder shall be an expense of the Trust Fund to the extent not otherwise provided in the related Intercreditor Agreement. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided, in no event shall the applicable Master Servicer or the Special Servicer take any action in accordance with the terms of any Intercreditor Agreement that would cause the applicable Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standards or the REMIC Provisions.

              To the extent consistent with the foregoing, each Master Servicer and the Special Servicer shall service the Mortgage Loans in accordance with the applicable Servicing Standards. The "Servicing Standards" mean with respect to any Master Servicer or Special Servicer, the servicing of the Mortgage Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned by such Master Servicer or the Special Servicer, as the case may be, with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans or the Specially Serviced Mortgage Loans, as applicable, and the best interests of the Trust and the Certificateholders (and in the case of a Serviced Whole Loan, the related Companion Holder, taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by such Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case, giving due consideration to the customary and usual standards of practice of prudent institutional, multifamily and commercial mortgage loan servicers, but without regard to: (i) any relationship that such Master Servicer, the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer may have with any Mortgagor or any Affiliate of such Mortgagor, any Mortgage Loan Seller or any other parties to this Agreement; (ii) the ownership of any Certificate or Companion Loan by such Master Servicer, the Special Servicer or any Affiliate of such Master Servicer or Special Servicer, as applicable; (iii) the adequacy of such Master Servicer's or the Special Servicer's, as the case may be, right to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (iv) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by such Master Servicer or Special Servicer; (v) any obligation of such Master Servicer or any of its affiliates (in their capacity as a Mortgage Loan Seller) to cure a breach of a representation or warranty or document defect with respect to, or repurchase or substitute for the Mortgage Loan; (vi) any other debt such Master Servicer or the Special Servicer or any of its Affiliates has extended to any Mortgagor or any of its Affiliates; (vii) any obligation of such Master Servicer or any of its Affiliates to make Advances; and (viii) any option to purchase any Mortgage Loan or Companion Loan by either Master Servicer or the Special Servicer or any of their Affiliates.

              Without limiting the foregoing, subject to Section 3.21, (1) Master Servicer No. 1 shall be obligated to service and administer all Group A Mortgage Loans which, in each case, do not constitute Specially Serviced Mortgage Loans, (2) Master Servicer No. 2 shall be obligated to service and administer all Group B Mortgage Loans which, in each case, do not constitute Specially Serviced Mortgage Loans and (3) the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the RREEF Portfolio Mortgage Loan) and Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Mortgage Loans") and (ii) any REO Properties (except with respect to the RREEF Portfolio Mortgaged Property); provided, that the applicable Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided further, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the applicable Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. Neither Master Servicer will have any responsibility for the performance by the Special Servicer of its duties under this Agreement or the performance by the other Master Servicer of its duties under this Agreement. Each Mortgage Loan or Companion Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in
Section 3.21(a). Without limiting the foregoing, subject to Section 3.21, the applicable Master Servicer shall be obligated to service and administer all related Mortgage Loans (other than the RREEF Portfolio Mortgage Loan) and Companion Loans, which are not Specially Serviced Mortgage Loans. The Special Servicer shall make the inspections, use its reasonable efforts to collect the statements and forward to the applicable Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with Section 3.12. After notification to the applicable Master Servicer, the Special Servicer may contact the Mortgagor of any Non-Specially Serviced Mortgage Loan if efforts by the applicable Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the applicable Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the Master Servicers or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicers or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the applicable Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on the Master Servicers or the Special Servicer for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

              (b) Subject only to the Servicing Standards and the terms of this Agreement and of the respective Mortgage Loans and, if applicable, the Companion Loans, and any applicable Intercreditor Agreements (and intercreditor agreements entered into after the Closing Date with respect to any Mortgage Loan in connection with mezzanine debt permitted under the related Mortgage Loan documents), and applicable law, the Master Servicers and the Special Servicer each shall have full power and authority, acting alone or, in the case of any Master Servicer, subject to Section 3.22, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the Companion Holder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, with respect to each Mortgage Loan (and, with respect to a Companion Loan, the Companion Holder) it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral;
(ii) subject to Sections 3.08 and 3.20, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall furnish, or cause to be furnished, to the Master Servicers or the Special Servicer any powers of attorney and other documents necessary or appropriate to enable the Master Servicers or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicers or the Special Servicer. Notwithstanding anything contained herein to the contrary, each Master Servicer or the Special Servicer, as the case may be, shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating such Master Servicer's or the Special Servicer's, as the case may be, representative capacity or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

              (c) To the extent each Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including the related Intercreditor Agreement) to exercise its discretion with respect to any action which requires a confirmation of the Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates (or of any class of Companion Loan Securities), such Master Servicer shall require the costs of such written confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents require the Mortgagor to bear the costs of any confirmation of the Rating Agencies that an action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates (or of any class of Companion Loan Securities), the applicable Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents are silent as to who bears the costs of any confirmation of the Rating Agencies that an action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates (or of any class of Companion Loan Securities), the applicable Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. Each Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket.

              (d) The relationship of each of the Master Servicers and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

              (e) Each Master Servicer shall, to the extent permitted by the related Mortgage Loan documents and Companion Loan documents and consistent with the Servicing Standards, permit Escrow Payments to be invested only in Permitted Investments.

              (f) Within 60 days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof and (ii) the Closing Date, (A) the applicable Master Servicer shall notify, or cause the applicable Mortgage Loan Seller to notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Trust (in care of the applicable Master Servicer) for the benefit of the Certificateholders and any related Companion Holders shall be the beneficiary under each such letter of credit and (B) the applicable Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the applicable Master Servicer or the Special Servicer shall service such Mortgage Loan for the benefit of the Certificateholders. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the applicable Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the applicable Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the Master Servicers nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

              (g) Notwithstanding anything herein to the contrary, in no event shall the Master Servicers (or the Trustee, as applicable) make a Servicing Advance with respect to any Companion Loan to the extent the related Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

              (h) Servicing and administration of each Companion Loan shall continue hereunder for so long as the corresponding Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

              (i) The Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Serviced Whole Loan or other Mortgage Loan that may become subject to an intercreditor agreement in the future, it shall, subject to Section 3.21, enforce, on behalf of the Trust, subject to the Servicing Standards and to the extent the Special Servicer determines such action is in the best interests of the Trust Fund, the rights that the Trustee, on behalf of the Trust, as holder of each related Mortgage Loan is entitled to exercise under the related Intercreditor Agreement. The costs and expenses incurred by the Special Servicer in connection with such enforcement shall be paid as a Servicing Advance.

              (j) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer's and the Special Servicer's obligations and responsibilities hereunder and the applicable Master Servicer's and the Special Servicer's authority with respect to the RREEF Portfolio Mortgage Loan are limited by and subject to the terms of the RREEF Portfolio Intercreditor Agreement and the rights of the RREEF Portfolio Master Servicer and the RREEF Portfolio Special Servicer with respect thereto under the RREEF Portfolio Pooling Agreement. The applicable Master Servicer (or, with respect to any Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable best efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of the RREEF Portfolio Mortgage Loan) under the RREEF Portfolio Intercreditor Agreement and the RREEF Portfolio Pooling Agreement.

              (k) The parties hereto acknowledge that the RREEF Portfolio Mortgage Loan is subject to the terms and conditions of the RREEF Portfolio Intercreditor Agreement and further acknowledge that, pursuant to the RREEF Portfolio Intercreditor Agreement, (i) the RREEF Portfolio Mortgage Loan is to be serviced and administered by the RREEF Portfolio Master Servicer and the RREEF Portfolio Special Servicer in accordance with the RREEF Portfolio Pooling Agreement, and (ii) in the event that (A) the RREEF Portfolio A1 Note is no longer part of the trust fund created by the RREEF Portfolio Pooling Agreement and (B) the RREEF Portfolio Mortgage Loan is included in the Trust Fund, then, as set forth in the RREEF Portfolio Intercreditor Agreement, the RREEF Portfolio Whole Loan shall be serviced in accordance with the applicable provisions of a pooling agreement negotiated by the holder of the RREEF Portfolio A1 Note that is substantially similar to the RREEF Portfolio Pooling Agreement, until such time as a new servicing agreement has been agreed to by the parties to the RREEF Portfolio Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies and Fitch that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding.

              (l) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the servicing and administration of a Serviced Whole Loan shall continue hereunder (without any further obligation to make P&I Advances) even if the Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the applicable Master Servicer nor the Special Servicer shall be obligated under a separate agreement to which it is not a party). At such time as a separate servicing agreement is entered into, all amounts due to such Master Servicer or Special Servicer, as applicable, including advances and interest thereon, for the period that the Serviced Whole Loan was not part of the Trust Fund, but was serviced by such Master Servicer or the Special Servicer, as applicable shall be paid to such Master Servicer or the Special Servicer upon the execution of a separate servicing agreement by the holder of such Serviced Whole Loan or as otherwise agreed to by such holder and such Master Servicer or the Special Servicer, as applicable.

              (m) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer's obligations and responsibilities hereunder and such Master Servicer's authority with respect to the Serviced Mortgage Loans are limited by and subject to the terms of the related Intercreditor Agreement. The applicable Master Servicer (or, if a Serviced Mortgage Loan becomes a Specially Serviced Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to obtain the benefits of the rights of the Trust Fund (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement.

              (n) Master Servicer No. 2 agrees it shall pay Moody's and S&P's annual surveillance fees.

              (o) For purposes of calculating the Monthly Payment with respect to any Companion Loans related to a Serviced Whole Loan, the applicable Master Servicer, with respect to each Due Date, shall use the Mortgage Rate provided to the applicable Master Servicer by the holder of such Companion Loan pursuant to the related Intercreditor Agreement.

              Section 3.02 Collection of Mortgage Loan Payments. (a) Each of the applicable Master Servicers and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and Companion Loans (subject to the right of certain Companion Holders to receive payments directly from the related Mortgagor pursuant to the related Intercreditor Agreement) it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standards), provided that with respect to the Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the applicable Master Servicer and the Special Servicer, shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the maturity date of the related Mortgage Loan or the outstanding principal balance of such Mortgage Loan has been paid in full; provided that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The applicable Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge (other than a Penalty Charge payable with respect to the Companion Loans if the related Intercreditor Agreement provides that such Penalty Charge may not be waived without the consent of the related Companion Loan Holder after the securitization of such Companion Loan) in connection with any delinquent payment on a Mortgage Loan or Companion Loan it is obligated to service hereunder two times during any period of twenty-four consecutive months with respect to any Mortgage Loan or Companion Loan; provided, that the applicable Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge (other than a Penalty Charge payable with respect to the Companion Loans if the related Intercreditor Agreement provides that such Penalty Charge may not be waived without the consent of the related Companion Loan Holder after the securitization of such Companion Loan) in connection with any delinquent payment on a Mortgage Loan or Companion Loan one additional time in such 24-month period so long as no Advance or additional Trust Fund expense has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made only after the applicable Master Servicer or Special Servicer, as the case may be, has given notice of a proposed waiver to the Directing Certificateholder and the Directing Certificateholder has consented to such additional waiver (provided, that if the applicable Master Servicer or Special Servicer, as the case may be, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver).

              (b) All amounts collected on any Mortgage Loan or Companion Loan in the form of payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note and Mortgage (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) and, in the absence of such express provisions, such payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied (after reimbursement first to the Trustee and second to the applicable Master Servicer for any related outstanding Advances (including Workout Delayed Reimbursement Amounts that have not been reimbursed to the applicable Master Servicer) and interest thereon as provided herein and unpaid servicing compensation, Liquidation Expenses and related additional Trust Fund expenses): first, as a recovery of accrued and unpaid interest on such Mortgage Loan or Companion Loan, as applicable, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt; second, as a recovery of Unliquidated Advances, third as a recovery of principal of such Mortgage Loan or Companion Loan then due and owing, in each case, that were paid from collections on the Mortgage Loans or Companion Loan and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount"; fourth, as a recovery of Nonrecoverable Advances; fifth, in accordance with the Servicing Standards, as a recovery of any other amounts due and owing on such Mortgage Loan or Companion Loan, as applicable, including, without limitation, Penalty Charges, Yield Maintenance Charges and Excess Interest; and sixth, as a recovery of principal of such Mortgage Loan or Companion Loan, as applicable, to the extent of its entire unpaid principal balance. Notwithstanding the preceding, such provisions shall not be deemed to affect the priority of distributions of payments. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, in accordance with the preceding sentence. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof.

              (c) To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan (s), the related Companion Loan and Intercreditor Agreement) and applicable law, the applicable Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which such Insurance and Condemnation Proceeds were received.

              (d) In the event that the applicable Master Servicer or Special Servicer receives Excess Interest prior to the Determination Date for any Due Period, or receives notice from the related Mortgagor that such Master Servicer or Special Servicer will be receiving Excess Interest prior to the Determination Date for any Due Period, such Master Servicer or Special Servicer, as the case may be, will promptly notify the Trustee. None of the Master Servicers, the Special Servicer or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

              (e) With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the applicable Master Servicer shall, to the extent consistent with the Servicing Standards, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or court order.

              (f) Promptly following the Closing Date, the Trustee shall send written notice (in the form attached hereto as Exhibit M) to the RREEF Portfolio Master Servicer stating that, as of the Closing Date, the Trustee is the holder of the RREEF Portfolio Mortgage Loan and directing the RREEF Portfolio Master Servicer to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the RREEF Portfolio Mortgage Loan under the RREEF Portfolio Intercreditor Agreement and the RREEF Portfolio Pooling Agreement. The Master Servicer shall, within one Business Day of receipt, deposit into the Certificate Account all amounts received with respect to the RREEF Portfolio Mortgage Loan, the RREEF Portfolio Mortgaged Property or any related REO Property.

              Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) Each Master Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and Companion Loan documents. Any Servicing Accounts related to any Serviced Whole Loan shall be held for the benefit of the Certificateholders and the related Companion Holder, but this shall not be construed to modify their respective interests therein as set forth in the related Intercreditor Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents or in Permitted Investments in accordance with the provisions of
Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items;
(ii) reimburse the Trustee, and then the applicable Master Servicer for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the applicable Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, each Master Servicer, with respect to the Mortgage Loans it is obligated to service hereunder, shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall such Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the applicable Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

              (b) The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding the RREEF Portfolio Mortgage Loan), and the applicable Master Servicer, in the case of all other Mortgage Loans other than the RREEF Portfolio Mortgage Loan (and each Companion Loan) that it is responsible for servicing hereunder, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding the RREEF Portfolio Mortgage Loan), and the applicable Master Servicer, in the case of all other Mortgage Loans and Companion Loans that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standards to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the applicable Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Master Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) or Companion Loan. The applicable Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the Servicing Standards. To the extent that a Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) (or a Companion Loan) does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other Mortgage Loans and Companion Loans that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standards to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

              (c) In accordance with the Servicing Standards and for all Mortgage Loans (other than the RREEF Portfolio Mortgage Loan) and Serviced Whole Loans that it is responsible for servicing hereunder, the applicable Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the applicable Master Servicer shall not be required to make such advance until the later of (1) five Business Days after such Master Servicer, the Special Servicer or the Trustee, as applicable, has received confirmation that such item has not been paid or (2) the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The Special Servicer shall give the applicable Master Servicer and the Trustee no less than five Business Days' written (facsimile or electronic) notice before the date on which such Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two Business Days' written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis; provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees. In addition, the Special Servicer shall provide the applicable Master Servicer and the Trustee with such information in its possession as such Master Servicer or the Trustee, as the case may be, may reasonably request to enable such Master Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance. Any request by the Special Servicer that any Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and such Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on such Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the Special Servicer shall report to the applicable Master Servicer if the Special Servicer determines any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Servicing Advance. Such Master Servicer shall be entitled to conclusively rely on such a determination, and such determination shall be binding upon such Master Servicer, but shall in no way limit the ability of such Master Servicer, in the absence of such determination, to make its own determination that any Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in
Section 3.05. No costs incurred by the applicable Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Trustee's calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans or the Companion Loans, notwithstanding that the terms of such Mortgage Loans or the Companion Loans so permit. If the applicable Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the applicable Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. The Special Servicer shall not be required to make Servicing Advances under this Agreement but may make such Servicing Advances at its option in which event the Master Servicer shall reimburse the Special Servicer for such Servicing Advance as provided below.

              No later than 1:00 p.m., New York City time, on the first Determination Date that follows the date on which it makes any Servicing Advance, the Special Servicer shall provide the applicable Master Servicer an Officer's Certificate setting forth the details of the Servicing Advance, upon which such Master Servicer may conclusively rely in reimbursing the Special Servicer. The applicable Master Servicer shall be obligated, out of its own funds, to reimburse the Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverables Servicing Advances) made by the Special Servicer together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Any such reimbursement, together with any accompanying payment of interest, shall be made by the applicable Master Servicer, by wire transfer of immediately available funds to an account designated by the Special Servicer, no later than the first P&I Advance Date that is at least three (3) Business Days after the date on which such Master Servicer receives the corresponding Officer's Certificate contemplated by the prior sentence; provided that any such Officer's Certificate received after 1:00 p.m., New York City time, on any particular date shall, for purposes of any such reimbursement, be deemed received on the next succeeding Business Day. Upon its reimbursement to the Special Servicer of any Servicing Advance and payment to the Special Servicer of interest thereon, the applicable Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to reimbursement for such Servicing Advance, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time the Special Servicer did.

              Notwithstanding the foregoing provisions of this Section 3.03(c), a Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if such Master Servicer determines that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is a Nonrecoverable Servicing Advance. The subject Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).

              Notwithstanding anything to the contrary contained in this Section 3.03(c), any Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans) to make a payment from amounts on deposit in the applicable Certificate Account (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that such Master Servicer (or Special Servicer, as applicable) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Mortgage Loans or REO Loans, the Special Servicer has notified such Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, such Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standards (as evidenced by an Officer's Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable the Companion Holders), all as a collective whole. Each Master Servicer or Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust Fund pursuant to the terms of Section 3.19(c). The parties acknowledge that pursuant to the RREEF Portfolio Pooling Agreement, the RREEF Portfolio Master Servicer is obligated to make servicing advances with respect to the RREEF Portfolio Whole Loan. The RREEF Portfolio Master Servicer shall be entitled to reimbursement for Nonrecoverable Servicing Advances with respect to the RREEF Portfolio Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the RREEF Portfolio Pooling Agreement) in the manner set forth in the RREEF Portfolio Pooling Agreement and the RREEF Portfolio Intercreditor Agreement.

              (d) In connection with its recovery of any Servicing Advance out of the applicable Certificate Account pursuant to Section 3.05(a), the Trustee and then the applicable Master Servicer, as the case may be, shall be entitled to receive, out of any amounts then on deposit in such Certificate Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. If there are insufficient funds to reimburse the Trustee or a Master Servicer interest at the Reimbursement Rate out of the applicable Certificate Account, such party shall be entitled to receive the amounts referred to in this Section 3.03(d) out of amounts then on deposit in the other Certificate Account. Subject to Section 3.19(c), each Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the applicable Certificate Account.

              (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than the RREEF Portfolio Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than the RREEF Portfolio Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e) within a reasonable period of time following such inquiry, the applicable Master Servicer shall promptly report any such failure to the Special Servicer.

              Section 3.04 The Certificate Account, the Lower-Tier and Upper-Tier Distribution Accounts, the Companion Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the Floating Rate Account. (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Certificate Account in which such Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the Business Day following receipt of available funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

              (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans or Companion Loans;

              (ii) all payments on account of interest on the Mortgage Loans or Companion Loans, including Excess Interest, Yield Maintenance Charges and Default Interest;

              (iii) late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional Trust Fund expenses (other than Special Servicing Fees, Workout Fees or Liquidation
       Fees) as required by Section 3.11;

              (iv) all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Companion Loan or REO Property (other than (i) Liquidation Proceeds that are received in connection with the purchase by the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class, or the Holders of the Class LR Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section
       9.01 and (ii) if applicable, Liquidation Proceeds that are received in connection with the purchase of a Companion Loan from a securitization by the related mortgage loan seller or by the holder of a purchase option pursuant to the related Intercreditor Agreement or Other Pooling and Servicing Agreement, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

              (v) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c);

              (vi) any amounts required to be deposited by the applicable Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the applicable Certificate Account; and

              (vii) any amounts required to be deposited by the applicable Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

              Notwithstanding the foregoing requirements, each Master Servicer need not deposit into its related Certificate Account any amount that such Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided, that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Certificate Account and then withdrawn.

              The foregoing requirements for deposit in any Certificate Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, or amounts collected for Mortgagor checks returned for insufficient funds need not be deposited by the applicable Master Servicer in its related Certificate Account. If the applicable Master Servicer shall deposit in its related Certificate Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Certificate Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

              Upon receipt of any of the foregoing amounts in clauses (i)-(iv) above with respect to any Specially Serviced Mortgage Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the applicable Master Servicer for deposit into the applicable Certificate Account, in accordance with this Section 3.04(a). Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the applicable Master Servicer for deposit into the Certificate Account, pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier.

              Funds in the Certificate Accounts may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Certificate Account for Master Servicer No. 1 shall be located at the offices of Wells Fargo Bank, N.A., in San Francisco, California. As of the Closing Date, the Certificate Account for Master Servicer No. 2 shall be located at the offices of PNC Bank in Pittsburgh, Pennsylvania. Each Master Servicer shall give notice to the Trustee, the Special Servicer and the Depositor of the new location of its Certificate Account prior to any change thereof.

              (b) The Trustee, on behalf of the Trustee, shall establish and maintain the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Floating Rate Account and the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders (and the Trustee as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests). The applicable Master Servicer shall deliver to the Trustee each month, on or before the P&I Advance Date therein, for deposit in the Lower-Tier Distribution Account, that portion of the Available Distribution Amount attributable to the Mortgage Loans it is obligated to service hereunder (in each case, calculated without regard to clauses (a)(iv), (a)(viii), (c) and (d) of the definition of Available Distribution Amount) for the related Distribution Date and in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the applicable Certificate Account after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii)-(xx).

              With respect to the Companion Loans (excluding the RREEF Portfolio Companion Notes), each Companion Paying Agent shall establish and maintain an account for each Companion Loan, each of which may be a subaccount of the applicable Certificate Account, for distributions to each Companion Holder (each, a "Companion Distribution Account") to be held for the benefit of the related Companion Holder and shall, promptly upon receipt, deposit in the Companion Distribution Account any and all amounts received by the Companion Paying Agent that are required by the terms of this Agreement or the applicable Intercreditor Agreement to be deposited therein. Each Master Servicer shall deliver to the applicable Companion Paying Agent each month, on or before the P&I Advance Date therein, for deposit in the Companion Distribution Account, an aggregate amount of immediately available funds, to the extent of available funds, equal to the amount to be distributed to the related Companion Holder pursuant to the terms of this Agreement and the related Intercreditor Agreement.

              Notwithstanding the preceding paragraph, the following provisions shall apply to remittances relating to the Companion Loans related to Serviced Whole Loans. On each Serviced Whole Loan Remittance Date, the applicable Master Servicer shall withdraw from the Certificate Account (or applicable portion thereof) and transfer to the Companion Distribution Account an aggregate amount equal to all payments and/or collections actually received on such Companion Loans on or prior to such dates and not previously so transferred and all amounts then on deposit in the Certificate Account that represent any reimbursement amount payable to the related Companion Holder; provided, however, that in no event shall the applicable Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; provided that if the applicable Companion Paying Agent and the Master Servicer are the same Person, the Master Servicer shall not make such transfer and shall make the payments described below. On each Serviced Whole Loan Remittance Date, the applicable Companion Paying Agent shall make the payments and remittance described in Section 4.01(j) of this Agreement, which payments and remittance shall be made, in each case, on the related Serviced Whole Loan Remittance Date. Notwithstanding anything to the contrary contained herein, with respect to each Companion Holder, the applicable Master Servicer shall withdraw from the related Certificate Account and remit to the related Companion Holder, within one Business Day of receipt thereof, any amounts that represent Late Collections on such Companion Loan or any successor REO Loan with respect thereto that are received by the Master Servicer subsequent to 5:00 p.m. (New York City time) on the related Due Date therefor (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Intercreditor Agreement or this Agreement).

              The Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Floating Rate Account and the Companion Distribution Account may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

              In addition to the amounts required to be deposited in the Lower-Tier Distribution Account pursuant to the third preceding paragraph, each Master Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the Lower-Tier Distribution Account:

              (i) any amounts required to be deposited by such Master Servicer pursuant to Section 3.19 as Compensating Interest Payments in connection with Prepayment Interest Shortfalls;

              (ii) any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03;

              (iii) any Liquidation Proceeds paid by such Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to
       Section 9.01 (exclusive of that portion thereof required to be deposited in the applicable Certificate Account pursuant to Section 9.01);

              (iv) any Yield Maintenance Charges actually collected; and

              (v) any other amounts required to be so delivered for deposit in the Lower-Tier Distribution Account pursuant to any provision of this Agreement.

              If, as of the close of business (New York City time), on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) are required to be delivered hereunder, the applicable Master Servicer shall not have delivered to the Trustee for deposit in the Lower-Tier Distribution Account and the Excess Interest Distribution Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance pursuant to Section 4.03(a) hereof), such Master Servicer shall pay the Trustee interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any grace period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Trustee.

              The Trustee shall, upon receipt, deposit in the Lower-Tier Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein.

              Promptly on each Distribution Date, the Trustee shall be deemed to withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Regular Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date allocated in payment of the Uncertificated Lower-Tier Interests as specified in Sections 4.01(b) and 4.01(d), respectively, and then immediately be deemed to withdraw from the Upper-Tier Distribution Account and deposit in the Floating Rate Account an aggregate amount of immediately available funds equal to the Class A-3FL Available Funds and any Yield Maintenance Charges allocated to the Class A-3FL Regular Interest for such Distribution Date as specified in Sections 4.01(d)(i) and 4.01(k).

              Funds on deposit in the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Floating Rate Account, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account shall remain uninvested. As of the Closing Date, the Interest Reserve Account, the Floating Rate Account, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account shall be located at the offices of the Trustee. The Trustee shall give notice to the Master Servicers and the Depositor of the location of the Interest Reserve Account, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Floating Rate Account, the Excess Interest Distribution Account and, if established, the Gain-on-Sale Reserve Account, and of the proposed location of such accounts prior to any change thereof.

              (c) Prior to any Determination Date for the first Due Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the applicable Master Servicer or Special Servicer pursuant to
Section 3.02(d), the Trustee, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee in trust for the benefit of the Class S Certificateholders. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, each Master Servicer shall remit to the Trustee for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Due Period.

              Following the distribution of Excess Interest to Class S Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Excess Interest Distribution Account.

              (d) The Trustee shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Trustee. Funds in the Gain-on-Sale Reserve Account shall be held uninvested.

              Upon the disposition of any REO Property in accordance with
Section 3.09 or Section 3.18, the Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized in connection with such sale and remit such funds to the Trustee for deposit into the Gain-on-Sale Reserve Account, other than Gain-on-Sale Proceeds allocable to the Companion Loans, which shall be remitted to the applicable Companion Paying Agent for deposit into the applicable Companion Distribution Account.

              (e) On or before the Closing Date, the Trustee shall establish and maintain the Floating Rate Account in trust for the benefit of the Class A-3FL Certificateholders. The Floating Rate Account shall (i) at all times be an Eligible Account and (ii) relate solely to the Class A-3FL Certificates. The Trustee shall deposit into the Floating Rate Account all amounts received in respect of distributions on the Class A-3FL Regular Interest as specified in
Section 3.04(b), and shall immediately deposit into the Floating Rate Account all amounts received under the Swap Contract.

              Section 3.05 Permitted Withdrawals from the Certificate Accounts, the Distribution Accounts, the Companion Distribution Account, the Excess Interest Distribution Account and the Floating Rate Account. (a) Each Master Servicer may, from time to time, make withdrawals from its related Certificate Account for any of the following purposes (without duplication of the same payment or reimbursement):

              (i) (A) no later than 4:00 p.m. New York City time on each P&I Advance Date, to remit to the Trustee for deposit in the Lower-Tier Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted pursuant to the first paragraph of
       Section 3.04(b) and Section 3.04(c) or that may be applied to make P&I Advances pursuant to Section 4.03(a) and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the applicable Companion Paying Agent for deposit in the applicable Companion Distribution Account the amounts required to be so deposited on the date specified in the related Intercreditor Agreement with respect to the related Companion Loans;

              (ii) (A) to pay itself unpaid Servicing Fees in respect of each Mortgage Loan, Companion Loan (to the extent permitted in the related Intercreditor Agreement), Specially Serviced Mortgage Loan and REO Loan, as applicable, such Master Servicer's rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to pay the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Mortgage Loan or REO Loan or Corrected Mortgage Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made first, from amounts collected on the related subordinate Companion Loan, if any, and then from the related Mortgage Loan and any related pari passu Companion Loan, pro rata and pari passu in accordance with their Stated Principal Balances, subject to the terms of the related Intercreditor Agreement, prior to being payable out of general collections and provided, further that with respect to any Serviced Whole Loan, such expenses shall be reimbursed as among the related Companion Loans in the priority and subject to the limitations set forth in the related Intercreditor Agreement);

              (iii) to reimburse the Trustee and itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order), for unreimbursed P&I Advances, the applicable Master Servicer's or the Trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fees) on and principal of the particular Mortgage Loans and REO Loans with respect to which such P&I Advances were made; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in its Certificate Account (and from funds in the other Certificate Account) from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below (to be allocated between the Loan Groups as set forth in the last paragraph of
       Section 3.05 (a)) or, in the circumstances specified in Section 3.19(c), from general collections (provided that with respect to any Serviced Mortgage Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Companion Loan) prior to reimbursement from other funds unrelated to the related Serviced Whole Loan on deposit in the Certificate Account);

              (iv) to reimburse the Trustee and itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order), for unreimbursed Servicing Advances, the applicable Master Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than the RREEF Portfolio Mortgage Loan), Companion Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in case of such reimbursement relating to an Serviced Whole Loan, such reimbursements shall be made first, from amounts collected on the related subordinate Companion Loan, if any, and then from the related Mortgage Loan and pari passu Companion Loan(s), pro rata and pari passu based on their Stated Principal Balances, subject to, and in accordance with, the terms of the related Intercreditor Agreement, prior to being payable out of general collections); provided, however, that if such Servicing Advance becomes a Workout Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in its Certificate Account (and from funds in the other Certificate Account) from time to time that represent collections or recoveries of principal to the extent provided in clause
       (v) below (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05(a)) or, in the circumstances specified in
       Section 3.19(c), from general collections;

              (v) to reimburse the Trustee, itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order) (1) for Nonrecoverable Advances (including Workout-Delayed Reimbursement Amounts that constitute Nonrecoverable Advances) first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds received on the related Mortgage Loan and Companion Loan, then, out of the principal portion of general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05 (a)), then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.19(c), out of other collections on the Mortgage Loans and REO Properties and, (2) with respect to the Workout-Delayed Reimbursement Amounts that are not Nonrecoverable Advances, out of the principal portion of the general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05 (a)), net of such amounts being reimbursed pursuant to (1) above (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made first from amounts collected on any related subordinate Companion Loan and then from the related Mortgage Loan and any related pari passu Companion Loan(s), pro rata and pari passu based on their related Stated Principal Balances, subject to and in accordance with the related Intercreditor Agreement, prior to being payable out of general collections) or to pay itself, with respect to any Mortgage Loan and the Companion Loans, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the applicable Certificate Account of all amounts received in connection therewith;

              (vi) at such time as it reimburses the Trustee and itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order) or any servicing party for a related securitization trust in respect of any Serviced Securitized Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout Delayed Reimbursement Amount) pursuant to clause (iii) above, to pay itself or the Trustee or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement) or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(c), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself or the Trustee or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as the case may be, any interest accrued and payable thereon in accordance with Sections 3.03(d) and 3.11(c) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself or the Trustee or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), or such other servicing party, as the case may be, any interest accrued and payable thereon (in the case of the Park La Brea Pari Passu Companion Loan, such reimbursement shall be made to such servicing party within one Business Day of receipt of any related collections received on the Park La Brea Whole Loan); provided, that in all events interest on P&I Advances on any Serviced Securitized Companion Loan shall not be paid from funds available to any other related Serviced Securitized Companion Loan;

              (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation, each such Person's right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price or Substitution Shortfall Amount paid with respect to such Mortgage Loan that represents such expense in accordance with clause
       (iii) or clause (iv) of the definition of Purchase Price;

              (viii) in accordance with Section 2.03(e), to reimburse itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller's obligations under Section 6 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise (provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made first, from amounts collected on the related subordinate Companion Loan, if any, and then from the related Mortgage Loan and any related pari passu Companion Loan, pro rata and pari passu in accordance with their Stated Principal Balances, subject to, and in accordance with, the terms of the related Intercreditor Agreement prior to being payable out of general collections;

              (ix) to pay for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties (provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made first, from amounts collected on the related subordinate Companion Loan, if any, and then from the related Mortgage Loan and any related pari passu Companion Loan, pro rata and pari passu in accordance with their Stated Principal Balances, subject to, and in accordance with, the terms of the related Intercreditor Agreement prior to being payable out of general collections;

              (x) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (A) interest and investment income earned in respect of amounts relating to the Trust Fund held in its Certificate Account and the Companion Distribution Account as provided in
       Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to its Certificate Account and the Companion Distribution Account for the period from and including the prior P&I Advance Date to but excluding the P&I Advance Date related to such Distribution Date) and
       (B) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan is a Specially Serviced Mortgage Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund (other than Special Servicing Fees) in accordance with Section 3.11(d); and (b) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund in accordance with Section 3.11(d));

              (xi) to recoup any amounts deposited in the applicable Certificate Account in error;

              (xii) to pay itself, the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 6.03(a) or 6.03(b) (provided that, in case of such payments relating to a Serviced Whole Loan, such reimbursements shall be made first, from amounts collected on the related subordinate Companion Loan, if any, and then from the related Mortgage Loan and any related pari passu Companion Loan, pro rata and pari passu in accordance with their Stated Principal Balances, subject to and in accordance with the terms of the related Intercreditor Agreement, prior to being payable out of general collections);

              (xiii) to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.16(a), 3.17(b), 3.20(a), 3.20(d) and
       10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 11.01(a) or 11.01(c) in connection with an amendment to this Agreement requested by the Trustee or the applicable Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.16(a) (provided that, in case of such payments relating to a Serviced Whole Loan, such reimbursements shall be made first, from amounts collected on the related subordinate Companion Loan, if any, and then from the related Mortgage Loan and any related pari passu Companion Loan, pro rata and pari passu in accordance with their Stated Principal Balances, subject to and in accordance with the terms of the related Intercreditor Agreement, prior to being payable out of general collections);

              (xiv) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicers, the Special Servicer or the Trustee is liable therefor pursuant to Section 10.01(g);

              (xv) to reimburse the Trustee out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund pursuant to Section 10.01(c);

              (xvi) to pay itself, the Special Servicer or the applicable Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the last two sentences of the first paragraph of Section 2.03(b);

              (xvii) to remit to the Trustee for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.25;

              (xviii) to clear and terminate the applicable Certificate Account at the termination of this Agreement pursuant to Section 9.01;

              (xix) to remit to the applicable Companion Paying Agent for deposit into the applicable Companion Distribution Account the amounts required to be deposited pursuant to the second paragraph of Section 3.04(b); and

              (xx) to pay for any expenditures to be borne by the Trust Fund pursuant to the second paragraph of Section 3.03(c).

              The applicable Master Servicer shall also be entitled to make withdrawals from time to time, from the Certificate Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the RREEF Portfolio Master Servicer, the RREEF Portfolio Special Servicer, the RREEF Portfolio Trustee or the RREEF Portfolio Paying Agent by the holder of the RREEF Portfolio Mortgage Loan pursuant to the RREEF Portfolio Intercreditor Agreement and the RREEF Portfolio Pooling Agreement.

              The applicable Master Servicer for each Serviced Whole Loan shall also make withdrawals from time to time, from the Certificate Account of amounts necessary for the payments or reimbursements provided for under the related Intercreditor Agreement with respect to the related Companion Loan(s) within one Business Day of receipt of such amounts pursuant to the related Intercreditor Agreement.

              Each Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from its related Certificate Account.

              Each Master Servicer shall pay to the Special Servicer or the Trustee from its related Certificate Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Trustee describing the item and amount to which the Special Servicer or the Trustee is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the applicable Certificate Account. To the extent a Nonrecoverable Advance or Workout Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans pursuant to clauses
(iii), (iv) or (v) of this Section 3.05(a), such reimbursement shall be made first, from the principal collection available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout Delayed Reimbursement Amounts related to such other Loan Group. To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the interest portion of the general collections on the Mortgage Loans pursuant to clauses (iii), (iv) or (v) of this Section 3.05(a), such reimbursement shall be made first, from the interest collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the interest collections in such Loan Group are not sufficient to make such reimbursement in full, then from the interest collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances related to such other Loan Group).

              (b) The Trustee, may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes:

              (i) to be deemed to make deposits of the Lower-Tier Regular Distribution Amount pursuant to Section 4.01(b) and to distribute the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) in the Upper-Tier Distribution Account, and to make distributions on the Class LR Certificates pursuant to Section 4.01(b);

              (ii) [RESERVED];

              (iii) [RESERVED];

              (iv) to pay to the Trustee or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person, with respect to the Mortgage Loans, pursuant to Section 8.05(b);

              (v) to pay the Trustee, the Trustee Fee as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

              (vi) to pay for the cost of the Opinions of Counsel sought by the Trustee (A) as provided in clause (v) of the definition of "Disqualified Organization," (B) as contemplated by Section 3.20(d), 8.02(ii) and 10.01(f), or (C) as contemplated by Section 12.01(a) or 12.01(c) in connection with any amendment to this Agreement requested by the Trustee, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to
       Section 12.01(g);

              (vii) to pay any and all federal, state and local taxes imposed on either the Lower-Tier REMIC or Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the REMIC Administrator, the applicable Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(g);

              (viii) to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(e);

              (ix) to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Account not required to be deposited therein; and

              (x) to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

              (c) The Trustee shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(i).

              (d) The Trustee may make, or be deemed to make, withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

              (i) to make distributions to Certificateholders (other than Holders of the Class A-3FL Certificates and the Class LR Certificates) and to the Floating Rate Account in respect of the Class A-3FL Regular Interest on each Distribution Date pursuant to Section 4.01 or 9.01, as applicable, subject to the penultimate paragraph of Section 3.04(b);

              (ii) [RESERVED]; and

              (iii) to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

              (e) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in any Certificate Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii) and the Trustee Fee listed in
Section 3.05(b)(v), then the Trustee Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in any Certificate Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of such Trustee Fee, the Trustee shall be paid based on the amount of such fees and (ii) if amounts on deposit in any Certificate Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (iv), (v) and (vi), then reimbursements shall be paid first to the Trustee and second to the applicable Master Servicer.

              (f) Each Companion Paying Agent may, from time to time, make withdrawals from its Companion Distribution Account to make distributions pursuant to Section 4.01(j).

              (g) The Trustee shall make withdrawals from the Floating Rate Account only for the following purposes:

              (i) to withdraw amounts deposited in the Floating Rate Account in error and pay such amounts to the Persons entitled thereto;

              (ii) to pay any funds required to be paid to the Swap Counterparty under the Swap Contract as specified in Section 3.32(c), and to pay costs or expenses, if any, related to the Swap Contract pursuant to Section 3.32(f);

              (iii) to make distributions to the Holders of the Class A-3FL Certificates pursuant to Section 4.01(k); and

              (iv) to clear and terminate the Floating Rate Account pursuant to
       Section 9.01.

              Section 3.06 Investment of Funds in the Certificate Accounts and the REO Account. (a) Each Master Servicer may direct any depository institution maintaining its related Certificate Account, Companion Distribution Account, or any Servicing Account (for purposes of this Section 3.06, an "Investment Account"), the Special Servicer may direct any depository institution maintaining the REO Account (also for purposes of this Section 3.06, an "Investment Account") to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand,
(i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). Each Master Servicer (in the case of each Certificate Account, Companion Distribution Account, or any Servicing Account maintained by or for such Master Servicer) or the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer), on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in each Certificate Account, Companion Distribution Account, the Servicing Accounts or REO Account, as applicable, that is either (i) a "certificated security," as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a "security entitlement" (within the meaning of Section 8-102(a)(17) of the UCC), each Master Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of the Certificate Account, Companion Distribution Account, or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall:

              (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

              (ii) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

              (b) Interest and investment income realized on funds deposited in the applicable Certificate Account, Companion Distribution Account, or any Servicing Account maintained by or for the applicable Master Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior P&I Advance Date to but excluding the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of such Master Servicer to the extent not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Sections 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any P&I Advance Date to but excluding the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(c). In the event that any loss shall be incurred in respect of any Permitted Investment (other than any Permitted Investment the income with respect to which would have been required to be paid to the related Mortgagor) directed to be made by the applicable Master Servicer or Special Servicer, as applicable, and on deposit in any of the Certificate Account, Companion Distribution Account, the Servicing Account or the REO Account, such Master Servicer (in the case of the Certificate Account, Companion Distribution Account, or any Servicing Account maintained by or for such Master Servicer) and the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior P&I Advance Date, to and including the immediately succeeding P&I Advance Date, provided that neither the applicable Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to a Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of such Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency).

              (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, each Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

              Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) The applicable Master Servicer (with respect to the Mortgage Loans (including the Serviced Whole Loans and other than the RREEF Portfolio Mortgage Loan) it is obligated to service hereunder and the related Specially Serviced Mortgage Loans) or the Special Servicer (with respect to REO Properties other than the RREEF Portfolio Mortgaged Property) shall use its efforts consistent with the Servicing Standards to cause the Mortgagor to maintain (other than with respect to the RREEF Portfolio Mortgage Loan), to the extent required by the terms of the related Mortgage Loan all insurance coverage as is required under the related Mortgage Loan except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default. If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the applicable Master Servicer (with respect to the Mortgage Loans, Companion Loans and Serviced Whole Loans, and other than the RREEF Portfolio Mortgage Loan) or the Special Servicer (with respect to REO Properties other than the RREEF Portfolio Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage Loan but only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer or the Special Servicer and, if available, can be obtained at commercially reasonable rates, as determined by such Master Servicer (with respect to Mortgage Loans and Serviced Whole Loans and other than the RREEF Portfolio Mortgage Loan) (or in the case of insurance against property damage resulting from terrorist or similar acts or insurance with respect to REO Properties other than the RREEF Portfolio Mortgaged Property, the Special Servicer) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default; provided, however, that if any Mortgage Loan permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the applicable Master Servicer or the Special Servicer, as the case may be, shall impose such insurance requirements as are consistent with the Servicing Standards taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, such Master Servicer will be obligated to maintain insurance against property damage resulting from terrorist or similar acts unless the Mortgagor's failure is an Acceptable Insurance Default and only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer and, if available, can be obtained at commercially reasonable rates as determined by the Special Servicer, provided that such Master Servicer shall be entitled to conclusively rely on such determination. Subject to Section 3.17(a) and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the penultimate sentence of this paragraph, the Special Servicer shall maintain for each REO Property (other than the RREEF Portfolio Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan and Companion Loan unless the Special Servicer, with Directing Certificateholder consent, determines that such insurance is not available at commercially reasonable rates, provided that such Master Servicer shall be entitled to conclusively rely on such determination. All Insurance Policies that insure against loss to the property and are maintained by the Master Servicers or the Special Servicer shall (i) contain a "standard" mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans and Companion Loans other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, or
(y) the outstanding principal balance owing on the related Mortgage Loan, Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents),
(v) be noncancellable without 30 days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the applicable Master Servicer or the Special Servicer under any Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standards and the provisions of the related Mortgage Loan and Companion Loan) shall be deposited in the applicable Certificate Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by the applicable Master Servicer in maintaining any Insurance Policies in respect of Mortgage Loans and Companion Loans (other than REO Properties) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the applicable Master Servicer as a Servicing Advance and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan and Companion Loan, notwithstanding that the terms of such Mortgage Loan or Companion Loan so permit. Any cost incurred by the Special Servicer in maintaining any Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Servicing Advance. The foregoing provisions of this paragraph shall apply to a Mortgage Loan and its related Companion Loan as if each pair were a single "Mortgage Loan".

              Notwithstanding the foregoing, with respect to the Mortgage Loans (other than the RREEF Portfolio Mortgage Loan) or the Companion Loans that either (x) require the Mortgagor to maintain "all risk" property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan or the Companion Loans reasonably requires from time to time in order to protect its interests, the applicable Master Servicer will be required to, consistent with the Servicing Standards, (A) actively monitor whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge (such knowledge to be based on the applicable Master Servicer's compliance with the immediately preceding clauses (A) and (B)) that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based on the applicable Master Servicer's compliance with the immediately preceding clauses
(A) and (B)) that any borrower fails to purchase the insurance requested to be purchased by the applicable Master Servicer pursuant to clause (B) above. If the Special Servicer determines in accordance with the Servicing Standards that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the applicable Master Servicer and such Master Servicer shall cause such insurance to be maintained in accordance with this Section 3.07(a). Furthermore, the Special Servicer shall inform the Rating Agencies as to such conclusions for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that the Special Servicer is evaluating the availability of such insurance, the Master Servicer will not be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

              Notwithstanding the foregoing, the applicable Master Servicer will not be required to maintain or cause to be maintained any earthquake or environmental insurance on a Mortgaged Property unless such insurance was in effect as of origination of the Mortgage Loan or the date of initial issuance of the Certificates and such insurance is available at commercially reasonable rates.

              Each of the Master Servicer and the Special Servicer will be entitled to rely on insurance consultants in making the determination described in the definition of "Acceptable Insurance Default" (as well as determinations of whether particular exclusions constitute additional exclusions) and the cost of such expense shall be paid from the Certificate Account as a Servicing Advance.

              (b) (i) If the applicable Master Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans, including the Serviced Whole Loans, or REO Properties (other than with respect to the RREEF Portfolio Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the applicable Certificate Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any Serviced Whole Loan, or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standards. In connection with its activities as administrator and Master Servicer of the Mortgage Loans, each Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standards, may maintain, earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

              (ii) If any Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming such Master Servicer or the Special Servicer, as applicable, on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the applicable Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e. other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by such Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the applicable Master Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into its Certificate Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any Serviced Whole Loan or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standards.

              (c) Each of the Master Servicers and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering such Master Servicer's and the Special Servicer's, as the case may be, officers and employees acting on behalf of such Master Servicer and the Special Servicer in connection with its activities under this Agreement. Notwithstanding the foregoing, so long as the long term debt or the deposit obligations or claims-paying ability of the applicable Master Servicer or the Special Servicer, as the case may be, is rated at least "A3" by Moody's and "A" by S&P, the Master Servicer or the Special Servicer, as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an "errors and omissions" Insurance Policy. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standards. Coverage of any Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the applicable Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). The Special Servicer and the applicable Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect. The Master Servicers and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

              (d) At the time any Master Servicer determines in accordance with the Servicing Standards that any Mortgaged Property securing a Mortgage Loan it is obligated to service hereunder is in a federally designated special flood hazard area (and such flood insurance has been made available), such Master Servicer will use efforts consistent with the Servicing Standards to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by such Master Servicer, in accordance with the Servicing Standards and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan or Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standards. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and Companion Loan, and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. If the cost of any insurance described above is not borne by the Mortgagor, the applicable Master Servicer shall promptly make a Servicing Advance for such costs.

              (e) During all such times as any REO Property (other than with respect to the RREEF Portfolio Mortgaged Property) shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standards), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the applicable Master Servicer as a Servicing Advance.

              Section 3.08 Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a) As to each Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) or Companion Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

              (i) provides that such Mortgage Loan or Companion Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or ownership interest in the related Mortgagor or principals of the Mortgagor; or

              (ii) provides that such Mortgage Loan or Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan or Companion Loan is being serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the applicable Master Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) the rights of the lender in the Mortgage Loan Documents provided, that
(i) with respect to all Non-Specially Serviced Mortgage Loans, such Master Servicer has obtained the prior written consent of the Special Servicer, which consent shall be deemed given 15 Business Days after receipt by the Special Servicer from such Master Servicer of such Master Servicer's analysis and recommendation with respect to such waiver together with such other information reasonably required by the Special Servicer, (ii) with respect to all Specially Serviced Mortgage Loans and Non-Specially Serviced Mortgage Loans, the Special Servicer shall, prior to consenting to such a proposed action of a Master Servicer, obtain, and, prior to itself taking such an action, the Special Servicer shall obtain, the prior written consent of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt by the Directing Certificateholder of such Master Servicer's or Special Servicer's, as applicable, analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder, and (iii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than 5% of the aggregate Stated Principal Balance of all the Mortgage Loans then outstanding or (z) together with any other Mortgage Loans cross-collateralized with such Mortgage Loan, or together with all other Mortgage Loans with the same or an affiliated Mortgagor, is one of the ten largest of the then outstanding Mortgage Loans, by Stated Principal Balance, the applicable Master Servicer or the Special Servicer, as the case may be, shall not take such action unless it has obtained confirmation from each Rating Agency stating that none of the then-current rating or ratings of all outstanding Classes of the Certificates and, if applicable, of the Companion Loan Securities, would be qualified, downgraded or withdrawn by such Rating Agency, as a result of such waiver.

              (b) As to each Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) and Companion Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

              (i) provides that such Mortgage Loan and Companion Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or ownership interest in the related Mortgagor or principals of the Mortgagor; or

              (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or ownership interest in the related Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan and Companion Loan is serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the applicable Master Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) any right it may have with respect to such Mortgage Loan or Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent, provided, that (i) (a) with respect to all Non-Specially Serviced Mortgage Loans, such Master Servicer has made a recommendation and obtained the prior written consent of the Special Servicer, which consent shall be deemed given ten
(10) Business Days after receipt by the Special Servicer from the applicable Master Servicer of such Master Servicer's analysis and recommendation with respect to such waiver together with such other information reasonably required by the Special Servicer and (b) the Special Servicer has obtained (i) the prior written consent of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt by the Directing Certificateholder of the Special Servicer's analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder, and (ii) from each Rating Agency a confirmation that such waiver would not result in the downgrade, withdrawal or qualification of the then-current ratings on any Class of outstanding Certificates or any class of Companion Loan Securities if such Mortgage Loan (1) has an outstanding principal balance (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (2) has an LTV Ratio (including existing and proposed debt) greater than 85% (including any proposed debt) or
(3) a Debt Service Coverage Ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and the principal amount of the proposed additional loan) or (4) is one of the ten (10) largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000.

              (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

              (d) Except as otherwise permitted by Sections 3.20 and 3.08(a),
(b) and (e), neither the Master Servicers nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The Master Servicers and the Special Servicer shall each provide copies of any waivers it effects pursuant to Section 3.08(a) or (b) to the other and each Rating Agency with respect to each Mortgage Loan. To the extent not previously provided, the Master Servicers shall provide copies of any waivers they effect pursuant to Section 3.08(a) or (b) to the Special Servicer and each Rating Agency with respect to each Mortgage Loan.

              (e) Notwithstanding any other provisions of this Section 3.08 or
Section 3.20, each Master Servicer may with respect to Non-Specially Serviced Mortgage Loans, without any Directing Certificateholder approval, Rating Agency confirmation or Special Servicer approval (provided, the applicable Master Servicer delivers notice thereof to the Special Servicer and Directing Certificateholder, except to the extent that the Special Servicer or the Directing Certificateholder, as the case may be, notifies such Master Servicer that such party does not desire to receive copies of such items), (i) grant waivers of non-material covenant defaults (other than financial covenants), including late financial statements; (ii) grant releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due provided such releases are required by the related Mortgage Loan documents;
(iii) approve or consent to grants of easements or right of way for utilities, access, parking, public improvements or another purpose or subordinations of the lien of Mortgage Loans to easements that do not materially affect the use or value of a Mortgaged Property or a Mortgagor's ability to make any payments with respect to the related Mortgage Loan; (iv) grant other routine approvals, including the granting of subordination, non-disturbance and attornment agreements and leasing consents that affect less than the lesser of (a) 25% of the net rentable area of the Mortgaged Property, or (b) 30,000 square feet; (v) consent to actions related to condemnation of non-material, non-income producing parcels of the Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan or Companion Loan as and when due; (vi) consent to a change in property management relating to any Mortgage Loan or Companion Loan with respect to Mortgage Loans or Companion Loans with an outstanding principal balance of less than $2,500,000; and (vii) approve of annual operating budgets; provided, that any such modification, waiver or amendment (w) would not in any way affect a payment term of the Certificates,
(x) would not constitute a "significant modification" of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes, (y) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standards, and (z) agreeing to such modification, waiver or amendment shall not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement or other Mortgage Loan Document contemplated hereby.

              (f) Notwithstanding any other provision of this Agreement, each Master Servicer may not waive its rights or grant its consent under any "due on sale" or "due on encumbrance" clause without the consent of the Special Servicer and the Special Servicer may not waive its rights or grant its consent under any "due-on-sale" or "due-on-encumbrance" clause relating to a Non-Specially Serviced Mortgage Loan having a Stated Principal Balance greater than or equal to $2,500,000 or relating to any Specially Serviced Mortgage Loan without the consent of the Directing Certificateholder. The Directing Certificateholder shall have 10 Business Days after receipt of notice along with the applicable Master Servicer's or Special Servicer's recommendation and analysis with respect to such waiver and any additional information the Directing Certificateholder may reasonably request from the Special Servicer of a proposed waiver or consent under any "due on sale" or "due on encumbrance" clause in which to grant or withhold its consent (provided, that if the Special Servicer fails to receive a response to such notice from the Directing Certificateholder in writing within such period, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver or consent).

              Section 3.09 Realization Upon Defaulted Mortgage Loans. (a) The Special Servicer shall, subject to subsections (b) through (d) of this Section
3.09 and Section 3.29, exercise reasonable efforts, consistent with the Servicing Standards, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing such Mortgage Loans (other than the RREEF Portfolio Mortgage Loan) or Companion Loans, as come into and continue in default as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the applicable Master Servicer or Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to such Master Servicer for such Servicing Advance, and such Master Servicer or Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the applicable Master Servicer, provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section
3.09 shall be construed so as to require the applicable Master Servicer or the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by such Master Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.18(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standards. If and when the Special Servicer or the applicable Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer or such Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by such Master Servicer as a Servicing Advance.

              (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

              (i) such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

              (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund (to the extent not allocable to a Companion Loan) will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest, the Class A-3FL Regular Interest or Certificate is outstanding.

              (c) Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.29, neither the Special Servicer nor the Master Servicers shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder(s), would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standards, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six months prior to any such acquisition of title or other action, that:

              (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, for such purposes taking into account any insurance coverage provided pursuant to any environmental insurance polices in effect and obtained on behalf of the Mortgagee with respect to the related Mortgaged Property; and

              (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions.

              The cost of any such Environmental Assessment shall be paid by the applicable Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer at the direction of the Special Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust Fund, in the case of any Serviced Whole Loan, may be withdrawn in accordance with the related Intercreditor Agreement by the applicable Master Servicer from the Certificate Account, including from the sub-account relating to the related Companion Loans (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to the related Companion Loans)); and if any such Environmental Assessment so warrants, the Special Servicer shall (except with respect to any Companion Loan and any Environmental Assessment ordered after the related Serviced Mortgage Loan has been paid in full), at the expense of the Trust Fund, perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Mortgage Loans, the applicable Master Servicer and, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall review and be familiar with the terms and conditions relating to making claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests).

              (d) If (i) the environmental testing contemplated by subsection
(c) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and any related Companion Loan(s) and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Mortgage Loan pursuant to
Section 6 of the applicable Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Trustee, the applicable Master Servicer and the Directing Certificateholder in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Trustee shall have notified the Certificateholders in writing of the Special Servicer's intention to so release such Mortgaged Property, (iii) the Holders of Certificates entitled to a majority of the Voting Rights shall have consented to such release within 30 days of the Trustee's distributing such notice (failure to respond by the end of such 30-day period being deemed consent), and (iv) the Special Servicer shall have received written confirmation from each Rating Agency that such release will not cause the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or class of Companion Loan Securities. To the extent any fee charged by each Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust provided, that the applicable Master Servicer and the Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

              (e) The Special Servicer shall provide written reports and a copy of any Environmental Assessments to the Trustee, the Directing Certificateholder, each Rating Agency and the applicable Master Servicer monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property. The Trustee shall forward, or cause to be forwarded all such reports to each Rating Agency and the Certificateholders upon request.

              (f) The Special Servicer shall notify the applicable Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Companion Loan which is abandoned or foreclosed and such Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099C or any successor form, all forgiveness of indebtedness to the extent such information has been provided to such Master Servicer by the Special Servicer. Upon request, each Master Servicer shall deliver a copy of any such report to the Trustee.

              (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standards, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan and applicable Companion Loan permit such an action.

              (h) The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Mortgage Loan, defaulted Companion Loan or REO Property (other than with respect to the RREEF Portfolio Mortgage Loan) and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate promptly delivered to the Trustee, the Directing Certificateholder and the applicable Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

              Section 3.10 Trustee to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan (other than the RREEF Portfolio Mortgage Loan), or the receipt by any Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer or Special Servicer, as the case may be, will immediately notify the Trustee and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Certificate Account pursuant to Section 3.04(a) or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within seven Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the Special Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the applicable Master Servicer or Special Servicer, as the case may be; provided, however, that in the case of the payment in full of a Serviced Mortgage Loan, the Mortgage Loan File with respect to the related Serviced Whole Loan shall not be released by the Trustee (and the Master Servicer or Special Servicer shall not request such release) unless such Mortgage Loan that is paid in full is the sole remaining portion of the related Serviced Whole Loan. If the Mortgage has been recorded in the name of MERS or its designee, the applicable Master Servicer shall take all necessary and reasonable actions to reflect the release of the Mortgage on the records of MERS. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Certificate Account.

              (b) From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (and any related Companion Loan) (other than the RREEF Portfolio Mortgage Loan), the applicable Master Servicer or the Special Servicer shall deliver to the Trustee a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Trustee shall deliver or cause the related Custodian to deliver, the Mortgage File or any document therein to the applicable Master Servicer or the Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Trustee or the related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the applicable Master Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Certificate Account pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the applicable Master Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

              (c) Within seven Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing the related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

              (d) If, from time to time, pursuant to the terms of the RREEF Portfolio Intercreditor Agreement and the RREEF Portfolio Pooling Agreement, and as appropriate for enforcing the terms of the RREEF Portfolio Mortgage Loan, the RREEF Portfolio Master Servicer requests delivery to it of the original Mortgage Note for the RREEF Portfolio Mortgage Loan, then the Trustee shall release or cause the release of such original Mortgage Note to the RREEF Portfolio Master Servicer or its designee.

              Section 3.11 Servicing Compensation. (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, each Companion Loan (to the extent permitted in the related Intercreditor Agreement) and REO Loan (including Specially Serviced Mortgage Loans) that it is responsible for servicing hereunder. As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan, Companion Loan or REO Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof, except that if such asset is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable by the holder thereof as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). Each Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). Except as set forth in the third paragraph of this Section 3.11(a), Sections 6.02, 6.04 and 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part.

              Each Master Servicer shall be entitled to retain, and shall not be required to deposit in its Certificate Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to the RREEF Portfolio Mortgage Loan) in the form of (i) 100% of modification, waiver and consent fees on transactions made pursuant to Section 3.08(e), provided the consent of the Special Servicer is not required to take such action, (ii) 100% of all defeasance fees and 50% of all application fees received on Non-Specially Serviced Mortgage Loans and (iii) 50% of all assumption, waiver and consent fees on transactions made pursuant to Section 3.08(a) and 3.08(b) on the Non-Specially Serviced Mortgage Loans, to the extent that such fees are paid by the Mortgagor and for which the Special Servicer's consent or approval is required on the Non-Specially Serviced Mortgage Loans (other than with respect to the RREEF Portfolio Mortgage Loan) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid. In addition, each Master Servicer shall be entitled to retain as additional servicing compensation (other than with respect to the RREEF Portfolio Mortgage
Loan) any charges for processing Mortgagor requests, beneficiary statements or demands, reasonable and customary consent fees, fees in connection with defeasance, if any, and other customary charges, and amounts collected for checks returned for insufficient funds, in each case only to the extent actually paid by the related Mortgagor and shall not be required to deposit such amounts in its Certificate Account or the Companion Distribution Account pursuant to
Section 3.04(a). Subject to Section 3.11(d), each Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in its Certificate Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date), (iii) interest or other income earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor and (iv) the difference, if positive, between Prepayment Interest Excess and Prepayment Shortfalls collected on the Mortgage Loans during the related Due Period to the extent not required to be paid as Compensating Interest Payments. Each Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of its Certificate Account and such Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

              Notwithstanding anything herein to the contrary, Master Servicer No. 2 may at its option assign or pledge to any third party or retain for itself the Transferable Servicing Interest; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.04 and who requires market rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. Master Servicer No. 2 shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent Master Servicer No. 2 is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Master Servicer No. 2 hereunder (subject to reduction pursuant to the preceding sentence).

              (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan (other than the RREEF Portfolio Mortgage Loan and any successor REO Loan). As to each Specially Serviced Mortgage Loan and REO Loan (other than the RREEF Portfolio Mortgage Loan and any successor REO Loan), the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. The Special Servicer shall not be entitled to any Special Servicing Fees with respect to the RREEF Portfolio Mortgage Loan.

              (c) Additional servicing compensation in the form of (i) 100% of all fees with respect to application, assumption, extension, modification, waiver, consent, earnout and defeasance fees, in each case, received on any Specially Serviced Mortgage Loans (other than the RREEF Portfolio Mortgage Loan and any successor REO Loan) to the extent such fees are paid by the Mortgagor,
(ii) 50% of all application fees received on Non-Specially Serviced Mortgage Loans and (iii) 50% of all assumption, waiver and consent fees on transactions made pursuant to Section 3.08(a) and 3.08(b) or 3.20 received with respect to all Non Specially Serviced Mortgage Loans and for which the Special Servicer's consent or approval is required, shall be promptly paid to the Special Servicer by the applicable Master Servicer to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the applicable Certificate Account pursuant to Section 3.04(a). The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Mortgage Loan. The Special Servicer shall not be entitled to any Workout Fee with respect to the RREEF Portfolio Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or Companion Loans that became Corrected Mortgage Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Mortgage Loan subsequently becomes a Specially Serviced Mortgage Loan. If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing with respect to which one (1) scheduled payment has been made, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Mortgage Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. The successor Special Servicer will not be entitled to any portion of such Workout Fees. The Special Servicer will not be entitled to receive any Workout Fees after termination for cause. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) or REO Property as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds as set forth in the proviso to the definition of "Liquidation Fee." If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any subordinate Companion Loan, the Liquidation Fee, Work-out Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement. Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges to the extent provided in subsection (d). The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the applicable Certificate Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

              (d) In determining the compensation of the Master Servicers or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than the Serviced Mortgage Loans) since the prior Distribution Date shall be applied (in such order) to reimburse (i) the applicable Master Servicer or the Trustee for interest on Advances on such Mortgage Loan (and, in connection with the RREEF Portfolio Mortgage Loan, the RREEF Portfolio Master Servicer, the RREEF Portfolio Special Servicer, the RREEF Portfolio Paying Agent or the RREEF Portfolio Trustee for interest on the Servicing Advances made by any such party with respect to the RREEF Portfolio Whole Loan pursuant to the RREEF Portfolio Pooling Agreement, to the extent so provided in the RREEF Portfolio Intercreditor Agreement) due on such Distribution Date, (ii) the Trust Fund for all interest on Advances previously paid to the applicable Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof (and, in connection with the RREEF Portfolio Mortgage Loan, the RREEF Portfolio Trust for all interest on Servicing Advances reimbursed by the RREEF Portfolio Trust to any party under the RREEF Portfolio Pooling Agreement, which resulted in an additional trust fund expense for the RREEF Portfolio Trust, to the extent so provided in the RREEF Portfolio Intercreditor Agreement) with respect to such Mortgage Loan and
(iii) the Trust Fund for costs of all additional Trust Fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan; Penalty Charges (other than with respect to the RREEF Portfolio Mortgage Loan, which shall be payable as additional servicing compensation under the RREEF Portfolio Pooling Agreement) remaining thereafter shall be distributed to the applicable Master Servicer, if and to the extent collected while the Mortgage Loan was a Non-Specially Serviced Mortgage Loan and to the Special Servicer if and to the extent actually collected on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Mortgage Loan. Notwithstanding the foregoing, Penalty Charges with respect to any subordinate Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon.

              Notwithstanding the foregoing, with respect to any Serviced Whole Loan Remittance Date, any and all Penalty Charges that are actually collected on the related Serviced Whole Loan since the prior related Serviced Whole Loan Remittance Date, shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such Penalty Charges:

              first, toward the payment of or reimbursement for accrued and unpaid interest on (i) any presently outstanding Servicing Advances made with respect to the related Serviced Whole Loan, and (ii) any previously paid Servicing Advances made with respect to the related Serviced Whole Loan to the extent that the advance interest has been paid from a source other than Penalty Charges;

              second, toward the payment of or reimbursement for accrued and unpaid interest on (i) any presently outstanding principal and interest advances (including P&I Advances hereunder and any advances comparable to P&I Advances made under a securitization agreement governing any Serviced Securitized Companion Loan) made with respect to the related Serviced Mortgage Loan and/or any related Companion Loan, and (ii) any previously paid principal and interest advances (including P&I Advances hereunder and any advances comparable to P&I Advances made under an Other Pooling and Servicing Agreement governing any Serviced Securitized Companion
       Loan) made with respect to the related Serviced Mortgage Loan and/or any such related Serviced Securitized Companion Loan, to the extent that the advance interest has been paid from a source other than Penalty Charges;

              third, toward the payment of or reimbursement for (i) any presently outstanding expenses payable under the related Intercreditor Agreement, other than Special Servicing Fees, and (ii) any previously paid expenses payable under the related Intercreditor Agreement, other than Special Servicing Fees, to the extent that the expense has been paid from a source other than Penalty Charges; and

              fourth, to pay any remaining portion of such Penalty Charges with respect to the related Serviced Whole Loan as additional servicing compensation to the Master Servicer, to the extent received, if and to the extent accrued while the related Serviced Whole Loan was a Non-Specially Serviced Mortgage Loan, and to the Special Servicer, to the extent received, if and to the extent accrued while the related Serviced Whole Loan was a Specially Serviced Mortgage Loan; provided that with respect to the Tysons Galleria Whole Loan, after the payments and reimbursements specified in clauses first through third are made, the holder of the Tysons Galleria B Note shall be entitled to the related Penalty Charges to the extent provided in the related Intercreditor Agreement.

              As among the various holders of the related Mortgage Loan, the related Serviced Whole Loans and Serviced AB Loans, the payments and reimbursements under each relevant clause shall be made first to the Mortgage Loan and related senior Companion Loan(s) pro rata among those holders according to the respective amounts described in that clause that are attributable to each of them and then to any related subordinate Companion Loan.

              Section 3.12 Inspections; Collection of Financial Statements. (a) Each Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property (other than the RREEF Portfolio Mortgaged Property) securing a Mortgage Loan that it is responsible for servicing hereunder with a stated Principal Balance of (i) $2,000,000 or more at least once every 12 months and (ii) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2007 (and each Mortgaged Property shall be inspected on or prior to September 2008); provided, however, that if a physical inspection has been performed by the Special Servicer in the previous 12 months and such Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, such Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan. The cost of such inspection by the Special Servicer shall be an expense of the Trust Fund, and to the extent not paid by the related Mortgagor reimbursed first from Penalty Charges (but with respect to any Serviced Mortgage Loan, only from amounts available for such purpose under the related Intercreditor Agreement) actually received from the related Mortgagor and then from the applicable Certificate Account pursuant to Section 3.05(a)(ii). The Special Servicer or the applicable Master Servicer, as the case may be, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of the Mortgaged Property revealed by the inspection and specifying the existence of
(i) any vacancy in the Mortgaged Property that the preparer of such report deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge, (iii) any adverse change in the condition of the Mortgaged Property that the preparer of such report deems material and is evident from the inspection, (iv) any visible material waste committed on the Mortgaged Property and (v) photographs of each inspected Mortgaged Property. The Special Servicer and the applicable Master Servicer shall deliver a copy of each such report prepared by the Special Servicer and the applicable Master Servicer, respectively, to the other, to the Directing Certificateholder and, upon request, to the Trustee and the Rating Agencies within five (5) Business Days after request (or if such request is received before such report is completed, within five (5) Business Days after completion of such report). The Trustee shall deliver a copy of each such report to the Controlling Class Certificateholder (and with respect to a Serviced Whole Loan, the related Companion Holder) upon request and to each Holder of a Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificate, upon request (which such request may state that such items be delivered until further notice).

              (b) The Special Servicer, in the case of any Specially Serviced Mortgage Loans, and the applicable Master Servicer, in the case of any Non-Specially Serviced Mortgage Loans, shall make reasonable efforts to collect promptly from each Mortgagor annual operating statements and rent rolls of the related Mortgaged Property, financial statements of such Mortgagor and any other reports required to be delivered under the terms of the Mortgage Loans (and each Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage.

              (c) The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of any Non-Specially Serviced Mortgage Loan shall make reasonable efforts to collect promptly from each related Mortgagor quarterly operating statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage. Each Master Servicer shall not be required to request such statements more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver all such items to the applicable Master Servicer within five (5) days of receipt and such Master Servicer and the Special Servicer each shall deliver copies of all the foregoing items so collected thereby to the Trustee, the Directing Certificateholder and, upon request, to the Depositor and each other, in each case within 60 days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing June 30, 2007. The Trustee shall, upon request, deliver copies (in hard copy, electronic format or make available on its Internet website) of the foregoing items to the Underwriters, the Trustee, the Rating Agencies, the Controlling Class Certificateholders, the Mortgage Loan Sellers or, to the extent the Certificate Registrar has confirmed the Ownership Interest in Certificates held thereby, any Certificate Owner, a copy (or image in suitable electronic media) of each such report prepared by the applicable Master Servicer or the Special Servicer.

              Within 45 days after receipt by the applicable Master Servicer, with respect to Non-Specially Serviced Mortgage Loans it is responsible for servicing hereunder, or the Special Servicer with respect to Specially Serviced Mortgage Loans of any annual operating statements or rent rolls with respect to any Mortgaged Property or REO Property, or if such date would be after June 30 of any year, then within 30 days after receipt, such Master Servicer shall, based upon such operating statements or rent rolls received, prepare (or, if previously prepared, update) the analysis of operations and the CMSA NOI Adjustment Worksheet and the CMSA Operating Statement Analysis Report. Upon the occurrence and continuation of a Servicing Transfer Event, the applicable Master Servicer shall provide the Special Servicer with all prior CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets for the related Mortgage Loan (including underwritten figures), and the Special Servicer's obligations hereunder shall be subject to its having received all such reports. The applicable Master Servicer and Special Servicer shall forward to the other and the Directing Certificateholder electronically monthly all operating statements and rent rolls received from any Mortgagor from the prior month. All CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets shall be maintained by the applicable Master Servicer with respect to each Mortgaged Property (other than the RREEF Portfolio Mortgaged Property) and REO Property, and such Master Servicer shall forward copies (in hard copy, electronic format or make available on its Internet website) thereof and the related operating statements or rent rolls (in each case, promptly following the initial preparation and each material revision thereof) to the Trustee (in electronic format only), the Directing Certificateholder (and with respect to a Serviced Whole Loan, to the related Companion Holder) and the Special Servicer. The Trustee shall, upon request and to the extent such items have been delivered to the Trustee by the applicable Master Servicer, deliver to the Underwriters, the Rating Agencies, the Mortgage Loan Sellers, any Certificateholder or, to the extent the Certificate Registrar has confirmed the Ownership Interest in the Certificates held thereby, any Certificate Owner, a copy of such CMSA Operating Statement Analysis Report (or update thereof) and CMSA NOI Adjustment Worksheet (or update thereof), upon written request, and the related operating statement or rent rolls. The applicable Master Servicer shall maintain a CMSA Operating Statement Analysis Report and a CMSA NOI Adjustment Worksheet with respect to each Mortgaged Property and REO Property.

              (d) At or before 12:00 p.m. (New York City time) on each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer and the Directing Certificateholder the CMSA Special Servicer Loan File with respect to the Specially Serviced Mortgage Loans and any REO Properties (other than the RREEF Portfolio Mortgaged Property), providing the information required of the Special Servicer in an electronic format, reasonably acceptable to such Master Servicer as of the Business Day preceding such Determination Date, which CMSA Special Servicer Loan File shall include data, to enable such Master Servicer to produce the following CMSA Supplemental Reports: (i) a CMSA Delinquent Loan Status Report, (ii) a CMSA Historical Liquidation Report, (iii) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iv) a CMSA REO Status Report,
(v) a CMSA Comparative Financial Status Report and (vi) a CMSA NOI Adjustment Worksheet and a CMSA Operating Statement Analysis Report.

              (e) Not later than 1:00 p.m. (New York City time) on each P&I Advance Date, beginning in December 2006, the applicable Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Trustee the following reports and data files: (i) to the extent the applicable Master Servicer has received the CMSA Special Servicer Loan File at the time required, the most recent CMSA Delinquent Loan Status Report, CMSA Historical Liquidation Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report, and CMSA REO Status Report, (ii) the most recent CMSA Property File, and CMSA Comparative Financial Status Report (in each case incorporating, to the extent the Master Servicer has received the CMSA Special Servicer Loan File, the data required to be included in the CMSA Special Servicer Loan File pursuant to Section 3.12(d) by the Special Servicer and Master Servicer), (iii) a CMSA Servicer Watch List with information that is current as of such Determination Date, (iv) CMSA Financial File, (v) CMSA Loan Level Reserve LOC Report, (vi) the Realized Loss Report and (vii) the CMSA Advance Recovery Report. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date, the applicable Master Servicer shall deliver or cause to be delivered to the Trustee via electronic format the CMSA Loan Setup File (with respect to the first Distribution Date) and the CMSA Loan Periodic Update File. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the applicable Master Servicer, or any payments or collections not received by the applicable Master Servicer, as of the close of business on the Determination Date.

              (f) The Special Servicer shall deliver to the Master Servicers the reports required of the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d), and each Master Servicer shall deliver to the Trustee the reports and data files set forth in Section 3.12(e). Each Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d). The Trustee may, absent manifest error, conclusively rely on the reports and/or data to be provided by each Master Servicer pursuant to Section 3.12(e). In the case of information or reports to be furnished by any Master Servicer to the Trustee pursuant to Section 3.12(e), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(c) or Section 3.12(d) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to
Section 3.12(c) or Section 3.12(d), such Master Servicer shall have no obligation to provide such information or reports to the Trustee until it has received the requisite information or reports from the Special Servicer, and such Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(e) caused by the Special Servicer's failure to timely provide any information or report required under
Section 3.12(c) or Section 3.12(d) of this Agreement.

              (g) Notwithstanding the foregoing, however, the failure of any Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent such Master Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. Each Master Servicer and Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standards. Each Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

              (h) Unless otherwise specifically stated herein, if any Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, such Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) except with respect to information to be provided to the Trustee and the Directing Certificateholder, making such statement, report or information available on such Master Servicer's or the Special Servicer's Internet website, unless this Agreement expressly specifies a particular method of delivery.

              Notwithstanding the foregoing, each Master Servicer and the Special Servicer shall deliver any statements, reports or other information to the Trustee in an electronic format mutually agreeable to the Trustee and such Master Servicer, or the Special Servicer as the case may be. Each Master Servicer or the Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems.

              Section 3.13 [RESERVED]

              Section 3.14 [RESERVED]

              Section 3.15 Access to Certain Information. Each of the Master Servicers and the Special Servicer shall provide or cause to be provided to any Certificateholder or Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, the Depositor, each Mortgage Loan Seller, each Rating Agency, the Directing Certificateholder to the applicable Master Servicer, or to the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, and to each Holder of a Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P or Class NR Certificate, and to each Companion Holder (solely with respect to the related Serviced Mortgage Loan) access to any documentation or information regarding the Mortgage Loans and related Companion Loans and the Trust Fund within its control which may be required by this Agreement or by applicable law. At the election of each Master Servicer or the Special Servicer, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and such Master Servicer or the Special Servicer shall be permitted to require payment (other than from the Directing Certificateholder, of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of each Master Servicer or the Special Servicer, as the case may be, designated by it; provided, however, that Certificateholders and Certificate Owners shall be required to pay their own photocopying costs and execute a reasonable and customary confidentiality agreement with respect to such information. The failure of any Master Servicer or the Special Servicer to provide access as provided in this Section 3.15 as a result of a confidentiality obligation shall not constitute a breach of this
Section 3.15; provided that nothing in this paragraph shall provide a basis for not providing to the Directing Certificateholder any information specifically required to be delivered to it under the terms of this Agreement. The Master Servicers and the Special Servicer may each deny any of the foregoing persons access to confidential information or any intellectual property which such Master Servicer or the Special Servicer is restricted by license or contract from disclosing. In connection with providing access to information pursuant to this Section 3.15 to parties other than the Trustee, each Master Servicer and the Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of any Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standards, that such disclosure would violate applicable law or any provision of a Mortgage Loan document or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

              Section 3.16 Title to REO Property; REO Account. (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or a nominee thereof on behalf of the Certificateholders and, if applicable, on behalf of the Companion Holders. REO Property with respect to the RREEF Portfolio Mortgage Loan is excluded for all purposes of this Section 3.16. The Special Servicer, on behalf of the Trust Fund and, if applicable, the Companion Holders, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the applicable Master Servicer an Opinion of Counsel, addressed to the Trustee and the applicable Master Servicer, to the effect that the holding by the Trust Fund of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust Fund payable out of the applicable Certificate Account pursuant to Section 3.05(a).

              (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders and, if applicable, on behalf of the Companion Holder(s), as their interest shall appear, and the Trustee (as holder of the Class A-3FL Regular Interest and Uncertificated Lower-Tier Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within 1 Business Day after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall give notice to the Trustee and the applicable Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

              (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On or prior to each Determination Date (or with respect to any Companion Loan related to a Serviced Whole Loan, on the Business Day prior to each related Serviced Whole Loan Remittance Date), the Special Servicer shall withdraw from the REO Account and remit to the applicable Master Servicer, which shall deposit into its related Certificate Account (or such subaccount of the applicable Certificate Account for each Companion Loan, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standards, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to each Determination Date (or with respect to any Serviced Securitized Companion Loan, on the Business Day prior to each related Serviced Whole Loan Remittance Date), the Special Servicer shall provide the applicable Master Servicer with a written accounting of amounts remitted to the such Master Servicer for deposit in its related Certificate Account, as applicable, on such date. The applicable Master Servicer shall apply all such amounts as instructed by the Special Servicer on the Determination Date (or with respect to any Companion Loan related to a Serviced Whole Loan, on the Business Day prior to on each related Serviced Whole Loan Remittance Date) for the related Distribution Date.

              (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

              Section 3.17 Management of REO Property. (a) If title to any REO Property is acquired, the Special Servicer shall manage, consent, protect, operate and lease such REO Property for the benefit of the Certificateholders and the Companion Holders, as applicable, and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund or any holder of a Serviced Securitized Companion Loan of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests) all as a collective whole (as determined by the Special Servicer in its reasonable judgment in accordance with the Servicing Standards and any related Intercreditor Agreements). REO Property with respect to the RREEF Portfolio Mortgage Loan is excluded for all purposes of this Section 3.17. Subject to this Section 3.17, the Special Servicer may allow the Trust Fund or any commercial mortgage securitization that holds a Serviced Securitized Companion Loan to earn "net income from foreclosure property" within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than 1 Business Day following receipt of such funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

              (i) all insurance premiums due and payable in respect of such REO Property;

              (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

              (iii) any ground rents in respect of such REO Property, if applicable; and

              (iv) all costs and expenses necessary to maintain and lease such REO Property.

              To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i)-(iv) above with respect to such REO Property, the applicable Master Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee, the Depositor and the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

              (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

              (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

              (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

              (iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

              (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

              (c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the acquisition date thereof, provided that:

              (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

              (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

              (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

              (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

              (v) the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standards.

              The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

              (d) When and as necessary, the Special Servicer shall send to the Trustee and the applicable Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

              Section 3.18 Sale of Defaulted Mortgage Loans and REO Properties.

              (a) (i) Within thirty (30) days after a Mortgage Loan has become a Specially Serviced Mortgage Loan with respect to any Defaulted Mortgage Loan, the Special Servicer shall order an Appraisal (but shall not be required to be received) and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan in accordance with the Servicing Standards; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan contained herein may have on the value of such Defaulted Mortgage Loan; provided, further, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standards, conducted not less often than every 90 days. The Special Servicer shall notify the Trustee, the Master Servicers and the Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (the "Controlling Class Option Holder") and the related Companion Holder, if applicable, promptly upon its making a fair value determination and any subsequent adjustment thereto. The Special Servicer shall also deliver to the Master Servicers, the Rating Agencies and the Controlling Class Option Holder and, if applicable, the related Companion Holder (to the extent such parties have not already received), the most recent Appraisal of the related Mortgaged Property then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that the Special Servicer reasonably believes to be relevant to the fair value determination with respect to such Mortgage Loan (such materials are, collectively, the "Determination Information"). If the Special Servicer will not be determining whether the Option Price represents fair value of the Defaulted Mortgage Loan, pursuant to the penultimate paragraph of Section 3.18(a)(iv), the Special Servicer shall also deliver the Determination Information to the Trustee.

              In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to the Determination Information and all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may conclusively rely on the opinion and reports of Independent third parties in making such determination.

              (ii) Subject to the terms and conditions of clauses (d) and (e) of this Section 3.18, at the time a Mortgage Loan becomes a Defaulted Mortgage Loan, the Special Servicer and Controlling Class Option Holder (each, together with their assignees, an "Option Holder") will have an assignable option (the "Purchase Option") to purchase such Defaulted Mortgage Loan from the Trust Fund at a price (the "Option Price") equal to (A) if the Special Servicer has not yet determined the fair value of such Defaulted Mortgage Loan, the sum of (1) the Stated Principal Balance thereof, together with all accrued and unpaid interest thereon at the Mortgage Rate, (2) any related Yield Maintenance Charge or prepayment premium then payable (except if the Purchase Option is exercised by the Controlling Class Option Holder), (3) all related Advances for which the Trust Fund or the related Master Servicer has not been reimbursed, together with all accrued and unpaid interest thereon at the Reimbursement Rate to the extent not included in (1) above, and (4) all accrued Special Servicing Fees and additional Trust Fund expenses allocable to such Defaulted Mortgage Loan whether recovered or unrecovered from the related Mortgagor or (B) if the Special Servicer has determined the fair value of such Defaulted Mortgage Loan pursuant to clause (i) above, an amount at least equal to such fair value. Notwithstanding the foregoing, for a period of sixty (60) days after it receives notice of the Special Servicer's fair value determination (the "Controlling Class Certificateholder's Option Period"), only the Purchase Option held by the Controlling Class Option Holder may be exercised.

              Any Option Holder may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Mortgage Loan to any party at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee and the Master Servicers of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee.

              Each Option Holder's Purchase Option with respect to any Defaulted Mortgage Loan, if not exercised, will automatically terminate (A) once the related Defaulted Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable, (B) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (C) upon the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout or (D) subject to the applicable Master Servicer's determination set forth in clause (iv) below, upon another Option Holder's exercise of its Purchase Option with respect to the related Mortgage Loan becoming effective pursuant to clause (iii) below.

              (iii) Upon receipt of notice from the Special Servicer indicating that a Mortgage Loan has become a Defaulted Mortgage Loan, and after the expiration of the Controlling Class Certificateholder's Option Period, each Option Holder (whether the original grantee of such option or any subsequent transferee) may exercise its Purchase Option by providing the Master Servicers and the Trustee written notice thereof (the "Purchase Option Notice"), in the form of Exhibit J, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. Immediately upon receipt of such Purchase Option Notice, the Special Servicer shall notify the remaining Option Holders that a Purchase Option has been exercised. Within ten (10) days thereafter, each remaining Option Holder may submit to the Special Servicer a Purchase Option Notice for the related Defaulted Mortgage Loan. Upon the expiration of such ten (10) day period, or such sooner time as all remaining Option Holders have submitted Purchase Option Notices, the Special Servicer shall notify the Option Holder whose Purchase Option Notice included the highest exercise price that the exercise of its Purchase Option is effective. The Special Servicer shall also notify the Trustee of such effective exercise. In the event that more than one Option Holder exercises its Purchase Option at the same price, the Purchase Option Notice from the Controlling Class Option Holder or its assignee or if none, then the first Purchase Option Notice received by the Special Servicer shall be effective. The exercise of any Purchase Option pursuant to this clause (iii) shall be irrevocable; provided that the assignor of the Purchase Option shall have no liability to the Trust or any other party hereto for the failure of its third party assignee to close the sale of the Defaulted Mortgage Loan after its exercise of the option, and upon such failure, the Purchase Option shall revert to the Option Holder as provided herein as if the Purchase Option had not been exercised, and the Special Servicer shall pursue against such assignee whatever remedies it may have against the assignee.

              (iv) If the Special Servicer or any Controlling Class Option Holder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, the applicable Master Servicer shall determine as soon as reasonably practicable (and, in any event, within thirty (30) days) after such Master Servicer has received the written notice and the Determination Information to be provided to such Master Servicer by the Special Servicer under Section 3.18(a)(i), whether the Option Price represents fair value for the Defaulted Mortgage Loan; provided that, if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged Property, then such Master Servicer shall make its fair value determination with respect to such Mortgage Loan as soon as reasonably practicable (but in any event within thirty
       (30) days) after such Master Servicer's receipt of such new Appraisal. Such fair value determination shall be made in accordance with Servicing Standards. In determining the fair value of any Defaulted Mortgage Loan, the applicable Master Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the applicable Master Servicer shall refer to the Determination Information and all other relevant information delivered to it by the Special Servicer or otherwise contained in the Mortgage File; provided that such Master Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to such Master Servicer that has occurred subsequent to, and that would, in such Master Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, such appraisal. Furthermore, the applicable Master Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the applicable Master Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The applicable Master Servicer may conclusively rely on the opinion and reports of Independent third parties in making such determination. The applicable Master Servicer shall be entitled to receive out of the applicable Certificate Account as additional compensation a reasonable fee, not to exceed $2,500 plus reasonable out-of-pocket costs and expenses, for each determination made in accordance with this clause
       (iv), provided, however, with respect to any Mortgage Loan, such fee shall be collectible once in any six-month period. The reasonable cost of all third party consultants and related reports, including but not limited to appraisals, inspection reports and broker opinions of value, reasonably incurred by the applicable Master Servicer pursuant to this
       Section 3.18(a)(iv) shall constitute, and be reimbursable as, Servicing Advances; provided that the applicable Master Servicer may rely on the most current Appraisal and property inspection report obtained for the related Mortgaged Property pursuant to Section 3.12. The other parties to this Agreement shall cooperate with all reasonable requests for information.

               Notwithstanding anything contained in this clause (iv) to the contrary, if the Special Servicer or the Controlling Class Option Holder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, and the applicable Master Servicer and the Special Servicer are Affiliates, the Trustee, subject to the Directing Certificateholder's reasonable prior written consent, which consent shall not be unreasonably withheld, shall designate an Independent third party, independent of the Directing Certificateholder, to determine whether the Option Price represents fair value for the Defaulted Mortgage Loan, in the manner and within the time set forth in the first paragraph of this clause (iv). In the event that the Trustee is called upon to designate such a third party to make such determination, the Trustee will not assume any responsibility for such third party's determination which determination the Trustee shall be entitled to conclusively rely upon. The Trustee may pay such third party a fee of up to $2,500. The reasonable costs of such Independent third party appraisals, all inspection reports and broker opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this paragraph shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as, Servicing Advances. In connection with the Trustee's designating an Independent third party, the Special Servicer shall deliver to the Trustee for such Independent third party's use the Determination Information.

               In the event the Trustee or any designated third party, as applicable, determines that the Option Price is less than the fair value of the Defaulted Mortgage Loan, such party shall provide its determination, together with all information and reports it relied upon in making such determination, to the Special Servicer, who may then adjust its fair value determination and, consequently, the Option Price, pursuant to Section 3.18(a)(i). The Special Servicer shall promptly provide written notice of any adjustment of the Option Price to the Option Holder whose Purchase Option has been declared effective pursuant to clause (iii) above. Upon receipt of such notice, such Option Holder shall have three (3) Business Days to (i) accept the Option Price as adjusted and proceed in accordance with clause (v) below, or (ii) reject the Option Price as adjusted, in which case such Option Holder shall not be obligated to close the purchase of the Defaulted Mortgage Loan. Upon notice from such Option Holder, or the Special Servicer, that such Option Holder rejects the Option Price as adjusted, the applicable Master Servicer and the Trustee shall provide the notices described in the second paragraph of clause (v) below and thereafter any Option Holder may exercise its purchase option in accordance with Section 3.18(a), at the Option Price as adjusted.

              (v) The Option Holder whose Purchase Option is declared effective pursuant to clause (iii) above shall be required to pay the purchase price specified in its Purchase Option Notice to the applicable Master Servicer within ten (10) Business Days of its receipt of the Special Servicer's notice confirming that the exercise of its Purchase Option is effective. Upon receipt of an Officer's Certificate from the Special Servicer specifying the date for closing the purchase of the related Defaulted Mortgage Loan, and the purchase price to be paid therefor, the Trustee shall deliver at such closing for release to or at the direction of such Option Holder, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by such Option Holder and are reasonably necessary to vest in the purchaser or any designee thereof the ownership of such Mortgage Loan on a servicing released basis. In connection with any such purchase by any Person other than it, the Special Servicer shall deliver the related Mortgage File to or at the direction of the purchaser. In any case, the applicable Master Servicer shall deposit the purchase price (except that portion of any purchase price constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account) into the applicable Certificate Account within one (1) Business Day following the closing of the sale of the related Defaulted Mortgage Loan.

              The Master Servicer shall immediately notify the Trustee and the Special Servicer upon the holder of the effective Purchase Option's failure to remit the purchase price specified in its Purchase Option Notice pursuant to this clause (v). Thereafter, the Trustee shall notify each Option Holder of such failure and any Option Holder may then exercise its purchase option in accordance with this Section 3.18(a).

              (vi) Unless and until the Purchase Option with respect to any Defaulted Mortgage Loan is exercised or expires, the Special Servicer shall pursue such other resolution strategies with respect to such Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standards and the REMIC Provisions; provided, however, the Special Servicer shall not sell any Defaulted Mortgage Loan (other than in connection with exercise of a related Purchase Option or as otherwise permitted in this Section 3.18).

              (b) (i) The Special Servicer may purchase any REO Property (at the Purchase Price therefor) (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the Companion Loans). The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the Companion Loans), if and when the Special Servicer determines, consistent with the Servicing Standards, that such a sale would be in the best economic interests of the Trust Fund and the Companion Holders. The Special Servicer shall give the Trustee, the applicable Master Servicer, each related Companion Holder, the Trustee and the Directing Certificateholder not less than five (5) Business Days' prior written notice of the Purchase Price and its intention to
(i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standards, the applicable Master Servicer, an Affiliate of such Master Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm's length.

              In the absence of any such offer, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such REO Property, if the highest bidder is a Person other than an Interested Person, or if such price is determined to be such a price by the Trustee, if the highest bidder is an Interested Person. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

              The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standards, that rejection of such offer would be in the best interests of the Certificateholders. In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standards, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable).

              In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund. In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust Fund's obligation to comply with REMIC Provisions.

              (ii) Subject to the Servicing Standards, the Special Servicer shall act on behalf of the Trust Fund and the Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the applicable Master Servicer, the Special Servicer or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust
       Fund) and, if consummated in accordance with the terms of this Agreement, none of the applicable Master Servicer, the Special Servicer, the Depositor nor the Trustee shall have any liability to the Trust Fund or any Certificateholder or Companion Holder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

              (c) Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

              (d) Notwithstanding anything in this Section 3.18 to the contrary, pursuant to the terms of the related Intercreditor Agreement, with respect to any AB Whole Loan and the Tysons Galleria Whole Loan, the Companion Holder will have the right to purchase the related AB Mortgage Loan or related REO Property, as applicable. With respect to each AB Whole Loan and the Tysons Galleria Whole Loan, such right of the Companion Holder shall be given priority over any provision described in this Section 3.18, subject, to the extent applicable, to any rights of a mezzanine lender as set forth in Section 3.18(e). If the related Mortgage Loan or REO Property is purchased by a related Companion Holder, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related Companion Loan will no longer be subject to this Agreement. None of the Trustee, the Master Servicers nor the Trust Fund shall acquire a Companion Loan.

              (e) Notwithstanding anything in this Section 3.18 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related mezzanine intercreditor agreement.

              (f) In the event any Master Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither such Master Servicer nor the Special Servicer shall exercise such right.

              (g) Notwithstanding anything herein to the contrary, the holder of a Companion Loan may be entitled to purchase the related Serviced Mortgage Loan in accordance with the terms and conditions set forth in the related Intercreditor Agreement.

              With respect to each Serviced Whole Loan with a related Serviced Securitized Companion Loan, upon the related Mortgage Loan becoming a Defaulted Mortgage Loan, the Trustee shall promptly notify, in writing, each related Companion Holder (such notice shall include the option price for such Serviced Securitized Companion Loan as determined by the Special Servicer based on the same methodology for determining the fair value of the related Mortgage Loan) or if such Serviced Securitized Companion Loan has been securitized, the applicable trustee under the Other Pooling and Servicing Agreement (who shall be instructed to promptly notify, in writing, the "controlling class representative" (as defined in the related Other Pooling and Servicing Agreement) of that securitization or an analogous party). Upon receipt of such notice, the related "controlling class representative" (as defined in the related Other Pooling and Servicing Agreement) or analogous party shall have the right, at its option, to purchase its respective Serviced Securitized Companion Loan from the trust established pursuant to the related Other Pooling and Servicing Agreement for a price by the Special Servicer determined in accordance with Section 3.18 hereof, with respect to such Serviced Securitized Companion Loan. Such Purchase Option shall otherwise be on the same terms as the Purchase Option provided to the Controlling Class Option Holder in Section 3.18(a) mutatis mutandis.

              Section 3.19 Additional Obligations of the Applicable Master Servicer and Special Servicer. (a) The applicable Master Servicer shall deliver all Compensating Interest Payments on the Mortgage Loans that it is responsible for servicing hereunder to the Trustee for deposit in the Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

              (b) The applicable Master Servicer shall provide to each Companion Holder any reports or notices expressly required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

              (c) Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the applicable Certificate Account and available for distribution on the next Distribution Date, the applicable Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then current Determination Date, for successive one-month periods for a total period not to exceed 12 months and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standards. If any Master Servicer (or the Trustee) makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by any Master Servicer (or the Trustee) to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, such Master Servicer (or the Trustee) shall further be authorized to wait for principal collections on the Mortgage Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such collection period; provided, however, if, at any time the applicable Master Servicer or the Trustee, as the case may be, elects not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one-month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Accounts for such Distribution Date, then the applicable Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give Moody's and S&P 15 days' notice of such determination, unless (1) the applicable Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize such Master Servicer's or the Trustee's ability, as applicable, to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to such Master Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the applicable Master Servicer has not timely received from the Trustee information requested by such Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or
(3) apply, the applicable Master Servicer or the Trustee, as applicable, shall give Moody's and S&P notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Certificate Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. The applicable Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expense resulting from any notice provided to Moody's and S&P contemplated by the immediately preceding sentence. Nothing herein shall give any Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Certificate Accounts pursuant to Section 3.05(a)(v).

              The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to any Master Servicer or the Special Servicer, as applicable, constitute a violation of the Servicing Standards and/or with respect to the Trustee, constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If any Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then such Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in its Certificate Account or such other Master Servicer's Certificate Account (if amounts in such Master Servicer's Certificate Account are not sufficient for such reimbursement) for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer's or the Trustee's, as the case may be, decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of such Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the applicable Master Servicer's or the Trustee's, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standards and none of the Master Servicers, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

              Section 3.20 Modifications, Waivers, Amendments and Consents. (a) Except as set forth in Section 3.08(a), Section 3.08(b), Section 3.08(f), this
Section 3.20(a), Section 3.20(d), Section 3.20(j) and Section 6.07 but subject to any other conditions set forth thereunder, and, with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder to advise the applicable Master Servicer with respect to, or consent to, a modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the Master Servicers shall not modify, waive or amend a Mortgage Loan and/or a Companion Loan without the prior written consent of the Special Servicer; provided that, the applicable Master Servicer shall forward to the Special Servicer requests to extend the maturity date of a Mortgage Loan and/or Companion Loan that is not a Specially Serviced Mortgage Loan, and the Special Servicer may approve such request, provided, further, that except as provided in the following sentence, no such extension entered into pursuant to this Section 3.20(a) shall extend the Maturity Date beyond the earlier of (i) two years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured by a leasehold estate and not also the related fee interest, the date twenty years or, to the extent consistent with the Servicing Standards giving due consideration to the remaining term of the ground lease, ten years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of a Mortgage Loan and/or Companion Loan for more than twelve months from and after the original Maturity Date of such Mortgage Loan and/or Companion Loan and such Mortgage Loan and/or Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, the applicable Master Servicer must provide the Trustee, the Special Servicer and the Directing Certificateholders with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required to be paid by the Mortgagor, from the Certificate Account as an expense of the Trust) that such extension would not constitute a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Notwithstanding the foregoing, the applicable Master Servicer, with respect to Non-Specially Serviced Mortgage Loans that it is responsible for servicing, without the consent of the Special Servicer, may modify or amend the terms of any Mortgage Loan and/or Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error, provided that, if the Mortgage Loan and/or Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

              Subject to Section 6.07 herein, applicable law and the Mortgage Loan or Companion Loan documents, neither the applicable Master Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) such Master Servicer or the Special Servicer, as applicable, obtains from each Rating Agency (and delivers to the Directing Certificateholder) a written confirmation that such substitution will not cause a downgrade, qualification or withdrawal of the then current rating assigned to any of the Certificates or if applicable, any class of Companion Loan Securities and (ii) either (a) such substitution is at the unilateral option of the Mortgagor or otherwise occurs automatically pursuant to the terms of the Mortgage Loan in effect on the Startup Day, within the meaning of Treasury Regulations Section 1.1001-3, or (b) it has received an Opinion of Counsel to the effect that such substitution would not be a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

              (b) If the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan and/or Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer's judgment, reasonably foreseeable (as evidenced by an Officer's Certificate of the Special Servicer), is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders as the holders of such Companion Loans than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to (x) the provisions of this Section 3.20(b) and Section 3.20(c), (y) the approval of the Directing Certificateholder as provided in Section 3.21 and
(z) with respect to any Serviced Mortgage Loan, the rights of the related Companion Holder to advise the Special Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement.

              The Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would extend the maturity date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of (a) two years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Mortgage Loan is secured by a leasehold estate and not also the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standards giving due consideration to the remaining term of the ground lease, with the consent of the Directing Certificateholder, ten years prior to the expiration of such leasehold estate.

              (c) Any provision of this Section 3.20 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this paragraph shall be collected by any Master Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage
Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a "significant modification" of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

              (d) To the extent consistent with this Agreement, the applicable Master Servicer or the Special Servicer may agree to any waiver, modification or amendment of a Mortgage Loan or Companion Loan that is not in default or as to which default is not reasonably foreseeable only if it provides the Trustee with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid by the applicable Master Servicer or Special Servicer as a Servicing Advance) to the effect that the contemplated waiver, modification or amendment (i) will not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations
Section 1.860G-2(b) and (ii) will not cause (x) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or
(y) either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions. Notwithstanding the foregoing, neither the applicable Master Servicer nor the Special Servicer may waive the payment of any Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

              (e) In the event of a modification that creates Mortgage Deferred Interest, such Mortgage Deferred Interest will be allocated to reduce the Distributable Certificate Interest of the Class or Classes of Certificates (other than the Class A-3FL Certificates) or the Class A-3FL Regular Interest pursuant to Section 4.06.

              (f) Subject to Section 3.20(c), the applicable Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer's or the Special Servicer's, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to such Master Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request.

              (g) All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.20 shall be in writing, signed by the applicable Master Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor's signature is required by the Special Servicer in accordance with the Servicing Standards).

              (h) Each of the Master Servicers with respect to the Mortgage Loans it is servicing hereunder and the Special Servicer shall notify the Rating Agencies, the Trustee, the Directing Certificateholder and each applicable Companion Holder and each other in writing of any modification, waiver or amendment of any term of any Mortgage Loan or Companion Loan entered into by such Master Servicer and the date thereof, and shall deliver to the Trustee or the related Custodian with a copy to the applicable Master Servicer (if such notice is being delivered by the Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business
Days) following the execution thereof. Following receipt of the applicable Master Servicer's or the Special Servicer's, as applicable, delivery of the aforesaid modification, waiver or amendment to the Trustee, the Trustee shall forward a copy thereof to each Holder of a Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificate upon request.

              (i) [RESERVED].

              (j) Notwithstanding the foregoing, neither the Master Servicers nor the Special Servicer shall permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan, any Serviced Whole Loan or Companion Loan unless such defeasance complies with Treasury Regulations
Section 1.860G-2(a)(8) and the applicable Master Servicer or the Special Servicer, as applicable, has received (i) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan, any Serviced Whole Loan or Companion Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents,
(ii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust Fund, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iii) to the extent consistent with the related Mortgage Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor Mortgagor, if so required by the Rating Agencies, (iv) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, such Master Servicer or Special Servicer, as applicable shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Mortgagor and (v) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, such Master Servicer or Special Servicer, as applicable shall obtain, at the expense of the related Mortgagor, written confirmation from the Rating Agencies that such defeasance will not cause the downgrade, withdrawal or modification of the then current ratings of the Certificates (or, insofar as there is then outstanding any class of Companion Loan Securities then rated by such Rating Agency, such class of securities); provided, however, that (a) the applicable Master Servicer or Special Servicer, as applicable shall not be required to obtain such written confirmation: from S&P to the extent that the applicable Master Servicer or the Special Servicer has delivered a defeasance certificate substantially in the form of Exhibit T for any Mortgage Loan which (together with any Mortgage Loans cross collateralized with such Mortgage Loans): (a) is
(A) not one of the ten largest Mortgage Loans by Stated Principal Balance, (B) a Mortgage Loan with a Cut off Date Principal Balance less than $20,000,000 and
(C) a Mortgage Loan that represents less than 5% of the Cut-off Date Principal Balance of all Mortgage Loans and (b) the applicable Master Servicer or Special Servicer, as applicable shall not be required to obtain the Moody's confirmation referenced in clause (v) above with respect to any Mortgage Loan which has a Stated Principal Balance less than $20,000,000 and represents less than 5% of the Stated Principal Balance of all the Mortgage Loans, so long as such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such costs shall be paid by the related Mortgage Loan Seller as set forth in the first paragraph of Section 2.03(b) as a Trust Fund expense.

              (k) Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents to the contrary, the applicable Master Servicer or the Special Servicer may permit the substitution of "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan, Serviced Whole Loan or Companion Loan, as applicable, (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan, Serviced Whole Loan or Companion Loan documents, as applicable; provided that the applicable Master Servicer or the Special Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the applicable Master Servicer or the Special Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable, Companion Loan documents and, if not so permitted, paid out of the Certificate Account) to the effect that such use would not be and would not constitute a "significant modification" of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC and; provided further that the requirements set forth in Section 3.20(j) (including the confirmation from each Rating Agency that such defeasance would not cause the downgrade, withdrawal or qualification of the then current ratings of the Certificates or any class of related Companion Loan Securities) are satisfied; and provided further that such securities are backed by the full faith and credit of the United States government, or the applicable Master Servicer or the Special Servicer shall obtain a written confirmation of each Rating Agency that the use of such securities will not result in the downgrade, withdrawal or qualification of the then current ratings of any Class of Certificates outstanding (or, insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, such class of securities).

              (l) If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standards, each Master Servicer shall establish and maintain one or more accounts (the "Defeasance Accounts"), which shall be Eligible Accounts, into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall such Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 90 days, unless such amounts are reinvested by such Master Servicer in "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8). To the extent not required or permitted to be placed in a separate account, such Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Certificate Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause
(a)(i) of the definition of Available Distribution Amount, and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall such Master Servicer permit such amounts to be maintained in the Certificate Account for a period in excess of 365 days (or 366 days in the case of a leap year).

              (m) Notwithstanding anything to the contrary in this Agreement, neither the applicable Master Servicer nor the Special Servicer, as applicable, shall, unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of the Certificate Account) from the Rating Agencies that such action will not result in a qualification, downgrade or withdrawal of any of the ratings assigned by such Rating Agency to the Certificates (or, insofar as there is then outstanding any class of Companion Loan Securities then rated by such Rating Agency, such class of securities), grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan with an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Mortgage Loans or $20,000,000.

              (n) [Reserved].

              (o) Notwithstanding anything to the contrary in this Agreement, neither the applicable Master Servicer nor the Special Servicer, as applicable, shall, unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of the Certificate Account) from S&P that such action will not result in a qualification, downgrade or withdrawal of any of the ratings assigned by S&P to the Certificates, consent to any transfers of any direct or indirect equity interests of or control rights over the related Mortgagor or to the entering into by the related Mortgagor of any Insurance Policy with an insurer not rated "A" or better by S&P.

              Section 3.21 Transfer of Servicing Between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan or Companion Loan, the applicable Master Servicer or the Special Servicer, as the case may be, shall promptly give notice to the applicable Master Servicer or the Special Servicer, as the case may be, and the Directing Certificateholder thereof, and the applicable Master Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and, if applicable, the related Companion Loan, either in the applicable Master Servicer's possession or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. Each Master Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Companion Loan(s) until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Companion Loan. Each Master Servicer shall deliver to the Trustee and the Directing Certificateholder a copy of the notice of such Servicing Transfer Event provided by such Master Servicer to the Special Servicer, or by the Special Servicer to such Master Servicer, pursuant to this Section. The Trustee shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer pursuant to this Section.

              Upon determining that a Specially Serviced Mortgage Loan or Companion Loan (other than an REO Loan) has become current and has remained current for three consecutive Monthly Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan(s)), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the applicable Master Servicer and the Directing Certificateholder and shall return the related Mortgage File and Servicing File to the applicable Master Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the applicable Master Servicer, the Special Servicer's obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and, if applicable, the Companion Loan, shall recommence.

              (b) In servicing any Specially Serviced Mortgage Loans and Companion Loans, the Special Servicer will provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the applicable Master Servicer), and provide the applicable Master Servicer with copies of any additional related Mortgage Loan or Companion Loan information including correspondence with the related Mortgagor.

              (c) Notwithstanding the provisions of Section 3.12(d), each Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and Companion Loans and REO Properties (other than with respect to the RREEF Portfolio Mortgage Loan) and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement, provided that this statement shall not be construed to require any Master Servicer to produce any additional reports.

              (d) No later than 60 days after a Servicing Transfer Event for a Mortgage Loan (other than the RREEF Portfolio Mortgage Loan) and, if applicable, the Companion Loan, the Special Servicer shall deliver to the applicable Master Servicer, each Rating Agency, the Trustee, each related Companion Holder and the Directing Certificateholder, a report (the "Asset Status Report") with respect to such Mortgage Loan or Companion Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Certificateholder if they are the same entity. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

              (i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

              (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standards, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

              (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

              (iv) the Special Servicer's recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the applicable Master Servicer for regular servicing or otherwise realized upon;

              (v) a copy of the last obtained Appraisal of the Mortgaged Property; and

              (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standards.

              If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder, does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standards or the terms of the applicable Mortgage Loan documents. If the Directing Certificateholder disapproves such Asset Status Report within ten
(10) Business Days of receipt, the Special Servicer will revise such Asset Status Report and deliver to the Directing Certificateholder, the Rating Agencies, the related Companion Holder, if applicable, the Trustee and the applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this
Section 3.21(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below. Notwithstanding the foregoing, in the event the Directing Certificateholder and the Special Servicer have been unable to agree upon an Asset Status Report with respect to a Specially Serviced Mortgage Loan within ninety (90) days, of the Directing Certificateholder's receipt of the initial Asset Status Report, the Special Servicer, subject to the rights of the related Companion Holder pursuant to the related Intercreditor Agreement, if applicable, shall implement the actions described in the most recent Asset Status Report submitted to the Directing Certificateholder by the Special Servicer. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders or, if a Serviced Whole Loan is involved, the Companion Holder, and it has made a reasonable effort to contact the Directing Certificateholder and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders pursuant to the Servicing Standards. Each final Asset Status Report shall be delivered to the applicable Master Servicer, the Trustee (upon request), the related Companion Holder, if applicable, and each Rating Agency.

              The Special Servicer shall have the authority to meet with the Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standards and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standards.

              No direction or disapproval of the Directing Certificateholder shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standards and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer's, Trustee's or the Master Servicer's responsibilities under this Agreement.

              (e) Upon receiving notice of (i) the occurrence of the events described in clause (v) of the definition of Servicing Transfer Event (without regard to the 60 day period set forth therein), or (ii) the request by a Mortgagor for the amendment or modification of a Mortgage Loan or Companion Loan which is not a Specially Serviced Mortgage Loan for which the Special Servicer is responsible for such amendment or modification pursuant to Section 3.08 and
Section 3.20, the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan or Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor and prepare for any such proceedings. Each Master Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event.

              Section 3.22 Sub-Servicing Agreements. (a) Each Master Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if such Master Servicer shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such Master Servicer under such agreement, or, alternatively, may act in accordance with
Section 7.02 hereof under the circumstances described therein (subject to Section 3.22(g) hereof); (iii) provides that the Trustee for the benefit of the Certificateholders, the related Companion Holder (if applicable) and the Trustee (as holder of the Class A-3FL Regular Interest and the Uncertificated Lower-Tier Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the applicable Master Servicer thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust Fund, the Trustee, the Special Servicer, any successor Master Servicer or any Certificateholder (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.22(g) hereof and in such additional manner as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund and (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the applicable Master Servicer is permitted hereunder to modify such Mortgage Loan. Any successor Master Servicer hereunder shall, upon becoming successor Master Servicer, be assigned and shall assume any Sub-Servicing Agreements from the predecessor master servicer (subject to Section 3.22(g) hereof). In addition, each Sub-Servicing Agreement entered into by any Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Mortgage Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. Each Master Servicer shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by any Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of such Master Servicer hereunder to make Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the applicable Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with
Section 3.03(d), such interest to be allocable between the applicable Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, each Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. Each Master Servicer shall notify the Special Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer, except that such Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

              (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the applicable Master Servicer's obligations under this Agreement.

              (c) As part of its servicing activities hereunder, each Master Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement. Subject to Sections 11.01 and 11.02, such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standards. Each Master Servicer shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement.

              (d) In the event the Trustee or its designee becomes successor Master Servicer and assumes the rights and obligations of any Master Servicer under any Sub-Servicing Agreement, such Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

              (e) Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.22 (except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer) the Master Servicer shall remain obligated and responsible to the Trustee, the Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of such Master Servicer's obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Master Servicer shall pay the fees of any Sub-Servicer under any Sub-Servicing Agreement as and when due from its own funds. In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer's termination under any Sub-Servicing Agreement.

              (f) The Trustee shall furnish to any Sub-Servicer any powers of attorney and other documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement; provided, however, that the Trustee shall not be held liable for any negligence, and shall be indemnified by the Sub-Servicer, with respect to, or misuse of, any such power of attorney by a Sub-Servicer, and provided further that the use of such power of attorney by a Sub-Servicer is subject to the last sentence of Section 3.01(b).

              (g) Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor Master Servicer, the Trustee or such successor Master Servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor Master Servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer's rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the Master Servicer's servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor Master Servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor Master Servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

              (h) With respect to Mortgage Loans subject to a Sub-Servicing Agreement, the Special Servicer shall, to the extent required, remit amounts, deliver reports and information, and afford access to facilities and information to the related Sub-Servicer that would be required to be remitted, delivered or afforded, as the case may be, to the applicable Master Servicer pursuant to the terms hereof (and within the same period of time required herein), within a sufficient period of time to allow the Sub-Servicer to fulfill its obligations under such Sub-Servicing Agreement and in no event later than 1 Business Day prior to the applicable Determination Date (or such other date as specified herein).

              (i) Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, unless (i) the Special Servicer receives the consent of the Directing Certificateholder and (ii) the Special Servicer receives the written confirmation of Fitch that such agreement will not cause the downgrade, withdrawal or qualification of any of the then current ratings assigned to any Class of Certificates.

              Section 3.23 Representations, Warranties and Covenants of the Master Servicers. (a) Each Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Companion Holder and to the other Master Servicer, the Depositor and the Special Servicer, as of the Closing Date, that:

              (i) Such Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States (in the case of Master Servicer No. 1), or a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware (in the case of Master Servicer No. 2), and such Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

              (ii) The execution and delivery of this Agreement by such Master Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, does not (A) violate the applicable Master Servicer's organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which such Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

              (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

              (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the applicable Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) Such Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, local or governmental agency, which default, in such Master Servicer's reasonable judgment is likely to materially and adversely affect its ability to perform its duties and obligations hereunder;

              (vi) No litigation is pending or, to the best of such Master Servicer's knowledge, threatened against such Master Servicer which would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect the ability of such Master Servicer to perform its obligations under this Agreement;

              (vii) Such Master Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 3.07 hereof; and

              (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer, or compliance by such Master Servicer with, this Agreement or the consummation of the transactions of such Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations hereunder.

              (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

              Section 3.24 Representations, Warranties and Covenants of the Special Servicer. (a) The Special Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Companion Holder, the Depositor and the Master Servicers, as of the Closing Date, that:

              (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Virginia, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

              (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, does not (A) violate the Special Servicer's articles of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

              (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

              (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject (A) to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, local or governmental agency, which default, in the Special Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

              (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment could reasonably be expected to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

              (vii) Each officer, manager or employee of the Special Servicer that has or, following the occurrence of a Servicing Transfer Event, would have responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c); and

              (viii) No consent, approval, authorization or order of any court or governmental agency or body under federal or state law is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

              (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

              Section 3.25 Interest Reserve Account. (a) On each P&I Advance Date relating to any Interest Accrual Period ending in any January and on any P&I Advance Date which occurs in a year which is not a leap year relating to any Interest Accrual Period ending in any December (unless, in either case, the related Distribution Date will be the final Distribution Date), the Trustee, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one day's interest on the Stated Principal Balance of the Interest Reserve Loans as of the Due Date occurring in the month preceding the month in which such P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, "Withheld Amounts").

              (b) On each P&I Advance Date occurring in March (or in February of the related Distribution Date will be the final Distribution Date), the Trustee shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February (if applicable), if any, and deposit such amount into the Lower-Tier Distribution Account.

              Section 3.26 Excess Interest Distribution Account. Prior to the applicable Distribution Date, each Master Servicer is required to remit to the Trustee for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Due Period.

              Section 3.27 Directing Certificateholder Contact with Master Servicers. No less often than on a monthly basis, each of the Master Servicers and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from the Directing Certificateholder regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which such Master Servicer or the Special Servicer, as the case may be, is responsible.

              Section 3.28 Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Trustee and to notify the Master Servicers and Special Servicer of the transfer of any Certificate of a Controlling Class, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Master Servicers, Special Servicer and Trustee when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the Special Servicer, it shall be the Directing Certificateholder.

              (b) Once a Directing Certificateholder has been selected, each of the Master Servicers, the Special Servicer, the Depositor, the Trustee and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Directing Certificateholder shall have notified the Master Servicers, Special Servicer, the Trustee and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. Upon the resignation of a Directing Certificateholder, the Trustee shall request the Controlling Class Certificateholders to select a new Directing Certificateholder.

              (c) Until it receives notice to the contrary each of the Master Servicers and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder, and the Directing Certificateholder.

              (d) Upon request, the Trustee shall deliver to the Special Servicer and the Master Servicers a list of each Controlling Class Certificateholder and the Directing Certificateholder, including names and addresses. In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Trustee shall notify the Master Servicers and the Special Servicer. Notwithstanding the foregoing, JER Investors Trust Inc. shall be the initial Directing Certificateholder and the initial Controlling Class Certificateholder and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

              (e) Until it receives notice to the contrary, each of the Master Servicers, the Special Servicer and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing
Certificateholder and the Controlling Class Certificateholder.

              (f) If at any time a Book-Entry Certificate belongs to a Controlling Class, the Trustee shall notify the related Certificateholders (through the Depository) of such event.

              (g) With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the holder of the related Serviced Mortgage Loan shall exercise such rights in accordance with the related Intercreditor Agreement, provided that the Directing Certificateholder may exercise the portion of such rights allocated to the related Serviced Mortgage Loan.

              (h) Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class; (iii) the Directing Certificateholder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Directing Certificateholder may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; and (v) the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

              (i) All requirements of the Master Servicers and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) provided to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced Whole Loan.

              Section 3.29 Intercreditor Agreements. Each of the Master Servicers and Special Servicer acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and/or related mezzanine intercreditor agreement, as applicable, and each agrees to service each such Serviced Whole Loan and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and/or related mezzanine intercreditor agreement, as applicable, and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and/or mezzanine intercreditor agreement, as applicable, and, in the event of any conflict, the related Intercreditor Agreement and/or mezzanine intercreditor agreement, as applicable, shall govern. Notwithstanding anything to the contrary in this Agreement, each of the Master Servicers and Special Servicer agrees not to take any action with respect to a Serviced Whole Loan or the related Mortgaged Property without the prior consent of the related Companion Holder to the extent that the related Intercreditor Agreement provides that such Companion Holder is required to consent to such action. When the related Companion Holder's consent to any such action is required under the related Intercreditor Agreement, the Directing Certificateholder (other than any Companion Holder acting as Directing Certificateholder by virtue of being the Serviced Whole Loan Controlling Holder with respect to such Mortgage Loan) shall not have any consent rights related to such Mortgage Loan. Nothing herein shall be deemed to override the provisions of the Intercreditor Agreements with respect to the rights of the Companion Holders thereunder (but this statement shall not modify the duty of the Master Servicers and the Special Servicer to act in accordance with the Servicing Standard in connection with servicing actions) and in the event of any inconsistency between the provisions of an Intercreditor Agreement and the provisions of this Agreement relating to the rights and obligations of the Trustee, as holder of the related Mortgage Loan, and the related Companion Holder, the Intercreditor Agreement shall control with respect to such Serviced Whole Loan. Each of the Master Servicers and Special Servicer acknowledges and agrees that each Companion Holder and mezzanine lender may have the right to cure certain defaults with respect to the related Serviced Mortgage Loan, and to purchase the related Mortgage Loan, as applicable, in each case pursuant to the terms and conditions of the related Intercreditor Agreement and/or mezzanine intercreditor agreement, as applicable.

              Notwithstanding any provision of this Agreement to the contrary, consistent with the Servicing Standards, the servicing rights and obligations of the Special Servicer with respect to the Mezz Cap AB Companion Loan will be limited pursuant to the terms of the related Mezz Cap AB Intercreditor Agreement prior to, or after the discontinuance of, a "Material Default" (as defined in Section 3(b) of such Intercreditor Agreement).

              Neither the Master Servicers nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require the Master Servicers or the Special Servicer to abide by any instruction or direction of a Companion Holder, neither the Master Servicers nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement (or from compliance with any intercreditor agreement with respect to a related mezzanine loan) constitute an expense to be borne by the Master Servicers or Special Servicer for its own account without reimbursement. In no event shall the Master Servicers or the Special Servicer be required to consult with or obtain the consent of any Companion Holder unless such Companion Holder has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders is set forth in Section 11.05 under this Agreement. In no event shall the Master Servicers or the Special Servicer be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder if the Trustee has not delivered notice to the Master Servicers or the Special Servicer as required under Section 3.28(d).

              No direction or disapproval of the Companion Holders shall (a) require or cause the Master Servicers or Special Servicer (i) to violate the terms of a Mortgage Loan, applicable law or any provision of this Agreement or
(ii) to act, or fail to act, in any manner that is or would not be in accordance with the Servicing Standards or that would in any way fail to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) materially expand the scope of the Special Servicer's, Trustee's or each Master Servicer's responsibilities under this Agreement.

              Section 3.30 Companion Paying Agent. (a) Each Master Servicer shall be the Companion Paying Agent with respect to the Companion Loans related to Mortgage Loans that it is responsible for servicing hereunder. Each Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth herein.

              (b) No provision of this Agreement shall be construed to relieve either Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of each Companion Paying Agent shall be determined solely by the express provisions of this Agreement. Neither Companion Paying Agent shall be liable except for the performance of such duties and obligations and no implied covenants or obligations shall be read into this Agreement against a Companion Paying Agent. In the absence of bad faith on the part of a Companion Paying Agent, such Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to such Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

              (c) Upon the resignation or removal of the applicable Master Servicer pursuant to Article VII of this Agreement, the applicable Companion Paying Agent shall be deemed simultaneously to resign or be removed.

              (d) This Section shall survive the termination of this Agreement or the resignation or removal of a Companion Paying Agent, as regards rights accrued prior to such resignation or removal.

              Section 3.31 Companion Register. Each Companion Paying Agent shall maintain a register (collectively, the "Companion Register") on which it will record the names and address of, and wire transfer instructions for, the applicable Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder. The initial Companion Holders, along with their respective name, address, wiring instructions and tax identification number, are listed on Exhibit S hereto. In the event a Companion Holder transfers a Companion Loan without notice to the relevant Companion Paying Agent, such Companion Paying Agent shall have no liability for any misdirected payment in the Companion Loan and shall have no obligation to recover and redirect such payment.

              The applicable Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. Such Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

              Section 3.32 Swap Contract. (a) On or before the Closing Date, the Trustee, not in its individual capacity but solely in its capacity as Trustee, on behalf of the Trust, shall enter into the Swap Contract and related agreements with the Swap Counterparty.

              (b) On the Business Day prior to each P&I Advance Date, based on the reports provided by each Master Servicer pursuant to Section 3.12(e), information that the Trustee obtains from the Swap Counterparty and the Swap Contract, and subject to the priorities set forth in Sections 4.01(a), 4.01(b) and 4.01(d) hereof, the Trustee shall calculate the Class A-3FL Net Swap Payment and notify the Swap Counterparty in accordance with the terms of the Swap Contract.

              (c) No later than 4:00 p.m. New York City time on each Distribution Date, the Trustee shall remit the Class A-3FL Net Swap Payment, if any, to the Swap Counterparty from the Floating Rate Account; provided, that upon the occurrence and during the continuation of a Class A-3FL Distribution Conversion, the Trustee shall not make such payments to the Swap Counterparty. Promptly upon receipt of any payment or other receipt in respect of the Swap Contract, the Trustee shall deposit the same into the Floating Rate Account.

              (d) The Trustee shall at all times enforce the Trust's rights under the Swap Contract. In the event of a Swap Default, the Trustee shall promptly provide written notice to the Holders of the Class A-3FL Certificates and shall be required, subject to the Trustee's determination that costs of enforcement will be recoverable from or indemnified by the Holders of the Class A-3FL Certificates to take such actions (following the expiration of any applicable grace period specified in the Swap Contract), unless otherwise directed in writing by the Holders of 25% (by Certificate Balance) of the Class A-3FL Certificates to enforce the rights of the Trust under the Swap Contract as may be permitted by the terms thereof and use any Swap Termination Fees received from the Swap Counterparty to enter into a replacement interest rate swap contract on substantially identical terms or on such other terms reasonably acceptable to the Trustee, with a replacement swap counterparty that would not cause a Rating Agency Trigger Event, subject, in each case, to written confirmation by the Rating Agencies that such action will not result in a qualification, downgrade or withdrawal of the then-current ratings of the Certificates. If the costs attributable to entering into a replacement interest rate swap contract would exceed the amount of any Swap Termination Fees, a replacement interest rate swap contract shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class A-3FL Certificates on the immediately succeeding Distribution Date. The Trustee shall be entitled to require reasonable assurances of payment (including, without limitation, reasonable indemnity therefor) from the Holders of the Class A-3FL Certificates prior to the incurrence of any costs in connection with the enforcement of the Swap Contract.

              Any Class A-3FL Distribution Conversion shall become permanent following the determination by the Trustee not to enter into a replacement interest rate swap contract and distribution of any Swap Termination Fees to the Holders of the Class A-3FL Certificates. Any such Swap Default (or termination of the Swap Contract) and the consequent Class A-3FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

              Upon any change (or notification to the Trustee that such change is imminent) in the payment terms on the Class A-3FL Certificates including as a result of a Class A-3FL Distribution Conversion, termination of a Class A-3FL Distribution Conversion, a Swap Default or the cure of a Swap Default, the Trustee shall promptly notify DTC of the change in payment terms.

              (e) In the event that the Swap Contract is terminated and no replacement interest rate swap agreement is entered into within 30 days of such termination, the Trustee shall provide notice of such termination to the Class A-3FL Certificateholders which notice shall include: "The Swap Contract with respect to the Class A-3FL Certificates is terminated as of [date]. Certificateholders and beneficial owners that are Plans are advised that the Exemption will no longer apply to the Class A-3FL Certificates, effective 60 days after the receipt of this notice. "Exemption", as used in this notice, shall mean Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), granted by the U.S. Department of Labor to J.P. Morgan Securities Inc. All other capitalized terms used in this notice shall have the meaning assigned to them in the Pooling and Servicing Agreement."

              (f) Any costs and expenses related to the Swap Contract (other than Class A-3FL Net Swap Payments) will only be payable (subsequent to the distribution of all amounts of principal and interest and reimbursement of Collateral Support Deficits payable to the Class A-3FL Certificates) from the Floating Rate Account, which in no circumstances will constitute Additional Trust Fund Expenses.

              (g) The Trustee shall establish a Swap Counterparty Collateral Account. The Trustee shall deposit all collateral received from the Swap Counterparty under any Credit Support Annex (as defined in the Swap Contract) of the Swap Contract into the Swap Counterparty Collateral Account. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Swap Counterparty Collateral Account shall be (i) for application to obligations of the Swap Counterparty under a Swap Contract if such Swap Contract becomes subject to early termination or upon default by the Swap Counterparty or (ii) to return collateral to the Swap Counterparty when and as required by a Swap Contract. The Trustee agrees to give the Swap Counterparty prompt notice if it obtains knowledge that the Swap Counterparty Collateral Account or any funds on deposit therein or otherwise to the credit of the Swap Counterparty Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Funds credited to the Swap Counterparty Collateral Account shall be applied as contemplated in the Swap Contract. Subject to the terms of the Swap Contract, proceeds of liquidation of any Swap Contract collateral (if such Swap Contract becomes subject to early termination or upon default by the relevant Swap Counterparty) shall be deposited in the Floating Rate Account for application as applicable.

              Section 3.33 Certain Matters Relating to the RREEF Portfolio Mortgage Loan.

              (a) In the event that any of the RREEF Portfolio Trustee, the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer shall be replaced in accordance with the terms of the RREEF Portfolio Pooling Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the RREEF Portfolio Trustee, the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer, as the case may be.

              (b) The Master Servicer shall deliver, or cause to be delivered, to the Trustee, promptly following receipt from the RREEF Portfolio Master Servicer, the RREEF Portfolio Special Servicer or the RREEF Portfolio Trustee, any servicing reports concerning the RREEF Portfolio Whole Loan.

                              [End of Article III]

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

              Section 4.01 Distributions. (a) On each Distribution Date, to the extent of the Available Distribution Amount for such Distribution Date, the Trustee shall be deemed to transfer the Lower-Tier Regular Distribution Amount from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account in the amounts and priorities set forth in Section 4.01(b) with respect to each Class of Uncertificated Lower-Tier Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

              (i) first, concurrently (A) to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3A Certificates, the Class A-3B Certificates, the Class A-4 Certificates and the Class A-SB Certificates and the Class A-3FL Regular Interest, pro rata, (based upon their respective entitlements to interest for such Distribution
       Date), in respect of interest, from the Loan Group 1 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates or Regular Interests for such Distribution Date, (B) to the Holders of the Class A-1A Certificates, in respect of interest, from the Loan Group 2 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date and (C) to the Holders of the Class X Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount payable in respect of such Class of Certificates for such Distribution Date; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount is insufficient to pay in full the Interest Distribution Amount provided above, payable in respect of any Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest or Class X Certificates on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest and the Class X Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, the Interest Distribution Amount in respect of each such Class of Certificates for such Distribution Date;

              (ii) second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3A Certificates, the Class A-3B Certificates, the Class A-4 Certificates, the Class A-SB Certificates, the Class A-1A Certificates and the Class A-3FL Regular Interest in reduction of the Certificate Balances thereof, concurrently: (A)(1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount for such Distribution Date remaining after the payments specified in clause (B) below have been made on such Distribution Date, until the Certificate Balance of the Class A-SB Certificates is reduced to the Class A-SB Planned Principal Balance; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clause (A)(1) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1) and (2) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, (a) prior to September 15, 2012, (x) to the Holders of the Class A-3B Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (A)(2) and
       (A)(3) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-3B Certificates has been reduced to zero, and then (y) to the Holders of the Class A-3A Certificates and to the Class A-3FL Regular Interest, pro rata, based on their outstanding Certificate Balances, to the extent remaining after payments as specified in clauses (A)(1), (A)(2), (A)(3) and (A)(4)(a)(x) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balances of the Class A-3A Certificates and the Class A-3FL Regular Interest have been reduced to zero, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, to the Holders of the Class A-3A Certificates and to the Class A-3FL Regular Interest, pro rata, based on their outstanding Certificate Balances, the Loan Group 2 Principal Distribution Amount, to the extent remaining after payments as specified in clauses (A)(1), (A)(2), (A)(3) and (A)(4)(a)(x) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balances of the Class A-3A Certificates and the Class A-3FL Regular Interest have been reduced to zero, and (b) on and after September 15, 2012, (x) to the Holders of the Class A-3A Certificates and to the Class A-3FL Regular Interest, pro rata, based on their outstanding Certificate Balances in an amount up to the Loan Group 1 Principal Distribution Amount, to the extent remaining after payments as specified in clauses (A)(1), (A)(2) and (A)(3) above and clause (B) below have been made on such Distribution Date and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, to the Holders of the Class A-3A Certificates and to the Class A-3FL Regular Interest, the Loan Group 2 Principal Distribution Amount, pro rata, based on their outstanding Certificate Balances, to the extent remaining after payments as specified in clauses (A)(1), (A)(2) and
       (A)(3) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balances of each of the Class A-3A Certificates and the Class A-3FL Regular Interest have been reduced to zero and then (y) to the Holders of the Class A-3B Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses
       (A)(1), (A)(2), (A)(3) and (A)(4)(b)(x) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-3B Certificates has been reduced to zero, (5) fifth, to the Holders of the Class A-4 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (2),
       (3) and (4) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-4 Certificates has been reduced to zero, (6) sixth, to the Holders of the Class A-SB Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (2), (3), (4) and (5) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero and (B) to the Holders of the Class A-1A Certificates, in an amount up to the Loan Group 2 Principal Distribution Amount and, after the Certificate Balances of the Class A-4 Certificates and Class A-SB Certificates have been reduced to zero, the Loan Group 1 Principal Distribution Amount remaining after payments specified in clauses (A)(1), (2), (3), (4), (5) and (6) above have been made on such Distribution Date, until the Certificate Balance of the Class A-1A Certificates has been reduced to zero;

              (iii) third, to the Holders of the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-3B Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates and the Class A-3FL Regular Interest, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each such Class), until all amounts of Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

              (iv) fourth, to the Holders of the Class A-M Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class A-M Certificates for such Distribution Date;

              (v) fifth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest have been reduced to zero, to the Holders of the Class A-M Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class A-M Certificates has been reduced to zero;

              (vi) sixth, to the Holders of the Class A-M Certificates until all amounts of Collateral Support Deficit previously allocated to the Class A-M Certificates, but not previously reimbursed, have been reimbursed in full;

              (vii) seventh, to the Holders of Class A-J Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (viii) eighth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest and the Class A-M Certificates have been reduced to zero, to the Holders of the Class A-J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), the Class A-3FL Regular Interest and the Class A-M Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class A-J Certificates has been reduced to zero;

              (ix) ninth, to the Holders of the Class A-J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-J Certificates but not previously reimbursed, have been reimbursed in full;

              (x) tenth, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xi) eleventh, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates and Class A-J Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates and Class A-J Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

              (xii) twelfth, to the Holders of the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

              (xiii) thirteenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xiv) fourteenth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates and Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates and Class B Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

              (xv) fifteenth, to the Holders of the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

              (xvi) sixteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xvii) seventeenth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates and Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates and Class C Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

              (xviii) eighteenth, to the Holders of the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

              (xix) nineteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xx) twentieth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates and Class D Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

              (xxi) twenty-first, to the Holders of the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxii) twenty-second, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxiii) twenty-third, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

              (xxiv) twenty-fourth, to the Holders of the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxv) twenty-fifth, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxvi) twenty-sixth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

              (xxvii) twenty-seventh, to the Holders of the Class G Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxviii) twenty-eighth, to the Holders of the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxix) twenty-ninth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates have been reduced to zero, to the Holders of the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class H Certificates has been reduced to zero;

              (xxx) thirtieth, to the Holders of the Class H Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxxi) thirty-first, to the Holders of the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxxii) thirty-second, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates and Class H Certificates have been reduced to zero, to the Holders of the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates and Class H Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class J Certificates has been reduced to zero;

              (xxxiii) thirty-third, to the Holders of the Class J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class J Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxxiv) thirty-fourth, to the Holders of the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxxv) thirty-fifth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates and Class J Certificates have been reduced to zero, to the Holders of the Class K Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates and Class J Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class K Certificates has been reduced to zero;

              (xxxvi) thirty-sixth, to the Holders of the Class K Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class K Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxxvii) thirty-seventh, to the Holders of the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxxviii) thirty-eighth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates and Class K Certificates have been reduced to zero, to the Holders of the Class L Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates and Class K Certificates a on such Distribution Date), until the outstanding Certificate Balance of the Class L Certificates has been reduced to zero;

              (xxxix) thirty-ninth, to the Holders of the Class L Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class L Certificates, but not previously reimbursed, have been reimbursed in full;

              (xl) fortieth, to the Holders of the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xli) forty-first, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates and Class L Certificates have been reduced to zero, to the Holders of the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates and Class L Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class M Certificates has been reduced to zero;

              (xlii) forty-second, to the Holders of the Class M Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class M Certificates, but not previously reimbursed, have been reimbursed in full;

              (xliii) forty-third, to the Holders of the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xliv) forty-fourth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates and Class M Certificates have been reduced to zero, to the Holders of the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates and Class M Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class N Certificates has been reduced to zero;

              (xlv) forty-fifth, to the Holders of the Class N Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class N Certificates, but not previously reimbursed, have been reimbursed in full;

              (xlvi) forty-sixth, to the Holders of the Class P Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xlvii) forty-seventh, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates and Class N Certificates have been reduced to zero, to the Holders of the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates and Class N Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class P Certificates has been reduced to zero;

              (xlviii) forty-eighth, to the Holders of the Class P Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class P Certificates, but not previously reimbursed, have been reimbursed in full;

              (xlix) forty-ninth, to the Holders of the Class NR Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (l) fiftieth, after the Certificate Balances of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates and Class P Certificates have been reduced to zero, to the Holders of the Class NR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-3FL Certificates), Class A-3FL Regular Interest, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates and Class P Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class NR Certificates has been reduced to zero;

              (li) fifty-first, to the Holders of the Class NR Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class NR Certificates, but not previously reimbursed, have been reimbursed in full; and

              (lii) fifty-second, to the Holders of the Class R Certificates, the amount, if any, of the Available Distribution Amount remaining in the Upper-Tier Distribution Account with respect to such Distribution Date.

              If, in connection with any Distribution Date, the Trustee has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Monthly Payments, balloon payments or unscheduled principal payments are subsequently received by any Master Servicer and required to be part of the Available Distribution Amount for such Distribution Date, such Master Servicer shall promptly notify the Trustee and the Trustee will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicers, the Special Servicer or the Trustee shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

              (b) On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of principal or reimbursement of Collateral Support Deficit in an amount equal to the amount of principal or reimbursement of Collateral Support Deficit actually distributable to its respective Related Certificates as provided in Sections 4.01(a), 4.01(c) and 4.01(d). On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of its Related Certificates and its related Component of the Class X Certificates, in each case to the extent actually distributable thereon as provided in Section 4.01(a). For this purpose, interest distributed on the Class X Certificates shall be treated as having been paid to its Components pro rata, based on the interest accrued with respect thereto at its Class X Strip Rate. Such amounts distributed to the Uncertificated Lower-Tier Interests in respect of principal and interest with respect to any Distribution Date are referred to herein collectively as the "Lower-Tier Regular Distribution Amount," and shall be made by the Trustee by deeming such Lower-Tier Regular Distribution Amount to be withdrawn from the Lower-Tier REMIC to be deposited in the Upper-Tier Distribution Account.

              As of any date, the principal balance of each Uncertificated Lower-Tier Interest equals the Certificate Balance of the Related Certificates with respect thereto, as adjusted for the allocation of Collateral Support Deficits, as provided in Sections 4.04(b) and 4.04(c) and of Certificate Deferred Interest as provided in Section 4.06. The initial principal balance of each Uncertificated Lower-Tier Interest equals the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Uncertificated Lower-Tier Interest will be the rate per annum set forth in the Preliminary Statement hereto.

              Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Regular Distribution Amount and distribution of Yield Maintenance Charges pursuant to Section 4.01(d)(iii) shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

              (c) Notwithstanding the priorities set forth in clause (a) above, on and after the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero, the Principal Distribution Amount will be distributed, pro rata, among the Class A-1, Class A-1A, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest without regard to Loan Group, based on their respective Certificate Balances immediately prior to such Distribution Date, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero, and any amounts representing reimbursements of Collateral Support Deficits previously allocated to such Classes, if available, will be distributed pro rata based on their respective Certificate Balances, without regard to Loan Group.

              (d) (i) On each Distribution Date, Yield Maintenance Charges collected during the related Due Period will be distributed by the Trustee to the following Classes: to the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-3FL Regular Interest, Class A-3B Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H and Class J Certificates with respect to the related Loan Group (if applicable, in the case of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-1A Certificates and the Class A-3FL Regular Interest) on each Distribution Date, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-3FL Regular Interest, Class A-3B Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates, Class P Certificates and Class NR Certificates on such Distribution Date, (b) the Base Interest Fraction for the related principal payment on such Class of Certificates or the Class A-3FL Regular Interest, and
(c) the aggregate amount of Yield Maintenance Charges collected on such principal prepayments during the related Due Period. If more than one such Class of Certificates is entitled to distributions of principal with respect to the related Loan Group on any particular Distribution Date on which Yield Maintenance Charges are distributable, the aggregate amount of such Yield Maintenance Charges will be allocated among all such Classes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with this Section 4.01(d)(i). Any Yield Maintenance Charge collected during the related Due Period remaining after such distributions will be distributed to the holders of the Class X Certificates. Notwithstanding the foregoing, any prepayment penalties collected that are based on a percentage of the amount being prepaid will be distributed to the Class X Certificates.

              (ii) No Yield Maintenance Charge will be distributed to the holders of the Class K, Class L, Class M, Class N, Class P, Class NR, Class S or Residual Certificates. After the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-3FL Regular Interest, Class A-3B Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H and Class J Certificates have been reduced to zero, all Yield Maintenance Charges with respect to the Mortgage Loans shall be distributed to the holders of the Class X Certificates.

              (iii) All distributions of Yield Maintenance Charges made in respect of the respective Classes of Regular Certificates and the Class A-3FL Regular Interest on each Distribution Date pursuant to Section 4.01(d)(i) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Uncertificated Lower-Tier Interests for such Distribution Date pursuant to Section 4.01(b) above.

              (iv) Any distributions of Yield Maintenance Charges in respect of the Class A-3FL Regular Interest shall be distributed to the Holders of the Class A-3FL Certificates or to the Swap Counterparty as specified in
       Section 4.01(k).

              (e) On each Distribution Date, the Trustee shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest (in order of distribution priority) (first deeming such amounts to be distributed with respect to the Related Uncertificated Lower-Tier Interests) up to an amount equal to all Collateral Support Deficits, if any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes of Certificates or Class A-3FL Regular Interest receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Collateral Support Deficits and related Collateral Support Deficits and upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class LR Certificateholders.

              (f) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(g), 4.01(h) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Registrar. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

              Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Registrar, the Depositor, the Master Servicers, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

              (g) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Trustee shall, no later than the related P&I Advance Determination Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

              (i) the Trustee expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

              (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).

              (h) Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates (other than the Class A-3FL Certificates) or the Class A-3FL Regular Interest shall be made in the amounts and manner specified in Section 4.01(a) or Section 4.01(e), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 12.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Trustee shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(g) as if such Holder had failed to surrender its Certificates.

              (i) On each Distribution Date, any Excess Interest received during the related Due Period with respect to the Mortgage Loans shall be distributed to the holders of the Class S Certificates from the Excess Interest Distribution Account.

              (j) On the date as specified in the related Intercreditor Agreement, with respect to the Companion Loans, each Companion Paying Agent shall make withdrawals and payments from its Companion Distribution Account for each Companion Loan in the following order of priority:

              (i) to pay the Trustee or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to the Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

              (ii) to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Companion Distribution Account not required to be deposited therein;

              (iii) to pay all amounts remaining in the Companion Distribution Account related to such Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

              (iv) to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

              All distributions from the Companion Distribution Accounts required hereunder shall be made by the applicable Companion Paying Agent to the Companion Holder by wire transfer in immediately available funds to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first-class mail to the address of such Companion Holder or its agent appearing on the Companion Register). Any such account shall be located at a commercial bank in the United States.

              (k) (i) On each Distribution Date, for so long as the Certificate Balance of the Class A-3FL Regular Interest (and correspondingly, the Class A-3FL Certificates) has not been reduced to zero, to the extent of the Class A-3FL Available Funds for such Distribution Date, after remitting any Class A-3FL Net Swap Payment to the Swap Counterparty pursuant to Section 3.32(c), the Trustee shall make distributions from the Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

                     (A) first, to the Holders of the Class A-3FL Certificates, in respect of interest, up to an amount equal to the sum of (i) the Class A-3FL Interest Distribution Amount for such Distribution Date and (ii) an amount equal to any Accrued Interest From Recoveries relating to the Class A-3FL Regular Interest;

                     (B) second, to the Holders of the Class A-3FL Certificates, in reduction of the Certificate Balances thereof, an amount equal to the Class A-3FL Principal Distribution Amount, until the outstanding Certificate Balance thereof has been reduced to zero;

                     (C) third, to the Holders of the Class A-3FL Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-3FL Certificates (as a result of the allocation of Collateral Support Deficit to the Class A-3FL Regular Interest) but not previously reimbursed, has been reimbursed in full;

                     (D) fourth, to pay (1) any costs and expenses related to
              the Swap Contract and (2) any termination payments to the Swap Counterparty, in that order and solely to the extent provided herein, including Section 4.01(k)(iii); and

                     (E) fifth, any remaining amount to the Holders of the Class
              A-3FL Certificates.

              (ii) So long as a Class A-3FL Distribution Conversion is not in effect, any Yield Maintenance Charges paid on the Class A-3FL Regular Interest shall be payable to the Swap Counterparty pursuant to the terms of the Swap Contract on a net basis as part of the Class A-3FL Net Swap Payment as specified in Section 3.32. On each Distribution Date for which a Class A-3FL Distribution Conversion is in effect, any Yield Maintenance Charges paid on the Class A-3FL Regular Interest shall be distributed to the Holders of the Class A-3FL Certificates.

              (iii) Any termination payments due to the Swap Counterparty under the Swap Contract shall be payable solely from amounts, if any, remaining in the Floating Rate Account after all other amounts have been paid under the Class A-3FL Certificates (including all principal and interest amounts outstanding and reimbursement of any Collateral Support Deficit).

              Section 4.02 Statements to Certificateholders; CMSA Investor Reporting Package (IRP)s; Grant of Power of Attorney. (a) On each Distribution Date, the Trustee shall make available to the general public a statement (substantially in the form set forth as Exhibit G hereto and based on the information supplied to the Trustee in the related CMSA Investor Reporting Package (IRP) in accordance with CMSA guidelines) as to the distributions made on such Distribution Date (each, a "Statement to Certificateholders") which shall include:

              (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

              (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to Distributable Certificate Interest, with respect to the Class A-3FL Certificates, notification that the amount of interest distributed thereon is the equal to the Interest Distribution Amount with respect to the Class A-3FL Regular Interest, which is being paid as a result of a Class A-3FL Distribution Conversion;

              (iii) (A) the aggregate amount of Advances made, with respect to the pool of Mortgage Loans and with respect to each Loan Group, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of such Advances, in each case, on a loan-by-loan basis as of the P&I Advance Date and (B) the aggregate amount of all Nonrecoverable Advances on a loan-by-loan basis as of the P&I Advance Date;

              (iv) the aggregate amount of compensation paid to the Trustee and servicing compensation paid to the Master Servicers and the Special Servicer with respect to the Due Period for such Distribution Date together with detailed calculations of servicing compensation paid to the Master Servicers and Special Servicer;

              (v) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans and with respect to each Loan Group, outstanding immediately before and immediately after such Distribution Date;

              (vi) the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans and with respect to each Loan Group, as of the end of the related Due Period for such Distribution Date;

              (vii) the number and aggregate principal balance of Mortgage Loans
       (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) current but specially serviced or in foreclosure but not REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

              (viii) the value of any REO Property included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, based on the most recent Appraisal or valuation;

              (ix) the Available Distribution Amount for such Distribution Date;

              (x) the Accrued Certificate Interest in respect of such Class of Certificates for such Distribution Date, separately identifying any Certificate Deferred Interest for such Distribution Date allocated to such Class of Certificates;

              (xi) the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates allocable to (A) Yield Maintenance Charges and (B) Excess Interest;

              (xii) the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

              (xiii) the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans and with respect to each Loan Group;

              (xiv) the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Collateral Support Deficit on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Collateral Support Deficits to date;

              (xv) the Certificate Factor for each Class of Regular Certificates immediately following such Distribution Date;

              (xvi) the amount of any Appraisal Reductions effected in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction effected in connection with such Distribution Date, together with a detailed worksheet showing the calculation of each Appraisal Reduction on a current and cumulative basis;

              (xvii) the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

              (xviii) the amount of any remaining Class Unpaid Interest Shortfall for such Class as of such Distribution Date;

              (xix) a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

              (xx) a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

              (xxi) all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

              (xxii) in the case of the Residual Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), (b) and
       (d);

              (xxiii) the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates in reimbursement of previously allocated Collateral Support Deficit;

              (xxiv) the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans and with respect to each Loan Group;

              (xxv) with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit in connection with such Liquidation Event;

              (xxvi) with respect to any REO Property included in the Trust Fund as to which a Final Recovery Determination was made during the related Due Period or prior to the Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit in respect of the related REO Loan in connection with such Final Recovery Determination;

              (xxvii) the aggregate amount of interest on P&I Advances paid to each Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off
       Date), with respect to the pool of Mortgage Loans and with respect to each Loan Group;

              (xxviii) the aggregate amount of interest on Servicing Advances paid to each Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

              (xxix) the original and then current credit support levels for each Class of Certificates;

              (xxx) the original and then current ratings for each Class of Regular Certificates;

              (xxxi) the amount of the distribution on the Distribution Date to the Holders of the Residual Certificates;

              (xxxii) the aggregate amount of Yield Maintenance Charges collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

              (xxxiii) LIBOR as calculated for the related Distribution Date and the next succeeding Distribution Date;

              (xxxiv) the amounts received and paid in respect of the Swap Contract;

              (xxxv) identification of any Rating Agency Trigger Event or Swap Default as of the close of business on the last day of the immediately preceding calendar month with respect to the Swap Contract;

              (xxxvi) the amount of any (A) payment by the Swap Counterparty as a termination payment, (B) payments in connection with the acquisition of a replacement interest rate swap contract, and (C) collateral posted in connection with any Rating Agency Trigger Event;

              (xxxvii) the amount of, and identification of, any payments on the Class A-3FL Certificates in addition to the amount of principal and interest due thereon (including without limitation, any termination payment received in connection with the Swap Contract);

              (xxxviii) a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan; and

              (xxxix) a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller.

              In the case of information furnished pursuant to clauses (i),
(ii), (x), (xi), (xxxiv) and (xxxvii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

              Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i), (ii) and (xi) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Trustee deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time are in force.

              On each Distribution Date, the Trustee shall make available to the general public via its website initially located at "www.etrustee.net" (i) the related Statement to Certificateholders, (ii) the CMSA Loan Periodic Update File, the CMSA Loan Setup File, the CMSA Bond Level File, the CMSA Collateral Summary File, the CMSA Property File and (iii) as a convenience to the general public (and not in furtherance of the distribution thereof under the securities laws), the prospectus supplement, the prospectus, and this Agreement. In addition, if the Depositor so directs the Trustee, and on terms acceptable to the Trustee, the Trustee shall make certain other information and reports related to the Mortgage Loans available through its internet website.

              In addition, on each Distribution Date, the Trustee shall make available, to any Privileged Person via its website, each of the "surveillance reports" identified as such in the definition of "CMSA Investor Reporting Package" and the CMSA Operating Statement Analysis Report and CMSA NOI Adjusted Worksheets and seven CMSA data files, the Realized Loss Report and the CMSA Advance Recovery Report to the extent delivered by each Master Servicer pursuant to this Agreement.

              The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by it for which it is not the original source.

              In connection with providing access to the Trustee's Internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Trustee's Internet website can be directed to the Trustee's CMBS customer service desk at (312) 904-1487.

              Each of the Master Servicer and the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information such Master Servicer or the Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or prospective Certificateholder (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. In connection with providing access to such Master Servicer's or the Special Servicer's Internet website, such Master Servicer or the Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. Each Master Servicer or the Special Servicer, as applicable, shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. Each Master Servicer or the Special Servicer, as applicable, shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, each Master Servicer or the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information such Master Servicer or the Special Servicer, as applicable, is required or permitted to provide to any Mortgagor with respect to such Mortgagor's Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law.

              (b) The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Trustee. Neither the Trustee nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by such Master Servicer. Unless the Trustee has actual knowledge that any report or file received from the applicable Master Servicer contains erroneous information, the Trustee is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the statements to Certificateholders required by Section 4.02(a) and allocating Collateral Support Deficit to the Certificates in accordance with Section 4.04.

              Notwithstanding the foregoing, the failure of any Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(b) or Section 4.02(c) shall not constitute a breach of this Section 4.02(b) or of Section 4.02(c) to the extent such Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. Each Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

              (c) As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Trustee shall provide the requesting Certificateholder with such information that is in the Trustee's possession or can reasonably be obtained by the Trustee as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, the Trustee nor the Trustee shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

              (d) The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

              Section 4.03 P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the applicable Master Servicer shall either
(i) remit to the Trustee for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in its Certificate Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances or
(iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the applicable Certificate Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer's records and replaced by such Master Servicer by deposit in the Certificate Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). Each Master Servicer shall notify the Trustee of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before 2 Business Days prior to such Distribution Date. If any Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, in each case unless such Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. on such Distribution Date.

              (b) Subject to Sections 4.03(c) and (e) below, the amount of P&I Advances to be made by any Master Servicer with respect to any Distribution Date and each Mortgage Loan that it is responsible for servicing hereunder shall be equal to: (i) the Monthly Payments (net of related Servicing Fees, and in the case of the RREEF Portfolio Mortgage Loan, the RREEF Portfolio servicing fees payable under this Agreement) other than Balloon Payments, that were due during the related Due Period and delinquent as of the close of business on the related Determination Date and (ii) with respect to each Mortgage Loan as to which the related Balloon Payment was due during or prior to the related Due Period and was delinquent as of the close of business on the related Determination Date (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of each Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to a Companion Loan.

              (c) Notwithstanding anything herein to the contrary or as set forth in the related Intercreditor Agreement, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each RREEF Portfolio Mortgage Loan, the Master Servicer will be required to make its determination that it has made a P&I Advance on such RREEF Portfolio Mortgage Loan that is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such RREEF Portfolio Mortgage Loan independently of any determination made by the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer, as applicable, under the RREEF Portfolio Pooling Agreement in respect of the related RREEF Portfolio A1 Note, and the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer, as applicable, shall make its own determination that it has made a P&I Advance that is a Nonrecoverable Advance (as defined in the RREEF Portfolio Pooling Agreement) or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance (as defined in the RREEF Portfolio Pooling Agreement) with respect to the RREEF Portfolio Companion Note in accordance with the RREEF Portfolio Pooling Agreement. If the Master Servicer or Special Servicer determines that a proposed P&I Advance with respect to a RREEF Portfolio Mortgage Loan, if made, or any outstanding P&I Advance with respect to a RREEF Portfolio Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, such Master Servicer shall provide the related RREEF Portfolio Master Servicer, written notice of such determination within one Business Day of the date of such determination. If the Master Servicer receives written notice from the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer, as applicable, that it has determined, by making a determination of non-recoverability under the RREEF Portfolio Pooling Agreement, with respect to the RREEF Portfolio Companion Note, that any proposed advance under the RREEF Portfolio Pooling Agreement that is similar to a P&I Advance would be, or any outstanding advance under such RREEF Portfolio Pooling Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the Master Servicer or the Trustee, may, based upon such determination by the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer, as applicable, determine that any P&I Advance previously made or proposed to be made with respect to the related RREEF Portfolio Mortgage Loan, will be a Nonrecoverable P&I Advance, and thereafter shall not be required to make any additional P&I Advances with respect to the related RREEF Portfolio Mortgage Loan unless and until the Master Servicer or the Trustee, as applicable, determines that any such additional P&I Advances with respect to the related RREEF Portfolio Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be a result of consultation with the with the RREEF Portfolio Master Servicer or the RREEF Portfolio Special Servicer, as applicable, or otherwise. With respect to the Park La Brea Whole Loan, if (i) the applicable Master Servicer or any master servicer for a securitization relating to the Park La Brea Pari Passu Companion Loan determines that a proposed P&I Advance, if made, would be a Nonrecoverable P&I Advance or an outstanding P&I Advance is or would be a Nonrecoverable P&I Advance and (ii) notice of such determination has been delivered by the applicable Master Servicer or the applicable Master Servicer receives written notice of such determination by any other master servicer for a securitization relating to the Park La Brea Pari Passu Companion Loan, none of the applicable Master Servicer, the Trustee, the other master servicers or any other party to the related Other Pooling and Servicing Agreement shall make any additional P&I Advances with respect to the Park La Brea Mortgage Loan or the Park La Brea Pari Passu Companion Loan until the applicable Master Servicer has consulted with the other applicable master servicers and they agree that circumstances with respect to the Park La Brea Whole Loan have changed such that a proposed future P&I Advance would not be a Nonrecoverable P&I Advance.

              With respect to the Tysons Galleria Whole Loan, if (i) the applicable Master Servicer or any servicer for a securitization relating to the Tysons Galleria Pari Passu Companion Loan determines that a proposed P&I Advance, if made, would be a Nonrecoverable P&I Advance or an outstanding P&I Advance is or would be a Nonrecoverable P&I Advance and (ii) notice of such determination has been delivered by the Master Servicer or the Master Servicer receives written notice of such determination by any other servicer for a securitization relating to the Tysons Galleria Pari Passu Companion Loan as provided in the related Intercreditor Agreement, none of the Master Servicer, the Trustee, the other servicer or any other party to the Other Pooling and Servicing Agreement shall make any additional P&I Advances with respect to the Tysons Galleria Mortgage Loan or the Tysons Galleria Pari Passu Companion Loan until the Master Servicer has consulted with the other applicable master servicer and they agree that circumstances with respect to the Tysons Galleria Whole Loan have changed such that a proposed future P&I Advance would not be a Nonrecoverable P&I Advance.

              With respect to the Park La Brea Whole Loan, if the applicable Master Servicer determines that a proposed P&I Advance, if made, would be a Nonrecoverable P&I Advance or an outstanding P&I Advance is or would be a Nonrecoverable P&I Advance, such Master Servicer shall promptly give notice of such determination to any master servicer for a securitization relating to the Park La Brea Pari Passu Companion Loan.

              With respect to the Gas Company Tower Whole Loan, if the applicable Master Servicer determines that a proposed P&I Advance, if made, would be a Nonrecoverable P&I Advance or an outstanding P&I Advance is or would be a Nonrecoverable P&I Advance, then such Master Servicer shall promptly give notice of such determination to any master servicer for a securitization relating to the Gas Company Tower Pari Passu Companion Loan.

              (d) In connection with the recovery of any P&I Advance out of the applicable Certificate Account, pursuant to Section 3.05(a), the applicable Master Servicer shall be entitled to pay the Trustee and itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement) (in that order of priority) as the case may be out of any amounts then on deposit in such Certificate Account (but in no event from any funds payable or allocable to a holder of any Serviced Securitized Companion Loan), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable grace period has expired or (ii) if the related Monthly Payment is received after the Determination Date but on or prior to the related P&I Advance Date. Each Master Servicer shall reimburse itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement) and the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.19 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in its Certificate Account.

              (e) Notwithstanding the foregoing, (i) neither the Master Servicers nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest or Penalty Charges and (ii) if an Appraisal Reduction has been made with respect to any Mortgage Loan then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this subsection (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction, if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Monthly Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

              (f) In no event shall either the Master Servicers or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

              (g) None of the Master Servicers or the Trustee shall advance any amount due to be paid by the Swap Counterparty for distribution to the Class A-3FL Certificates.

              Section 4.04 Allocation of Collateral Support Deficit. (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01 and the allocation of Certificate Deferred Interest pursuant to Section 4.06, the Trustee shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans, expected to be outstanding immediately following such Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest after giving effect to distributions of principal on such Distribution Date and the allocation of Certificate Deferred Interest pursuant to Section 4.06 (any such deficit, the "Collateral Support Deficit"). Any allocation of Collateral Support Deficit to a Class of Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Collateral Support Deficit allocated to the Class A-3FL Regular Interest shall result in a corresponding reduction of the Certificate Balance of the Class A-3FL Certificates. Any Collateral Support Deficit allocated to a Class of Regular Certificates (or, in the case of the Class A-3FL Certificates, an amount corresponding to any Collateral Support Deficit allocated to the Class A-3FL Regular Interest, as applicable) shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates (or, in the case of the Class A-3FL Certificates, an amount corresponding to any Collateral Support Deficit allocated to the Class A-3FL Regular Interest) in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount, Loan Group 1 Principal Distribution Amount or Loan Group 2 Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Certificates or Class A-3FL Regular Interest that previously were allocated Collateral Support Deficit, in sequential order, in each case up to the amount of the unreimbursed Collateral Support Deficit allocated to such Class of Certificates or Class A-3FL Regular Interest. If the Certificate Balance of any Class of Certificates or Class A-3FL Regular Interest is so increased, the amount of unreimbursed Collateral Support Deficit of such Class of Certificates or Class A-3FL Regular Interest shall be decreased by such amount.

              (b) On each Distribution Date, the Certificate Balances of the Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest will be reduced without distribution, as a write-off to the extent of any Collateral Support Deficit, if any, allocable to such Certificates or Class A-3FL Regular Interest, as applicable, with respect to such Distribution Date. Any such write-off shall be allocated first to the Class NR Certificates; second to the Class P Certificates; third to the Class N Certificates; fourth to the Class M Certificates; fifth to the Class L Certificates; sixth to the Class K Certificates; seventh to the Class J Certificates; eighth to the Class H Certificates; ninth to the Class G Certificates, tenth to the Class F Certificates, eleventh to the Class E Certificates, twelfth to the Class D Certificates, thirteenth to the Class C Certificates, fourteenth to the Class B Certificates, fifteenth to the Class A-J Certificates, sixteenth, to the Class A-M Certificates and seventeenth to the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-3B Certificates, Class A-4 Certificates, Class A-SB Certificates and the Class A-1A Certificates and Class A-3FL Regular Interest, pro rata (based upon their respective Certificate Balances), until the remaining Certificate Balances of such Classes of Certificates or the Class A-3FL Regular Interest, as applicable, have been reduced to zero.

              (c) With respect to any Distribution Date, any Collateral Support Deficit allocated to a Class of Certificates (other than the Class A-3FL, Class X, Class R, Class LR and Class S Certificates) or Class A-3FL Regular Interest pursuant to Section 4.04(b) with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest with respect thereto as a write-off.

              Section 4.05 Appraisal Reductions. The aggregate Appraisal Reduction will be allocated by the Trustee on each Distribution Date, only for purposes of determining the amount of P&I Advances with respect to the related Mortgage Loan, to the Certificate Balance of the Class NR, Class P, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates, the Class A-J Certificates and then the Class A-M Certificates in that order, up to the amount of their respective Certificate Balances. On any Distribution Date, an Appraisal Reduction that otherwise would be allocated to a Class of Certificates will be allocated to the next most subordinate Class to the extent that the Certificate Balance on such Distribution Date for such Class of Certificates (prior to taking the Appraisal Reduction into account) is less than the Appraisal Reduction for such Distribution Date.

              With respect to any Serviced Whole Loan, Appraisal Reductions will be calculated based on the aggregate outstanding principal balance of the related Serviced Mortgage Loan and the related Companion Loan(s). Any resulting Appraisal Reductions will be allocated, first to any subordinate Companion Loan up to the principal amount thereof and then pro rata, to the related Mortgage Loan and the related pari passu Companion Loan(s), if any, based on their Stated Principal Balances.

              Section 4.06 Certificate Deferred Interest. (a) On each Distribution Date, the amount of interest distributable to a Class of Certificates (other than the Class A-3FL, Class X, Class S, Class R and Class LR Certificates) and the Class A-3FL Regular Interest shall be reduced by an amount equal to the amount of Mortgage Deferred Interest for all Mortgage Loans for the Due Dates occurring in the related Due Period allocated to such Class of Certificates or Class A-3FL Regular Interest, as applicable, such Mortgage Deferred Interest to be allocated first, to the Class NR Certificates; second, to the Class P Certificates; third, to the Class N Certificates; fourth, to the Class M Certificates; fifth, to the Class L Certificates; sixth, to the Class K Certificates; seventh, to the Class J Certificates; eighth, to the Class H Certificates; ninth, to the Class G Certificates, tenth, to the Class F Certificates, eleventh, to the Class E Certificates, twelfth, to the Class D Certificates, thirteenth, to the Class C Certificates, fourteenth, to the Class B Certificates, fifteenth, to the Class A-J Certificates, sixteenth, to the Class A-M Certificates and then pro rata (based upon Accrued Certificate Interest) to the Class A-1, Class A-1A, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, in each case up to the respective Accrued Certificate Interest for each such Class of Certificates for such Distribution Date. Certificate Deferred Interest allocated to the Class A-3FL Regular Interest will, by virtue of such allocation, be allocated to the Class A-3FL Certificates.

              (b) On each Distribution Date, the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-3FL Regular Interest (and correspondingly the Class A-3FL Certificates), Class A-3B Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates, Class P Certificates and Class NR Certificates shall be increased by the amount of the Certificate Deferred Interest allocated to such Class of Certificates or the Class A-3FL Regular Interest, as applicable, on such Distribution Date pursuant to Section 4.06(a) above.

              (c) With respect to any Distribution Date, any Certificate Deferred Interest with respect to such Distribution Date allocated pursuant to
Section 4.06(a) to a Class of Certificates or the Class A-3FL Regular Interest, as applicable, shall be allocated in reduction of the amount of interest distributable to the Related Uncertificated Lower-Tier Interest with respect thereto. On each Distribution Date, to the extent provided in Section 4.06(b) with respect to the Related Certificates, Certificate Deferred Interest will be added to the Lower-Tier Principal Amount of the Uncertificated Lower-Tier Interests in the same manner as the interest thereon was reduced pursuant to the preceding sentence.

              Section 4.07 Grantor Trust Reporting. The parties intend that the portion of the Trust Fund constituting the Grantor Trust, which consists of (i) the Excess Interest allocable to the Mortgage Loans, proceeds thereof held in the Certificate Account pertaining to the Excess Interest allocable to the Mortgage Loans and the Excess Interest Distribution Account and (ii) the Class A-3FL Regular Interest, the Swap Contract, the Floating Rate Account and proceeds thereof, shall constitute, and that the affairs of the Trust Fund (exclusive of the Lower-Tier REMIC and the Upper-Tier REMIC) shall be conducted so as to qualify such portion as, a "grantor trust" under subpart E, Part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall (A) file, or cause to be filed, Internal Revenue Service Form 1041 or such other form as may be applicable with the Internal Revenue Service, (B) furnish, or cause to be furnished, to the Class S Certificateholders, their allocable share of income with respect to Excess Interest accrued or received, as applicable, and (C) furnish, or cause to be furnished, to the Class A-3FL Certificateholders, their allocable share of income and expense with respect to the Class A-3FL Regular Interest and the Swap Contract, each in the time or times and in the manner required by the Code.

                               [End of Article IV]

                                   ARTICLE V

                                THE CERTIFICATES

              Section 5.01 The Certificates. The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-28. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Regular Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Class S, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates (each, a "Definitive Certificate") substantially in the form of Certificates of each Class and with such applicable legends as are set forth in the Exhibits hereto corresponding to such Class. Each Certificate will share ratably in all rights of the related Class. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Class A-3FL will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $100,000 and in integral multiples of $1.00 in excess thereof. The Offered Certificates (other than the Class X Certificates and the Class A-3FL Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class S Certificates and the Residual Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $250,000, and in integral multiples of $1.00 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class S, Class R and Class LR Certificates will be issuable only in one or more Definitive Certificates in denominations representing Percentage Interests of not less than 20%. With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (a) set forth on the face thereof or, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Participants, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth above. The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth in the above. No Certificate Owner of a Book-Entry Certificate of any Class thereof will be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03 herein. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

              (a) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is hereby initially appointed Authenticating Agent with power to act, on the Trustee's behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is removed as Trustee, then LaSalle Bank National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor Authenticating Agent, which may be the Trustee or an Affiliate thereof.

              (b) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

              Section 5.02 Registration of Transfer and Exchange of Certificates. (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is hereby initially appointed Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Trustee, the Special Servicer and the Master Servicers, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. The Depositor, the Trustee, the Master Servicers and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of Certificate Owners. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Master Servicers, the Trustee, the Special Servicer and any agent of any of them shall not be affected by any notice or knowledge to the contrary. A Definitive Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its office maintained at LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services - JPMorgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (the "Registrar Office") together with an assignment and transfer (executed by the Holder or his duly authorized attorney). Subject to the requirements of Sections 5.02(b), (c) and
(d), the Certificate Registrar shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Definitive Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

              (b) No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to JER Investors Trust) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

              (i) Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate During the Restricted Period. If, during the Restricted Period, a Certificate Owner of an interest in a Rule 144A Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, such Certificate Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(i). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Depository Participant to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit K hereto given by the Certificate Owner that is transferring such interest, the Certificate Registrar, as custodian of the Book-Entry Certificates shall reduce the Denomination of the Rule 144A Book-Entry Certificate by the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred and, concurrently with such reduction, increase the Denomination of the Regulation S Book-Entry Certificate by the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Book-Entry Certificate was reduced upon such transfer.

              (ii) Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate After the Restricted Period. If, after the Restricted Period, a Certificate Owner of an interest in a Rule 144A Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in a Regulation S Book-Entry Certificate only upon compliance with the provisions of this
       Section 5.02(b)(ii). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Depository Participant to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit N hereto given by the Certificate Owner that is transferring such interest, the Certificate Registrar as custodian of the Book-Entry Certificates shall reduce the Denomination of the Rule 144A Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred and, concurrently with such reduction, increase the Denomination of the Regulation S Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Book-Entry Certificate was reduced upon such transfer.

              (iii) Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If the Certificate Owner of an interest in a Regulation S Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Regulation S Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Book-Entry Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate only upon compliance with the provisions of this Section 5.2(b)(iii). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Rule 144A Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant to be credited with, and the account of the Depository Participant (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for such beneficial interest, and (3) with respect to a transfer of a beneficial interest in the Regulation S Book-Entry Certificate for a beneficial interest in the related Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit O hereto given by the Certificate Owner, or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an "Investment Representation Letter"), the Certificate Registrar, as custodian of the Book-Entry Certificates, shall reduce the Denomination of the Regulation S Book-Entry Certificate by the Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be transferred, and, concurrently with such reduction, increase the Denomination of the Rule 144A Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Rule 144A Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Book-Entry Certificate was reduced upon such transfer.

              (iv) Transfers Within Regulation S Book-Entry Certificates During Restricted Period. If, during the Restricted Period, the Certificate Owner of an interest in a Regulation S Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Certificate to a Person who wishes to take delivery thereof in the form of a Regulation S Book-Entry Certificate, such Certificate Owner may transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(iv) and all Applicable Procedures. Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in such Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant to be credited with, and the account of the Depository Participant (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for, such beneficial interest and (3) a certificate in the form of Exhibit P hereto given by the transferee, the Certificate Registrar, as custodian of the Book-Entry Certificates, shall debit the account of the transferring Regulation S Certificateholder and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount specified in such instructions by which the account to be debited was reduced upon such transfer.

              (v) Transfers of Book-Entry Certificates to Definitive Certificates. Any and all transfers from a Book-Entry Certificate to a transferee wishing to take delivery in the form of a Definitive Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Definitive Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Definitive Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(b)(v).

                     (A) Transfers of a beneficial interest in a Book-Entry
              Certificate to an Institutional Accredited Investor will require delivery of such Certificate to the transferee in the form of a Definitive Certificate and the Certificate Registrar shall register such transfer only if prior to the transfer (i) two years have expired after the later of the Closing Date or the last date on which the Depositor or any Affiliate thereof held such Certificate, or (ii) such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter in the form of Exhibit C attached hereto to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, and (2) if required by the Certificate Registrar, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act.

                     (B) Transfers of a beneficial interest in a Book-Entry
              Certificate to a Regulation S Investor wishing to take delivery in the form of a Definitive Certificate will be registered by the Certificate Registrar only if the transferor has provided the Certificate Registrar with a certificate in the form of Exhibit P attached hereto. Transfers of a beneficial interest in a Book-Entry Certificate to a Qualified Institutional Buyer wishing to take delivery in the form of a Definitive Certificate will be registered by the Certificate Registrar only if such transferee furnishes to the Certificate Registrar an Investment Representation Letter in the form of Exhibit C attached hereto to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A under the Act.

                     (C) Notwithstanding the foregoing, no transfer of a
              beneficial interest in a Regulation S Book-Entry Certificate to a Definitive Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period. Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

              (vi) Transfers of Definitive Certificates to the Book-Entry Certificates. If a Holder of a Definitive Certificate (other than a Class S Certificate) wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Book-Entry Certificate or the related Rule 144A Book-Entry Certificate, such transfer may be effected only in accordance with the Applicable Procedures, and this Section 5.02(b)(vi). Upon receipt by the Certificate Registrar at the Registrar Office of (1) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(d), (2) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in such Regulation S Book-Entry Certificate or such Rule 144A Book-Entry Certificate, as the case may be, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with such beneficial interest, and (4) (x) if delivery is to be taken in the form of a beneficial interest in the Regulation S Book-Entry Certificate, a Regulation S Transfer Certificate from the transferor or
       (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, if delivery is to be taken in the form of a beneficial interest in the Rule 144A Book-Entry Certificate, the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder, and the Certificate Registrar, as custodian of the Book-Entry Certificates, shall increase the Denomination of the Regulation S Book-Entry Certificate or the Rule 144A Book-Entry Certificate, as the case may be, by the Denomination of the Definitive Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who, in the case of any increase in the Regulation S Book-Entry Certificate during the Restricted Period, shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a corresponding Denomination of the Rule 144A Book-Entry Certificate or the Regulation S Book-Entry Certificate, as the case may be.

              It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Book-Entry Certificate.

              (vii) Transfers of Definitive Certificates to Definitive Certificates. Any and all transfers from a Definitive Certificate to a transferee wishing to take delivery in the form of a Definitive Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Definitive Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Definitive Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with procedures substantially consistent with those set forth in Section 5.02(b)(v), provided, however, that any such transfer of a Class S Certificate shall be made only to a transferee that is a Qualified Institutional Buyer.

              (viii) An exchange of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate or Certificates, an exchange of a Definitive Certificate or Certificates for a beneficial interest in the Book-Entry Certificate and an exchange of a Definitive Certificate or Certificates for another Definitive Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and in the case of the Book-Entry Certificates, so long as the Book-Entry Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

              Any purported or attempted transfer of a Non-Registered Certificate in violation of the provisions of this Section 5.02(b) shall be null and void ab initio and shall vest no rights in any purported transferee.

              Unless the Non-Registered Certificates have been registered under the Securities Act, each of the Non-Registered Certificates shall bear a legend substantially to the following effect:

              THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

              THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (d) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

              THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

              (c) With respect to the ERISA Restricted Certificates and the Class S Certificates, no sale, transfer, pledge or other disposition of any such Certificate shall be made unless the Certificate Registrar shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F attached hereto, to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than, except in the case of the Class S Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or (ii) if such Certificate, other than a Class S Certificate, which may be held only by a person not described in (a) or (b) above, is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Registrar, the Master Servicers, the Special Servicer, the Underwriters, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate or Class S Certificate unless the Certificate Registrar has received either the representation letter described in clause (i) above or in the case of an ERISA Restricted Certificate, the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Underwriters, the Initial Purchasers, the Certificate Registrar or the Trust Fund. Each Certificate Owner of an ERISA Restricted Certificate or Class S Certificate shall be deemed to represent that it is not a Person specified in clauses (a) or
(b) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates or Class S Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

              So long as any of the Class of Certificates remains outstanding, each Master Servicer or the Special Servicer, as applicable, will make available, or cause to be made available, upon request, to any Holder and any Person to whom any such Certificate of any such Class of Certificates may be offered or sold, transferred, pledged or otherwise disposed of by such Holder, information with respect to such Master Servicer, the Special Servicer or the Mortgage Loans necessary to the provision of an Opinion of Counsel described in this Section 5.02(c).

              (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause
       (ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                     (A) (i) No Person holding or acquiring any Ownership
              Interest in a Residual Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan, including any entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulations ss. 2510.3-101 (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and (ii) each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and in each case shall promptly notify the Master Servicers, the Trustee and the Certificate Registrar of any change or impending change to such status;

                     (B) In connection with any proposed Transfer of any
              Ownership Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached hereto as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee and is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of this Section 5.02(c) and agrees to be bound by them;

                     (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (b) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person or is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected; and

                     (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached hereto as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

              (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(c) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Master Servicers, the Authenticating Agent and the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement; provided, however, that the Certificate Registrar shall be under such liability for a registration of Transfer of a Residual Certificate if it has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person in violation of Section 5.02(c)(i)(C) above or is not a Permitted Transferee.

              (iii) The Trustee shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information in its possession and necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or Agent thereof, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate.

              (d) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, any Certificate Owner owning a beneficial interest in a Non-Registered Certificate may cause the Certificate Registrar to request that the Depository exchange such Certificate Owner's beneficial interest in a Book-Entry for a Definitive Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, within 5 Business Days of such request if made at such Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such Registrar Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Definitive Certificate shall not be valid unless made at the Registrar Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

              (e) In the event a Responsible Officer of the Certificate Registrar becomes aware that a Definitive Certificate (other than a Definitive Certificate issued in exchange for a Certificate representing an interest in the Class A-1, Class A-2, Class A-3A, Class A-3FL, Class A-3B, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H or Class X Certificates) or a beneficial interest in a Book-Entry Certificate representing a Non-Registered Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Definitive Certificate or beneficial interest in such Book-Entry Certificate to an Eligible Investor within 14 days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

              (f) The Certificate Registrar shall provide an updated copy of the Certificate Register to the Trustee, the Master Servicers, the Special Servicer and the Depositor upon written request.

              (g) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 except as provided below. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

              (h) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

              Section 5.03 Book-Entry Certificates. (a) The Regular Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.02(d) above or subsection (c) below, shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

              (b) The Trustee, the Master Servicers, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

              (c) If (i)(A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Certificates and (B) the Depositor is unable to locate a qualified successor, or
(ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository, the Trustee shall notify the affected Certificate Owners, through the Depository with respect to all, any Class or any portion of any Class of the Certificates or (iii) the Certificate Registrar determines that Definitive Certificates are required in accordance with the provisions of
Section 5.03(e), of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository or any custodian acting on behalf of the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, within 5 Business Days of such request if made at the Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicers, the Trustee, the Special Servicer, the Authenticating Agent and the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

              (d) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

              Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

              The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

              (e) If the Trustee has instituted any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of all or any portion of the Certificates evidenced by Book-Entry Certificates, the Trustee may in its sole discretion determine that such Certificates shall no longer be represented by such Book-Entry Certificates. In such event, the Certificate Registrar will execute, the Authenticating Agent will authenticate and the Certificate Registrar will deliver, in exchange for such Book-Entry Certificates, Definitive Certificates in a Denomination equal to the aggregate Denomination of such Book-Entry Certificates to the party so requesting such Definitive Certificates. In such event, the Certificate Registrar shall notify the affected Certificate Owners and make appropriate arrangements for the effectuation of the purpose of this clause.

              (f) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

              (g) If a Holder of a Definitive Certificate (other than a Definitive Certificate that is a Class S Certificate) wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Book-Entry Certificate, such transfer may be effected only in accordance with Applicable Procedures, Section 5.02(b) and this Section 5.03(g). Upon receipt by the Certificate Registrar at the Registrar Office of (i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), and all required items pursuant to
Section 5.02(b)(v), the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar as custodian of the Book-Entry Certificates shall increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

              Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

              Section 5.05 Persons Deemed Owners. Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agents of any of them may treat the person in whose name such Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder," and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d).

              Section 5.06 Certificate Ownership Certification. To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Trustee shall make such determination based on a certificate of such Person which shall be addressed to the Trustee and shall specify, in reasonable detail satisfactory to the Trustee, such Person's name and address, the Class and Certificate Balance or Notional Amount of the Regular Certificate beneficially owned, and any intermediaries through which such Person's interest in such Regular Certificate is held (any such certification, other than one which the Trustee shall refuse to recognize pursuant to the following procedures, a "Certificate Ownership Certification"); provided, however, that the Trustee shall not knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of such party, acquired its interest in a Regular Certificate in violation of the transfer restrictions herein, or if such Person's certification that it is a Certificate Owner is in direct conflict with information obtained by the Trustee from the Depository or any Depository Participant with respect to the identity of a Certificate Owner; provided, however, that to the extent the Trustee is required to obtain such Certificate Owner information from the Depository or any Depository Participant, the Trustee shall be reimbursed for any cost or expense in obtaining such information from the Distribution Account. The Trustee may conclusively rely on such Certificate Ownership Certification. Each Master Servicer will only be required to acknowledge the status of any Person as a Certificateholder or Certificate Owner to the extent that the Trustee, at the request of such Master Servicer, identifies such Person as a Certificateholder or Certificate Owner.

                               [End of Article V]

                                   ARTICLE VI

                      THE DEPOSITOR, THE MASTER SERVICERS,
                            THE SPECIAL SERVICER AND
                         THE DIRECTING CERTIFICATEHOLDER

              Section 6.01 Liability of the Depositor, the Master Servicers and the Special Servicer. The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicers and the Special Servicer herein.

              Section 6.02 Merger, Consolidation or Conversion of the Depositor, the Master Servicers or the Special Servicer. (a) Subject to subsection (b) below, the Depositor, the Master Servicers and the Special Servicer each will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

              (b) The Depositor, the Master Servicers and the Special Servicer each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, any Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, any Master Servicer or the Special Servicer, shall be the successor of the Depositor, any Master Servicer and the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the applicable Master Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not result in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency).

              Section 6.03 Limitation on Liability of the Depositor, the Master Servicers, the Special Servicer and Others. (a) None of the Depositor, the Master Servicers, the Special Servicer and their respective Affiliates or any of the directors, officers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicers, the Special Servicer and their respective Affiliates or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Depositor, the Master Servicers and the Special Servicer and their respective Affiliates and any director, officer, member, manager, employee or agent of the Depositor, such Master Servicer or the Special Servicer and their respective Affiliates may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicers (including in their capacities as Companion Paying Agents), the Special Servicer and their respective Affiliates and any director, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or
(iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. Each of the Master Servicers and the Special Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by such Master Servicer or the Special Servicer to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

              (b) None of the Depositor, the Master Servicers and the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust Fund; provided, however, that the Depositor, each Master Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, each Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans and Companion Loans on deposit in the Certificate Accounts, as provided by Section 3.05(a).

              (c) Each of the Master Servicers and the Special Servicer agrees to indemnify the Depositor, the Trustee, the Companion Holders with respect to Serviced Whole Loans and the Trust and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of such Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Trustee or the Depositor, as the case may be, shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon such Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless such Master Servicer's, or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby.

              (d) The Trustee agrees to indemnify each Master Servicer and the Special Servicer and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Trustee in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. Each Master Servicer or the Special Servicer, as the case may be, shall immediately notify the Trustee if a claim is made by a third party with respect to this Agreement, whereupon the Trustee shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicers or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's defense of such claim is materially prejudiced thereby.

              (e) The Depositor agrees to indemnify each Master Servicer and the Special Servicer and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. Each Master Servicer or the Special Servicer, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicers or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby.

              (f) The RREEF Portfolio Master Servicer, the RREEF Portfolio Special Servicer, the Depositor, the RREEF Portfolio Paying Agent and the RREEF Portfolio Trustee, and any of their respective directors, officers, employees or agents (collectively, the "RREEF Portfolio Indemnified Parties"), shall be indemnified by the Trust and held harmless against the Trust's pro rata share (subject to the RREEF Portfolio Intercreditor Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to the RREEF Portfolio Mortgage Loan under the RREEF Portfolio Pooling Agreement or this Agreement, reasonably requiring the use of counsel or the incurring of expenses, other than any losses incurred by reason of any RREEF Portfolio Indemnified Party's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties under the RREEF Portfolio Pooling Agreement or the RREEF Portfolio Intercreditor Agreement.

              The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of each Master Servicer, the Trustee and the Special Servicer.

              Section 6.04 Master Servicers and Special Servicer Not to Resign. Subject to the provisions of Section 6.02, neither the Master Servicers nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party's duties hereunder are no longer permissible under applicable law or (b) in the case of each Master Servicer, upon the appointment of, and the acceptance of such appointment by, a successor Master Servicer and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause such Rating Agency to downgrade, withdraw or qualify any of the then current ratings assigned by such Rating Agency to any Class of Certificates or any class of Companion Loan Securities. Only the applicable Master Servicer shall be permitted to resign pursuant to clause (b) above. Any such determination permitting the resignation of any Master Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and the Directing Certificateholder. No such resignation by any Master Servicer or the Special Servicer shall become effective until the Trustee or a successor Master Servicer or successor Special Servicer, as applicable, shall have assumed such Master Servicer's or Special Servicer's, as applicable, responsibilities and obligations in accordance with
Section 7.02. Upon any termination or resignation of any Master Servicer hereunder, such Master Servicer shall have the right and opportunity to appoint any successor Master Servicer with respect to this Section 6.04, provided that such successor Master Servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld.

              Section 6.05 Rights of the Depositor in Respect of the Master Servicers and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of each Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of any Master Servicer and the Special Servicer hereunder or exercise the rights of any Master Servicer or Special Servicer, as applicable, hereunder; provided, however, that each Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by each Master Servicer or the Special Servicer and is not obligated to supervise the performance of each Master Servicer or the Special Servicer under this Agreement or otherwise.

              Section 6.06 The Master Servicers and the Special Servicer as Certificate Owner. Each Master Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of "Certificateholder") the same rights it would have if it were not a Master Servicer, the Special Servicer or an Affiliate thereof.

              Section 6.07 The Directing Certificateholder. The Directing Certificateholder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Mortgage Loans, (2) the Special Servicer and the applicable Master Servicer with respect to Non-Specially Serviced Mortgage Loans as to which such Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the Special Servicer or by the applicable Master Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, Section 3.08(f) and the second and third paragraphs of this Section 6.07, the applicable Master Servicer or Special Servicer, as the case may be, shall not be permitted to take any of the following actions as to which the Directing Certificateholder has objected in writing within ten (10) Business Days of being notified thereof (provided that if such written objection has not been received by such Master Servicer or the Special Servicer, as applicable, within such ten (10) Business Day period, then the Directing Certificateholder will be deemed to have waived its right to object):

              (i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

              (ii) any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or any extension of the maturity date of any Mortgage Loan;

              (iii) any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Purchase Price;

              (iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

              (v) any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan;

              (vi) any waiver of a "due-on-sale" or "due-on-encumbrance" clause with respect to a Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

              (vii) any property management company changes or franchise changes with respect to a Mortgage Loan with a principal balance greater than $2,500,000 for which such Master Servicer is required to consent or approve;

              (viii) releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the Mortgage Loans with no material lender discretion;

              (ix) any acceptance of an assumption agreement releasing a Mortgagor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan; and

              (x) any determination by the Special Servicer of an Acceptable Insurance Default;

provided that, in the event that the Special Servicer or the applicable Master Servicer (in the event such Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the Special Servicer or such Master Servicer, as applicable may take any such action without waiting for the Directing Certificateholder's response.

              In addition, the Directing Certificateholder, subject to any rights, if any, of the related Companion Holder to advise the Special Servicer with respect to the related Serviced Whole Loan pursuant to the terms of the related Intercreditor Agreement, may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph, may require or cause the Special Servicer to violate any provision of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions, including without limitation the Special Servicer's obligation to act in accordance with the Servicing Standards, or expose each Master Servicer, the Special Servicer, the Trust Fund or the Trustee to liability, or materially expand the scope of the Special Servicer's responsibilities hereunder or cause the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Special Servicer is not in the best interests of the Certificateholders.

              In the event the Special Servicer or any Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder would otherwise cause the Special Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law, or the other provisions of this Agreement, including without limitation, the Servicing Standards, the Special Servicer or such Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the applicable Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate any law or the Servicing Standards or the other provisions of this Agreement, will not result in any liability on the part of the applicable Master Servicer or the Special Servicer.

              The Directing Certificateholder shall have no liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder shall not be protected against any liability to the Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class, over other Classes of the Certificates, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class, that the Directing Certificateholder does not have any duties or liability to the Holders of any Class of Certificates, other than the Controlling Class, that the Directing Certificateholder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

                               [End of Article VI]

                                  ARTICLE VII

                                     DEFAULT

              Section 7.01 Events of Default; Master Servicer and Special Servicer Termination. (a) "Event of Default," wherever used herein, means any one of the following events:

              (i) (A) any failure by the applicable Master Servicer to make any deposit required to be made by that Master Servicer to the Certificate Account on the day and by the time such deposit is required to be made under the terms of this Agreement, which failure is not remedied within one Business Day or (B) any failure by the applicable Master Servicer to deposit into, or remit to the Trustee, for deposit into, any Distribution Account or any failure of the applicable Master Servicer to deposit into the related Companion Distribution Account any amount required to be so deposited or remitted, which failure in either case is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

              (ii) any failure by the Special Servicer to deposit into the REO Account, within two Business Days after such deposit is required to be made or to remit to the applicable Master Servicer for deposit into the Certificate Account or to deposit into, or to remit to the Trustee for deposit into, the Lower-Tier Distribution Account any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

              (iii) any failure on the part of the applicable Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (5 Business Days in the case of a Master Servicer's or Special Servicer's obligations under
       Article XI hereof required to fulfill Exchange Act reporting requirements during any period that the Trust is subject to the reporting requirements of the Exchange Act (and 30 days in the case of each Master Servicer and Special Servicer during any period that the Trust is not subject to the reporting requirements of the Exchange Act), 15 days in the case of the applicable Master Servicer's failure to make a Servicing Advance or 15 days in the case of a failure to pay the premium for any insurance policy required to be maintained hereunder) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the applicable Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the applicable Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25%, or with respect to a Serviced Mortgage Loan, by the holder of the related Companion Loan; provided, however, if such failure is capable of being cured and the applicable Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 30 days; or

              (iv) any breach on the part of the applicable Master Servicer or the Special Servicer of any representation or warranty contained in
       Section 3.23 or Section 3.24, as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of the RREEF Portfolio A1 Note) and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicers or the Special Servicer, as the case may be, by the Depositor or the Trustee, or to the Master Servicers, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25% or, solely as it relates to the servicing of a Serviced Whole Loan, by the related Companion Holders; provided, however, if such breach is capable of being cured and the applicable Master Servicer or Special Servicer, as the case may be, is diligently pursuing such cure, such 30-day period will be extended an additional 30 days; or

              (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the applicable Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

              (vi) the applicable Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

              (vii) the applicable Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

              (viii) Moody's places its ratings of any Class of Certificates on a "watch" status in contemplation of a ratings downgrade or withdrawal, citing servicing or special servicing concerns, as applicable, as the sole or a material factor in such rating action and such "watch" status is not rescinded within 60 days (or such longer period as would not, as confirmed by Moody's in writing, result in a qualification, downgrade or withdrawal of one or more ratings assigned by such Rating Agency to the Certificates); or

              (ix) Moody's downgrades the then current ratings of any Class of Certificates, citing servicing or special servicing concerns, as applicable, as the sole or a material factor in such downgrade; or

              (x) the applicable Master Servicer or the Special Servicer is no longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not reinstated to S&P's Select Servicer List within 30 days of such removal.

              (b) If any Event of Default with respect to any Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee or the Depositor may, and at the written direction (of the Directing Certificateholder) or the Holders of Certificates entitled to at least 51% of the Voting Rights, the Trustee shall, terminate, by notice in writing to the Defaulting Party, with a copy of such notice to the Depositor, all of the rights (subject to Section 3.11 and Section 6.03) and obligations of the Defaulting Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Defaulting Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of any Master Servicer or the Special Servicer pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee, with all documents and records requested by it to enable it to assume the applicable Master Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer's or the Special Servicer's, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.03) hereunder, including, without limitation, the transfer within 5 Business Days to the Trustee or the applicable Master Servicer, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to the applicable Certificate Account or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account (if it is the Defaulting Party) or thereafter be received with respect to the Mortgage Loans or any REO Property (provided, however, that each Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the applicable Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.03 notwithstanding any such termination).

              (c) If any Master Servicer receives notice of termination solely due to an Event of Default under Section 7.01(b) solely due to an Event of Default under Section 7.01(a)(viii) through (x) and if such Master Servicer to be terminated pursuant to Section 7.01(b) provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination notice, then such Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(c). Upon receipt of the "request for proposal" materials, Trustee shall promptly thereafter (using such "request for proposal" materials provided by such Master Servicer pursuant to Section 7.01(b)) solicit good faith bids for the rights to service the Mortgage Loans and Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Sections 6.02 and 7.02 (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee's request, the applicable Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, including but not limited to Section 3.11, within 45 days after the notice of termination of the applicable Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements (each, a "Servicing-Retained Bid"); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the "Successful Bidder") to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive confirmation in writing by each Rating Agency that the appointment of such Successful Bidder as successor Master Servicer will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates or class of Companion Loan Securities within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the applicable Master Servicer.

              Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.11) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing-Retained Bid, to the applicable Master Servicer to be terminated pursuant to Section 7.01(b), the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing-Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

              The applicable Master Servicer to be terminated pursuant to
Section 7.01(b) shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

              If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the applicable Master Servicer to be terminated pursuant to Section 7.01(b) shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with
Section 7.02.

              Notwithstanding Section 7.01(b), if (i) an Event of Default on the part of the applicable Master Servicer materially and adversely affects only a Serviced Pari Passu Companion Loan, (ii) the applicable Master Servicer fails to make any payment on a Serviced Pari Passu Companion Loan when required under the terms of this Agreement, which failure is not cured within one Business Day or
(iii) any qualification, downgrade or withdrawal by any Rating Agency of any class of Companion Loan Securities occurs solely as a result of an action of the applicable Master Servicer, then the applicable Master Servicer may not be terminated but the holder of the related Serviced Pari Passu Companion Loan, as applicable, or the related trustee under the Other Pooling and Servicing Agreement, acting at the direction of the related controlling class representative for that securitization, shall be entitled to direct the Trustee to require the applicable Master Servicer to appoint a sub-servicer solely with respect to the related Serviced Pari Passu Loan (or if the related Serviced Whole Loan is currently being sub-serviced, to replace the current sub-servicer, but only if such original sub-servicer is in default under the related sub-servicing agreement). The appointment (or replacement) of a sub-servicer with respect to the Park La Brea Apartments Whole Loan, the Gas Company Tower Whole Loan or the Tysons Galleria Whole Loan shall in any event be subject to confirmation from each rating agency that such appointment would not result in the downgrade, withdrawal or qualification of the then current ratings on any class of outstanding Certificates and any class of Companion Loan Securities. A replacement sub-servicer shall be selected jointly by the Directing Certificateholder and the holder of the related Serviced Pari Passu Companion Loan (or the related controlling class representative, as applicable); provided that if the Directing Certificateholder and the holder of the related Serviced Pari Passu Companion Loan (or the related controlling class representative) are not able to agree on a sub-servicer within 45 days after the date on which the Trustee was directed to appoint a sub-servicer or replace the current sub-servicer, such sub-servicer shall be selected by the Directing Certificateholder. Any such sub-servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement. Any appointment of a sub-servicer in accordance with this paragraph shall be subject to the receipt of a Rating Agency confirmation with respect to the Certificates and the Companion Loan Securities. In addition, if the Trustee appoints a sub-servicer solely with respect to the related Serviced Whole Loan, the Master Servicer shall not be liable for any losses incurred due to the actions of such sub-servicer.

              (d) Subject to the rights of the related Companion Holders pursuant to the related Intercreditor Agreement, the Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.03(d)) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days' notice to the Special Servicer, the Master Servicers and the Trustee; such termination to be effective upon the appointment of a successor Special Servicer meeting the requirements of this
Section 7.01(d). Upon a termination or resignation of such Special Servicer, the Directing Certificateholder shall appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 and (ii) as evidenced in writing by each of the Rating Agencies, the proposed successor of such Special Servicer will not, in and of itself, result in a downgrading, withdrawal or qualification of the then-current ratings provided by the Rating Agencies in respect to any Class of then outstanding Certificates that is rated or, insofar as there is then outstanding any class of Companion Loan Securities that is then rated by such Rating Agency, in a similar event with respect to such class of Companion Loan Securities.

              Notwithstanding the foregoing or any other provision of this Agreement but without limitation of the rights of the Tysons Galleria B Noteholder pursuant to the Tysons Galleria AB Intercreditor Agreement, with respect to the Tysons Galleria Whole Loan, it is acknowledged and agreed that, so long as no Tysons Galleria Control Appraisal Event (as defined in the Tysons Galleria AB Intercreditor Agreement) exists, the related subordinate Companion Holder may terminate the Special Servicer and appoint a Special Servicer for the Tysons Galleria Whole Loan within 90 days of the date of the Tysons Galleria AB Intercreditor Agreement in accordance with and pursuant to this Section by notice given to the Trustee, the applicable Master Servicer and the Special Servicer so long as (A) such appointment occurs within 90 days after the date of the Tysons Galleria AB Intercreditor Agreement, (B)(i) the replacement special servicer (a "Permitted Tysons Galleria Replacement Special Servicer"), is on the S&P Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (ii) the Permitted Tysons Galleria Replacement Special Servicer meets the criteria established by Moody's for approved special servicers and (iii) the Permitted Tysons Galleria Replacement Special Servicer is rated at least "CSS2" by Fitch; provided that if a Rating Agency specified in clause (i), (ii) or (iii) is not then rating the Certificates or any related Companion Loan Securities, the Permitted Tysons Galleria Replacement Special Servicer shall not be required to meet the condition specified with respect to such Rating Agency and (C) the Permitted Tysons Galleria Replacement Special Servicer shall have (i) executed and delivered to the Trustee an assumption agreement assuming the obligations of the Special Servicer with respect to the Tysons Galleria Whole Loan from and after the date of the appointment, in the form attached hereto as Exhibit L (the costs of which shall not be an expense of the Trust), and (ii) delivered an Opinion of Counsel (at the expense of the Permitted Tysons Galleria Replacement Special Servicer) to the effect that the designation of such Person as Special Servicer with respect to the Tysons Galleria Whole Loan is in compliance with the second paragraph of this Section 7.01(d), that upon the execution and delivery of such assumption agreement such Person shall be bound by the terms of this Agreement applicable following such assumption and that this Agreement shall be enforceable against such Person in accordance with its terms following such assumption.

              (e) No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(e). All costs and expenses of any such termination made without cause shall be paid by the Holders of the Controlling Class.

              Section 7.02 Trustee to Act; Appointment of Successor. On and after the time a Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to Subsection (a) of the first sentence of Section 6.04 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to the applicable Master Servicer or the Special Servicer, until such successor is appointed by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as a Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.03) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of a Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party's failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor Master Servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee, in its capacity as successor to a Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of such Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of such Master Servicer or Special Servicer or for any losses incurred by the such Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor Master Servicer or Special Servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor Master Servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or Companion Loans (to the extent permitted in the related Intercreditor Agreements) which such Master Servicer would have been entitled to if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to
Section 3.11, the Trustee as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of a Master Servicer or the Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Master Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Master Servicer or the Special Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder or the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.04 and otherwise herein, as the successor to a Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or Special Servicer hereunder. No appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption in writing by the successor to the applicable Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter and upon Rating Agency confirmation, and which appointment has been approved by the Directing Certificateholder, such approval not to be unreasonably withheld. Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to a Master Servicer or Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor Master Servicer or successor Special Servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, each Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor master servicer or special servicer, as applicable.

              Section 7.03 Notification to Certificateholders. (a) Upon any resignation of any Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of any Master Servicer or the Special Servicer pursuant to
Section 7.01 or any appointment of a successor to any Master Servicer or the Special Servicer pursuant to Section 7.02, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

              (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five (5) days after the Trustee would be deemed to have notice of the occurrence of such an event in accordance with
Section 8.02(vii), the Trustee shall transmit by mail to the Depositor and all Certificateholders (and, if a Serviced Whole Loan is affected, the related Companion Holder) notice of such occurrence, unless such default shall have been cured.

              Section 7.04 Waiver of Events of Default. The Holders of Certificates representing at least 66(2)/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Trustee of the occurrence of such Event of Default; provided, however, that an Event of Default under clause (i) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Event of Default by Certificateholders, the Trustee shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Event of Default prior to such waiver from the Trust Fund. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

              Section 7.05 Trustee as Maker of Advances. In the event that any Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within the later of (i) five Business Days following such failure by such Master Servicer with respect to Servicing Advances resulting in an Event of Default under Section 7.01(a)(iii) hereof and (ii) the date necessary to avoid a foreclosure of liens for delinquent real estate taxes, a lapse in insurance coverage or a breach under any Ground Lease for the failure to pay any rents, in each case to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the applicable Master Servicer's rights with respect to Advances hereunder, including, without limitation, such Master Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer's default in its obligations hereunder); provided, however, that if Advances made by the Trustee and any Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

                              [End of Article VII]

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

              Section 8.01 Duties of the Trustee. (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

              (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall notify the party providing such instrument and requesting the correction thereof. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, any Master Servicer or the Special Servicer or another Person, and accepted by the Trustee in good faith, pursuant to this Agreement.

              (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

              (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

              (ii) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee respectively, was negligent in ascertaining the pertinent facts; and

              (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

              (d) The Trustee shall promptly make available via its internet website initially located at "www.etrustee.net" to the Companion Holders all reports that the Trustee has made available to Certificateholders under this Agreement.

              Section 8.02 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

              (i) The Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

              (ii) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

              (iii) The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

              (iv) The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

              (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

              (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee of its duties or obligations hereunder;

              (vii) For all purposes under this Agreement, the Trustee shall not be deemed to have notice of any Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Certificates or this Agreement; and

              (viii) The Trustee shall not be responsible for any act or omission of any Master Servicer or the Special Servicer (unless the Trustee is acting as a Master Servicer or Special Servicer, as the case may be in which case the Trustee shall only be responsible for its own actions as a Master Servicer or Special Servicer) or of the Depositor.

              Section 8.03 Trustee Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee in Sections 2.02 and
2.05 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall be taken as the statements of the Depositor, each Master Servicer or the Special Servicer, as the case may be, and the Trustee assume no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee set forth thereon) or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the applicable Certificate Account or any other account by or on behalf of the Depositor, each Master Servicer, the Special Servicer. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, any Master Servicer or the Special Servicer and accepted by the Trustee, in good faith, pursuant to this Agreement.

              Section 8.04 Trustee May Own Certificates. The Trustee, in its individual capacity, not as Trustee, may become the owner or pledgee of Certificates, and may deal with the Depositor, each Master Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee.

              Section 8.05 Fees and Expenses of Trustee; Indemnification of Trustee. (a) As compensation for the performance of its duties hereunder, the Trustee will be paid the Trustee Fee equal to one month's interest at the Trustee Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. The Trustee Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan, the Trustee Fee shall accrue from time to time at the Trustee Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan and a 360-day year consisting of twelve 30-day months. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. No Trustee Fee shall be payable with respect to the Companion Loans.

              (b) The Trustee and any director, officer, employee or agent of the Trustee shall be entitled to be indemnified and held harmless by the Trust Fund (to the extent of amounts on deposit in the Certificate Accounts or Lower-Tier Distribution Account from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee hereunder; provided, however, that none of the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee in the normal course of the Trustee performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee and appointment of a successor thereto. The foregoing indemnity shall also apply to the Trustee in its capacities of Certificate Registrar and Authenticating Agent.

              Section 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of any Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, any Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) with respect to the Trustee only, an institution whose long-term senior unsecured debt is rated "AA-" by S&P and "Aa3" by Moody's, (or such other rating as would not, as evidenced in writing by such Rating Agency, result in the qualification, downgrading or withdrawal of any of the ratings then assigned thereby to the Certificates or any class of Companion Loan Securities); provided that the Trustee shall not cease to be eligible to serve as such based on a failure to satisfy such rating requirements so long as the Trustee maintains a long-term unsecured debt rating of no less than "A+" from each of S&P and "Baa2" from Moody's and a short-term unsecured debt rating of at least "A-1" by S&P (or such rating as would not, as evidenced in writing by such Rating Agency, result in a qualification, downgrading or withdrawal of any of the ratings assigned to the Certificates or any class of Companion Loan Securities).

              If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Trustee administers the Upper-Tier REMIC and the Lower-Tier REMIC or in which the Trustee's office is located is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07,
(ii) pay such tax at no expense to the Trust or (iii) administer the Upper-Tier REMIC and the Lower-Tier REMIC from a state and local jurisdiction that does not impose such a tax.

              Section 8.07 Resignation and Removal of the Trustee. (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, each Master Servicer and the Special Servicer and the Swap Counterparty and the Trustee and to all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to each Master Servicer and the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to each Master Servicer, the Special Servicer, the Certificateholders, the Swap Counterparty and the Trustee, as applicable, by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

              (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or any Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee shall fail (other than by reason of the failure of either the applicable Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Trustee pursuant to Section 4.02 and such failure shall continue unremedied for a period of five days, or if the Trustee fails to make distributions required pursuant to Sections 3.05(c), 4.01 or 9.01, then the Depositor may remove the Trustee and appoint a successor trustee acceptable to each Master Servicer acceptable to the Trustee by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee in the case of the removal of the Trustee. A copy of such instrument shall be delivered to each Master Servicer, the Special Servicer and the Certificateholders by the Depositor.

              (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by each Master Servicer.

              (d) Any resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 8.08.

              Upon any succession of the Trustee under this Agreement, the predecessor Trustee shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee shall be personally liable for any action or omission of any successor Trustee.

              Section 8.08 Successor Trustee. (a) Any successor Trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, the Special Servicer and to its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian, at Custodian's option shall become the agent of the successor Trustee), and the Depositor, each Master Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

              (b) No successor trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

              (c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, Master Servicer No. 2 shall mail notice of the succession of such trustee to the Depositor and the Certificateholders. If Master Servicer No. 2 fails to mail such notice within 10 days after receipt of notice of the acceptance of appointment by the successor trustee, such successor trustee shall cause such notice to be mailed at the expense of Master Servicer No. 2.

              Section 8.09 Merger or Consolidation of Trustee. Any Person into which the Trustee may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee shall be the successor of the Trustee hereunder; provided, that, in the case of the Trustee, such successor Person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee will provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the Rating Agencies.

              Section 8.10 Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing Group A Mortgage Loans or Group B Mortgage Loans may at the time be located, the applicable Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the applicable Master Servicer and the Trustee may consider necessary or desirable. If the applicable Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof. All co-trustee fees shall be payable out of the Trust Fund.

              (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to any Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

              (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

              (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

              (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

              Section 8.11 Appointment of Custodians. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor or any Affiliate of the Depositor. Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions.

              Section 8.12 Access to Certain Information. (a) On or prior to the date of the first sale of any Non-Registered Certificate to an Independent third party, the Depositor shall provide to the Trustee three copies of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Non-Registered Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Trustee shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance notice, make available during normal business hours for review by any Holder of a Certificate, the Depositor, each Master Servicer, the Special Servicer, any Rating Agency or any other Person to whom the Trustee believes such disclosure is appropriate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Non-Registered Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Non-Registered Certificate belongs, in the form most recently provided to the Trustee and (ii) in all cases, including the related Companion Holder with respect to any Serviced Whole Loan (a) this Agreement and any amendments hereto entered into pursuant to Section 12.01, (b) all statements required to be delivered to Certificateholders of the relevant Class pursuant to
Section 4.02 since the Closing Date, (c) all Officer's Certificates delivered to the Trustee since the Closing Date pursuant to Section 11.09, (d) all accountants' reports delivered to the Trustee since the Closing Date pursuant to
Section 11.11, (e) any inspection report prepared by any Master Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Trustee and the applicable Master Servicer in respect of each Mortgaged Property pursuant to Section 3.12(a), (f) as to each Mortgage Loan and Companion Loan pursuant to which the related Mortgagor is required to deliver such items or the Special Servicer has otherwise acquired such items, the most recent annual operating statement and rent roll of the related Mortgaged Property and financial statements of the related Mortgagor and any other reports of the Mortgagor collected by the applicable Master Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Trustee pursuant to Section 3.12(c), together with the accompanying written reports to be prepared by the Special Servicer and delivered to the Trustee pursuant to Section 3.12(b), (g) any and all notices, reports and Environmental Assessments delivered to the Trustee with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and Companion Loan as to which the environmental testing contemplated by
Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as such Mortgaged Property or the related Mortgage Loan are part of the Trust
Fund), (h) any and all modifications, waivers and amendments of the terms of a Mortgage Loan and Companion Loan entered into by the applicable Master Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20 (but only for so long as the affected Mortgage Loan and Companion Loan is part of the Trust Fund), (i) any and all Officer's Certificates delivered to the Trustee to support the applicable Master Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (j) any and all of the Mortgage Loan and Companion Loan documents contained in the Mortgage File, (k) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction" herein, (l) information regarding the occurrence of Servicing Transfer Events as to the Mortgage Loans and (m) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof. Copies of any and all of the foregoing items will be available from the Trustee upon request; provided, however, that the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Directing Certificateholder or the Rating Agencies, which shall be free of charge (except for extraordinary or duplicate requests). In addition, without limiting the generality of the foregoing, any holder of a Nonregistered Certificate may upon request from the Trustee obtain a copy of any factual report (other than the Asset Status Report) delivered to the Rating Agencies under this Agreement.

              (b) The Trustee shall make available to certain financial market publishers, which initially shall be Bloomberg, L.P., Trepp, LLC and Intex Solutions LLC on a monthly basis, all CMSA reports and any other reports required to be delivered by the Trustee pursuant to Article IV hereof. If any such information is provided on or before December 28, 2006, the Trustee shall make the Prospectus available to Bloomberg, L.P., Trepp, LLC and Intex Solutions, Inc.

              (c) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.12(a)), the Trustee shall, in accordance with such reasonable rules and procedures as each may adopt (which may include the requirement that an agreement that provides that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also provide the reports available to Certificateholders pursuant to Section 4.02, as well as certain additional information received by the Trustee, to any Certificateholder, the Underwriters, the Placement Agents, any Certificate Owner or any prospective investor identified as such by a Certificate Owner or Underwriter, that requests such reports or information; provided that the Trustee, as the case may be, shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information.

              (d) With respect to any information furnished by the Trustee pursuant to this Section 8.12, the Trustee shall be entitled to indicate the source of such information and the Trustee may affix thereto any disclaimer it deems appropriate in its discretion. The Trustee shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described in the preceding paragraph, the Trustee may require (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Trustee, as applicable, generally to the effect that such Person is a beneficial holder of Certificates, is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting Person in form and substance reasonably acceptable to the Trustee, generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. The Trustee shall not be liable for the dissemination of information in accordance with this Agreement.

              Section 8.13 Representations and Warranties of the Trustee. (a) The Trustee hereby represents and warrants to the Depositor, the Master Servicers and the Special Servicer and for the benefit of the Certificateholders, as of the Closing Date, that:

              (i) The Trustee is a national banking association duly organized under the laws of the United States, duly organized, validly existing and in good standing under the laws thereof;

              (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

              (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

              (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee;

              (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee; and

              (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

                              [End of Article VIII]

                                   ARTICLE IX

                                   TERMINATION

              Section 9.01 Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicers, the Special Servicer and the Trustee shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan or REO Property subject thereto or
(ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer, any Master Servicer or the Holders of the Class LR Certificates, in that order of priority, of all the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust Fund's portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected and mutually agreed upon by the applicable Master Servicer and the Trustee, and approved by more than 50% of the Voting Rights of the Classes of Certificates then outstanding (other than the Controlling Class unless the Controlling Class is the only Class of Certificates then outstanding)) (which approval shall be deemed given unless more than 50% of such Certificateholders object within 20 days of receipt of notice thereof) and
(3) the reasonable out-of-pocket expenses of each Master Servicer with respect to such termination, unless a Master Servicer is the purchaser of such Mortgage Loans, minus (b) solely in the case where a Master Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to such Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding (which items shall be deemed to have been paid or reimbursed to such Master Servicer in connection with such purchase) and (iii) exchange by the Sole Certificateholder pursuant to the terms of the immediately succeeding paragraph, the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

              Following the date on which the Offered Certificates (other than the Class X Certificates) and the Class E, Class F, Class G and Class H Certificates retire, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Certificate Accounts an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicers, the Special Servicer and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Certificate Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Certificate Account. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Certificate Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if the Serviced Whole Loan is secured by REO Property, the Trust Fund's portion of the REO Property which is being purchased pursuant to the foregoing, the portion of the above-described purchase price allocable to such Trust Fund's portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class S and the Residual Certificates) on the final Distribution Date, the Trustee shall, upon receipt of a Request for Release from each Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with Section 9.02. Such transfers shall be subject to any rights of any Sub-Servicers to service or perform select servicing functions with respect to the Mortgage Loans. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class S, Class X and the Residual Certificates), plus accrued, unpaid interest with respect thereto, and the Trustee shall credit such amounts against amounts distributable in respect of such Certificates and Related Uncertificated Lower-Tier Interests.

              The obligations and responsibilities under this Agreement of the Depositor, the Master Servicers, the Special Servicer, the Trustee and the applicable Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Whole Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

              The Holders of the majority of the Controlling Class, the Special Servicer, each Master Servicer or the Holders of the Class LR Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any Mortgage Loan) and the Trust Fund's portion of each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that each Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates may so elect to purchase all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund's portion of any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that any Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to
Section 3.05(a), which portion shall be deposited in the Certificate Account). In addition, the applicable Master Servicer shall transfer to the Lower-Tier Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Certificate Account pursuant to the first paragraph of
Section 3.04(b), together with any other amounts on deposit in the Certificate Account that would otherwise be held for future distribution and, without duplication, pay to the Swap Counterparty any Class A-3FL Net Swap Payment as required by Section 3.32(c). Upon confirmation that such final deposits and payments have been made, the Trustee shall release or cause to be released to the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund.

              For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Trust Fund, then the Special Servicer, then each Master Servicer, and then the Holders of the Class LR Certificates. For purposes of this Section 9.01, the Directing Certificateholder, with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

              Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Trustee by letter to the Certificateholders, the Swap Counterparty and each Rating Agency and the related Companion Holder with respect to a Serviced Whole Loan and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

              After transferring the Lower-Tier Regular Distribution Amount and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) to the Upper-Tier Distribution Account (and with respect to any amounts payable to the Class A-3FL Regular Interest, from the Upper-Tier Distribution Account to the Floating Rate Account), in each case pursuant to Section 3.04(b), and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier Distribution Account (or, in the case of the Class A-3FL Certificates, amounts then on deposit in the Floating Rate Account after payment of any Class A-3FL Net Swap Payment to the Swap Counterparty, as specified in Section 4.01(k)) that are allocable to payments on the Class of Certificates so presented and surrendered and to the Holders of the Class S Certificates any amounts remaining on deposit in the Excess Interest Distribution Account. Amounts transferred from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account as of the final Distribution Date (exclusive of any portion of such amounts payable or reimbursable to any Person pursuant to clause (ii) of Section 3.05(e)) shall be allocated for these purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(b), 4.01(d) and 4.01(e) and shall be distributed in termination and liquidation of the Uncertificated Lower-Tier Interests and the Class LR Certificates in accordance with Sections 4.01(b), 4.01(d) and 4.01(e). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(g).

              Section 9.02 Additional Termination Requirements. (a) In the event any Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a "qualified liquidation" in Section 860F(a)(4) of the Code:

              (i) the Trustee shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the Upper-Tier REMIC's and the Lower-Tier REMIC's final Tax Return pursuant to Treasury Regulations Section 1.860F-1;

              (ii) during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Trustee on behalf of the Trustee shall sell all of the assets of the Trust Fund to the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, for cash; and

              (iii) within such 90 day liquidation period and immediately following the making of the final payment on the Uncertificated Lower-Tier Interests and the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class LR Certificates (in the case of the Lower-Tier REMIC) and the Class R Certificates (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust Fund and each of the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate at that time.

              (b) In the event the Trust Fund is to be terminated while the Swap Contract is still in effect, the Trustee shall promptly notify the Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of the Swap Contract will be reduced to zero on such date. Based on the date of termination, the Trustee shall calculate the Class A-3FL Net Swap Payment, if any, as specified in Section 3.32, and prior to any final distributions to the Holders of the Class A-3FL Certificates, pursuant to Section 9.01, shall pay such Class A-3FL Net Swap Payment, if any, to the Swap Counterparty. In the event that any fees (including termination fees) are payable to the Swap Counterparty in connection with such termination, such fees will be payable to the Swap Counterparty solely from amounts remaining in the Floating Rate Account after all distributions to the Class A-3FL Certificates are made pursuant to Section 9.01.

                               [End of Article IX]

                                   ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

              Section 10.01 REMIC Administration. (a) The Trustee shall make elections or cause elections to be made to treat each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Uncertificated Lower-Tier Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates (other than the Class A-3FL Certificates) and the Class A-3FL Regular Interest shall be designated as the "regular interests" and the Class R Certificates shall be designated as the sole class of "residual interests" in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Uncertificated Lower-Tier Interests shall be designated as the "regular interests" and the Class LR Certificates shall be designated as the sole class of "residual interests" in the Lower-Tier REMIC. None of the Special Servicer, the Master Servicers, nor the Trustee shall permit the creation of any "interests" (within the meaning of Section 860G of the Code) in the Lower-Tier REMIC or the Upper-Tier REMIC other than the foregoing interests.

              (b) The Closing Date is hereby designated as the "startup day" of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of
Section 860G(a)(9) of the Code.

              (c) The Trustee shall act on behalf of each REMIC in relation to any tax matter or controversy involving any REMIC and shall represent each REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys' or accountants' fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust Fund and the Trustee shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Certificate Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Trustee's willful misfeasance, bad faith or gross negligence. The Holder of the largest Percentage Interest in each of the (i) Class R and (ii) Class LR Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, as the "tax matters person" of the (i) Upper-Tier REMIC and (ii) the Lower-Tier REMIC, respectively. By their acceptance thereof, the Holders of the largest Percentage Interest in each of the (i) Class R and (ii) Class LR Certificates hereby agrees to irrevocably appoint the Trustee as their agent to perform all of the duties of the "tax matters person" for the (i) Upper-Tier REMIC and (ii) the Lower-Tier REMIC, respectively.

              (d) The Trustee shall prepare or cause to be prepared, shall sign and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder. The ordinary expenses of preparing such returns shall be borne by the Trustee without any right of reimbursement therefor.

              (e) The Trustee shall provide or cause to be provided (i) to any Transferor of a Class R Certificate or Class LR Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate or Class LR Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an Agent thereof, to such Agent,
(ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within 30 days after the Closing Date, the name, title, address and telephone number of the "tax matters person" who will serve as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder.

              (f) The Trustee shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Trustee's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Trustee to the extent reasonably requested by the Trustee to do so. Neither the Master Servicers nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") (either such event, an "Adverse REMIC Event") unless the Trustee receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Trustee determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Trustee or the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC created hereunder, endanger such status or, unless the Trustee determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax (not including a tax on "net income from foreclosure property"). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Trustee has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action or inaction. In addition, prior to taking any action with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or any of their respective assets, or causing the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, which is not expressly permitted under the terms of this Agreement, the Trustee will determine whether such action could cause an Adverse REMIC Event to occur with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC and the Trustee shall not take any action or cause the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to take any such action as to which it has determined that an Adverse REMIC Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Trustee. At all times as may be required by the Code, the Trustee will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each of the Lower-Tier REMIC and the Upper-Tier REMIC as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

              (g) In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any "net income from foreclosure property" pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Trustee in writing), and shall remit to the applicable Master Servicer such reserved amounts as such Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the applicable Master Servicer shall withdraw from the applicable Certificate Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by the Lower-Tier REMIC or the Upper-Tier REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any "prohibited transaction" under Section 860F(a) of the Code or the amount of any taxable contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of "net income from foreclosure property") is paid to the Internal Revenue Service or applicable state or local tax authorities, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of Residual Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Uncertificated Lower-Tier REMIC Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class LR Certificates in the manner specified in Section 4.01(b) and (y) in the case of the Upper-Tier REMIC, to the Holders of Class A (other than the Class A-3FL Certificates), Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR and Class X Certificates and the Class A-3FL Regular Interest], as applicable, in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Collateral Support Deficit, arising therefrom and then to the Holders of the Class R Certificates. None of the Trustee, the Master Servicers or the Special Servicer shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misfeasance, bad faith, or negligence by such party.

              (h) The Trustee shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

              (i) Following the Startup Day, the Trustee shall not accept any contributions of assets to the Lower-Tier REMIC and the Upper-Tier REMIC unless the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in the Lower-Tier REMIC or the Upper-Tier REMIC will not (i) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding or (ii) subject any of the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

              (j) The Trustee shall not enter into any arrangement by which the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services nor permit the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

              (k) Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" by which the Certificate Balance or Notional Amount of the Class A-3FL Regular Interest and each Class of Certificates (other than the Class A-3FL, Class S and Residual Certificates) representing a "regular interest" in the Upper-Tier REMIC and by which the Lower-Tier Principal Amount of each Class of Uncertificated Lower-Tier Interests representing a "regular interest" in the Lower-Tier REMIC would be reduced to zero is the Rated Final Distribution Date.

              (l) None of the Trustee, the Master Servicers or the Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement) or acquire any assets for the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC or sell or dispose of any investments in the Certificate Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (b) unless the Trustee, each Master Servicer or the Special Servicer, as applicable, has determined in its sole discretion to indemnify the Trust Fund against such tax, cause the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on "prohibited transactions" pursuant to the REMIC Provisions.

              Section 10.02 Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this
Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

              (b) The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this
Article X by virtue of the appointment of any such agents or attorneys.

              Section 10.03 Depositor, Master Servicers and Special Servicer to Cooperate with Trustee. (a) The Depositor shall provide or cause to be provided to the Trustee within ten (10) days after the Depositor receives a request from the Trustee, all information or data that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

              (b) Each Master Servicer and the Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Trustee in order to enable it to perform its duties hereunder.

              Section 10.04 Appointment of REMIC Administrators. (a) The Trustee may appoint at the Trustee's expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Trustee in performing the functions set forth in Section 10.01 herein. The Trustee shall cause any such REMIC Administrator to execute and deliver to the Trustee an instrument in which such REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Trustee and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Trustee hereby agrees to act in such capacity in accordance with the terms hereof. If LaSalle Bank National Association is removed as Trustee, then LaSalle Bank National Association shall be terminated as REMIC Administrator.

              (b) Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Trustee or the REMIC Administrator.

              (c) Any REMIC Administrator may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Certificate Registrar, the Master Servicers, the Special Servicer and the Depositor. The Trustee may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicers, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Trustee may appoint a successor REMIC Administrator, in which case the Trustee shall given written notice of such appointment to the Master Servicers and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Trustee.

                               [End of Article X]

                                   ARTICLE XI

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

              Section 11.01 Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Neither the Depositor nor the Master Servicers shall exercise their rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder; provided that in all instances the reports and certificates contemplated by Sections 11.09, 11.10 and 11.11 shall be provided to the Rating Agencies as required thereunder; provided, however, that the Trustee shall be deemed to have satisfied any delivery requirements to the Rating Agencies thereunder by making such reports and certificates available on its internet website. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor or the applicable Master Servicer in good faith for delivery of information under these provisions on the basis of evolving interpretations of the requirements of Regulation AB. In connection with the J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, each of the Master Servicer, the Special Servicer and the Trustee shall cooperate fully with the Depositor and the Trustee, as the case may be, to deliver or make available to the Depositor or the Trustee (including any of their assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the good faith determination of the Depositor or the Trustee, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the applicable Master Servicer, the Special Servicer and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor or the Trustee, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or the Trustee, as applicable, to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

              Section 11.02 Succession; Subcontractors. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.07), in connection with the succession to any Reporting Servicer by any Person (i) into which any Reporting Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to any Master Servicer and Special Servicer or any Subservicer (other than a succession or appointment pursuant to Section 7.01(b) for which notice may be delivered as soon as reasonably practicable), any Reporting Servicer shall provide to the Depositor and the Trustee, at least 15 calendar days (or such shorter period agreed to by the Depositor) prior to the effective date of such succession or appointment, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor so that the Depositor may comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Reporting Servicer, as applicable, shall submit such disclosure to the Depositor and the Trustee no later than the first Business Day after the effective date of such succession or appointment.

              (b) For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.07), each of the Master Servicers, the Special Servicer, the Sub-Servicer and the Trustee (each of the Master Servicers, the Special Servicer, the Trustee and each Sub-Servicer, for purposes of this paragraph, a "Servicer") is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.07), such Servicer shall promptly upon request provide to the Depositor a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer, specifying the identity of each Subcontractor that is a Servicing Function Participant, and the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other such subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, obtain from each such Servicing Function Participant and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered.

              (c) Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer, in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer, other than an Initial Sub-Servicer, shall not be effective unless and until notice is given to the Depositor and the Trustee of any such Sub-Servicer and Subservicing Agreement. Other than with respect to the Initial Sub-Servicer, no Subservicing Agreement shall be effective until 15 days after such written notice is received by the Depositor and the Trustee (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Trustee to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

              (d) As a condition to the succession to the Trustee or Special Servicer under this Agreement by any Person (i) into which such party may be merged or consolidated, or (ii) which may be appointed as a successor to any such party, that party shall notify the Depositor and each Rating Agency, at least 15 calendar days prior to the effective date of such succession or appointment (or if such prior notice would violate applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Trustee to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

              Section 11.03 Filing Obligations. (a) The Reporting Servicers shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust's reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05 and 11.06 below, the Trustee shall prepare for execution by the Depositor any Forms 8-K, 10-D and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Trustee shall file (via the Commission's Electronic Data Gathering and Retrieval System ("Edgar")) such Forms executed by the Depositor.

              (b) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Trustee will promptly notify (which notice may be sent by fax or by e-mail notwithstanding the provisions of Section 12.05 and shall include identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such disclosure. In the case of Forms 10-D and 10-K, the Depositor, the Master Servicers, the Special Servicer and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Trustee will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Trustee to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A ; provided however that the Trustee will not be required to notify the Depositor or any other party hereto in advance of amending Form 10-D where such amendment is solely for the purpose of re-stating the Statement to Certificateholders. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an authorized officer of the Depositor or a senior officer of the Depositor in charge of securitization, as applicable. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section
11.03 related to the timely preparation, arrangement for execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10 and 11.11. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

              Section 11.04 Form 10-D Filings. (a) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related Statement to Certificateholders attached thereto. Any disclosure in addition to the Statement to Certificateholders that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit X to the Depositor and the Trustee and approved by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than Additional Form 10-D Disclosure required to be reported by it as set forth herein), absent such reporting, direction and approval.

              For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit X hereto, within 5 calendar days after the related Distribution Date, (i) the parties listed on Exhibit X hereto shall be required to provide to the Trustee and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge, in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee, the Depositor and such providing parties, the form and substance of the Additional Form 10-D Disclosure described on Exhibit X applicable to such party, (ii) the parties listed on Exhibit X hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit AA and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit X of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

              (b) After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for review no later than 10 calendar days after the related Distribution Date. Within two Business Days after receipt of such copy, but no later than the 2 Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and, a duly authorized officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. Alternatively, if the Trustee agrees, the Depositor may deliver to the Trustee manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor's board of directors authorizing such power of attorney, each to be filed with each Form 10-D, in which case the Trustee shall sign such Forms 10-D as attorney in fact for the Depositor. In the event that the Trustee signs the Forms 10-D as attorney in fact for the Depositor pursuant to such powers of attorney, the Trustee shall deliver a draft of each such Form 10-D to the Depositor no later than 2 Business Days prior to the filing deadline applicable to such report. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Trustee will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Trustee. The signing party at the Depositor can be contacted at Bianca Russo, Managing Director and Associate General Counsel, JPMorgan Chase & Co., 270 Park Avenue, 40th Floor, New York, New York 10017, telecopy number: (212) 270-7473, with a copy to Dennis Schuh, Vice President, J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, 10th Floor, New York, New York 10017, telecopy number: (212) 834-6593. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 11.04(b) related to the timely preparation, arrangement for execution and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b). The Trustee shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

              Form 10-D requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Trustee that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be "no." The Trustee shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

              Section 11.05 Form 10-K Filings. (a) Within 90 days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2007, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement:

              (i) an annual compliance statement for each Master Servicer, the Special Servicer and each Additional Servicer engaged by each Master Servicer or the Special Servicer, as described under Section 11.09;

              (ii) (A) the annual reports on assessment of compliance with Servicing Criteria for the Trustee, each Master Servicer, the Special Servicer, each Additional Servicer engaged by any Master Servicer and each Servicing Function Participant engaged by any Master Servicer, the Special Servicer or Trustee, as described under Section 11.10; and

                     (B) if any such report on assessment of compliance with
              servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

              (iii) (A) the registered public accounting firm attestation report for the Trustee, each Master Servicer, the Special Servicer, each Additional Servicer engaged by any Master Servicer, the Special Servicer and each Servicing Function Participant engaged by any Master Servicer, the Special Servicer or the Trustee, as described under Section 11.11; and

                     (B) if any registered public accounting firm attestation
              report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

              (iv) a certification in the form attached hereto as Exhibit Q, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes-Oxley
       Certification"), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

              Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit Z to the Depositor and the Trustee and approved by the Depositor and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth herein), absent such reporting, direction and approval.

              For so long as the Trust is subject to the reporting requirements of the Exchange Act, no later than March 15, commencing in March 2007 (i) the parties listed on Exhibit Y hereto shall be required to provide to the Trustee and the Depositor to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge, in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee and the Depositor and such providing party, the form and substance of the Additional Form 10-K Disclosure described on Exhibit Y applicable to such party, (ii) the parties listed on Exhibit Y hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit AA, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Y of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

              (b) After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for review no later than 6 Business Days prior to the 10-K Filing Deadline. Within three Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Trustee will make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Trustee. The signing party at the Depositor can be contacted at Bianca Russo, Managing Director and Associate General Counsel, JPMorgan Chase & Co., 270 Park Avenue, 40th Floor, New York, New York 10017, telecopy number: (212) 270-7473, with a copy to Dennis Schuh, Vice President, J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, 10th Floor, New York, New York 10017, telecopy number: (212) 834-6593. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section
11.05 related to the timely preparation, arrangement for execution and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Trustee's inability or failure or receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

              Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Trustee that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the 15th calendar day of March in any year in which the Trust is required to file a Form 10-K if the answer to the questions should be "no." The Trustee shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

              Section 11.06 Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Q required to be included therewith pursuant to the Sarbanes-Oxley Act and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff). Each Master Servicer, the Special Servicer and the Trustee shall provide, and (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer or the Special Servicer, as applicable, that is a Servicing Function Participant use commercially reasonable efforts to cause to provide and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause to provide, to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person") by March 15 of each year in which the Trust is subject to the reporting requirements of the Exchange Act, a certification in the form attached hereto as Exhibit R-1, R-2 and R-3 (each, a "Performance Certification"), as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. In addition, in the event that any Companion Loan (other than the RREEF Portfolio A1 Note) is deposited into a commercial mortgage securitization (an "Other Securitization"), each Reporting Servicer shall comply with all requirements with respect thereto contemplated by the related Intercreditor Agreement and shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization a Performance Certification, in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer, and such entity's officers, directors and Affiliates can reasonably rely. With respect to the RREEF Portfolio A1 Note, the Trustee will use its reasonable efforts to procure a Sarbanes-Oxley back-up certification from the RREEF Portfolio Master Servicer, the RREEF Portfolio Special Servicer and the RREEF Portfolio Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (or may include an equivalent of such reliance certificate in its Sarbanes-Oxley Certification) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section
11.10 and (iii) accountant's report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

              Section 11.07 Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below), the Trustee shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (other than the initial Form 8-K) ("Form 8-K Disclosure Information") shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit Z to the Depositor and the Trustee and approved by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K (other than such Form 8-K Disclosure Information which is to be reported by it as set forth herein), absent such reporting, direction and approval.

              For so long as the Trust is subject to the Exchange Act reporting requirements, no later than noon (New York time) on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit Z hereto shall be required to provide to the Depositor and the Trustee, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format agreed upon by the Depositor, the Trustee and such providing parties the Form 8-K Disclosure Information described in Exhibit Z applicable to such party, (ii) the parties listed on Exhibit Z hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit AA and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit AA of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Trustee in connection with including any Form 8 K Disclosure Information on Form 8 K pursuant to this paragraph.

              After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon (New York City time) on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon (New York City time) on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Trustee will, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Trustee. The signing party at the Depositor can be contacted at Bianca Russo, Managing Director and Associate General Counsel, JPMorgan Chase & Co., 270 Park Avenue, 40th Floor, New York, New York 10017, telecopy number: (212) 270-7473, with a copy to Dennis Schuh, Vice President, J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, 10th Floor, New York, New York 10017, telecopy number: (212) 834-6593. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section
11.07 related to the timely preparation, arrangement for execution and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

              The Master Servicer, the Special Servicer and the Trustee shall promptly notify (and the Master Servicer and the Special Servicer shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer, Special Servicer or Trustee use commercially reasonable efforts to cause and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause to promptly notify) the Depositor and the Trustee pursuant to the 2nd preceding paragraph, but in no event later than noon (New York City time) on the 2nd Business Day after its occurrence, of any Reportable Event described on Exhibit Z applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge thereof, in EDGAR-compatible format (to the extent available to such party in such format).

              Section 11.08 Form 15 Filing. On or prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act. If at the end of any fiscal year for the Trust during which occurred the filing of a Form 15 Suspension Notification, if the number of Certificateholders of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Trustee shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07; provided, that if the Trustee re commences the preparing and filing of Exchange Act reports, it may, as soon as permitted by the Exchange Act, file another Form 15 Suspension Notification.

              Section 11.09 Annual Compliance Statements. Each Master Servicer, the Special Servicer and the Trustee (each, a "Certifying Servicer") shall deliver to (and each such party shall (i) with respect to each Additional Servicer engaged by such Master Servicer, Special Servicer or Trustee that is an Initial Sub-Servicer, use commercially reasonable efforts to cause and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause the delivery
to) the Depositor and the Trustee on or before March 15 of each year, commencing in March 2007, an Officer's Certificate stating, as to the signer thereof, that
(A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Each Master Servicer, the Special Servicer and the Trustee shall, and each such party shall (i) with respect to each Additional Servicer engaged by such Master Servicer, Special Servicer or Trustee that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause to forward a copy of each such statement (or, in the case of the Trustee, make a copy of each such statement available on its internet website) to the Rating Agencies and the Directing Certificateholder. Promptly after receipt of each such Officer's Certificate, the Depositor shall review each such Officer's Certificate and, if applicable, consult with any Master Servicer, the Special Servicer or the Trustee, as applicable, as to the nature of any failures by such Master Servicer, the Special Servicer or Trustee, respectively, or any related Additional Servicer with which any Master Servicer, the Special Servicer or the Trustee, as applicable, has engaged in the fulfillment of any Master Servicer's, the Special Servicer's, the Trustee's or Additional Servicer's obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Master Servicer, the Special Servicer, the Trustee and each Additional Servicer under this Section apply to each Master Servicer, the Special Servicer, the Trustee and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not each Master Servicer, the Special Servicer, the Trustee or Additional Servicer is acting as the Master Servicer, the Special Servicer, the Trustee or Additional Servicer at the time such Officer's Certificate is required to be delivered. None of the Master Servicer, Special Servicer or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

              In the event any Master Servicer, the Special Servicer or the Trustee is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause and (ii) such party shall (and with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual statement of compliance pursuant to this Section
11.09 with respect to the period of time that the applicable Master Servicer, the Special Servicer or the Trustee was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

              Section 11.10 Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 15 of each year, commencing in March 2007, each Master Servicer, the Special Servicer or the Trustee, each at its own expense, shall furnish (and each party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer and Trustee that is a Servicing Function Participant, use commercially reasonable efforts to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause to furnish) engaged by it to, furnish to the Trustee and the Depositor, with a copy to the Rating Agencies, a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Applicable Servicing Criteria as of and for such period.

              Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Applicable Servicing Criteria specified on Exhibit W hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and
(ii) the Trustee shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit W and notify the Depositor of any exceptions. None of the Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

              (b) Each Master Servicer, the Special Servicer and the Trustee (and any Servicing Function Participant with which any Master Servicer, Special Servicer or Trustee has entered into a servicing relationship) hereby acknowledge and agree that the Applicable Servicing Criteria set forth on Exhibit W is appropriately completed as set forth above with respect to such party.

              (c) No later than the end of each fiscal year for the Trust, each Master Servicer and the Special Servicer shall notify the Trustee and the Depositor as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee shall notify the Depositor as to the name of each Servicing Function Participant utilized by it, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicers, the Special Servicer and any Additional Servicer submit their assessments to the Trustee, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it and shall indicate to the Trustee what Applicable Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.

              In the event any Master Servicer, the Special Servicer or the Trustee is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is a Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Servicing Function Participant and (ii) with respect to any other Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 in respect to the period of time that the applicable Master Servicer, the Special Servicer or the Trustee was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

              Section 11.11 Annual Independent Public Accountants' Servicing Report. On or before March 15 of each year, commencing in March 2007, each Master Servicer, the Special Servicer and the Trustee, each at its own expense, shall cause (and each Master Servicer, the Special Servicer and the Trustee shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer or Trustee that is a Servicing Function Participant use commercially reasonable efforts to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause) a registered public accounting firm (which may also render other services to each Master Servicer, the Special Servicer, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee and the Depositor, with a copy to the Rating Agencies and the Directing Certificateholder, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party's assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language.

              Promptly after receipt of such report from each Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant, (i) the Depositor shall review the report and, if applicable, consult with each Master Servicer, the Special Servicer or the Trustee as to the nature of any defaults by each Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the Master Servicers', the Special Servicer's, the Trustee's or the applicable Servicing Function Participants' obligations hereunder or under the applicable sub-servicing or primary servicing agreement, and (ii) the Trustee shall confirm that each accountants' attestation report submitted pursuant to this Section is coupled with an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicer, the Trustee nor any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

              Section 11.12 Indemnification. Each of the Master Servicers, the Special Servicer and the Trustee shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by the Master Servicers, the Special Servicer or the Trustee, as the case may be, of its obligations to the Depositor or the Trustee under this Article XI or (ii) negligence, bad faith or willful misconduct on the part of the Master Servicers, the Special Servicer or the Trustee in the performance of such obligations.

              Each Master Servicer, the Special Servicer or the Trustee shall
(i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, Special Servicer or Trustee that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans to cause such party to indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to the Depositor or the Trustee to provide any of the annual compliance statements or annual assessment of compliance reports or attestation reports pursuant to this Agreement, the applicable sub-servicing or primary servicing agreement or (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c).

              If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then each Master Servicer, the Special Servicer, the Trustee, the Additional Servicer or other Servicing Function Participant (the "Performing Party") shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article XI (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing party's negligence, bad faith or willful misconduct in connection therewith. Each Master Servicer, the Special Servicer and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, Special Servicer or Trustee that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of any Master Servicer or the Special Servicer.

              Section 11.13 Amendments. This Article XI may be amended by the parties hereto with their written consent pursuant to Section 12.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without, in each case, any Opinions of Counsel, Officer's Certificates, Rating Agency confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency confirmation.

              Section 11.14 Regulation AB Notices. Any notice required to be delivered by the Trustee to the Depositor pursuant to this Article XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 12.05, to J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, New York, New York 10017, Attention:
Dennis Schuh, telecopy number: (212) 834-6593, telephone number: (212) 834-9738 and email: Dennis.g.schuh@jpmorgan.com, with a copy to Bianca Russo, Managing Director and Associate General Counsel, JPMorgan Chase & Co., 270 Park Avenue, 40th Floor, New York, New York 10017, telecopy number: (212) 270-7473, telephone number: (212) 270-5918 and email: Russo_bianca@jpmorgan.com.

              Section 11.15 Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans.

              (a) Each of the Trustee, each Master Servicer and the Special Servicer shall, and each Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a "Regulation AB Companion Loan Securitization") and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(3), (c)(4) and (c)(5) of Item 1108 of Regulation AB and shall cooperate with such Mortgage Loan Seller to provide such other information as may be necessary to comply with the requirements of Regulation AB. Each of the Trustee, the applicable Master Servicer and the Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related Certificates harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to LaSalle Bank National Association individually and not to any specific aspect of the Trustee's duties or obligations under this Agreement), such Master Servicer (where such information pertains to Midland Loan Services, Inc. or Wells Fargo Bank, N.A., as applicable, individually and not to any specific aspect of such Master Servicer's duties or obligations under this Agreement) and the Special Servicer (where such information pertains to J.E. Robert Company, Inc. individually and not to any specific aspect of the Special Servicer's duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this clause (a). Notwithstanding the foregoing, to the extent that the information provided by the Trustee, a Master Servicer or the Special Servicer, as applicable, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, a Master Servicer or Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party's obligations otherwise set forth above that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

              (b) Each of the Trustee, each Master Servicer and the Special Servicer shall, and each Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such parties (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), cooperate with the trustee, master servicer or special servicer for any Regulation AB Companion Loan Securitization in preparing each Form 10-D required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notice with respect to the related trust) and shall provide to such trustee or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be necessary for the servicer and trustee of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, each Master Servicer and the Special Servicer (and Master Servicer shall consult with the Primary Servicer and any sub-servicer appointed with respect to the related Serviced Whole Loan), and the Trustee, such Master Servicer and the Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, a Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

              (c) Each of the Trustee, each Master Servicer and the Special Servicer shall, and each Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request from such trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide the trustee under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notice with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, a Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements imposed on such party contemplated in this section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

              (d) On or before March 15 of each year (or March 14 if a leap year) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notice with respect to the related trust was filed), each of the Trustee, the applicable Master Servicer and the Special Servicer shall, and such Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request from such trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to the trustee under such Regulation AB Companion Loan Securitization, to the extent required pursuant to
Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm's attestation report on such Person's assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, a Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in
Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this section 11.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

              (e) On or before March 15 of each year (or March 14 if a leap year) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notice with respect to the related trust was filed), each of the Trustee, the applicable Master Servicer and the Special Servicer shall, and the applicable Master Servicer and the Special Servicer shall use reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the trustee, upon request from such trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, a Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on it in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

              (f) Each of the Trustee, the applicable Master Servicer and the Special Servicer shall use reasonable efforts to cause a sub-servicer to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, trustee or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, trustee or master servicer as a result of any failure by the Trustee, such Master Servicer and the Special Servicer, as applicable, to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c),
(d) or (e) above.

              Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the applicable Master Servicer or Special Servicer, as applicable, information, reports and certificates with respect to itself comparable to any information, reports or certificates required to be provided by the applicable Master Servicer or Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the applicable Master Servicer or Special Servicer, as applicable, no later than two Business Days prior to the date on which such Master Servicer or Special Servicer, as applicable, is required to deliver its comparable information, reports or certificates pursuant to this Section 11.15.

              Each party hereto shall be entitled to rely on the information in the Prospectus Supplement with respect to the identity of any Sponsor, credit enhancer, derivative provider or "significant obligor" as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

                               [End of Article XI]

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

              Section 12.01 Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

              (i) to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder;

              (ii) to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder;

              (iii) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder;

              (iv) to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, (b) such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or class of Companion Loan Securities as evidenced by a letter from each Rating Agency to such effect;

              (v) to modify, eliminate or add to the provisions of Section 5.02(c) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

              (vi) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, (x) as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto or (y) result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or class of Companion Loan Securities, as evidenced by a letter from each Rating Agency and, in the case of a Serviced Securitized Companion Loan, a Rating Agency rating any class of related Companion Loan Securities, to such effect;

              (vii) to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, and, in the case of any Serviced Securitized Companion Loan, a Rating Agency rating any class of related Companion Loan Securities to such effect, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or class of Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; and

              (viii) to modify the provisions of Sections 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Special Servicer, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates or class of Companion Loan Securities.

provided that no such amendment (A) changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder's consent.

              (b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

              (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

              (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

              (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

              (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

              (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

              (c) Notwithstanding the foregoing, none of the Trustee, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

              (d) Promptly after the execution of any such amendment, the Trustee shall furnish a statement describing the amendment to each Certificateholder and each Companion Holder with respect to a Serviced Whole Loan and the Trustee and shall furnish a copy of such amendment to each Rating Agency and any Rating Agency rating any Companion Loan Securities.

              (e) It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

              (f) The Trustee shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

              (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 12.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if any Master Servicer or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 12.01(a) or (c) shall be payable out of the Certificate Account.

              (h) The Servicing Standards shall not be amended unless each Rating Agency provides a written confirmation that such amendment would not cause a downgrading, qualification or withdrawal of the then current ratings assigned to any of the Certificates or any class of Companion Loan Securities.

              (i) Notwithstanding any contrary provisions of this Agreement, this Agreement may not be amended in a manner that would adversely affect the distributions to the Swap Counterparty or the Class A-3FL Certificates or the rights of the Swap Counterparty under the Swap Contract or the rights of the holders of the Class A-3FL Certificates without the consent of the Swap Counterparty and 66?% of the Holders of the Class A-3FL Certificates, respectively. The Trustee shall forward any proposed amendment to this Agreement to the Swap Counterparty.

              Section 12.02 Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

              (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

              (c) The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee's place of business, the costs of which, if any, to be at the Trustee's expense.

              Section 12.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

              (b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

              (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as herein before provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

              Section 12.04 Governing Law. This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              Section 12.05 Notices. Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission or mailed by registered mail, postage prepaid (except for notices to the Trustee which shall be deemed to have been duly given only when received), to: (i) in the case of the Depositor, J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, 10th Floor, New York, New York 10017, Attention: Dennis Schuh, Vice President, telecopy number: (212) 834-6593; (ii) (a) in the case of Master Servicer No. 1, Wells Fargo Bank, National Association, 45 Fremont Street, 2nd Floor, San Francisco, California 94105, Attention: Commercial Mortgage Servicing (with a copy to Robert F. Darling, Esq., Wells Fargo Bank, National Association, 633 Folsom Street, 7th Floor, San Francisco, California 94111, telecopy number: (415) 975-7819); (b) in the case of Master Servicer No. 2, Midland Loan Services, Inc., 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention:
President; telecopy number: (913) 253-9001; (iii) in the case of the Special Servicer, J.E. Robert Company, Inc., 15455 N. Dallas Parkway, Suite 600, Addison, Texas, 75001, Attention: Mike Cocanougher, fax number: (972) 692-5161, with a copy to J.E. Robert Company, Inc., 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102, Attention: Keith Belcher, fax number: (703) 336-8352;
(iv) in the case of the Trustee, LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services - JPMorgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, telecopy number: (312) 904-1085; (v) in the case of the Rating Agencies, (a) Standard & Poor's Ratings Services, 55 Water Street, New York, New York 10041-0003, Attention: CMBS Surveillance Group, fax number: (212) 438-2662 and (b) Moody's Investors Services, Inc., 99 Church Street, 4th Floor, New York, New York 10041, Attention: Commercial Mortgage Surveillance Group, fax number:
(212) 553-0300; (vi) in the case of the Mortgage Loan Sellers, (a) AIG Mortgage Capital, LLC and SOME II, 1 SunAmerica Center, 38th Floor, Los Angeles, California 90067, Attention: Alan Nussenblatt, fax number: (310) 772-6584, (b) Eurohypo AG, New York Branch, 1114 Avenue of the Americas, New York, New York 10036, Attention: Daniel Vinson, fax number: (212) 479-5800, (c) IXIS Real Estate Capital Inc., 9 West 57th Street, 36th Floor, New York, New York 10019,
Attention: Gregory Murphy, fax number: (212) 891-3454, (d) JPMorgan Chase Bank, N.A., 270 Park Avenue, 10th Floor, Attention: Dennis Schuh, Vice President, telecopy number: (212) 834-6593, (e) Nomura Credit & Capital, Inc., 2 World Financial Center, Building B, New York, New York 10281-1198, Attention: N. Dante LaRocca, fax number: (646) 587-9804 and (f) PNC Bank, National Association, 10851 Mastin, Suite 300, Overland Park, Kansas 66210 (for deliveries or courier), and P.O. Box 25965, Shawnee Mission, Kansas 66225-5965 (for United States mail), Attention: Harry Funk, fax number: (913) 253-9001, with a copy to it at One PNC Plaza, 249 Fifth Avenue, 21st Floor, Pittsburgh, Pennsylvania 15222, Attention: Gretchen Lengel Kelly, fax number: (412) 762-4334; (vii) in the case of Directing Certificateholder, JER Investor Trust Inc. 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102, Attention: Keith W. Belcher, fax number: (703) 336-8352, with a copy to J.E. Robert Company, Inc., 15455 N. Dallas Parkway, Suite 600, Addison, Texas 75001, Attention: Mike Cocanougher, fax number: (972) 692-5161; (viii) in the case of the Park La Brea Companion Loan, IXIS Real Estate Capital Inc., 9 West 57th Street, New York, NY 10019,
Attention: Albert Zakes, fax number: (212) 891-1922; (ix) in the case of the Tysons Galleria Pari Passu Companion Loan, Eurohypo AG, New York Branch, 1114 Avenue of the Americas, New York, New York 10036, Attention: Daniel Vinson, fax number: (212) 479-5800; (x) in the case of the Park La Brea Pari Passu Companion Loan, IXIS Real Estate Capital Inc., 9 West 57th Street, New York, NY 10019,
Attention: Albert Zakes, fax number: (212) 891-1922; and (xi) in the case of the Gas Company Tower Pari Passu Companion Loan, Nomura Credit & Capital, Inc., 2 World Financial Center, Building B, New York, New York 10281-1198, Attention: N. Dante LaRocca, fax number: (646) 587-9804. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

              Section 12.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

              Section 12.07 Grant of a Security Interest. The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Certificate Accounts, the Distribution Accounts, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

              Section 12.08 Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. The Swap Counterparty and each Mortgage Loan Seller and the Companion Holders (and their agents and permitted successors and assigns, including any trustee or servicer with respect to any Serviced Securitized Companion Loan or any other Companion
Loan) are intended third-party beneficiaries in respect of the respective rights afforded them hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

              Section 12.09 Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

              Section 12.10 Notices to the Rating Agencies. (a) The Trustee shall use reasonable efforts promptly to provide notice to each Rating Agency and the Swap Counterparty (and any Rating Agency for any Companion Loan Securities to the extent applicable to the Serviced Whole Loans) with respect to each of the following of which it has actual knowledge:

              (i) any material change or amendment to this Agreement;

              (ii) the occurrence of any Event of Default that has not been cured;

              (iii) the resignation or termination of the Trustee, any Master Servicer or the Special Servicer; and

              (iv) the repurchase or substitution of Mortgage Loans by a Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement.

              (b) Each Master Servicer shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

              (i) the resignation or removal of the Trustee;

              (ii) any change in the location of any Certificate Accounts;

              (iii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

              (iv) any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

              (v) any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then aggregate outstanding principal balances of the Mortgage Loans or (2) $35,000,000;

              (vi) any material damage to any Mortgaged Property;

              (vii) any assumption with respect to a Mortgage Loan; and

              (viii) any release or substitution of any Mortgaged Property.

              (c) Upon written request, each of the Master Servicers and the Special Servicer shall promptly furnish to each Rating Agency (and any Rating Agency for any Companion Loan Securities to the extent applicable to the Serviced Whole Loans) copies of inspection reports and other items delivered to each of the Master Servicers and Special Servicer pursuant to Sections 3.12(a) and 3.12(b).

              (d) The Trustee shall promptly furnish notice to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

              (e) The Trustee, each Master Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency (and any Rating Agency for any Companion Loan Securities to the extent applicable to the Serviced Whole Loans) with respect to each Mortgage Loan such information as the Rating Agency shall reasonably request and which the Trustee, such Master Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, each Master Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 12.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

                              [End of Article XII]

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

              IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.


                                              J.P. MORGAN CHASE COMMERCIAL
                                                  MORTGAGE SECURITIES CORP.,
                                                  Depositor


                                              By: /s/ Charles Y. Lee
                                                  -----------------------------
                                                  Name:  Charles Y. Lee
                                                  Title: Vice President


                                              WELLS FARGO BANK, N.A.,
                                                  Master Servicer No. 1


                                              By: /s/ Stewart E. McAdams
                                                  -----------------------------
                                                  Name:  Stewart E. McAdams
                                                  Title: Sr. Vice President


                                              MIDLAND LOAN SERVICES, INC.,
                                                  Master Servicer No. 2


                                              By: /s/ Lawrence D. Ashley
                                                  -----------------------------
                                                  Name:  Lawrence D. Ashley
                                                  Title: Senior Vice President

                                              J.E. ROBERT COMPANY, INC.,
                                                  Special Servicer


                                              By: /s/ Keith W. Belcher
                                                  -----------------------------
                                                  Name:  Keith W. Belcher
                                                  Title: Managing Director


                                              LASALLE BANK NATIONAL ASSOCIATION,
                                                  Trustee


                                              By: /s/ Ann M. Kelly
                                                  -----------------------------
                                                  Name:  Ann M. Kelly
                                                  Title: Assistant Vice P

STATE OF NEW YORK  )
                   )   ss.:
COUNTY OF NEW YORK )

              On the 27th day of September 2006, before me, a notary public in and for said State, personally appeared Charles Lee known to me to be a V.P. of J.P. Morgan Chase Commercial Mortgage Securities Corp., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

              IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 Jennifer A. Loughrey
                                           -------------------------------------
                                                      Notary Public

                 [SEAL]

My commission expires:
     02/04/10
------------------------------------

STATE OF CALIFORNIA       )
                          )  ss.:
COUNTY OF SAN FRANCISCO   )

              On September 27, 2006, before me, June L. Errington, Notary Public, personally appeared Stewart E. Adams, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

              WITNESS my hand and official seal.


                                                   June L. Errington
                                           -------------------------------------
                                                      Notary Public

                 [SEAL]

My commission expires:
     August 19, 2009
------------------------------------

STATE OF KANSAS              )
                             )   ss.:
COUNTY OF JOHNSON            )

              On the 26th day of September 2006, before me, a notary public in and for said State, personally appeared Lawrence D. Ashley known to me to be a Senior Vice President of Midland Loan Services, Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

              IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                                     Brent Kinder
                                           -------------------------------------
                                                      Notary Public

                 [SEAL]

My commission expires:
     January 30, 2010
------------------------------------

STATE OF VIRGINIA            )
                             )   ss.:
COUNTY OF FAIRFAX            )

              On the 22 day of September 2006, before me, a notary public in and for said State, personally appeared Keith W. Belcher known to me to be a Managing Director of J.E. Robert Company, Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

              IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                     Claire Batley
                                           -------------------------------------
                                                      Notary Public

                 [SEAL]

My commission expires:
    November 30, 2008
------------------------------------

STATE OF ILLINOIS            )
                             )  ss.:
COUNTY OF COOK               )

              On the _____ day of September 2006, before me, Diane O'Neal, a notary public in and or said State, personally appeared Ann M. Kelly known to me to be a Asst. Vice President of LaSalle Bank National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

              IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                           Diane O'Neal
                                           -------------------------------------
                                           Diane O'Neal
                                           Notary Public, State of Illinois,
                                           County of Cook
                                           My commission expires: September 22,
                                           2009

                 [SEAL]

My commission expires:
      9/22/2009
------------------------------------

                                   EXHIBIT A-1

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS A-1

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.2410%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION: $32,132,000
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DATE OF POOLING AND SERVICING          INC.
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       TRUSTEE:  LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.:  46629M AA 3

CLOSING DATE:  SEPTEMBER 28, 2006      ISIN NO.: US46629MAA36

FIRST DISTRIBUTION DATE:               COMMON CODE NO.:  027006833
OCTOBER 16, 2006
                                       CERTIFICATE NO.:  A-1-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-1 CERTIFICATES
AS OF THE CLOSING DATE:  $32,132,000

                              CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-1 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated:  September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-2

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS A-2

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.2890%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION:  $207,310,000
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DATE OF POOLING AND SERVICING          INC.
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       TRUSTEE:  LASALLE BANK NATIONAL
CUT-OFF DATE:  AS SET FORTH IN THE     ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.: 46629M AB 1

CLOSING DATE:  SEPTEMBER 28, 2006      ISIN NO.: USS46629MAB19

FIRST DISTRIBUTION DATE:               COMMON CODE NO.:  027006841
OCTOBER 16, 2006
                                       CERTIFICATE NO.:  A-2-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-2 CERTIFICATES
AS OF THE CLOSING DATE:  $207,310,000

                              CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-2 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-2 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-3

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2006-LDP8, CLASS A-3A

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.3880%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION: $50,000,000
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DATE OF POOLING AND SERVICING          INC.
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       TRUSTEE:  LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.:  46629M AC 9

CLOSING DATE:  SEPTEMBER 28, 2006      ISIN NO.: US46629MAC91

FIRST DISTRIBUTION DATE:               COMMON CODE NO.:  027006868
OCTOBER 16, 2006
                                       CERTIFICATE NO.:  A-3A-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-3A CERTIFICATES
AS OF THE CLOSING DATE:  $50,000,000

                               CLASS A-3A CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3A Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3A Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3A Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-3A Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-4

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2006-LDP8, CLASS A-3FL

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE REPRESENTS AN UNDIVIDED BENEFICIAL INTEREST IN A REMIC REGULAR INTEREST AND A SWAP CONTRACT AND CONSTITUTES AN INTEREST IN A GRANTOR TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THE PASS-THROUGH RATE ON THIS CERTIFICATE IS BASED UPON LIBOR AND THEREFORE IS SUBJECT TO CHANGE OVER TIME BASED UPON CHANGES IN THE RATE OF LIBOR. IN ADDITION, THE PASS-THROUGH RATE ON THIS CLASS A-3FL CERTIFICATE MAY CONVERT TO A FIXED PER ANNUM RATE UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

PASS-THROUGH RATE:  FLOATING IN        MASTER SERVICERS:  WELLS FARGO BANK, N.A.
ACCORDANCE WITH THE POOLING AND        AND MIDLAND LOAN SERVICES, INC.
SERVICING AGREEMENT
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION: $150,000,000             INC.

DATE OF POOLING AND SERVICING          TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006    ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE      CUSIP NO.:  46629M AD 7
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        ISIN NO.: US46629MAD74

CLOSING DATE:  SEPTEMBER 28, 2006      COMMON CODE NO.:  027006892

FIRST DISTRIBUTION DATE:               CERTIFICATE NO.:  A-3FL-[--]
OCTOBER 16, 2006

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-3FL CERTIFICATES
AS OF THE CLOSING DATE:  $150,000,000

                             CLASS A-3FL CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3FL Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3FL Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended, which portion consists of the Class A-3FL Regular Interest, the Swap Contract and the Floating Rate Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges in limited circumstances as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (calculated on the basis of the actual number of days in the month and assuming each year has 360 days) during the applicable Interest Accrual Period relating to such Distribution Date at the Class A-3FL Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Class A-3FL Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement. Distributions in respect of the Class A-3FL Certificates may depend, in part, on payments from the Swap Counterparty under the Swap Contract as more specifically set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account, the Distribution Accounts and the Floating Rate Account will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts and the Floating Rate Account) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-3FL Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $100,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3FL CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-5

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2006-LDP8, CLASS A-3B

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.4470%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION: $184,430,000
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DATE OF POOLING AND SERVICING          INC.
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       TRUSTEE:  LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.:  46629M AE 5

CLOSING DATE:  SEPTEMBER 28, 2006      ISIN NO.: US46629MAE57

FIRST DISTRIBUTION DATE:               COMMON CODE NO.:  027006906
OCTOBER 16, 2006
                                       CERTIFICATE NO.:  A-3B-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-3B CERTIFICATES
AS OF THE CLOSING DATE:  $184,430,000

                               CLASS A-3B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3B Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3B Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-3B Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-6

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS A-4

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.3990%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION: [$500,000,000]
[$356,221,000]                         SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                       INC.
DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF SEPTEMBER 1, 2006    TRUSTEE:  LASALLE BANK NATIONAL
                                       ASSOCIATION
CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    CUSIP NO.:  46629M AF 2
DEFINED HEREIN)
                                       ISIN NO.: US46629MAF23
CLOSING DATE:  SEPTEMBER 28, 2006
                                       COMMON CODE NO.:  027006914
FIRST DISTRIBUTION DATE:
OCTOBER 16, 2006                       CERTIFICATE NO.:  A-4-[--]

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-4 CERTIFICATES
AS OF THE CLOSING DATE:  $856,221,000

                              CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-4 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-4 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-4 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-4 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated:  September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-7

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2006-LDP8, CLASS A-SB

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.3700%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION: $69,145,000
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DATE OF POOLING AND SERVICING          INC.
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       TRUSTEE:  LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.:  46629M AG 0

CLOSING DATE:  SEPTEMBER 28, 2006      ISIN NO.: US46629MAG06

FIRST DISTRIBUTION DATE:               COMMON CODE NO.:  027006957
OCTOBER 16, 2006
                                       CERTIFICATE NO.:  A-SB-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-SB CERTIFICATES
AS OF THE CLOSING DATE:  $69,145,000

                               CLASS A-SB CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-SB Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-SB Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-SB Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-SB Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-SB CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-8

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2006-LDP8, CLASS A-1A

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.3970%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION:  $[500,000,000]
[96,981,000]                           SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                       INC.
DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF SEPTEMBER 1, 2006    TRUSTEE: LASALLE BANK NATIONAL
                                       ASSOCIATION
CUT-OFF DATE: AS SET FORTH IN THE      CUSIP NO.:  46629M AH 8
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        ISIN NO.:  US46629MAH88

CLOSING DATE:  SEPTEMBER 28, 2006      COMMON CODE NO.:  027006965

FIRST DISTRIBUTION DATE:               CERTIFICATE NO.:  A-1A-[--]
OCTOBER 16, 2006

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-1A CERTIFICATES
AS OF THE CLOSING DATE:  $596,981,000

                               CLASS A-1A CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1A Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1A Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1A Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-1A Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-9

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS X

THIS CLASS X CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  VARIABLE IN        MASTER SERVICERS:  WELLS FARGO BANK, N.A.
ACCORDANCE WITH THE POOLING AND        AND MIDLAND LOAN SERVICES, INC.
SERVICING AGREEMENT
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  [$500,000,000]          INC.
[$500,000,000] [$500,000,000]
[$500,000,000] [$500,000,000]          TRUSTEE:  LASALLE BANK NATIONAL
[$500,000,000] [$66,027,770]           ASSOCIATION

DATE OF POOLING AND SERVICING          CUSIP NO.: 46629M AJ 4
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       ISIN NO.: US46629MAJ45
CUT-OFF DATE:  AS DEFINED IN THE
POOLING AND SERVICING AGREEMENT (AS    COMMON CODE:  027007007
DEFINED HEREIN)
                                       CERTIFICATE NO.:  X-[--]
CLOSING DATE:  SEPTEMBER 28, 2006

FIRST DISTRIBUTION DATE:
OCTOBER 16, 2006

APPROXIMATE AGGREGATE NOTIONAL AMOUNT
OF THE CLASS X CERTIFICATES AS OF THE
CLOSING DATE: $3,066,027,770

                               CLASS X CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate will not be entitled to distributions in respect of principal. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            This Class X Certificate has no principal balance and will not receive any distribution of principal.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to such Distribution Date, as specified above. Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class X Certificates will be issued in book-entry form through the facilities of DTC in Denominations of not less than $1,000,000 initial Notional Amount, and in integral multiples of $1 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS X CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-10

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS A-M

THIS CLASS A-M CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.4400%            MASTER SERVICERS:  WELLS FARGO BANK, N.A.
                                       AND MIDLAND LOAN SERVICES, INC.
DENOMINATION: $306,603,000
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DATE OF POOLING AND SERVICING          INC.
AGREEMENT:  AS OF SEPTEMBER 1, 2006
                                       TRUSTEE:  LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.:  46629M AL 9

CLOSING DATE:  SEPTEMBER 28, 2006      ISIN NO.: US46629MAL90

FIRST DISTRIBUTION DATE:               COMMON CODE NO.:  027006981
OCTOBER 16, 2006
                                       CERTIFICATE NO.:  A-M-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-M CERTIFICATES
AS OF THE CLOSING DATE:  $306,603,000

                              CLASS A-M CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-M Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-M Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-M Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-11

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS A-J

THIS CLASS A-J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.4800%, SUBJECT TO   MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION: $260,612,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE        CUSIP NO.:  46629M AM 7
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                          ISIN NO.: US46629MAM73

CLOSING DATE:  SEPTEMBER 28, 2006        COMMON CODE NO.:  027006990

FIRST DISTRIBUTION DATE:                 CERTIFICATE NO.:  A-J-[--]
OCTOBER 16, 2006

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-J CERTIFICATES
AS OF THE CLOSING DATE:  $260,612,000

                              CLASS A-J CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-J Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-J Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-J Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-J Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-12

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS B

THIS CLASS B CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.5200%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $53,656,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS DEFINED IN THE         CUSIP NO.: 46629M AN 5
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                          ISIN NO.: US46629MAN56

CLOSING DATE:  SEPTEMBER 28, 2006        COMMON CODE NO.:  027007015

FIRST DISTRIBUTION DATE:                 CERTIFICATE NO.:  B-[--]
OCTOBER 16, 2006

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS B CERTIFICATES
AS OF THE CLOSING DATE:  $53,656,000

                               CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class B Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class B Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-13

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS C

THIS CLASS C CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.5490%, SUBJECT AO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $22,995,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS DEFINED IN THE         CUSIP NO.: 46629M AP 0
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                          ISIN NO.: US46629MAP05

CLOSING DATE:  SEPTEMBER 28, 2006        COMMON CODE NO.:  027007031

FIRST DISTRIBUTION DATE:                 CERTIFICATE NO.:  C-[--]
OCTOBER 16, 2006

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS C CERTIFICATES
AS OF THE CLOSING DATE:  $22,995,000

                               CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class C Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class C Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class C Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-14

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS D

THIS CLASS D CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE:  5.6180%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $42,158,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: 46629M AQ 8
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                          ISIN NO.: UF46629MAQ87

CLOSING DATE:  SEPTEMBER 28, 2006        COMMON CODE NO.:  027007040

FIRST DISTRIBUTION DATE:                 CERTIFICATE NO.:  D-[--]
OCTOBER 16, 2006

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS D CERTIFICATES
AS OF THE CLOSING DATE:  $42,158,000

                               CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class D Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class D Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class D Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-15

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS E

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS E CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  VARIABLE IN        MASTER SERVICERS:  WELLS FARGO BANK, N.A.
ACCORDANCE WITH THE POOLING AND        AND MIDLAND LOAN SERVICES, INC.
SERVICING AGREEMENT
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $34,492,000             INC.

DATE OF POOLING AND SERVICING          TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006    ASSOCIATION

CUT-OFF DATE:  AS DEFINED IN THE       CUSIP NO.: [U48074 AK 1](1) [46629M AT
POOLING AND SERVICING AGREEMENT (AS    2](2) [46629M BE 4](3)
DEFINED HEREIN)
                                       ISIN NO.: [U48074AK17](1)
CLOSING DATE:  SEPTEMBER 28, 2006      [US46629MAT27](2) [US46629MBE49](3)

FIRST DISTRIBUTION DATE:               COMMON CODE NO.: [027007104](1)
OCTOBER 16, 2006                       [027007082](2) [027007074](3)

APPROXIMATE AGGREGATE                  CERTIFICATE NO.:  E-[--]
CERTIFICATE BALANCE
OF THE CLASS E CERTIFICATES
AS OF THE CLOSING DATE:  $34,492,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class E Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class E Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class E Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-16

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS F

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS F CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  VARIABLE IN        MASTER SERVICERS:  WELLS FARGO BANK, N.A.
ACCORDANCE WITH THE POOLING AND        AND MIDLAND LOAN SERVICES, INC.
SERVICING AGREEMENT
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $38,326,000             INC.

DATE OF POOLING AND SERVICING          TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006    ASSOCIATION

CUT-OFF DATE:  AS DEFINED IN THE       CUSIP NO.: [U48074 AA 3](1) [46629M AU
POOLING AND SERVICING AGREEMENT (AS    9](2) [46629M BF 1](3)
DEFINED HEREIN)
                                       ISIN NO.: [USU48074AA35](1)
CLOSING DATE:  SEPTEMBER 28, 2006      [US46629MAU99](2) [US46629MBF14](3)

FIRST DISTRIBUTION DATE:               COMMON CODE NO.: [027007147](1)
OCTOBER 16, 2006                       [027007139](2) [027007112](3)

APPROXIMATE AGGREGATE                  CERTIFICATE NO.:  F-[--]
CERTIFICATE BALANCE
OF THE CLASS F CERTIFICATES
AS OF THE CLOSING DATE:  $38,326,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class F Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class F Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class F Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or _____________________, as its agent.

                                  EXHIBIT A-17

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS G

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS G CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  VARIABLE IN        MASTER SERVICERS:  WELLS FARGO BANK, N.A.
ACCORDANCE WITH THE POOLING AND        AND MIDLAND LOAN SERVICES, INC.
SERVICING AGREEMENT
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $30,660,000             INC.

DATE OF POOLING AND SERVICING          TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006    ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE     CUSIP NO.: [U48074 AB 1](1) [46629M AV
POOLING AND SERVICING AGREEMENT (AS    7](2) [46629M BG 9](3)
DEFINED HEREIN)
                                       ISIN NO.: [USU48074AB18](1)
CLOSING DATE:  SEPTEMBER 28, 2006      [US46629MAV72](2) [US46629MBG96](3)

FIRST DISTRIBUTION DATE:               COMMON CODE NO.: [027007171](1)
OCTOBER 16, 2006                       [027007155](2) [027007163](3)

APPROXIMATE AGGREGATE                  CERTIFICATE NO.: G-[--]
CERTIFICATE BALANCE
OF THE CLASS G CERTIFICATES
AS OF THE CLOSING DATE:  $30,660,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS G CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class G Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class G Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class G Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class G Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS G CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-18

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS H

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS H CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  VARIABLE IN        MASTER SERVICERS:  WELLS FARGO BANK, N.A.
ACCORDANCE WITH THE POOLING AND        AND MIDLAND LOAN SERVICES, INC.
SERVICING AGREEMENT
                                       SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $38,325,000             INC.

DATE OF POOLING AND SERVICING          TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006    ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE     CUSIP NO.: [U48074 AC 9](1) [46629M AW
POOLING AND SERVICING AGREEMENT (AS    5](2) [46629M BH 7](3)
DEFINED HEREIN)
                                       ISIN NO.: [USU48074AC90](1)
CLOSING DATE:  SEPTEMBER 28, 2006      [US46629MAW55](2) [US46629MBH79](3)

FIRST DISTRIBUTION DATE:               COMMON CODE NO.: [027007228](1)
OCTOBER 16, 2006                       [027007180](2) [027007201](3)

APPROXIMATE AGGREGATE                  CERTIFICATE NO.:  H-[--]
CERTIFICATE BALANCE
OF THE CLASS H CERTIFICATES
AS OF THE CLOSING DATE:  $38,325,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS H CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class H Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class H Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations and the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class H Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class H Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS H CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-19

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS J

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)
---------------------
(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $11,498,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AD 7](1) [46629M AX
POOLING AND SERVICING AGREEMENT (AS      3](1) [46629M BJ 3](2)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AD73](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MAX39](2) [US46629MBJ36](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.: [027007465](1)
OCTOBER 16, 2006                         [027007414]2 [027007422](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  J-[--]
CERTIFICATE BALANCE
OF THE CLASS J CERTIFICATES
AS OF THE CLOSING DATE:  $11,498,000

---------------------
(1) For Book-Entry Rule 144A Only.

(2) For Institutional Accredited Investors Only.

                               CLASS J CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class J Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class J Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class J Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class J Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-20

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS K

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS K CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $7,665,000                INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AE 5](1) [46629M AY
POOLING AND SERVICING AGREEMENT (AS      1](2) [46629M BK 0](3)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AE56](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MAY12](2) [US46629MBK09](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.: [027007589](1)
OCTOBER 16, 2006                         [027007511](2) [027007546](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  K-[--]
CERTIFICATE BALANCE
OF THE CLASS K CERTIFICATES
AS OF THE CLOSING DATE:  $7,665,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS K CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class K Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class K Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class K Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class K Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS K CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-21

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS L

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS L CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $11,498,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AL 9](1) [46629M AZ
POOLING AND SERVICING AGREEMENT (AS      8](2) [46629M BL 8](3)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AL99](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MAZ86](2) [US46629MBL81](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.:  [027007767](1)
OCTOBER 16, 2006                         [027007635](2) [027007660](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  L-[--]
CERTIFICATE BALANCE
OF THE CLASS L CERTIFICATES
AS OF THE CLOSING DATE:  $11,498,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS L CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class L Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class L Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class L Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class L Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS L CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-22

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS M

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS M CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $3,832,000                INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AF 2](1) [46629M BA
POOLING AND SERVICING AGREEMENT (AS      2](2) [46629M BM 6](3)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AF22](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MBA27](2) [US46629MBM64](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.: [027007856](1)
OCTOBER 16, 2006                         [027007791](2) [027007821](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  M-[--]
CERTIFICATE BALANCE
OF THE CLASS M CERTIFICATES
AS OF THE CLOSING DATE:  $3,832,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS M CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class M Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class M Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class M Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-23

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS N

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS N CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $11,498,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AG 0](1) [46629M BB
POOLING AND SERVICING AGREEMENT (AS      0](2) [46629M BN 4](3)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AG05](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MBB00](2) [US46629MBN48](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.: [027007970](1)
OCTOBER 16, 2006                         [027007899](2) [027007929](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  N-[--]
CERTIFICATE BALANCE
OF THE CLASS N CERTIFICATES
AS OF THE CLOSING DATE:  $11,498,000

---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS N CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class N Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class N Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class N Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS N CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-24

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS P

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS P CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $11,497,000               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AH 8](1) [46629M BC
POOLING AND SERVICING AGREEMENT (AS      8](2) [46629M BP 9](3)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AH87](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MBC82](2) [US46629MBP95](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.: [027008062](1)
OCTOBER 16, 2006                         [027008003](2) [027008038](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  P-[--]
CERTIFICATE BALANCE
OF THE CLASS P CERTIFICATES
AS OF THE CLOSING DATE:  $11,497,000


---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS P CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class P Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class P Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class P Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class P Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS P CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-25

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS NR

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS CLASS NR CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE TRUSTEE. THIS CERTIFICATE REPRESENTS A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE:  5.0970%, SUBJECT TO  MASTER SERVICERS:  WELLS FARGO BANK,
A MAXIMUM RATE AS DESCRIBED IN THE       N.A. AND MIDLAND LOAN SERVICES, INC.
POOLING AND SERVICING AGREEMENT
                                         SPECIAL SERVICER:  J.E. ROBERT COMPANY,
DENOMINATION:  $34,493,770               INC.

DATE OF POOLING AND SERVICING            TRUSTEE:  LASALLE BANK NATIONAL
AGREEMENT:  AS OF SEPTEMBER 1, 2006      ASSOCIATION

CUT-OFF DATE:  AS SET FORTH IN THE       CUSIP NO.: [U48074 AJ 4](1) [46629M BD
POOLING AND SERVICING AGREEMENT (AS      6](2) [46629M BQ 7](3)
DEFINED HEREIN)
                                         ISIN NO.: [USU48074AJ44](1)
CLOSING DATE:  SEPTEMBER 28, 2006        [US46629MBD65](2) [US46629MBQ78](3)

FIRST DISTRIBUTION DATE:                 COMMON CODE NO.:  [027008178](1)
OCTOBER 16, 2006                         [027008119](2) [027008151](3)

APPROXIMATE AGGREGATE                    CERTIFICATE NO.:  NR-[--]
CERTIFICATE BALANCE
OF THE CLASS NR CERTIFICATES
AS OF THE CLOSING DATE:  $34,493,770


---------------------
(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                                CLASS NR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain on Sale Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class NR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class NR Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class NR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class NR Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY





Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS NR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                   SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange
              for or upon transfer of, an  Remaining Certificate
                    interest in this       Balance of Book-Entry     Notation
    Date         Book-Entry Certificate         Certificate          Made By
____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

____________  ___________________________  _____________________  ______________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-26

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS S

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THIS CERTIFICATE REPRESENTS AN INTEREST IN A GRANTOR TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101).

EACH PURCHASER OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.



PERCENTAGE INTEREST EVIDENCED BY THIS    MASTER SERVICERS:  WELLS FARGO BANK,
CERTIFICATE: 100%                        N.A. AND MIDLAND LOAN SERVICES, INC.

DATE OF POOLING AND SERVICING            SPECIAL SERVICER:  J.E. ROBERT COMPANY,
AGREEMENT:  AS OF SEPTEMBER 1, 2006      INC.

CUT-OFF DATE:  AS SET FORTH IN THE       TRUSTEE:  LASALLE BANK NATIONAL
POOLING AND SERVICING AGREEMENT (AS      ASSOCIATION
DEFINED HEREIN)
                                         CERTIFICATE NO.:  S-[--]
CLOSING DATE:  SEPTEMBER 28, 2006

FIRST DISTRIBUTION DATE:
OCTOBER 16, 2006

CLASS S PERCENTAGE INTEREST:  100%

                               CLASS S CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT JER INVESTORS TRUST INC.

is the registered owner of the interest evidenced by this Certificate in the Class S Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended, which portion consists of the Excess Interest and the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the Excess Interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to Excess Interest collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(f) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(f) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            The Class S Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer of this Certificate, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY



Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-27

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2006-LDP8, CLASS R

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE. OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR A CHURCH PLAN, AS DEFINED IN SECTION 3(33) OF ERISA, FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION
5.02 OF THE POOLING AND SERVICING AGREEMENT AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE REGISTRAR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.


PERCENTAGE INTEREST EVIDENCED BY THIS    MASTER SERVICERS:  WELLS FARGO BANK,
CERTIFICATE: 100%                        N.A. AND MIDLAND LOAN SERVICES, INC.

DATE OF POOLING AND SERVICING            SPECIAL SERVICER:  J.E. ROBERT COMPANY,
AGREEMENT:  AS OF SEPTEMBER 1, 2006      INC.

CUT-OFF DATE:  AS SET FORTH IN THE       TRUSTEE:  LASALLE BANK NATIONAL
POOLING AND SERVICING AGREEMENT (AS      ASSOCIATION
DEFINED HEREIN)
                                         CUSIP NO.:  46629M AR 6
CLOSING DATE:  SEPTEMBER 28, 2006
                                         ISIN NO.:  US46629MAR60
FIRST DISTRIBUTION DATE:
OCTOBER 16, 2006                         CERTIFICATE NO.:  R-[--]

CLASS R PERCENTAGE INTEREST:  100%

                               CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT [JPMORGAN CHASE BANK, N.A.]

is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Class R Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class R Certificates shall be the "tax matters person" for the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Master Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the "tax matters person".

            Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Trustee in an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.02(d) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Master Servicers, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            The Class R and Class LR Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY



Dated: September 28, 2006


                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-28

        J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2006-LDP8, CLASS LR

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE. OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR A CHURCH PLAN, AS DEFINED IN SECTION 3(33) OF ERISA, FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION
5.02 OF THE POOLING AND SERVICING AGREEMENT AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE REGISTRAR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

PERCENTAGE INTEREST EVIDENCED BY THIS    MASTER SERVICERS:  WELLS FARGO BANK,
CERTIFICATE: 100%                        N.A. AND MIDLAND LOAN SERVICES, INC.

DATE OF POOLING AND SERVICING            SPECIAL SERVICER:  J.E. ROBERT COMPANY,
AGREEMENT:  AS OF SEPTEMBER 1, 2006      INC.

CUT-OFF DATE:  AS SET FORTH IN THE       TRUSTEE:  LASALLE BANK NATIONAL
POOLING AND SERVICING AGREEMENT (AS      ASSOCIATION
DEFINED HEREIN)
                                         CUSIP NO.:  46629M AS 4
CLOSING DATE:  SEPTEMBER 28, 2006
                                         ISIN NO.:  US46629MAS44
FIRST DISTRIBUTION DATE:
OCTOBER 16, 2006                         CERTIFICATE NO.:  LR-[--]

CLASS LR PERCENTAGE INTEREST:  100%

                                CLASS LR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

          J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE MASTER SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT [JPMORGAN CHASE BANK, N.A.]

is the registered owner of the interest evidenced by this Certificate in the Class LR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers and the Special Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-LDP8, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-LDP8 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Class LR Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class LR Certificates shall be the "tax matters person" for the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Master Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the "tax matters person".

            Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Trustee in an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its related Certificate Account) or the Trustee (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Accounts will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Each Person who has or who acquires any Ownership Interest in a Class LR Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.02(b) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class LR Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class LR Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Master Servicers, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class LR Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class LR Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class LR Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class LR Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class LR Certificate and (2) not to transfer its Ownership Interest in such Class LR Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            The Class R and Class LR Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicers, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency and, in the case of the Serviced Companion Loans, a Rating Agency rating any class of Companion Loan Securities, to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or Companion Loan Securities, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates or Companion Loan Securities; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates and any class of Companion Loan Securities by any Rating Agency, amend the Servicing Standards.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Master Servicers, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Trustee to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            LASALLE BANK NATIONAL ASSOCIATION,
                                            not in its individual capacity but
                                            solely as Certificate Registrar
                                            under the Pooling and Servicing
                                            Agreement.




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY



Dated: September 28, 2006



                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS LR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            LASALLE BANK NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent




                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common             UNIF GIFT MIN ACT __________ Custodian
TEN ENT - as tenants by the entireties                       (Cust)
JT TEN  - as joint tenants with rights    Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common               Act __________________________
                                                     (State)

   Additional abbreviations may also be used though not in the above list.


                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               _______________________________________________________________

______________________________________________________________________________
   (Please insert Social Security or other identifying number of Assignee)

______________________________________________________________________________
           (Please print or typewrite name and address of assignee)

______________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within_named Trust, with full power of substitution in the premises.


                                        ________________________________________
Dated:______________________            NOTICE:    The    signature   to   this
                                        assignment  must  correspond  with  the
                                        name as  written  upon the face of this
                                        Certificate    in   every    particular
                                        without  alteration or  enlargement  or
                                        any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                    EXHIBIT B

                             MORTGAGE LOAN SCHEDULE

JPMCC 2006-LDP8
Mortgage Loan Schedule (Combined)

Loan #    Mortgagor Name
-------   -----------------------------------------------------------------------------------------------------
1         Prime / Park LaBrea Titleholder, LLC.
2         Brookfield Properties 53 State Co. L.P.
3         Silicon Valley CA-I, LLC, Silicon Valley CA-II, LLC and Silicon Valley CA-III, LLC
3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.1
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
4         Maguire Properties- 555 W. Fifth, LLC, Maguire Properties- 350 S. Figueroa, LLC
5         Burbank Mall Associates, LLC
6         Tysons Galleria L.L.C.
7*        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
7         CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
8         CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
9         CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
10        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
11        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
12        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
13        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
14        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
15        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
16        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
17        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
18        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
19        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
20        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
21        CRP Holdings B, L.P., CRP Holdings B-TX, L.P.
22        Welsh ADS IN, LLC, Welsh ADS NC, LLC, Welsh Core OH, LLC, Welsh Fingerhut MN, LLC, Welsh GMR WI, LLC,
          Welsh HK WI, LLC, Welsh Jenkins AL, LLC, Welsh Leedsworld PA, LLC, Welsh Midland WI, LLC,
          Welsh Navarre MN, LLC, Wesh Olsen IA, LLC, Welsh Riviera MI, LLC, and Welsh Superstock FL, LLC
22.01
22.02
22.03
22.04
22.05
22.06
22.07
22.08
22.09
22.1
22.11
22.12
22.13
23        FMP Kimco Foothills LLC
24        San Carlos Associates LLC
25        Smart Park PH I, LLC and Garlick Investments, LLC
26*
26        Sun Villa MHC LLC
27        Sun Countryside Lake Lanier, LLC
28        Sun Countryside Atlanta, LLC
29        JFK Investment Associates, L.P., I
30        543 East 21st Limited Liability Company, 538 East 21st Limited Liability Company, CN 1820 LLC,
          CNU1 LLC, HM 1296 LLC, CNU2 LLC, CN 17 LLC, JFU1 LLC, CNU4 LLC
30.01
30.02
31        The Lodge at Balfour Operations, LLC
32        University Shoppes, LLC
33        Surrey Fondren Investors, LLC
34        TIH Bonneville LLC, Bonneville 1 LLC, Bonneville 2 LLC, Bonneville 3 LLC, Bonneville 4 LLC,
          Bonneville 5 LLC, Bonneville 6 LLC, Bonneville 7 LLC, Bonneville 8 LLC, Bonneville 9 LLC,
          Bonneville 10 LLC, Bonneville 12 LLC, Bonneville 11 LLC
35        MBS-Lodge at Sonterra, Ltd.
36        Central Harlem Plaza Commercial Unit, LLC
37        Deerbrook Investment Properties, Ltd.
38        Inland Western Tampa Walters, L.L.C.
39        Tidan USA / Orange Grove LLC
40        Triangle Industrial Enterprises, LLC
41        ACC Commerce Center, LLC
42        New Ionia- Paramus, LLC, Caterina- Ridgewood, LLC, Lucerne- Ridgewood, LLC, Milridge Realty, LLC
42.01
42.02
42.03
42.04
43        901 Corporate Center, LP
44        Southland Terrace Shopping Center L.L.C.
45        CI05 Clintonville WI LLC, 2525 N Woodlawn VSTRM Wichita KS, LLC, MSI05-3 LLC
45.01
45.02
45.03
45.04
45.05
46        Boan LLC, 910 W. Lawrence, LLC
46.01
46.02
47        Kingswood Plaza, LLC
48        LT Loma Verde LLC
49        Briargrove Place, L.L.C.
50        VR Riverstone Limited Partnership
51        USA Franklin Park, DST
52        ACC Executive Tower, LLC
53        South Dean Street, L.P.
54        Citiside Booth, LLC, Citiside Brauburger, LLC, Citiside Canevari, LLC, Citiside Christenson, LLC,
          Citiside Comer, LLC, Citiside Dreier, LLC, Citiside Franzen, LLC, Citiside Garg, LLC,
          Citiside Global, LLC, Citiside Hemry, LLC, Citiside LI, LLC, Citiside Locey, LLC,
          Citiside Nalbach, LLC, Citiside Nartker, LLC, Citiside Nguyen LLC, Citiside Patty, LLC,
          Citiside Poulton, LLC, Citiside Stielstra, LLC, Citiside Tsukamoto-Kozen, LLC,
          Citiside Tsukamoto-Kazue, LLC, Citiside Vendelin, LLC, Citiside Wasilewski, LLC,
          Citiside Wright, LLC, Citiside RS, LLC
55        RIF I - Walnut, LLC, Rexford Business Center - Fullerton, LLC
56        I-85 Hospitality Group Limited Liability Company
57        Madison/PMT La Quinta, LLC
58        Ak-Sar-Ben Village, L.L.C.
59        OLB, LLC
59.01
59.02
59.03
59.04
59.05
59.06
59.07
59.08
59.09
59.1
59.11
59.12
59.13
59.14
59.15
59.16
59.17
59.18
59.19
59.2
59.21
59.22
59.23
59.24
59.25
59.26
59.27
59.28
59.29
60        KO's Sycamore Park LLC
61        501 North 44th Street Trust
62        GDI Aventura Development, LLC
63        Melbourne Associates VII, L.L.C. and Osbourne Associates VII, L.L.C.
63.01
63.02
64        WA LeCota 1, LLC, WA LeCota 2, LLC, WA LeCota 3, LLC, WA LeCota 4, LLC, WA Lecota 5, LLC,
          WA LeCota 6, LLC, WA LeCota 7, LLC, WA LeCota 8, LLC, WA LeCota 9, LLC, WA LeCota 10, LLC,
          WA LeCota 11, LLC, WA LeCota 12, LLC, WA LeCota 13, LLC, WA LeCota 14, LLC, WA LeCota 15, LLC,
          WA LeCota 16, LLC, WA LeCota 17, LLC, WA LeCota 18, LLC, WA LeCota 19, LLC, WA LeCota 20, LLC,
          WA LeCota 21, LLC
65        Inland Western Burleson South Towne Limited Partnership
66        Glenview Ravine Way LLC
67        TSN Country Corner LLC
68        Northland Mall LLC
69        Landerbrook Place, Limited Partnership
70        VF II - WBC, LLC
71        Rich Development Pasadena, LLC
72        Marine Realty, LLC
73        Purvi Ent., LLC
74        Knob Hill Apartments Limited Partnership
75        Cheyenne Woods Apartments, LLC
76        JCRS II, Colorado-Hampden Villa, LLC and Four Boys Hampden Villa, LLC
77        V-Land Schaumburg LLC
78        Diab-Sharkiah, LLC
79        Maple Tower Fashion Mart, LLC
80        JMF Sedona I LLC, JMF Sedona II LLC
81        Floyd Street Properties, LLC
82        Hwy 23 Retail Group, Inc.
83        Madison Sqaure Hotel, L.L.C.
84        Circuit Associates, LLC
85        SJS - 95 Highland Avenue, L.P.
86        Guardian Fund II - Bowie Gateway LLC
87        Harvey Oaks, L.L.C.
88        RBRO LLC
89        RTE 6 & 209, LLC
90        Holly Hill Village Resort LLC
91        Wilmington on Drexel, LLC
92        Cioe Chandler I, LLC
93        Park at Summerhill LLC
94        Bayport One LLC
95        706 South Tonopah, LLC, 5325 Cartwright Ave., LLC, 5224 Cartwright Avenue, LLC
96        Lincoln General, LLC
97        Grape Vine Market Center, L.P.
98        BIJO LLC
99        Ross Plaza One, L.L.C. & Stanford Fiesta Crossings, LLC
100       Wink United Plaza, L.L.C.
101       TRPF / 1252 Orleans, LLC
102       Campbell Avenue Shopping Center, LLC
103       Donato at Wall 3, LLC
104       OS Properties, L.P.
104.01
104.02
104.03
104.04
105       Hillside-Clearwater, Inc.
106       Washington-Louisiana Properties, LLC
106.01
106.02
107       Jag Ventures LLC
108       Spectrum I Woodstock LLC
109       120-124 Enterprise Avenue, L.L.C.
110       Eastpoint Properties LLC
111       Redbank Professional Office Building, LLC
112       Midland Plaza LLC
113       8441 Melrose Place, LLC
114       Durham Plaza, L.L.C.
115       SJS- 100 Brodhead Road, L.P
116       Chateau Vincennes Partners, LP
117       Samay Hospitality, LLC
118       Jaccard Woods Mill, LLC
119       Bermuda Palms, LLC
120       Cole Baybrook, Ltd.
121       R G Centers, LLC
122       Voss-Todd Properties, L.L.C.
123       E-Town Motel Associates-2, LLC
124       Lighthouse Whitehall Commons, LLC.
125       La Quinta Ridge, LLC
126       Shervoss Company, Inc.
127       TPRF / 1310 Orleans, LLC
128       DJK Round Rock Management, L.L.C. and PCK Round Rock Management, L.L.C.
129       Hartland Group, LLC and Vesper Capital, LLC
130       Mobile Estates Investment Partners
131       LFT, LLC
132       NMP Holdings, LP
133       Heritage Court Apartments, LLC
134       Starkville Investment Company, LLC
135       Landmark of Wallingford, Inc.
136       Mesquite Plaza 1, LLC, Mesquite Plaza 2, LLC, Mesquite Plaza 3, LLC, Mesquite Plaza 4, LLC,
          Mesquite Plaza 5, LLC, Mesquite Plaza 6, LLC, Mesquite Plaza 7, LLC
137       ACC Century Borrower, LLC
138       Woods Edge Apartments, L.L.C.
139       Forest Oaks Enterprises, LLC
140       Emmorton Road Development, LLC
141       RVR Capital, LLC
142       Spring Meadows, LLC
143       Augusta Shopping, LLC
144       Genesis 2006 Properties II, LLC
145       JBJM Camelback, LLC
146       Maruti Hotels, LLC
147       Dwyer Family Limited Partnership SS I
148       The Port at the Trails LLC
149       Am Tenn Properties LLC
149.01
149.02
150       Colorado Plaza Associates, LLC
151       Linden-Battlefield, L.L.C.
152       30 E. Hoffman, LLC
153       DCL-Ken Caryl, LLC
154       Garfield Investors, LLC
155       TP Investors, LLC
156       Bholenath, Inc.
157       9775 Santa Monica Blvd., LLC
158       Haddam Self-Storage, LLC
159       S&K I, LLC
160       CSH Davenport Partnership
161       Lancaster Lido MHP LLC
162       CSH Avon Park Partnership
163       CSH B&B Partnership
164       Corporate Lakes, L.L.C.
165       RB Mechanicsburg Outlot LP

Loan #    Property Address
-------   ----------------------------------------------------------------------------------------------------------
1         6200 West Third Street
2         53 State Steet
3         Various
3.01      1140 Technology Drive, 500 McCarthy Boulevard, 900 Sumac Drive,
          1000 Sumac Drive, 1101 Sumac Drive, 601 McCarthy Boulevard
3.02      1101 West Maude Avenue, 700A, 700B, 700C East Middlefield Road
3.03      1455, 1421, 1371, 1390, 1440 McCarthy Drive, 888, 800, 750, 690 Tasman Drive,
          620, 590, 570, 540, 500 Alder Drive
3.04      2518, 2520, 2540, 2560 Mission College Boulevard,
          3900, 3910, 3920, 3930, 3940, 3960, 3970, 3990 Freedom Circle
3.05      3233, 3255 Scott Boulevard, 3333, 3393 Octavius Drive, 2455, 2465, 2475 Augustine Drive
3.06      3101, 3102, 3103 Scott Boulevard, 3250, 3260, 3270 Jay Street, 3201 Olcott Street
3.07      191 Baypointe Parkway, 105, 160, 178 East Tasman Drive
3.08      772, 785 Lucerne Drive, 285 North Wolfe Road, 140 Kiefer Court, 1293 Anvilwood Avenue,
          484 Oakmead Parkway, 1151 Sonora Court, 1277 Reamwood Avenue, 324, 328 Martin Avenue,
          150 Charcot Avenue, 2191 Zanker Road
3.09      2820 Orchard Parkway, 3, 75 West Plumeria Drive, 2825 North First Street
3.1       350, 470, 485 Potrero Avenue, 880 W. Maude Avenue, 415 N. Mathilda Avenue, 435 Indio Way
3.11      333, 345 East Middlefield Road, 301 North Whisman Road, 640 Clyde Court, 835, 880 Maude Avenue,
          1161 San Antonio Road, 2761 Marine Parkway, 636 Ellis Street
3.12      2400, 2424, 2630, 2710 Walsh Avenue, 2855 Bowers Avenue
3.13      535, 555 Del Rey Avenue, 650 Alamanor Avenue, 646-686 Maude Avenue, 750 Palomar Avenue
3.14      500, 501 Macara Avenue
3.15      1920,1940,1960,1980 Zanker Road
3.16      2121, 2111, 2101 Tasman Drive
3.17      550 Del Rey Avenue, 595 North Pastoria Avenue, 639 Pastoria Evenue, 733 Palomar Avenue, 670 Almanor Avenue
3.18      5150 Great America Parkway, 2952 Bunker Hill Lane and 5155 Old Ironsides Drive
4         555 West Fifth Street
5         201 East Magnolia Boulevard
6         2001 International Drive
7*        Various
7         5855 Copley Drive
8         4001 & 4105 Hickory Hill Road and 5625 Challenge Drive
9         11701, 11725 & 12055 Missouri Bottom Road
10        155 Pfingsten Road
11        2287-2321 South Mount Prospect Road
12        520 East North Avenue
13        6501 Flotilla Street
14        4550 Spring Valley Road
15        8500-8580 Hedge Lane Terrace
16        10351 Home Road
17        815 South Coppell Road
18        13524 Welch Road
19        1130 West Jackson Road
20        4600 Simonton Road
21        625 Slawin Court
22        Various
22.01     6210-6270 Ridgewood Road
22.02     400 Hunt Valley Road
22.03     5000 South Towne Drive
22.04     2855 South James Drive
22.05     7660 Centurion Parkway
22.06     7550 49th Avenue North
22.07     5460 Executive Parkway
22.08     3545 Nicholson Road
22.09     1745 East 165th Street
22.1      1608 Frank Akers Road
22.11     1100 East LeClaire Road
22.12     787 Renaissance Parkway
22.13     9925 Brookford Street
23        7325 North La Cholla Boulevard
24        350 Calle Principal
25        2400 Stevens Drive, 2425, 2435, 2440 & 2505 Stevens Center Place and 2620 Fermi Drive
26*       Various
26        91 Cabernet Parkway
27        4802 Friendship Road
28        10 Sweetwater Way
29        1800-1880 John F. Kennedy Boulevard
30        Various
30.01     28405 Van Dyke Avenue
30.02     805 Uniek Drive
31        1331 Hecla Drive
32        1601 SW 107th Avenue
33        11092-11240 Fondren Road
34        411 E. Bonneville Avenue
35        230 East Sonterra Blvd
36        130 Malcolm X Boulevard
37        9815 FM 1960 Bypass West
38        1518-1580 North Dale Mabry Highway
39        111 North Gilbert Road
40        701 Distribution Drive
41        7701 Greenbelt Road
42        Various
42.01     222-262 East Ridgewood Avenue and 2-8 & 30 South Maple Avenue
42.02     175-197 East Ridgewood Avenue and 30-32 Cottage Place
42.03     594-600 Winters Avenue
42.04     119-123 East Ridgewood Avenue
43        901 Corporate Center Drive
44        3985 South Seventh Street Road
45        Various
45.01     2525 North Woodlawn Avenue
45.02     225 Spring Street
45.03     800 Growth Parkway
45.04     914 Wohlert Street
45.05     802 East 11th Street
46        Various
46.01     11 West Division Street
46.02     910 West Lawrence Avenue
47        10 Square Lake Road and 43121-43333 Woodward Avenue
48        3150, 3180, 3200, 3206, 3210, 3216, 3220, 3226 and 3230 Loma Verde Drive
49        17855 North Dallas Parkway
50        3450 River Park Drive
51        6301 Overton Ridge Blvd
52        2101 Executive Drive
53        24 & 42 South Dean Street
54        5000 Community Circle
55        2300-2386 East Walnut Avenue
56        707 Route 46 East
57        78370 Hwy 111
58        1220 South 71st Street
59        Various
59.01     358 West Irving Park Road
59.02     10066 North Skokie Boulevard
59.03     501 West Fourteen Mile Road
59.04     555 West Lake Street
59.05     7327 Little River Turnpike
59.06     201 South Main Street
59.07     3355 28th Street
59.08     6012 South Westnedge Avenue
59.09     10700 South Cicero Avenue
59.1      14701 South Cicero Avenue
59.11     3536 West Dempster Street
59.12     6351 West 95th Street
59.13     200 Virginia Street
59.14     2909 South Niles Avenue
59.15     620 Roosevelt Road
59.16     102 West Highway 20
59.17     8045 Broadway Street
59.18     17245 South Torrence Avenue
59.19     18101 South Halsted Street
59.2      2205 West Ogden Avenue
59.21     3949 Ridge Road
59.22     102 North Lake Street
59.23     5543 South Harlem Avenue
59.24     402 South Neil Street
59.25     865 Capital Avenue
59.26     107 East North Avenue
59.27     7001 North Lincoln Avenue
59.28     4037 West Saginaw Highway
59.29     7309 Frankford Avenue
60        1151 West Arrow Hwy
61        501 North 44th Street
62        18665 Biscayne Boulevard
63        Various
63.01     7 West Landis Avenue
63.02     1315 New Road
64        702 & 706 E. Bell Rd
65        140 Northwest John Jones Drive
66        2350 Ravine Way
67        635 North Broadway
68        900 West Northland Avenue
69        5915 Landerbrook Drive
70        4311 - 4315 Walney Road
71        6001 - 6031 Mesa Road
72        52791 County Rd 113
73        3218 Emmons Ave
74        2300 Knob Hill Drive
75        3417 East Cheyenne Avenue
76        15102-15282 East Hampden Avenue
77        950-1010 North Meacham Road
78        9323 - 9333 Tech Center Drive
79        1216-1224 Maple Avenue
80        5717 Laurel Canyon Boulevard
81        1901 Floyd Street
82        711-881 North Casaloma Drive
83        5903 University Drive North West
84        3000 South Halsted Street
85        95 Highland Avenue
86        4175 North Hanson Court
87        12100-14626 West Center Road
88        1600 Route 70
89        Milford Landing Drive
90        39610 U.S. Highway 27
91        4901 South Drexel Boulevard
92        3191 North Washington Street
93        5201 Summerhill Road
94        8025 Black Horse Turnpike
95        710 South Tonopah Drive
96        430 North Generals Boulevard
97        7938 Great Northern Boulevard
98        5858-6010 Westerville Road
99        4770 Montgomery Blvd NE
100       8641 United Plaza Blvd
101       1252 Orleans Drive
102       1760 - 1800 E Fort Lowell Rod & 3175 N Campbell Av
103       1800 Route 34
104       Various
104.01    1371 East 4th Avenue
104.02    1804 West Tepee Street
104.03    1280 North Ironwood Drive
104.04    1700 West Shiprock Street
105       3301 58th Avenue North
106       Various
106.01    1321 Manhattan Boulevard
106.02    1403 East Washington Avenue
107       1639 West Walnut Street
108       1029 South Main Street
109       120-124 Enterprise Avenue
110       2600 Eastpoint Parkway
111       4850 Red Bank Road
112       3001 West Loop 250 North
113       8441 Melrose Place
114       110-136 Durham Avenue
115       100 Brodhead Road
116       18541 Vincennes Street
117       272 North DuPont Highway
118       998 Woods Mill Road
119       80-870 Highway 111
120       1550-1560 West Bay Area Boulevard
121       14755 Foothill Boulevard
122       5861 Blaine Ave
123       1031 Executive Drive
124       3 Maryland Circle
125       51-555 Monroe Street
126       15000 Glazier Ave
127       1308 Orleans Drive
128       2051 Gattis School Road
129       14548 Hartland Street
130       828 Inverness Drive
131       27620 State Highway 249
132       221-281 N. State Route 2
133       905-928 Heritage Court
134       700 Highway 12 East
135       1062 Barnes Road
136       300, 330 & 360 N. Sandhill Blvd
137       20111 Century Boulevard
138       34186 Woods Edge Drive
139       7285 Forest Oaks Blvd.
140       2107 Laurel Bush Road
141       4938 Brownsboro Road
142       5854 Route 96
143       3234 Augusta Road
144       400-430 Gold Rock Road
145       3001 East Camelback Rd
146       11714 Morris Bridge Road
147       12310 Perry Road
148       3231 Constega Drive
149       Various
149.01    7546 Highway 70
149.02    4970 Raleigh Lagrange Road
150       3700-3704 East Colorado Blvd
151       10356-10376 Battleview Parkway
152       30 East Hoffman Avenue
153       12652 West Ken Caryl Avenue
154       4519 North Garfield Street
155       610 Center Street
156       2351 West Roosevelt Boulevard
157       9775-9777 Little Santa Monica Boulevard
158       88 Bridge Road
159       1722 General George Patton Drive
160       2323 Holly Hill Tank Road
161       45125 30th Street East
162       1866 South Wilburn Drive
163       735 Creative Drive
164       6704 West 121st Street
165       5500 Carlisle Pike

Loan #    City                               State     Zip Code              County
-------   --------------------------------   -------   -------------------   ----------------
1         Los Angeles                        CA                      90036   Los Angeles
2         Boston                             MA                      02109   Suffolk
3         Various                            CA        Various               Various
3.01      Milpitas                           CA                      95035   Santa Clara
3.02      Mountain View                      CA                      95054   Santa Clara
3.03      Milpitas                           CA                      95035   Santa Clara
3.04      Santa Clara                        CA                      95054   Santa Clara
3.05      Santa Clara                        CA                      95054   Santa Clara
3.06      Santa Clara                        CA                      95054   Santa Clara
3.07      San Jose                           CA                      95134   Santa Clara
3.08      Sunnyvale, Santa Clara, San Jose   CA        94085, 95054, 95112   Santa Clara
3.09      San Jose                           CA                      95112   Santa Clara
3.1       Sunnyvale                          CA                      94085   Santa Clara
3.11      Mountain View                      CA                      94043   Santa Clara
3.12      Santa Clara                        CA                      95054   Santa Clara
3.13      Sunnyvale                          CA                      94085   Santa Clara
3.14      Sunnyvale                          CA                      94085   Santa Clara
3.15      San Jose                           CA                      95112   Santa Clara
3.16      Santa Clara                        CA                      95054   Santa Clara
3.17      Sunnyvale                          CA                      94085   Santa Clara
3.18      Santa Clara                        CA                      95054   Santa Clara
4         Los Angeles                        CA                      90013   Los Angeles
5         Burbank                            CA                      91502   Los Angeles
6         McLean                             VA                      22102   Fairfax
7*        Various                            Various   Various               Various
7         San Diego                          CA                      92111   San Diego
8         Memphis                            TN                      38115   Shelby
9         Hazelwood                          MO                      63042   Saint Louis
10        Deerfield                          IL                      60015   Lake
11        Des Plaines                        IL                      60018   Cook
12        Carol Stream                       IL                      60188   Dupage
13        Commerce                           CA                      90040   Los Angeles
14        Farmers Branch                     TX                      75244   Dallas
15        Shawnee                            KS                      66227   Johnson
16        Frisco                             TX                      75034   Collin
17        Coppell                            TX                      75019   Dallas
18        Farmers Branch                     TX                      75244   Dallas
19        Carrollton                         TX                      75006   Dallas
20        Farmers Branch                     TX                      75244   Dallas
21        Mount Prospect                     IL                      60056   Cook
22        Various                            Various   Various               Various
22.01     St. Cloud                          MN                      56303   Stearns
22.02     New Kensington                     PA                      15068   Westmoreland
22.03     New Berlin                         WI                      53151   Waukesha
22.04     New Berlin                         WI                      53151   Waukesha
22.05     Jacksonville                       FL                      32256   Duval
22.06     New Hope                           MN                      55428   Hennepin
22.07     Grand Rapids                       MI                      49512   Kent
22.08     Franksville                        WI                      53126   Racine
22.09     Hammond                            IN                      46320   Lake
22.1      Anniston                           AL                      36207   Calhoun
22.11     Eldridge                           IA                      52748   Scott
22.12     Painesville                        OH                      44077   Lake
22.13     Mecklenburg                        NC                      28273   Mecklenburg
23        Tucson                             AZ                      85741   Pima
24        Monterey                           CA                      93940   Monterey
25        Richland                           WA                      99352   Benton
26*       Various                            Various   Various               Various
26        Reno                               NV                      89512   Washoe
27        Buford                             GA                      30518   Hall
28        Lawrenceville                      GA                      30044   Gwinnett
29        Philadelphia                       PA                      19103   Philadelphia
30        Various                            Various   Various               Various
30.01     Warren                             MI                      48093   Macomb
30.02     Waunakee                           WI                      53597   Dane
31        Louisville                         CO                      80027   Boulder
32        Miami                              FL                      33165   Miami-Dade
33        Houston                            TX                      77071   Harris
34        Las Vegas                          NV                      89101   Clark
35        San Antonio                        TX                      78258   Bexar
36        New York                           NY                      10026   New York
37        Humble                             TX                      77338   Harris
38        Tampa                              FL                      33607   Hillsborough
39        Mesa                               AZ                      85203   Maricopa
40        Morrisville                        NC                      27560   Wake
41        Greenbelt                          MD                      20770   Prince Georges
42        Various                            NJ        Various               Bergen
42.01     Ridgewood                          NJ                      07450   Bergen
42.02     Ridgewood                          NJ                      07450   Bergen
42.03     Paramus                            NJ                      07652   Bergen
42.04     Ridgewood                          NJ                      07450   Bergen
43        Monterey Park                      CA                      91754   Los Angeles
44        Louisville                         KY                      40216   Jefferson
45        Various                            Various   Various               Various
45.01     Wichita                            KS                      67220   Sedgwick
45.02     Clintonville                       WI                      54929   Waupaca
45.03     Angola                             IN                      46703   Steuben
45.04     Angola                             IN                      46703   Steuben
45.05     Rock Falls                         IL                      61071   Whiteside
46        Chicago                            IL        Various               Cook
46.01     Chicago                            IL                      60610   Cook
46.02     Chicago                            IL                      60640   Cook
47        Bloomfield Township                MI                      48302   Oakland
48        San Jose                           CA                      95117   Santa Clara
49        Dallas                             TX                      75287   Collin
50        Fort Worth                         TX                      76116   Tarrant
51        Fort Worth                         TX                      76132   Tarrant
52        Hampton                            VA                      23666   Hampton City
53        Englewood                          NJ                      07631   Bergen
54        Charlotte                          NC                      28215   Mecklenburg
55        Fullerton                          CA                      92831   Orange
56        Parsippany                         NJ                      07054   Morris
57        La Quinta                          CA                      92253   Riverside
58        Omaha                              NE                      68106   Douglas
59        Various                            Various   Various               Various
59.01     Wood Dale                          IL                      60191   DuPage
59.02     Skokie                             IL                      60077   Cook
59.03     Madison Heights                    MI                      48071   Oakland
59.04     Addison                            IL                      60101   DuPage
59.05     Annandale                          VA                      22003   Fairfax
59.06     Mount Prospect                     IL                      60056   Cook
59.07     Kentwood                           MI                      49512   Kent
59.08     Portage                            MI                      49002   Kalamazoo
59.09     Oak Lawn                           IL                      60453   Cook
59.1      Midlothian                         IL                      60445   Cook
59.11     Skokie                             IL                      60076   Cook
59.12     Oak Lawn                           IL                      60453   Cook
59.13     Crystal Lake                       IL                      60014   McHenry
59.14     Saint Joseph                       MI                      49085   Berrien
59.15     Glen Ellyn                         IL                      60137   DuPage
59.16     Michigan City                      IN                      46360   La Porte
59.17     Merrillville                       IN                      46410   Lake
59.18     Lansing                            IL                      60438   Cook
59.19     Homewood                           IL                      60430   Cook
59.2      Downers Grove                      IL                      60515   DuPage
59.21     Highland                           IN                      46322   Lake
59.22     Aurora                             IL                      60506   Kane
59.23     Chicago                            IL                      60638   Cook
59.24     Champaign                          IL                      61820   Champaign
59.25     Battle Creek                       MI                      49015   Calhoun
59.26     Carol Stream                       IL                      60188   DuPage
59.27     Lincolnwood                        IL                      60712   Cook
59.28     Lansing                            MI                      48917   Eaton
59.29     Philadelphia                       PA                      19136   Philadelphia
60        Azusa                              CA                      91702   Los Angeles
61        Phoenix                            AZ                      85008   Maricopa
62        Aventura                           FL                      33180   Miami-Dade
63        Various                            NJ        Various               Various
63.01     Vineland                           NJ                      08360   Cumberland
63.02     Northfield                         NJ                      08225   Atlantic
64        Phoenix                            AZ                      85022   Maricopa
65        Burleson                           TX                      76028   Johnson
66        Glenview                           IL                      60025   Cook
67        Escondido                          CA                      92025   San Diego
68        Appleton                           WI                      54914   Outagamie
69        Mayfield Heights                   OH                      44124   Cuyahoga
70        Chantilly                          VA                      20151   Fairfax
71        El Paso                            TX                      79925   El Paso
72        Elkhart                            IN                      46514   Elkart
73        Brooklyn                           NY                      11325   Kings
74        Okemos                             MI                      48864   Ingham
75        Las Vegas                          NV                      89030   Clark
76        Aurora                             CO                      80014   Arapahoe
77        Schaumburg                         IL                      60173   Cook
78        Sacramento                         CA                      95826   Sacramento
79        Los Angeles                        CA                      90015   Los Angeles
80        Valley Village                     CA                      91607   Los Angeles
81        Sarasota                           FL                      34239   Sarasota
82        Grand Chute                        WI                      54913   Outagamie
83        Huntsville                         AL                      35806   Madison
84        Chicago                            IL                      60608   Cook
85        Bethlehem                          PA                      18017   Northampton
86        Bowie                              MD                      20716   Prince George's
87        Omaha                              NE                      68144   Douglas
88        Lakewood                           NJ                      08701   Ocean
89        Westfall Township                  PA                      18337   Pike
90        Davenport                          FL                      33837   Polk
91        Chicago                            IL                      60615   Cook
92        Chandler                           AZ                      85225   Maricopa
93        Texarkana                          TX                      75503   Bowie
94        Pleasantville                      NJ                      08232   Atlantic
95        Las Vegas                          NV                      89106   Clark
96        Lincolnton                         NC                      28092   Lincoln
97        Austin                             TX                      78757   Travis
98        Westerville                        OH                      43081   Franklin
99        Albuquerque                        NM                      87109   Bernalillo
100       Baton Rouge                        LA                      70809   East Baton Rouge
101       Sunnyvale                          CA                      94089   Santa Clara
102       Tucson                             AZ                      85179   Pima
103       Wall Township                      NJ                      07719   Monmouth
104       Apache Junction                    AZ        Various               Pinal
104.01    Apache Junction                    AZ                      85219   Pinal
104.02    Apache Junction                    AZ                      85220   Pinal
104.03    Apache Junction                    AZ                      85220   Pinal
104.04    Apache Junction                    AZ                      85220   Pinal
105       Saint Petersburg                   FL                      33714   Pinellas
106       Various                            Various   Various               Various
106.01    Harvey                             LA                      70058   Jefferson
106.02    Union Gap                          WA                      98903   Yakima
107       Chicago                            IL                      60612   Cook
108       Woodstock                          VA                      22664   Shenandoah
109       Secaucus                           NJ                      07094   Hudson
110       Louisville                         KY                      40223   Jefferson
111       Cincinnati                         OH                      45227   Hamilton
112       Midland                            TX                      79705   Midland
113       Los Angeles                        CA                      90069   Los Angeles
114       South Plainfield                   NJ                      07080   Middlesex
115       Bethlehem                          PA                      18017   Northampton
116       Northridge                         CA                      91324   Los Angeles
117       Dover                              DE                      19901   Kent
118       Ballwin                            MO                      63011   Saint Louis
119       Indio                              CA                      92201   Riverside
120       Houston                            TX                      77058   Harris
121       Fontana                            CA                      92335   San Bernardino
122       Inver Grove Heights                MN                      55076   Dakota
123       Elizabethtown                      KY                      42701   Hardin
124       Whitehall                          PA                      18052   Lehigh
125       Indio                              CA                      92201   Riverside
126       Apple Valley                       MN                      55124   Dakota
127       Sunnyvale                          CA                      94089   Santa Clara
128       Round Rock                         TX                      78664   Williamson
129       Van Nuys                           CA                      91405   Los Angeles
130       Peoria                             IL                      61615   Peoria
131       Tomball                            TX                      77375   Harris
132       New Martinsville                   WV                      26155   Wetzel
133       Crown Point                        IN                      46307   Lake
134       Starkville                         MS                      39759   Oktibbeha
135       Wallingford                        CT                      06492   New Haven
136       Mesquite                           NV                      89027   Clark
137       Germantown                         MD                      20874   Montgomery
138       Lewes                              DE                      19958   Sussex
139       Spring Hill                        FL                      34606   Hernando
140       Bel Air                            MD                      21015   Harford
141       Louisville                         KY                      40222   Jefferson
142       Romulus                            NY                      14541   Seneca
143       West Columbia                      SC                      29170   Lexington
144       Rocky Mount                        NC                      27804   Nash
145       Phoenix                            AZ                      85016   Maricopa
146       Tampa                              FL                      33637   Hillsborough
147       Houston                            TX                      77070   Harris
148       Norman                             OK                      73072   Cleveland
149       Various                            TN        Various               Shelby
149.01    Bartlett                           TN                      38133   Shelby
149.02    Memphis                            TN                      38128   Shelby
150       Pasadena                           CA                      91107   Los Angeles
151       Manassas                           VA                      20109   Prince William
152       Lindenhurst                        NY                      11757   Suffolk
153       Littleton                          CO                      80127   Jefferson
154       Midland                            TX                      79705   Midland
155       Burlington                         NC                      27215   Alamance
156       Monroe                             NC                      28110   Union
157       Beverly Hills                      CA                      90210   Los Angeles
158       Haddam                             CT                      06438   Middlesex
159       Brentwood                          TN                      37027   Williamson
160       Davenport                          FL                      33837   Polk
161       Lancaster                          CA                      93535   Los Angeles
162       Avon Park                          FL                      33825   Highlands
163       Lakeland                           FL                      33813   Polk
164       Overland Park                      KS                      66209   Johnson
165       Mechanicsburg                      PA                      17050   Cumberland

Loan #    Property Name                                    Size      Measure       Interest Rate (%)
-------   ----------------------------------------------   -------   -----------   -----------------
1         Park La Brea Apartments                             4238   Units                   6.07000
2         53 State Street                                  1120280   Square Feet             5.95750
3         RREEF Silicon Valley Office Portfolio            5332996   Square Feet             6.14040
3.01      Quantum Business Park                             775249   Square Feet             6.14040
3.02      Maude 4-7                                         397510   Square Feet             6.14040
3.03      Milpitas Business Park                            608968   Square Feet             6.14040
3.04      Marriot                                           427501   Square Feet             6.14040
3.05      Park Square Phase I and Phase II                  465155   Square Feet             6.14040
3.06      Jay 1-6/Olcott                                    371106   Square Feet             6.14040
3.07      North Pointe Business Park                        330670   Square Feet             6.14040
3.08      Sunnyvale/Santa Clara/San Jose                    293297   Square Feet             6.14040
3.09      Orchard Park                                      260561   Square Feet             6.14040
3.1       Peery Park I                                      252615   Square Feet             6.14040
3.11      Mountain View Properties                          170769   Square Feet             6.14040
3.12      Walsh 1-8                                         251061   Square Feet             6.14040
3.13      Peery Park II                                     202149   Square Feet             6.14040
3.14      Macara A&B                                         96066   Square Feet             6.14040
3.15      Zanker/Brokaw                                     120693   Square Feet             6.14040
3.16      Guadalupe A-C                                     128000   Square Feet             6.14040
3.17      Peery Park Biotech                                 83336   Square Feet             6.14040
3.18      Great America Parkway A-C                          98290   Square Feet             6.14040
4         Gas Company Tower                                1313409   Square Feet             5.10200
5         Burbank Town Center                               826686   Square Feet             6.16000
6         Tysons Galleria                                   309112   Square Feet             5.68567
7*        Colony III Portfolio                             2990295   Square Feet             6.01300
7         Copley Corporate Center                           120483   Square Feet             6.01300
8         Memphis Distribution Center                       888942   Square Feet             6.01300
9         St. Louis Industrial Portfolio                    492090   Square Feet             6.01300
10        155 Pfingsten Road                                117069   Square Feet             6.01300
11        Woodland Rose                                     191146   Square Feet             6.01300
12        McKesson Facility                                 314574   Square Feet             6.01300
13        Flotilla                                          171388   Square Feet             6.01300
14        4550 Spring Valley Road                           214110   Square Feet             6.01300
15        Perimeter Park                                    110511   Square Feet             6.01300
16        10351 Home Road                                    86400   Square Feet             6.01300
17        815 South Coppell Road                             78750   Square Feet             6.01300
18        13524 Welch Road                                   74000   Square Feet             6.01300
19        1130 West Jackson Road                             54095   Square Feet             6.01300
20        4600 Simonton Road                                 40000   Square Feet             6.01300
21        Slawin Court                                       36737   Square Feet             6.01300
22        CNL/Welsh Portfolio                              2377440   Square Feet             6.18430
22.01     Fingerhut Distribution Facility                   914315   Square Feet             6.18430
22.02     Leedsworld                                        159785   Square Feet             6.18430
22.03     GMR Marketing                                      74000   Square Feet             6.18430
22.04     HK Systems                                         86204   Square Feet             6.18430
22.05     SuperStock                                         72486   Square Feet             6.18430
22.06     Navarre Corporation                               115286   Square Feet             6.18430
22.07     Riviera Tool Company                              176607   Square Feet             6.18430
22.08     Midland Containers                                136000   Square Feet             6.18430
22.09     ADS Logistics - IN                                102475   Square Feet             6.18430
22.1      Jenkins Manufacturing Company                     203496   Square Feet             6.18430
22.11     Olsen Engineering LLC                             131550   Square Feet             6.18430
22.12     Core Systems                                       98592   Square Feet             6.18430
22.13     ADS Logistics - NC                                106644   Square Feet             6.18430
23        Foothills Mall                                    501514   Square Feet             6.08050
24        Marriott Monterey                                    341   Rooms                   6.08000
25        Stevens Center Business Park                      469014   Square Feet             6.24650
26*       Sun Community Portfolio                             1143   Pads                    6.15900
26        Sun Villa Estates                                    324   Pads                    6.15900
27        Countryside of Lake Lanier                           548   Pads                    6.15900
28        Countryside Atlanta                                  271   Pads                    6.15900
29        1800-1880 John F. Kennedy Boulevard               475258   Square Feet             6.43000
30        Neiss Portfolio                                   449950   Square Feet             6.24200
30.01     Asset Acceptance                                  200000   Square Feet             6.24200
30.02     Uniek                                             249950   Square Feet             6.24200
31        Lodge at Balfour                                     103   Units                   6.38000
32        University Center                                 109151   Square Feet             6.56000
33        Fondren Southwest Village                         272908   Square Feet             6.30000
34        Bonneville Square                                  89143   Square Feet             5.36000
35        Lodge at Sonterra                                    326   Units                   6.02000
36        Malcolm X Boulevard                               116224   Square Feet             6.14800
37        Deerbrook Shopping Center                         219481   Square Feet             6.18000
38        Walter's Crossing                                 119412   Square Feet             4.91600
39        Orange Grove Apartments                              396   Units                   6.09500
40        Keystone Industrial Park                          536000   Square Feet             6.33250
41        Commerce Center I                                 123248   Square Feet             5.87200
42        Milanos Portfolio 2                               103091   Square Feet             6.05600
42.01     Milridge                                           30027   Square Feet             6.05600
42.02     Lucerne                                            20817   Square Feet             6.05600
42.03     New Iona                                           48247   Square Feet             6.05600
42.04     Catarina                                            4000   Square Feet             6.05600
43        901 Corporate Center Dr.                          100890   Square Feet             6.14500
44        Southland Terrace Shopping Center                 220234   Square Feet             6.08500
45        Gladstone (Midwest)                               514509   Square Feet             6.58000
45.01     T-Mobile                                           69287   Square Feet             6.58000
45.02     Converting, Inc.                                  291142   Square Feet             6.58000
45.03     Metal Spinners - 800 Growth Pkwy                   50000   Square Feet             6.58000
45.04     Metal Spinners - 914 Wohlert St                    52080   Square Feet             6.58000
45.05     Metal Spinners - 802 East 11th St                  52000   Square Feet             6.58000
46        11 West Division Street and Lakeside Towers          199   Units                   6.80190
46.01     11 West Division Street                              110   Units                   6.80190
46.02     Lakeside Tower                                        89   Units                   6.80190
47        Kingswood Plaza                                   111740   Square Feet             5.44000
48        Villa Verde Apartments II                            164   Units                   6.16000
49        Briargrove Place                                  127083   Square Feet             6.28000
50        Riverstone Apartments                                248   Units                   6.07500
51        Franklin Park at Cityview                            203   Units                   6.16000
52        Executive Tower                                   134179   Square Feet             5.84100
53        Shoppes on Dean                                    40666   Square Feet             6.22000
54        The Links at Citiside Apartments                     276   Units                   6.62000
55        Rexford Business Center                           161167   Square Feet             6.23000
56        Holiday Inn - Parsippany                             184   Rooms                   6.09000
57        The Plaza at Point Happy                           38674   Square Feet             6.09000
58        Shoppes at Aksarben                                55121   Square Feet             6.14000
59        Fannie May Portfolio                               53707   Square Feet             6.43000
59.01     TCF Bank 397                                        2800   Square Feet             6.43000
59.02     Fannie May Portfolio 240                            3391   Square Feet             6.43000
59.03     Wireless Giant 875                                  1392   Square Feet             6.43000
59.04     Fannie May Portfolio 396                            1719   Square Feet             6.43000
59.05     SKP, Inc. 530                                       1260   Square Feet             6.43000
59.06     Fannie May Portfolio 277                            2863   Square Feet             6.43000
59.07     Grand Rapids Hospitality 880                        1497   Square Feet             6.43000
59.08     Fannie May Portfolio 894                            1798   Square Feet             6.43000
59.09     Fannie May Portfolio 203                            2359   Square Feet             6.43000
59.1      Fannie May Portfolio 208                            2496   Square Feet             6.43000
59.11     Fannie May Portfolio 239                            1700   Square Feet             6.43000
59.12     Fannie May Portfolio 201                            1967   Square Feet             6.43000
59.13     Fannie May Portfolio 448                            1904   Square Feet             6.43000
59.14     Z Amigos 895                                        1980   Square Feet             6.43000
59.15     Fannie May Portfolio 398                            1710   Square Feet             6.43000
59.16     Fannie May Portfolio 617                            1900   Square Feet             6.43000
59.17     Fannie May Portfolio 613                            1890   Square Feet             6.43000
59.18     Fannie May Portfolio 213                            1802   Square Feet             6.43000
59.19     Fannie May Portfolio 216                            1852   Square Feet             6.43000
59.2      Fannie May Portfolio 388                            1722   Square Feet             6.43000
59.21     Fannie May Portfolio 614                            1855   Square Feet             6.43000
59.22     Fannie May Portfolio 461                            1800   Square Feet             6.43000
59.23     Fannie May Portfolio 190                            1413   Square Feet             6.43000
59.24     Fannie May Portfolio 410                            1566   Square Feet             6.43000
59.25     Fannie May Portfolio 890                            1690   Square Feet             6.43000
59.26     Fannie May Portfolio 395                            1378   Square Feet             6.43000
59.27     Fannie May Portfolio 248                            1141   Square Feet             6.43000
59.28     Ice Cream Joe's 878                                 1400   Square Feet             6.43000
59.29     Fannie May Portfolio 816                            1462   Square Feet             6.43000
60        Sycamore Apartments - Azusa                          122   Units                   6.18000
61        Phoenix Office Building                           102185   Square Feet             6.17300
62        Walgreens & Pier 1 Imports                         24495   Square Feet             6.35000
63        Eckerd Portfolio                                   28739   Square Feet             6.20000
63.01     Vineland                                           16000   Square Feet             6.20000
63.02     Northfield                                         12739   Square Feet             6.20000
64        LeCota Office Park                                 83119   Square Feet             6.11000
65        South Towne Crossing                               49896   Square Feet             5.52100
66        2350 Ravine Way                                    60354   Square Feet             6.15300
67        Country Corner Shopping Center                     52427   Square Feet             6.14000
68        Northland Mall                                    187912   Square Feet             6.05700
69        Landerbrook Place                                  77664   Square Feet             6.19500
70        Walney Business Center                            114231   Square Feet             6.16000
71        Coronado Hills Shopping Center                    119286   Square Feet             6.16000
72        Bennington Marine Office - Industrial Facility    266775   Square Feet             6.19000
73        Comfort Inn - Brooklyn                                60   Rooms                   6.73000
74        Knobhill Apartments                                  228   Units                   6.02900
75        Cheyenne Woods Apartments                            160   Units                   6.10000
76        Hampden Villa Center                               96181   Square Feet             6.26000
77        Schaumburg Retail Ground Leases                   157705   Square Feet             6.38000
78        Mayhew Tech Center                                 68639   Square Feet             6.01000
79        Maple Tower Fashion Mart                          149505   Square Feet             5.91000
80        Sedona on Laurel Apartments                           54   Units                   6.18000
81        The Silverstein Institute                          28416   Square Feet             6.11000
82        Casaloma Retail Center                             45762   Square Feet             6.30000
83        Holiday Inn - Research Park                          200   Rooms                   6.01000
84        Parkview Plaza                                     49984   Square Feet             6.18750
85        Highland Plaza                                     73000   Square Feet             6.05600
86        Bowie Gateway Medical Center                       36548   Square Feet             6.10000
87        Harvey Oaks                                        61811   Square Feet             5.52000
88        Best Western Leisure Inn                             104   Rooms                   6.32000
89        Milford Landing Shopping Center                    43955   Square Feet             6.09500
90        Village of La Casa del Sol                           309   Pads                    6.45000
91        Wilmington on Drexel                                 122   Units                   6.24500
92        EastPoint Business Center                          77225   Square Feet             6.27000
93        Park at Summerhill Apartments                        184   Units                   6.01000
94        Bayport One                                        73416   Square Feet             6.16100
95        Tonopah Office                                     19566   Square Feet             6.20700
96        Lincoln Town Center                                82943   Square Feet             6.31500
97        Grape Vine Center                                  35005   Square Feet             6.30000
98        Glengary Shopping Center                          108713   Square Feet             6.36000
99        Fiesta Crossings SC                                64602   Square Feet             6.15000
100       United Plaza                                       52161   Square Feet             6.36000
101       Orleans Business Park                              50000   Square Feet             6.20000
102       Campbell Fair                                      46076   Square Feet             6.30000
103       Donato Corporate Park                              41176   Square Feet             5.97500
104       Apache Junction Pool                                 507   Pads                    6.30000
104.01    Superstition Lookout                                 188   Pads                    6.30000
104.02    Sierra Leone MHC                                      94   Pads                    6.30000
104.03    Ironwood MH & RV                                     105   Pads                    6.30000
104.04    Shiprock RV Resort                                   120   Pads                    6.30000
105       Palm Haven                                           271   Pads                    6.15000
106       Petsmart                                           38872   Square Feet             6.24000
106.01    Petsmart - LA                                      19377   Square Feet             6.24000
106.02    Petsmart - WA                                      19495   Square Feet             6.24000
107       1639 Walnut                                       163995   Square Feet             6.08000
108       Woodstock Square Shopping Center                   83845   Square Feet             6.06000
109       120-124 Enterprise Avenue                          89019   Square Feet             6.13000
110       Eastpoint Business Park                            45000   Square Feet             6.63500
111       Red Bank Medical                                   38412   Square Feet             6.29750
112       Midland Plaza                                      68955   Square Feet             6.14900
113       8441 Melrose Place                                  3372   Square Feet             6.36000
114       Durham Plaza                                       24272   Square Feet             6.10000
115       Liberty Plaza                                      47765   Square Feet             6.05600
116       Vincennes Apartments                                  50   Units                   6.50000
117       Days Inn Dover                                        81   Rooms                   6.07500
118       Wellbridge Athletic Center                         33800   Square Feet             6.43000
119       Bermuda Palms                                        185   Pads                    5.97400
120       Baybrook Office Park                               75133   Square Feet             6.00000
121       Foothill Village                                   24895   Square Feet             5.93000
122       AmericInn Hotel & Suites                              80   Rooms                   6.64000
123       Fairfield Inn & Suites                                75   Rooms                   6.31000
124       3 Maryland Circle                                     78   Units                   6.00000
125       La Quinta Ridge                                      151   Pads                    5.97400
126       AmericInn Hotel & Suites                              63   Rooms                   6.64000
127       Orleans Business Park II                           50000   Square Feet             6.20000
128       Round Rock Towne Center                            45174   Square Feet             6.23000
129       Hartland Apartments                                   27   Units                   6.10000
130       Royal Highlander MHC                                 280   Pads                    6.29000
131       Tomball Marketplace                                34918   Square Feet             5.80000
132       New Martinsville Plaza                            174233   Square Feet             6.37000
133       Heritage Court Apartments                             72   Units                   6.17000
134       Hampton Inn - Starkville, MS                          69   Rooms                   6.62750
135       Landmark Building                                  39078   Square Feet             6.40000
136       Bowler Plaza                                       24668   Square Feet             6.12700
137       Century Boulevard                                  21108   Square Feet             5.69330
138       Woods Edge Apartments                                 40   Units                   6.15000
139       Forest Oaks Plaza 1                                37250   Square Feet             6.49500
140       Emmorton Professional Building                     29039   Square Feet             6.23000
141       Rodes Building                                     24960   Square Feet             6.44500
142       Spring Meadows Apartments                            124   Units                   5.67000
143       Woodberry Plaza                                    84110   Square Feet             6.30700
144       Beaver Pond Center                                 43450   Square Feet             6.18000
145       Plaza 3001                                         19282   Square Feet             6.24000
146       Ramada Inn - Tampa                                   122   Rooms                   6.59500
147       Storage Solutions                                    689   Units                   6.55000
148       The Port Apartments                                  128   Units                   6.28000
149       Memphis Retail Portfolio                           46470   Square Feet             6.49500
149.01    Appling Ridge                                      15420   Square Feet             6.49500
149.02    Spa Plaza                                          31050   Square Feet             6.49500
150       Colorado Rosemead Plaza                             8360   Square Feet             6.32000
151       Battlefield Business Park                          39099   Square Feet             6.08000
152       30 East Hoffman Avenue                             21500   Square Feet             6.46500
153       Ken Caryl Retail Center                            10000   Square Feet             6.21000
154       Garfield Place                                     36064   Square Feet             6.63000
155       Tucker Street Apartments                             100   Units                   5.90000
156       Quality Inn and Suites                                65   Rooms                   6.61000
157       9775-77 Santa Monica Blvd.                          1800   Square Feet             6.36000
158       Haddam Self Storage                                  345   Units                   6.65000
159       1722 General George Patton                         15900   Square Feet             6.02000
160       CSH 1st Security Storage Davenport                   592   Units                   6.58000
161       Lido MHP                                              55   Pads                    6.30000
162       CSH - 1st Security Self storage Avon Park            486   Units                   6.58000
163       CSH B & B Stor With Us                               208   Units                   6.58000
164       6704 W. 121st Street                                6000   Square Feet             5.46000
165       TGIFriday's                                         5845   Square Feet             6.57000

Loan #    Net Mortgage Interest Rate   Original Balance   Cutoff Balance   Term          Rem. Term     Maturity/ARD Date
-------   --------------------------   ----------------   --------------   -----------   -----------   -----------------
1                            6.04940        387,500,000      387,500,000           120           119   08/09/16
2                            5.93690        280,000,000      280,000,000           120           119   08/01/16
3                            6.11980        250,000,000      250,000,000            84            82   07/09/13
3.01                         6.11980         43,396,071       43,396,071            84            82   07/09/13
3.02                         6.11980         35,081,786       35,081,786            84            82   07/09/13
3.03                         6.11980         21,665,357       21,665,357            84            82   07/09/13
3.04                         6.11980         20,536,786       20,536,786            84            82   07/09/13
3.05                         6.11980         20,515,000       20,515,000            84            82   07/09/13
3.06                         6.11980         16,607,500       16,607,500            84            82   07/09/13
3.07                         6.11980         14,566,786       14,566,786            84            82   07/09/13
3.08                         6.11980         11,462,143       11,462,143            84            82   07/09/13
3.09                         6.11980         10,854,286       10,854,286            84            82   07/09/13
3.1                          6.11980          9,139,286        9,139,286            84            82   07/09/13
3.11                         6.11980          8,596,786        8,596,786            84            82   07/09/13
3.12                         6.11980          8,401,429        8,401,429            84            82   07/09/13
3.13                         6.11980          7,381,071        7,381,071            84            82   07/09/13
3.14                         6.11980          5,036,429        5,036,429            84            82   07/09/13
3.15                         6.11980          4,862,857        4,862,857            84            82   07/09/13
3.16                         6.11980          4,515,357        4,515,357            84            82   07/09/13
3.17                         6.11980          4,255,000        4,255,000            84            82   07/09/13
3.18                         6.11980          3,126,070        3,126,070            84            82   07/09/13
4                            5.08140        229,000,000      229,000,000           120           119   08/11/16
5                            6.13940        182,300,000      182,300,000           120           117   06/11/16
6                            5.66507        173,500,000      173,500,000            60            60   09/11/11
7*                           5.99240        116,704,000      116,704,000
7                            5.99240         24,000,000       24,000,000            96            96   09/01/14
8                            5.99240         18,000,000       18,000,000            72            72   09/01/12
9                            5.99240         14,040,000       14,040,000            96            96   09/01/14
10                           5.99240         12,150,000       12,150,000            60            60   09/01/11
11                           5.99240         10,410,000       10,410,000            72            72   09/01/12
12                           5.99240         10,200,000       10,200,000            72            72   09/01/12
13                           5.99240          7,234,000        7,234,000            96            96   09/01/14
14                           5.99240          6,377,774        6,377,774            72            72   09/01/12
15                           5.99240          3,480,000        3,480,000            72            72   09/01/12
16                           5.99240          2,573,629        2,573,629            72            72   09/01/12
17                           5.99240          2,345,755        2,345,755            72            72   09/01/12
18                           5.99240          2,100,000        2,100,000            60            60   09/01/11
19                           5.99240          1,611,348        1,611,348            72            72   09/01/12
20                           5.99240          1,191,495        1,191,495            72            72   09/01/12
21                           5.99240            990,000          990,000            72            72   09/01/12
22                           6.16370        110,200,000      110,200,000           120           118   07/07/16
22.01                        6.16370         16,700,000       16,700,000           120           118   07/07/16
22.02                        6.16370         13,525,000       13,525,000           120           118   07/07/16
22.03                        6.16370         11,650,000       11,650,000           120           118   07/07/16
22.04                        6.16370         11,250,000       11,250,000           120           118   07/07/16
22.05                        6.16370          8,450,000        8,450,000           120           118   07/07/16
22.06                        6.16370          7,425,000        7,425,000           120           118   07/07/16
22.07                        6.16370          6,750,000        6,750,000           120           118   07/07/16
22.08                        6.16370          6,550,000        6,550,000           120           118   07/07/16
22.09                        6.16370          6,350,000        6,350,000           120           118   07/07/16
22.1                         6.16370          6,000,000        6,000,000           120           118   07/07/16
22.11                        6.16370          5,700,000        5,700,000           120           118   07/07/16
22.12                        6.16370          5,150,000        5,150,000           120           118   07/07/16
22.13                        6.16370          4,700,000        4,700,000           120           118   07/07/16
23                           6.05990         81,000,000       81,000,000           120           118   07/01/16
24                           6.05940         61,500,000       61,500,000           120           120   09/05/16
25                           6.20590         55,650,000       55,650,000           120           120   09/01/16
26*                          6.13840         48,100,000       48,100,000           120           119   08/06/16
26                           6.13840         18,300,000       18,300,000           120           119   08/06/16
27                           6.13840         16,850,000       16,850,000           120           119   08/06/16
28                           6.13840         12,950,000       12,950,000           120           119   08/06/16
29                           6.40940         44,000,000       44,000,000           120           119   08/11/16
30                           6.22140         36,600,000       36,571,565           120           119   08/01/16
30.01                        6.22140         27,500,000       27,478,635           120           119   08/01/16
30.02                        6.22140          9,100,000        9,092,930           120           119   08/01/16
31                           6.35940         25,600,000       25,580,849           120           119   08/05/16
32                           6.53940         25,500,000       25,500,000           120           116   05/11/16
33                           6.27940         24,500,000       24,500,000           120           120   09/05/16
34                           5.33940         23,800,000       23,800,000           120           117   06/05/16
35                           5.95940         23,000,000       23,000,000           120           119   08/01/16
36                           6.12740         23,000,000       23,000,000           120           120   09/11/16
37                           6.13940         21,500,000       21,465,937           120           118   07/01/16
38                           4.89540         20,626,400       20,626,400            84            83   08/11/13
39                           6.07440         20,000,000       20,000,000           120           118   07/01/16
40                           6.31190         19,675,000       19,660,087           120           119   08/01/16
41                           5.80140         18,300,000       18,300,000           120           120   10/01/16
42                           6.03540         17,500,000       17,500,000           120           120   09/01/16
42.01                        6.03540          8,400,000        8,400,000           120           120   09/01/16
42.02                        6.03540          4,550,000        4,550,000           120           120   09/01/16
42.03                        6.03540          3,500,000        3,500,000           120           120   09/01/16
42.04                        6.03540          1,050,000        1,050,000           120           120   09/01/16
43                           6.12440         16,000,000       16,000,000           120           120   09/05/16
44                           6.06440         16,000,000       15,987,034           120           119   08/11/16
45                           6.52940         14,900,000       14,828,963           120           116   05/06/16
45.01                        6.55940          9,032,280        8,989,218           120           116   05/06/16
45.02                        6.55940          3,625,910        3,608,623           120           116   05/06/16
45.03                        6.55940            779,760          776,042           120           116   05/06/16
45.04                        6.55940            747,270          743,707           120           116   05/06/16
45.05                        6.55940            714,780          711,372           120           116   05/06/16
46                           6.78130         14,650,000       14,650,000           120           120   09/01/16
46.01                        6.78130          9,653,654        9,653,654           120           120   09/01/16
46.02                        6.78130          4,996,346        4,996,346           120           120   09/01/16
47                           5.39940         14,000,000       14,000,000           120           112   01/01/16
48                           6.13940         13,900,000       13,900,000           120           119   08/01/16
49                           6.25940         13,700,000       13,665,810           120           117   06/01/16
50                           6.05440         13,250,000       13,250,000           120           120   09/11/16
51                           6.09940         13,000,000       13,000,000           120           120   10/01/16
52                           5.77040         12,800,000       12,800,000           120           120   10/01/16
53                           6.19940         12,380,000       12,380,000           144           144   10/01/18
54                           6.55940         11,980,000       11,980,000            60            58   07/01/11
55                           6.20940         11,350,000       11,350,000            84            84   09/01/13
56                           6.06940         10,500,000       10,500,000           120           117   06/11/16
57                           6.06940          9,900,000        9,900,000           120           115   04/01/16
58                           6.11940         10,400,000       10,400,000           144           144   09/01/18
59                           6.40940         10,220,000       10,195,989           120           118   07/01/16
59.01                        6.40940          1,088,226        1,085,669           120           118   07/01/16
59.02                        6.40940            601,754          600,340           120           118   07/01/16
59.03                        6.40940            511,511          510,309           120           118   07/01/16
59.04                        6.40940            501,495          500,317           120           118   07/01/16
59.05                        6.40940            476,354          475,235           120           118   07/01/16
59.06                        6.40940            451,315          450,255           120           118   07/01/16
59.07                        6.40940            436,292          435,267           120           118   07/01/16
59.08                        6.40940            426,276          425,275           120           118   07/01/16
59.09                        6.40940            376,096          375,212           120           118   07/01/16
59.1                         6.40940            366,080          365,220           120           118   07/01/16
59.11                        6.40940            361,073          360,224           120           118   07/01/16
59.12                        6.40940            351,057          350,232           120           118   07/01/16
59.13                        6.40940            320,908          320,154           120           118   07/01/16
59.14                        6.40940            295,869          295,174           120           118   07/01/16
59.15                        6.40940            290,861          290,178           120           118   07/01/16
59.16                        6.40940            290,861          290,178           120           118   07/01/16
59.17                        6.40940            280,846          280,186           120           118   07/01/16
59.18                        6.40940            275,838          275,190           120           118   07/01/16
59.19                        6.40940            275,838          275,190           120           118   07/01/16
59.2                         6.40940            275,838          275,190           120           118   07/01/16
59.21                        6.40940            270,830          270,194           120           118   07/01/16
59.22                        6.40940            265,822          265,198           120           118   07/01/16
59.23                        6.40940            250,697          250,108           120           118   07/01/16
59.24                        6.40940            250,697          250,108           120           118   07/01/16
59.25                        6.40940            250,697          250,108           120           118   07/01/16
59.26                        6.40940            220,650          220,131           120           118   07/01/16
59.27                        6.40940            185,595          185,159           120           118   07/01/16
59.28                        6.40940            175,477          175,065           120           118   07/01/16
59.29                        6.40940             95,148           94,925           120           118   07/01/16
60                           6.13940         10,100,000       10,100,000           120           119   08/01/16
61                           6.15240         10,000,000       10,000,000           120           120   09/01/16
62                           6.32940          9,500,000        9,500,000           120           120   09/11/16
63                           6.17940          9,450,000        9,431,655           120           119   08/11/16
63.01                        6.17940          5,694,683        5,683,628           120           119   08/11/16
63.02                        6.17940          3,755,317        3,748,027           120           119   08/11/16
64                           6.06940          9,380,000        9,380,000           120           120   09/01/16
65                           5.50040          8,818,047        8,818,047            60            60   09/11/11
66                           6.08240          8,700,000        8,700,000           120           120   09/01/16
67                           6.06940          8,660,000        8,660,000           120           119   08/01/16
68                           6.03640          8,550,000        8,550,000           120           120   09/11/16
69                           6.12440          8,450,000        8,450,000           120           119   08/01/16
70                           6.13940          8,410,000        8,410,000           120           119   08/11/16
71                           6.08940          8,250,000        8,250,000           120           120   09/01/16
72                           6.09940          8,000,000        8,000,000           120           120   09/01/16
73                           6.68940          8,000,000        8,000,000           120           120   09/01/16
74                           6.00840          8,000,000        8,000,000           120           120   09/01/16
75                           6.02940          7,650,000        7,650,000           120           119   08/01/16
76                           6.23940          7,600,000        7,600,000           120           119   08/01/16
77                           6.35940          7,600,000        7,600,000           120           117   06/01/16
78                           5.98940          7,400,000        7,400,000           120           120   09/01/16
79                           5.88940          7,000,000        7,000,000           120           120   09/01/16
80                           6.11940          6,972,000        6,972,000           120           120   09/06/16
81                           6.06940          6,800,000        6,794,526           120           119   08/01/16
82                           6.25940          6,600,000        6,600,000           120           120   09/01/16
83                           5.98940          6,500,000        6,487,034           120           119   08/11/16
84                           6.16690          6,400,000        6,400,000           120           119   08/01/16
85                           6.03540          6,375,000        6,375,000           120           120   09/01/16
86                           6.07940          6,300,000        6,300,000           120           120   09/11/16
87                           5.49940          6,250,000        6,250,000           120           118   07/01/16
88                           6.29940          6,200,000        6,200,000           120           117   06/11/16
89                           6.07440          6,100,000        6,100,000           120           118   07/11/16
90                           6.42940          6,000,000        6,000,000           120           120   09/11/16
91                           6.22440          6,000,000        6,000,000           120           118   07/11/16
92                           6.24940          5,900,000        5,900,000           120           120   09/01/16
93                           5.98940          5,780,000        5,780,000            84            84   09/11/13
94                           6.14040          5,700,000        5,700,000           120           120   09/11/16
95                           6.18640          5,650,000        5,650,000           120           119   08/07/16
96                           6.29440          5,600,000        5,600,000           120           118   07/11/16
97                           6.27940          5,525,000        5,525,000           120           119   08/01/16
98                           6.28940          5,500,000        5,500,000           120           120   09/01/16
99                           6.12940          5,500,000        5,493,184           120           119   08/01/16
100                          6.33940          5,400,000        5,391,854           120           118   07/01/16
101                          6.12940          5,300,000        5,300,000           120           118   07/01/16
102                          6.22940          5,200,000        5,200,000           120           120   09/01/16
103                          5.91440          5,200,000        5,200,000           120           120   09/01/16
104                          6.27940          5,200,000        5,196,023            84            83   08/11/13
104.01                       6.27940          1,560,000        1,558,807            84            83   08/11/13
104.02                       6.27940          1,508,000        1,506,847            84            83   08/11/13
104.03                       6.27940          1,196,000        1,195,085            84            83   08/11/13
104.04                       6.27940            936,000          935,284            84            83   08/11/13
105                          6.12940          5,155,000        5,155,000            60            60   09/11/11
106                          6.21940          5,150,000        5,150,000           120           120   09/01/16
106.01                       6.21940          2,950,023        2,950,023           120           120   09/01/16
106.02                       6.21940          2,199,977        2,199,977           120           120   09/01/16
107                          6.05940          5,100,000        5,100,000           120           120   09/01/16
108                          6.03940          5,050,000        5,050,000           120           120   09/01/16
109                          6.10940          5,000,000        5,000,000           120           119   08/11/16
110                          6.54440          5,000,000        5,000,000           180           180   09/01/21
111                          6.27690          5,000,000        5,000,000           120           120   09/01/16
112                          6.12840          4,950,000        4,950,000           120           120   09/11/16
113                          6.33940          4,950,000        4,942,533           120           118   07/07/16
114                          6.05940          4,900,000        4,900,000           120           120   09/01/16
115                          6.03540          4,825,000        4,825,000           120           120   09/01/16
116                          6.47940          4,800,000        4,800,000            60            59   08/11/11
117                          6.05440          4,850,000        4,775,790           120           111   12/05/15
118                          6.38940          4,750,000        4,750,000           120           120   09/01/16
119                          5.95340          4,710,000        4,710,000           120           119   08/05/16
120                          5.97940          4,650,000        4,650,000           120           117   06/01/16
121                          5.90940          4,625,000        4,625,000           120           120   09/01/16
122                          6.54940          4,500,000        4,500,000           120           120   09/01/16
123                          6.23940          4,450,000        4,450,000           120           120   09/01/16
124                          5.97940          4,440,000        4,440,000           120           120   09/11/16
125                          5.95340          4,290,000        4,290,000           120           119   08/05/16
126                          6.54940          4,200,000        4,200,000           120           120   09/01/16
127                          6.12940          4,200,000        4,200,000           120           118   07/01/16
128                          6.15940          4,175,000        4,166,930           240           239   08/01/26
129                          6.02940          4,000,000        4,000,000           120           119   08/01/16
130                          6.26940          4,000,000        4,000,000            60            60   09/11/11
131                          5.72940          4,000,000        4,000,000           120           113   02/01/16
132                          6.32940          3,825,000        3,825,000           120           119   08/01/16
133                          6.14940          3,680,000        3,680,000            84            82   07/11/13
134                          6.54690          3,600,000        3,595,950           120           119   08/01/16
135                          6.32940          3,500,000        3,500,000           120           120   09/01/16
136                          6.10640          3,450,000        3,450,000           120           118   07/05/16
137                          5.62270          3,400,000        3,400,000           120           120   10/01/16
138                          6.10940          3,360,000        3,360,000           120           120   10/01/16
139                          6.42440          3,250,000        3,250,000           120           120   09/05/16
140                          6.13940          3,200,000        3,197,506           120           119   08/01/16
141                          6.37440          3,200,000        3,197,168           120           119   08/01/16
142                          5.64940          3,160,000        3,160,000           120           114   03/05/16
143                          6.28640          3,150,000        3,150,000           120           118   07/11/16
144                          6.15940          3,040,000        3,040,000           120           120   09/11/16
145                          6.19940          3,000,000        3,000,000           120           119   08/01/16
146                          6.48440          3,000,000        3,000,000           120           120   09/01/16
147                          6.47940          3,000,000        2,997,860           120           119   08/01/16
148                          6.18940          2,950,000        2,950,000           120           120   09/01/16
149                          6.47440          2,820,000        2,817,957           120           119   08/11/16
149.01                       6.47440          1,500,000        1,498,913           120           119   08/11/16
149.02                       6.47440          1,320,000        1,319,044           120           119   08/11/16
150                          6.27940          2,567,000        2,567,000           120           119   08/01/16
151                          5.98940          2,500,000        2,500,000           120           120   09/01/16
152                          6.44440          2,500,000        2,495,330           180           179   08/01/21
153                          6.18940          2,427,000        2,427,000           120           120   09/11/16
154                          6.60940          2,320,000        2,314,687            60            57   06/01/11
155                          5.87940          1,980,000        1,980,000           120           114   03/01/16
156                          6.51940          1,950,000        1,950,000           120           120   09/01/16
157                          6.33940          1,850,000        1,847,209           120           118   07/07/16
158                          6.62940          1,600,000        1,598,891           120           119   08/11/16
159                          5.97940          1,350,000        1,350,000           120           120   09/01/16
160                          6.55940          1,200,000        1,200,000           120           120   09/11/16
161                          6.27940          1,000,000        1,000,000           120           120   09/11/16
162                          6.55940            995,000          995,000           120           120   09/11/16
163                          6.55940            890,000          890,000           120           120   09/11/16
164                          5.41940            800,000          800,000           120           118   07/01/16
165                          6.52940            750,000          750,000           120           120   09/01/16

Loan #    Amort. Term   Rem. Amort.   Monthly Debt Service   Servicing Fee Rate   Accrual Type   ARD (Y/N)
-------   -----------   -----------   --------------------   ------------------   ------------   ---------
1                   0             0              1,987,328              0.02000   Actual/360     No
2                   0             0              1,409,390              0.02000   Actual/360     No
3                   0             0              1,297,017              0.02000   Actual/360     No
3.01                0             0                                     0.02000                  No
3.02                0             0                                     0.02000                  No
3.03                0             0                                     0.02000                  No
3.04                0             0                                     0.02000                  No
3.05                0             0                                     0.02000                  No
3.06                0             0                                     0.02000                  No
3.07                0             0                                     0.02000                  No
3.08                0             0                                     0.02000                  No
3.09                0             0                                     0.02000                  No
3.1                 0             0                                     0.02000                  No
3.11                0             0                                     0.02000                  No
3.12                0             0                                     0.02000                  No
3.13                0             0                                     0.02000                  No
3.14                0             0                                     0.02000                  No
3.15                0             0                                     0.02000                  No
3.16                0             0                                     0.02000                  No
3.17                0             0                                     0.02000                  No
3.18                0             0                                     0.02000                  No
4                   0             0                987,154              0.02000   Actual/360     No
5                   0             0                948,804              0.02000   Actual/360     No
6                   0             0                833,471              0.02000   Actual/360     No
7*                  0             0                592,906              0.02000   Actual/360     No
7                   0             0                121,930              0.02000   Actual/360     No
8                   0             0                 91,448              0.02000   Actual/360     No
9                   0             0                 71,329              0.02000   Actual/360     No
10                  0             0                 61,727              0.02000   Actual/360     No
11                  0             0                 52,887              0.02000   Actual/360     No
12                  0             0                 51,820              0.02000   Actual/360     No
13                  0             0                 36,752              0.02000   Actual/360     No
14                  0             0                 32,402              0.02000   Actual/360     No
15                  0             0                 17,680              0.02000   Actual/360     No
16                  0             0                 13,075              0.02000   Actual/360     No
17                  0             0                 11,917              0.02000   Actual/360     No
18                  0             0                 10,669              0.02000   Actual/360     No
19                  0             0                  8,186              0.02000   Actual/360     No
20                  0             0                  6,053              0.02000   Actual/360     No
21                  0             0                  5,030              0.02000   Actual/360     No
22                360           360                673,819              0.02000   Actual/360     No
22.01             360           360                                     0.02000                  No
22.02             360           360                                     0.02000                  No
22.03             360           360                                     0.02000                  No
22.04             360           360                                     0.02000                  No
22.05             360           360                                     0.02000                  No
22.06             360           360                                     0.02000                  No
22.07             360           360                                     0.02000                  No
22.08             360           360                                     0.02000                  No
22.09             360           360                                     0.02000                  No
22.1              360           360                                     0.02000                  No
22.11             360           360                                     0.02000                  No
22.12             360           360                                     0.02000                  No
22.13             360           360                                     0.02000                  No
23                360           360                489,836              0.02000   Actual/360     No
24                  0             0                315,928              0.02000   Actual/360     No
25                360           360                342,520              0.02000   Actual/360     No
26*                 0             0                250,302              0.02000   Actual/360     No
26                  0             0                 95,229              0.02000   Actual/360     No
27                  0             0                 87,684              0.02000   Actual/360     No
28                  0             0                 67,389              0.02000   Actual/360     No
29                  0             0                239,041              0.02000   Actual/360     No
30                360           359                225,162              0.02000   Actual/360     No
30.01             360           359                                     0.02000                  No
30.02             360           359                                     0.02000                  No
31                360           359                159,794              0.02000   Actual/360     No
32                  0             0                141,336              0.02000   Actual/360     No
33                360           360                151,648              0.02000   Actual/360     No
34                360           360                133,051              0.02000   Actual/360     No
35                360           360                138,193              0.06000   Actual/360     No
36                360           360                140,093              0.02000   Actual/360     No
37                360           358                131,402              0.02000   Actual/360     No
38                  0             0                 84,499              0.02000   30/360         No
39                360           360                121,134              0.02000   Actual/360     No
40                360           359                122,200              0.02000   Actual/360     No
41                360           360                108,216              0.02000   Actual/360     No
42                360           360                105,552              0.02000   Actual/360     No
42.01             360           360                                     0.02000                  No
42.02             360           360                                     0.02000                  No
42.03             360           360                                     0.02000                  No
42.04             360           360                                     0.02000                  No
43                360           360                 97,425              0.02000   Actual/360     No
44                360           359                 96,804              0.02000   Actual/360     No
45                300           296                101,352              0.01000   Actual/360     No
45.01             300           296                                     0.02000                  No
45.02             300           296                                     0.02000                  No
45.03             300           296                                     0.02000                  No
45.04             300           296                                     0.02000                  No
45.05             300           296                                     0.02000                  No
46                360           360                 95,526              0.02000   Actual/360     No
46.01             360           360                                     0.02000                  No
46.02             360           360                                     0.02000                  No
47                300           300                 85,471              0.02000   Actual/360     No
48                360           360                 84,773              0.02000   Actual/360     No
49                360           357                 84,621              0.02000   Actual/360     No
50                  0             0                 68,010              0.02000   Actual/360     No
51                360           360                 79,284              0.06000   Actual/360     No
52                360           360                 75,439              0.02000   Actual/360     No
53                360           360                 75,984              0.02000   Actual/360     No
54                360           360                 76,670              0.01000   Actual/360     No
55                  0             0                 59,744              0.02000   Actual/360     No
56                360           360                 63,562              0.02000   Actual/360     No
57                360           360                 59,930              0.02000   Actual/360     No
58                360           360                 63,292              0.02000   Actual/360     No
59                300           298                 68,560              0.02000   Actual/360     No
59.01             300           298                                     0.02000                  No
59.02             300           298                                     0.02000                  No
59.03             300           298                                     0.02000                  No
59.04             300           298                                     0.02000                  No
59.05             300           298                                     0.02000                  No
59.06             300           298                                     0.02000                  No
59.07             300           298                                     0.02000                  No
59.08             300           298                                     0.02000                  No
59.09             300           298                                     0.02000                  No
59.1              300           298                                     0.02000                  No
59.11             300           298                                     0.02000                  No
59.12             300           298                                     0.02000                  No
59.13             300           298                                     0.02000                  No
59.14             300           298                                     0.02000                  No
59.15             300           298                                     0.02000                  No
59.16             300           298                                     0.02000                  No
59.17             300           298                                     0.02000                  No
59.18             300           298                                     0.02000                  No
59.19             300           298                                     0.02000                  No
59.2              300           298                                     0.02000                  No
59.21             300           298                                     0.02000                  No
59.22             300           298                                     0.02000                  No
59.23             300           298                                     0.02000                  No
59.24             300           298                                     0.02000                  No
59.25             300           298                                     0.02000                  No
59.26             300           298                                     0.02000                  No
59.27             300           298                                     0.02000                  No
59.28             300           298                                     0.02000                  No
59.29             300           298                                     0.02000                  No
60                360           360                 61,728              0.04000   Actual/360     No
61                360           360                 61,072              0.02000   Actual/360     No
62                  0             0                 50,969              0.02000   Actual/360     No
63                240           239                 68,798              0.02000   Actual/360     No
63.01             240           239                                     0.02000                  No
63.02             240           239                                     0.02000                  No
64                360           360                 56,903              0.04000   Actual/360     No
65                  0             0                 40,570              0.02000   30/360         No
66                360           360                 53,020              0.02000   Actual/360     No
67                360           360                 52,703              0.02000   Actual/360     No
68                360           360                 51,575              0.02000   Actual/360     No
69                360           360                 51,726              0.02000   Actual/360     No
70                  0             0                 43,771              0.02000   Actual/360     No
71                360           360                 50,315              0.07000   Actual/360     No
72                300           300                 52,477              0.09000   Actual/360     No
73                300           300                 55,172              0.04000   Actual/360     No
74                360           360                 48,113              0.02000   Actual/360     No
75                360           360                 46,359              0.07000   Actual/360     No
76                360           360                 46,844              0.02000   Actual/360     No
77                360           360                 47,439              0.02000   Actual/360     No
78                360           360                 44,414              0.02000   Actual/360     No
79                  0             0                 34,954              0.02000   Actual/360     No
80                  0             0                 36,404              0.01000   Actual/360     No
81                360           359                 41,252              0.04000   Actual/360     No
82                360           360                 40,852              0.02000   Actual/360     No
83                240           239                 46,606              0.02000   Actual/360     No
84                360           360                 39,146              0.02000   Actual/360     No
85                360           360                 38,451              0.02000   Actual/360     No
86                360           360                 38,178              0.02000   Actual/360     No
87                360           360                 35,565              0.02000   Actual/360     No
88                324           324                 39,935              0.02000   Actual/360     No
89                360           360                 36,946              0.02000   Actual/360     No
90                360           360                 37,727              0.02000   Actual/360     No
91                360           360                 36,924              0.02000   Actual/360     No
92                360           360                 36,404              0.02000   Actual/360     No
93                360           360                 34,691              0.02000   Actual/360     No
94                360           360                 34,767              0.02000   Actual/360     No
95                360           360                 34,630              0.02000   Actual/360     Yes
96                360           360                 34,717              0.02000   Actual/360     No
97                360           360                 34,198              0.02000   Actual/360     No
98                360           360                 34,259              0.02000   Actual/360     No
99                300           299                 35,943              0.02000   Actual/360     No
100               360           358                 33,636              0.02000   Actual/360     No
101                 0             0                 27,764              0.02000   Actual/360     No
102               360           360                 32,187              0.07000   Actual/360     No
103               360           360                 31,093              0.01000   Actual/360     No
104               360           359                 32,187              0.02000   Actual/360     No
104.01            360           359                                     0.02000                  No
104.02            360           359                                     0.02000                  No
104.03            360           359                                     0.02000                  No
104.04            360           359                                     0.02000                  No
105               360           360                 31,406              0.02000   Actual/360     No
106               360           360                 31,676              0.02000   Actual/360     No
106.01            360           360                                     0.02000                  No
106.02            360           360                                     0.02000                  No
107               360           360                 30,840              0.02000   Actual/360     No
108               360           360                 30,472              0.02000   Actual/360     No
109               360           360                 30,397              0.02000   Actual/360     No
110               360           360                 32,049              0.01000   Actual/360     No
111               360           360                 30,940              0.02000   Actual/360     No
112               360           360                 30,154              0.02000   Actual/360     No
113               360           358                 30,833              0.02000   Actual/360     No
114               360           360                 29,694              0.04000   Actual/360     No
115               360           360                 29,102              0.02000   Actual/360     No
116                 0             0                 26,361              0.02000   Actual/360     No
117               270           261                 32,992              0.02000   Actual/360     No
118               240           240                 35,219              0.02000   Actual/360     No
119               360           360                 28,160              0.02000   Actual/360     No
120               360           360                 27,879              0.02000   Actual/360     No
121               360           360                 27,521              0.02000   Actual/360     No
122               300           300                 30,779              0.09000   Actual/360     No
123               240           240                 32,682              0.01000   Actual/360     No
124               360           360                 26,620              0.02000   Actual/360     No
125               360           360                 25,649              0.02000   Actual/360     No
126               300           300                 28,727              0.09000   Actual/360     No
127                 0             0                 22,001              0.02000   Actual/360     No
128               240           239                 30,468              0.02000   Actual/360     No
129               360           360                 24,240              0.07000   Actual/360     No
130               360           360                 24,733              0.02000   Actual/360     No
131               360           360                 23,470              0.02000   Actual/360     No
132               300           300                 25,517              0.04000   Actual/360     No
133               360           360                 22,467              0.02000   Actual/360     No
134               300           299                 24,595              0.01000   Actual/360     No
135               360           360                 21,893              0.07000   Actual/360     No
136               360           360                 20,967              0.02000   Actual/360     No
137               360           360                 19,719              0.02000   Actual/360     No
138               360           360                 20,470              0.04000   Actual/360     No
139               360           360                 20,532              0.01000   Actual/360     No
140               360           359                 19,661              0.01000   Actual/360     No
141               336           335                 20,591              0.01000   Actual/360     No
142               300           300                 19,727              0.02000   Actual/360     No
143               360           360                 19,512              0.02000   Actual/360     No
144               360           360                 18,580              0.02000   Actual/360     No
145               360           360                 18,452              0.04000   Actual/360     No
146               240           240                 22,535              0.01000   Actual/360     No
147               360           359                 19,061              0.02000   Actual/360     No
148               360           360                 18,221              0.09000   Actual/360     No
149               360           359                 17,815              0.02000   Actual/360     No
149.01            360           359                                     0.02000                  No
149.02            360           359                                     0.02000                  No
150               360           360                 15,923              0.04000   Actual/360     No
151                 0             0                 12,843              0.09000   Actual/360     No
152               240           239                 18,588              0.02000   Actual/360     No
153               360           360                 14,880              0.02000   Actual/360     No
154               360           357                 14,863              0.02000   Actual/360     No
155               360           360                 11,744              0.02000   Actual/360     No
156               300           300                 13,301              0.01000   Actual/360     No
157               360           358                 11,523              0.02000   Actual/360     No
158               360           359                 10,271              0.02000   Actual/360     No
159               360           360                  8,111              0.04000   Actual/360     No
160               360           360                  7,648              0.02000   Actual/360     No
161               360           360                  6,190              0.02000   Actual/360     No
162               360           360                  6,342              0.02000   Actual/360     No
163               360           360                  5,672              0.02000   Actual/360     No
164               360           360                  4,522              0.04000   Actual/360     No
165               300           300                  5,097              0.04000   Actual/360     No

Loan #    ARD Step Up (%)
-------   ------------------------------------------------------------------------------------------------
1
2
3
3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.1
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
4
5
6
7*
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
22.01
22.02
22.03
22.04
22.05
22.06
22.07
22.08
22.09
22.1
22.11
22.12
22.13
23
24
25
26*
26
27
28
29
30
30.01
30.02
31
32
33
34
35
36
37
38
39
40
41
42
42.01
42.02
42.03
42.04
43
44
45
45.01
45.02
45.03
45.04
45.05
46
46.01
46.02
47
48
49
50
51
52
53
54
55
56
57
58
59
59.01
59.02
59.03
59.04
59.05
59.06
59.07
59.08
59.09
59.1
59.11
59.12
59.13
59.14
59.15
59.16
59.17
59.18
59.19
59.2
59.21
59.22
59.23
59.24
59.25
59.26
59.27
59.28
59.29
60
61
62
63
63.01
63.02
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
84
85
86
87
88
89
90
91
92
93
94
95        5% plus the greater of: (a) the Interest Rate or (b) the sum of (i) the then prevailing yield on
          U.S. Treasuries having maturities closest to the Stated Maturity Date and (ii) 1.25%.
96
97
98
99
100
101
102
103
104
104.01
104.02
104.03
104.04
105
106
106.01
106.02
107
108
109
110
111
112
113
114
115
116
117
118
119
120
121
122
123
124
125
126
127
128
129
130
131
132
133
134
135
136
137
138
139
140
141
142
143
144
145
146
147
148
149
149.01
149.02
150
151
152
153
154
155
156
157
158
159
160
161
162
163
164
165

Loan #    Title Type          Crossed Loan   Originator/Loan Seller
-------   -----------------   ------------   ----------------------
1         Fee                                IXIS
2         Leasehold                          JPMCB
3         Fee                                JPMCB
3.01      Fee                                JPMCB
3.02      Fee                                JPMCB
3.03      Fee                                JPMCB
3.04      Fee                                JPMCB
3.05      Fee                                JPMCB
3.06      Fee                                JPMCB
3.07      Fee                                JPMCB
3.08      Fee                                JPMCB
3.09      Fee                                JPMCB
3.1       Fee                                JPMCB
3.11      Fee                                JPMCB
3.12      Fee                                JPMCB
3.13      Fee                                JPMCB
3.14      Fee                                JPMCB
3.15      Fee                                JPMCB
3.16      Fee                                JPMCB
3.17      Fee                                JPMCB
3.18      Fee                                JPMCB
4         Fee                                NCCI
5         Fee and Leasehold                  EHY
6         Fee and Leasehold                  EHY
7*        Fee                                JPMCB
7         Fee                 01/01/00       JPMCB
8         Fee                 01/01/00       JPMCB
9         Fee                 01/01/00       JPMCB
10        Fee                 01/01/00       JPMCB
11        Fee                 01/01/00       JPMCB
12        Fee                 01/01/00       JPMCB
13        Fee                 01/01/00       JPMCB
14        Fee                 01/01/00       JPMCB
15        Fee                 01/01/00       JPMCB
16        Fee                 01/01/00       JPMCB
17        Fee                 01/01/00       JPMCB
18        Fee                 01/01/00       JPMCB
19        Fee                 01/01/00       JPMCB
20        Fee                 01/01/00       JPMCB
21        Fee                 01/01/00       JPMCB
22        Fee                                JPMCB
22.01     Fee                                JPMCB
22.02     Fee                                JPMCB
22.03     Fee                                JPMCB
22.04     Fee                                JPMCB
22.05     Fee                                JPMCB
22.06     Fee                                JPMCB
22.07     Fee                                JPMCB
22.08     Fee                                JPMCB
22.09     Fee                                JPMCB
22.1      Fee                                JPMCB
22.11     Fee                                JPMCB
22.12     Fee                                JPMCB
22.13     Fee                                JPMCB
23        Fee                                JPMCB
24        Fee                                IXIS
25        Fee and Leasehold                  JPMCB
26*       Fee                                NCCI
26        Fee                 01/02/00       NCCI
27        Fee                 01/02/00       NCCI
28        Fee                 01/02/00       NCCI
29        Fee                                EHY
30        Fee                                JPMCB
30.01     Fee                                JPMCB
30.02     Fee                                JPMCB
31        Fee                                IXIS
32        Fee                                EHY
33        Fee                                IXIS
34        Fee                                IXIS
35        Fee                                PNC
36        Fee                                EHY
37        Fee                                AIG
38        Fee                                NCCI
39        Fee                                JPMCB
40        Fee                                JPMCB
41        Fee                                JPMCB
42        Fee                                IXIS
42.01     Fee                                IXIS
42.02     Fee                                IXIS
42.03     Fee                                IXIS
42.04     Fee                                IXIS
43        Fee                                IXIS
44        Fee                                EHY
45        Various                            IXIS
45.01     Leasehold                          IXIS
45.02     Fee                                IXIS
45.03     Fee                                IXIS
45.04     Fee                                IXIS
45.05     Fee                                IXIS
46        Fee                                IXIS
46.01     Fee                                IXIS
46.02     Fee                                IXIS
47        Fee                                AIG
48        Fee                                JPMCB
49        Fee                                JPMCB
50        Fee                                EHY
51        Fee                                PNC
52        Fee                                JPMCB
53        Fee                                JPMCB
54        Fee                                JPMCB
55        Fee                                NCCI
56        Fee                                EHY
57        Fee                                JPMCB
58        Fee                                JPMCB
59        Fee                                AIG
59.01     Fee                                AIG
59.02     Fee                                AIG
59.03     Fee                                AIG
59.04     Fee                                AIG
59.05     Fee                                AIG
59.06     Fee                                AIG
59.07     Fee                                AIG
59.08     Fee                                AIG
59.09     Fee                                AIG
59.1      Fee                                AIG
59.11     Fee                                AIG
59.12     Fee                                AIG
59.13     Fee                                AIG
59.14     Fee                                AIG
59.15     Fee                                AIG
59.16     Fee                                AIG
59.17     Fee                                AIG
59.18     Fee                                AIG
59.19     Fee                                AIG
59.2      Fee                                AIG
59.21     Fee                                AIG
59.22     Fee                                AIG
59.23     Fee                                AIG
59.24     Fee                                AIG
59.25     Fee                                AIG
59.26     Fee                                AIG
59.27     Fee                                AIG
59.28     Fee                                AIG
59.29     Fee                                AIG
60        Fee                                PNC
61        Fee                                JPMCB
62        Fee                                EHY
63        Fee                                EHY
63.01     Fee                                EHY
63.02     Fee                                EHY
64        Fee                                PNC
65        Fee                                NCCI
66        Fee                                JPMCB
67        Fee                                JPMCB
68        Fee                                EHY
69        Fee                                JPMCB
70        Fee                                EHY
71        Fee                                PNC
72        Fee                                PNC
73        Fee                                PNC
74        Fee                                JPMCB
75        Fee                                PNC
76        Fee                                JPMCB
77        Fee                                AIG
78        Fee                                JPMCB
79        Fee                                NCCI
80        Fee                                NCCI
81        Fee                                PNC
82        Fee                                AIG
83        Fee                                NCCI
84        Fee                                JPMCB
85        Fee                                JPMCB
86        Fee                                EHY
87        Fee                                JPMCB
88        Fee                                EHY
89        Fee                                EHY
90        Fee                                NCCI
91        Fee                                EHY
92        Fee                                JPMCB
93        Fee                                NCCI
94        Fee                                EHY
95        Fee                                IXIS
96        Fee                                EHY
97        Fee                                JPMCB
98        Fee                                AIG
99        Fee                                JPMCB
100       Fee                                JPMCB
101       Fee                                JPMCB
102       Fee                                PNC
103       Fee                                JPMCB
104       Fee                                NCCI
104.01    Fee                                NCCI
104.02    Fee                                NCCI
104.03    Fee                                NCCI
104.04    Fee                                NCCI
105       Fee                                NCCI
106       Fee                                AIG
106.01    Fee                                AIG
106.02    Fee                                AIG
107       Fee                                AIG
108       Fee                                JPMCB
109       Fee                                NCCI
110       Fee                                JPMCB
111       Fee                                JPMCB
112       Fee                                EHY
113       Fee                                IXIS
114       Fee                                PNC
115       Fee                                JPMCB
116       Fee                                EHY
117       Fee                                IXIS
118       Fee                                AIG
119       Fee                                IXIS
120       Fee                                AIG
121       Fee                                JPMCB
122       Fee                                PNC
123       Fee                                JPMCB
124       Fee                                EHY
125       Fee                                IXIS
126       Fee                                PNC
127       Fee                                JPMCB
128       Fee                                JPMCB
129       Fee                                PNC
130       Fee                                NCCI
131       Fee                                AIG
132       Fee                                PNC
133       Fee                                EHY
134       Fee                                JPMCB
135       Fee                                PNC
136       Fee                                IXIS
137       Fee                                JPMCB
138       Fee                                PNC
139       Fee                                IXIS
140       Fee                                JPMCB
141       Fee                                JPMCB
142       Fee                                IXIS
143       Fee                                EHY
144       Fee                                EHY
145       Fee                                PNC
146       Fee                                JPMCB
147       Fee                                JPMCB
148       Fee                                PNC
149       Fee                                EHY
149.01    Fee                                EHY
149.02    Fee                                EHY
150       Fee                                PNC
151       Fee                                PNC
152       Fee                                JPMCB
153       Fee                                NCCI
154       Fee                                JPMCB
155       Fee                                JPMCB
156       Fee                                NCCI
157       Fee                                IXIS
158       Fee                                NCCI
159       Fee                                PNC
160       Fee                                NCCI
161       Fee                                NCCI
162       Fee                                NCCI
163       Fee                                NCCI
164       Fee                                PNC
165       Fee                                PNC

Loan #    Guarantor
-------   ------------------------------------------------------------------------------------------------------------------
1         John Atwater and Daniel James
2         Brookfield Financial Properties, L.P.
3         RREEF America REIT III, Inc.
3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.1
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
4         Maguire Properties, L.P.
5         Jaime Sohacheski
6         GGP/Homart, Inc.
7*        Colony Capital
7         Colony Capital
8         Colony Capital
9         Colony Capital
10        Colony Capital
11        Colony Capital
12        Colony Capital
13        Colony Capital
14        Colony Capital
15        Colony Capital
16        Colony Capital
17        Colony Capital
18        Colony Capital
19        Colony Capital
20        Colony Capital
21        Colony Capital
22        Doyle Security Fund LLC and CNL Financial Group, Inc.
22.01
22.02
22.03
22.04
22.05
22.06
22.07
22.08
22.09
22.1
22.11
22.12
22.13
23        Feldman Equities Operating Partnership, LP
24        Peter J. Coniglio, Frank K. Finneran, Howard S. Wright III and their successors as officers of
          Franklin Street Group, a California corporation and Coast hotels Management and Development Corporation, a Washington Corporation.
25        Robert E. Price and Jon M. Harder
26*       Sun Communities Operating Limited Partnership
26        Sun Communities Operating Limited Partnership
27        Sun Communities Operating Limited Partnership
28        Sun Communities Operating Limited Partnership
29        Alex Schwartz
30        Charles B. Neiss
30.01
30.02
31        Michael K. Schonbrun
32        Jorge Ramos
33        Edward Silvera, Leon Silvera and Jacob Frydman
34        Jeff Pori, David Stubbs, David G. Buck, The John Gray Gubler Trust, Jerry L. Kallop,
          R.W. Taylor Jr. Living Trust Under Agreement Dated February 8, 2000, Jack and Ruth Ann LaPoint Trust,
          James M. & Anna C. Lombard Trust, Lee Ariota, Barbara Arioto, Bosio Revocable Trust,
          George Dzieciol, Christine Dziecol, J. Doo 2000 Trust, Frances Ueunten, and Senyu Ueunten
35        Michael B. Smuck, Edwin A. White
36        Jeffrey E. Levine and Stuart Suna
37        Kamyar Mateen and Shervin Mateen
38        Inland Western Tampa Walters, L.L.C., Inland Western Retail Real Estate Trust, Inc.
39        Meir Yuval and Jacob Sofer
40        Joseph Sandner, III, Marc A. Eason, Mark D. Byers, R. William Pradat, Jr., Steven N. Tandet,
          Andrew L. Sink and E. Thornton Hydinger, Jr.
41        Asset Capital Partners, L.P.
42        Jane Milanos and Nina Alexandra Milanos
42.01
42.02
42.03
42.04
43        David Y. Lee
44        Gabriel Jeidel
45        Gladstone Commercial Corporation
45.01
45.02
45.03
45.04
45.05
46        Dragoljub Giljen
46.01
46.02
47        Arie Leibovitz
48        Loanie T. Lam and Hung Cam Lam
49        Robert Woolley and Mauricio Garza
50        Andrew Stewart and John Foresi
51        CB Richard Ellis Investors/U.S. Advisor, LLC
52        Asset Capital Partners, L.P.
53        Jay B. Noddle and Joseph Kirschenbaum
54        Robert J. Booth, Pamela M. Powell, Norbert T. Brauburger, Frederick Rusty Canevari, Lori D. Canevari,
          Dona L. Christenson, Barry R. Wallen, Christopher L. Comer, Michael W. Dreier, Debra E. Dreier,
          Alvin L. Franzen, Kathleen R. Franzen, Ashok Garg, Ian R. Hicks, Anne hicks, Raymond F. Hemry,
          Diane L. Hemry, Richard Hong Li, Lauren L. Locey, Cheryl A. Locey, Lawrence H. Nalbach,
          Steven L. Nartker, Heather A. Nartker, Andrew K. Nguyen, Evelyn L. Nguyen, Richard D. Patty, Cliff Poulton,
          Marijane Beighley Poulton, Steven S. Stielstra, michelle R. Hills, Kozen E. Tsukamoto, Janet Kiang Tsukamoto,
          Kazue Carol Tsukamoto, David Vendelin, Michelle K. Vendelin, Bruce Wasilewski, Janet G. Wright and Nathan W. Hanks
55        Rexford Industrial Fund I, LLC
56        Paul B. Reisman and Steven M. Reisman
57        L. Richard Wilkerson
58        Joseph Kirshenbaum
59        Calvin D. Boender
59.01
59.02
59.03
59.04
59.05
59.06
59.07
59.08
59.09
59.1
59.11
59.12
59.13
59.14
59.15
59.16
59.17
59.18
59.19
59.2
59.21
59.22
59.23
59.24
59.25
59.26
59.27
59.28
59.29
60        Robert Ko, Nancy Ko
61        Noffsinger Manufacturing Co., Inc.
62        Simon Galante
63        Henry Herskowitz and Jacqueline Herskowitz
63.01
63.02
64        Carlos A. Garcia, Dorothy M. Albert, Roger W. Cayce, Jennifer F. Cayce, Juillet Burns,
          Claire Slobodski, Vivian Bellini, Sharon S. Bell, Phillip G. Hammett, Pamela K. Hammett,
          Scott B. Francis, Carol I. Damato, Brian J. LaFortune, Stephanie E. LaFortune,
          Filomena M. Garcia
65        Inland Western Retail Real Estate Trust, Inc.
66        Lawrence A. Debb, John Kosich and Gary Lundgren
67        Newton Tran
68        Ivor Braka
69        Mark R. Munsell
70        VF II - WBC, LLC
71        John W. Rich, Joseph W. Rich
72        Steven Vogel, J.P. Hoyer
73        Harshad S. Patel
74        Thomas F. Kuschinski and Iqbal Singh Uppal
75        Douglas C. Swinger
76        Wolfe Miller
77        Steven Panko
78        Hassan A. Diab and Najah A. Sharkia
79        Siavash Showghi, Mehrzad Naim, Behzad Naim
80        Jeffrey M. Fish
81        Herbert Silverstein, Seth Rosenberg
82        Robert Gregorski
83        Douglas L. Owings
84        John E. Gross
85        Stephen Lazovitz
86        Guardian Realty Fund II Business Trust
87        Joseph Kirshenbaum
88        Paul B. Reisman and Steven M. Reisman
89        Charles B. Miller
90        Lewis B. Jones, Russell C. Schnell
91        Don S. Schein
92        John M. Cioe, Robert R. Cioe and Robert A. Cioe
93        David C. Lindahl
94        Ivor Braka
95        Eric Waterman and David Robinson
96        Lamar Western L.P.
97        David Scott Watson
98        Joseph H. Swolsky, William W. Lorenzen
99        John M. Schottenstein and Reginald Winssinger
100       Larry D. Wink, Kenneth J. WInk, Michael H. Wink, Michele W. Vignes and Joseph C. Wink, III
101       TRPF / 1252 Orleans, LLC
102       Bruce I. Ash, Paul Ash
103       Corbett J. Donato
104       Scott M. LaRose & Olaf Isachsen
104.01
104.02
104.03
104.04
105       Adam E. McGavin, Austin W. McGavin, Joseph D. McGavin
106       Jona Goldrich
106.01
106.02
107       James P. Bolduc
108       Alan R. Hammerschlag
109       Hartz Financial Corp.
110       Clinton L. Glasscock, S. Brooks May, Jr., Daniel W. McMahan, Jimmy Dan Conner,
          William J. Roby, SR. and William J. Roby, Jr.
111       Roger B. Wade
112       Ivor Braka
113       Ramesh Ohebsion Akhtarzad
114       Amerigo Checchio, Thomas Powers
115       Stephen Lazovitz
116       Henry Manoucheri
117       Mukesh Patel
118       Arthur Loomstein
119       Carolyn Artis
120       John L. Cole
121       Robert Gibbs and Matthew Sanchez
122       John S. Voss, Donald L. Todd
123       Chester W. Musselman, Thomas A. Musselman, Jr. and Mark Wheeler
124       Meyer Orbach
125       Carolyn Artis
126       John S. Voss, Donald L. Todd, Ken Sherman
127       Missing Guaranty
128       David J. Kanach and Paula C. Kanach
129       Jacob Taban, Albert Taban, David Taban, Enayat Taban, Daniel Akaks
130       Charles R. Catalano
131       Lois M. Luoma, as trustee of the Edwin S. Luoma Revocable Living Trust and Lois M. Luoma,
          as trustee of the Eswin S. Luoma Bypass Trust
132       Bernard T. Reilly, Bryan E. Pivirotto
133       Blago Kuzul and Zora Kozul
134       Robert M. Rogers
135       Neal Robison, Sr., Frank Stone, Joseph Bishop
136       Lawrence B. Miller, Chris Emanuel, Kitty Campbell, Frank A. Brambila, Ronald F. Caya,
          Mary Z. Quaresma and Paul Vincent.
137       Asset Capital Partners, L.P.
138       Preston Lynch Dyer, Debra Dyer, Gary McCrea, Karen McCrea
139       John G. Moore, Jr. and Steven K. Maddox
140       Michael J. Arnold, Richard G. Arnold, and Bernard A. Ruocco
141       Howard K. Vogt
142       Roy Korins, Stephen Swiatkiewicz and Bernard McElhone.
143       Lamar Western L.P.
144       Issac Seruya
145       John A. Elardo, John E. Chaix
146       Pankaj Patel and Ramila Patel
147       Stephen J. Dwyer and Susan Dwyer
148       Patrick J. Cooney
149       Aaron Muschel
149.01
149.02
150       Eri S. Kroh
151       Linden-Battlefield, L.L.C.
152       Steven A. Irace and Eugene Irace
153       David B. Geist
154       Shirley Valenziano, Gary Valenziano, Jodi Valenziano, Patricia Valenziano and Gregg Valenziano
155       Gregory F. Perlman and GH Capital LLC
156       Dinesh A. Patel, Dinesh B. Patel
157       Ramesh Ohebsion Akhtarzad
158       Mark W. Epright, Matthew W. Epright, Randall W. Epright, Michael W. Epright, Brenda L. Marinan
159       Ken Seo, Key Kim
160       John I. Sutmire, Philip Simolari
161       Keith Metter
162       John I. Sutmire, Philip Simolari
163       John I. Sutmire, Janet D. Sutmire, Vivian L. Roy, Nicholas R. Mabry
164       Richard H. Wiens, Chandler Thayer, Angela Eckenroth
165       Richard J. Birdoff

                                                        UPFRONT ESCROW
                             ---------------------------------------------------------------------
Loan #    Letter of Credit   Upfront CapEx Reserve   Upfront Eng. Reserve   Upfront Envir. Reserve
-------   ----------------   ---------------------   --------------------   ----------------------
1         No                                  0.00                   0.00                     0.00
2         No                                  0.00                   0.00                     0.00
3         No                                  0.00                   0.00                     0.00
3.01      No
3.02      No
3.03      No
3.04      No
3.05      No
3.06      No
3.07      No
3.08      No
3.09      No
3.1       No
3.11      No
3.12      No
3.13      No
3.14      No
3.15      No
3.16      No
3.17      No
3.18      No
4         No                                  0.00              35,500.00                 3,750.00
5         Yes                                 0.00              84,093.75                     0.00
6         No                                  0.00                   0.00                     0.00
7*        No                                  0.00                   0.00                     0.00
7         No                                  0.00                   0.00                     0.00
8         No                                  0.00                   0.00                     0.00
9         No                                  0.00                   0.00                     0.00
10        No                                  0.00                   0.00                     0.00
11        No                                  0.00                   0.00                     0.00
12        No                                  0.00                   0.00                     0.00
13        No                                  0.00                   0.00                     0.00
14        No                                  0.00                   0.00                     0.00
15        No                                  0.00                   0.00                     0.00
16        No                                  0.00                   0.00                     0.00
17        No                                  0.00                   0.00                     0.00
18        No                                  0.00                   0.00                     0.00
19        No                                  0.00                   0.00                     0.00
20        No                                  0.00                   0.00                     0.00
21        No                                  0.00                   0.00                     0.00
22        No                                  0.00              23,875.00               370,000.00
22.01     No
22.02     No
22.03     No
22.04     No
22.05     No
22.06     No
22.07     No
22.08     No
22.09     No
22.1      No
22.11     No
22.12     No
22.13     No
23        No                                  0.00                   0.00                     0.00
24        No                                  0.00                   0.00                     0.00
25        No                                  0.00                   0.00                     0.00
26*       No                                  0.00                   0.00                     0.00
26        No                                  0.00                   0.00                     0.00
27        No                                  0.00                   0.00                     0.00
28        No                                  0.00                   0.00                     0.00
29        No                                  0.00               8,487.00                     0.00
30        No                                  0.00                   0.00                     0.00
30.01     No
30.02     No
31        No                                  0.00                   0.00                     0.00
32        No                              1,575.00              18,750.00                     0.00
33        No                                  0.00                   0.00                     0.00
34        No                                  0.00                   0.00                     0.00
35        No                                  0.00             450,000.00                     0.00
36        No                                766.00                   0.00                     0.00
37        No                                  0.00                   0.00                     0.00
38        No                                  0.00                   0.00                     0.00
39        No                                  0.00               5,437.50                     0.00
40        No                                  0.00                   0.00                     0.00
41        No                                  0.00                   0.00                     0.00
42        No                                  0.00               9,375.00               164,375.00
42.01
42.02
42.03
42.04
43        No                                  0.00                   0.00                     0.00
44        No                              2,752.93                   0.00                     0.00
45        No                                  0.00                   0.00                     0.00
45.01
45.02
45.03
45.04
45.05
46        No                                  0.00             639,375.00                     0.00
46.01
46.02
47        No                                  0.00               7,500.00                     0.00
48        No                                  0.00               6,450.00                     0.00
49        No                                  0.00                   0.00                     0.00
50        No                            265,758.34              13,375.00                     0.00
51        No                            200,000.00                   0.00                     0.00
52        No                                  0.00                   0.00                     0.00
53        No                                  0.00                   0.00                     0.00
54        No                                  0.00                   0.00                     0.00
55        No                                  0.00                   0.00                     0.00
56        No                                  0.00                   0.00                     0.00
57        No                                  0.00             187,000.00                     0.00
58        No                                  0.00                   0.00                     0.00
59        No                                  0.00                   0.00                     0.00
59.01     No
59.02     No
59.03     No
59.04     No
59.05     No
59.06     No
59.07     No
59.08     No
59.09     No
59.1      No
59.11     No
59.12     No
59.13     No
59.14     No
59.15     No
59.16     No
59.17     No
59.18     No
59.19     No
59.2      No
59.21     No
59.22     No
59.23     No
59.24     No
59.25     No
59.26     No
59.27     No
59.28     No
59.29     No
60        No                                  0.00              93,826.00                     0.00
61        No                                  0.00                   0.00                     0.00
62        No                                306.19               9,375.00                     0.00
63        No                                428.37                   0.00                     0.00
63.01     No
63.02     No
64        No                            100,000.00                   0.00                     0.00
65        No                                  0.00                   0.00                     0.00
66        No                                  0.00                   0.00                     0.00
67        No                                  0.00              24,750.00                     0.00
68        No                              2,662.00              32,000.00                     0.00
69        No                                  0.00               4,500.00                     0.00
70        No                                  0.00                   0.00                     0.00
71        No                                  0.00                   0.00                50,000.00
72        No                                  0.00                   0.00                     0.00
73        No                                  0.00                   0.00                     0.00
74        No                                  0.00                   0.00                     0.00
75        No                                  0.00              56,250.00                     0.00
76        No                                  0.00              81,909.00                     0.00
77        No                                  0.00                   0.00                     0.00
78        No                            144,140.00                   0.00                     0.00
79        No                                  0.00              22,093.75                     0.00
80        No                                  0.00               2,000.00                     0.00
81        No                                  0.00                   0.00                     0.00
82        No                                  0.00                   0.00                     0.00
83        No                                  0.00                   0.00                     0.00
84        No                                  0.00               3,187.50                     0.00
85        No                                  0.00                   0.00                     0.00
86        No                                456.85              12,172.00                     0.00
87        No                                  0.00                   0.00                46,580.00
88               250,000.0                    0.00               8,050.00                     0.00
89        No                                  0.00                   0.00                     0.00
90        No                                  0.00                   0.00                     0.00
91        No                              2,542.00                   0.00                     0.00
92        No                             17,901.00              14,938.75                     0.00
93        No                                  0.00             164,674.00                     0.00
94        No                              1,346.00                   0.00                     0.00
95        No                                  0.00                   0.00                     0.00
96               100,000.0                    0.00              13,500.00                     0.00
97        No                                  0.00                   0.00                     0.00
98        No                                  0.00                   0.00                     0.00
99        No                                  0.00                   0.00                     0.00
100       No                                  0.00              10,625.00                     0.00
101       No                                  0.00                   0.00                     0.00
102       No                                  0.00             146,661.00                     0.00
103       No                                  0.00                   0.00                     0.00
104       No                                  0.00                   0.00                     0.00
104.01    No
104.02    No
104.03    No
104.04    No
105       No                                  0.00                   0.00                     0.00
106       No                                  0.00              52,500.00                     0.00
106.01    No
106.02    No
107       No                                  0.00                   0.00                     0.00
108       No                             50,000.00                   0.00                     0.00
109       No                                  0.00              25,938.00                     0.00
110            1,100,000.0                    0.00                   0.00                     0.00
111       No                                  0.00                   0.00                     0.00
112       No                              1,609.00               1,875.00                     0.00
113       No                                  0.00                   0.00                 1,250.00
114       No                                  0.00                   0.00                     0.00
115       No                                  0.00                   0.00                     0.00
116       No                                  0.00                   0.00                     0.00
117       No                                  0.00               1,500.00                     0.00
118       No                                  0.00                   0.00                     0.00
119       No                                  0.00               2,687.50                 1,700.00
120       No                                  0.00                   0.00                     0.00
121       No                                  0.00                   0.00                     0.00
122       No                                  0.00                   0.00                     0.00
123       No                                  0.00                   0.00                     0.00
124       No                              1,625.00                   0.00                     0.00
125       No                                  0.00                   0.00                 1,700.00
126       No                                  0.00                   0.00                     0.00
127       No                                  0.00                   0.00                     0.00
128       No                                  0.00                   0.00                     0.00
129       No                                  0.00                   0.00                     0.00
130       No                                  0.00                   0.00                     0.00
131              170,000.0                    0.00                   0.00                     0.00
132       No                                  0.00                 990.00                     0.00
133       No                                  0.00              70,000.00                     0.00
134       No                                  0.00              46,233.00                     0.00
135       No                                  0.00                   0.00                     0.00
136       No                                  0.00                 625.00                     0.00
137       No                                  0.00                   0.00                     0.00
138       No                                  0.00                   0.00                     0.00
139       No                                  0.00                   0.00                     0.00
140       No                                  0.00                   0.00                     0.00
141       No                                  0.00                   0.00                     0.00
142       No                                  0.00                   0.00                13,750.00
143            1,190,300.0                    0.00              19,063.00                     0.00
144       No                                543.14                   0.00                     0.00
145       No                                  0.00                   0.00                     0.00
146       No                                  0.00              18,250.00                     0.00
147       No                                  0.00               1,000.00                     0.00
148       No                                  0.00              81,455.00                     0.00
149       No                                  0.00                   0.00                     0.00
149.01    No
149.02    No
150       No                                  0.00                   0.00                     0.00
151       No                                  0.00                   0.00                     0.00
152       No                                  0.00             153,938.00                     0.00
153       No                                  0.00                   0.00                     0.00
154       No                                  0.00                   0.00                     0.00
155       No                                  0.00               5,000.00                     0.00
156       No                                  0.00              10,875.00                     0.00
157       No                                  0.00                   0.00                   625.00
158       No                                  0.00               1,250.00                     0.00
159       No                                  0.00                   0.00                     0.00
160       No                                  0.00              10,000.00                     0.00
161       No                                  0.00               3,750.00                     0.00
162       No                                  0.00                   0.00                     0.00
163       No                                  0.00                   0.00                     0.00
164       No                                  0.00                   0.00                     0.00
165       No                                  0.00                   0.00                     0.00

                                                  UPFRONT ESCCROW
          ---------------------------------------------------------------------------------------------
Loan #    Upfront TI/LC Reserve   Upfront RE Tax Reserve   Upfront Ins. Reserve   Upfront Other Reserve
-------   ---------------------   ----------------------   --------------------   ---------------------
1                          0.00             1,582,063.33             247,213.00                    0.00
2                  7,655,074.43                     0.00                   0.00                    0.00
3                          0.00                     0.00                   0.00                    0.00
3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.1
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
4                  4,500,000.00             2,029,336.48             288,259.50                    0.00
5                  3,878,633.71               488,238.78                   0.00           10,000,000.00
6                          0.00                     0.00                   0.00                    0.00
7*                         0.00                     0.00                   0.00                    0.00
7                          0.00                     0.00                   0.00                    0.00
8                          0.00                     0.00                   0.00                    0.00
9                          0.00                     0.00                   0.00                    0.00
10                         0.00                     0.00                   0.00                    0.00
11                         0.00                     0.00                   0.00                    0.00
12                         0.00                     0.00                   0.00                    0.00
13                         0.00                     0.00                   0.00                    0.00
14                         0.00                     0.00                   0.00                    0.00
15                         0.00                     0.00                   0.00                    0.00
16                         0.00                     0.00                   0.00                    0.00
17                         0.00                     0.00                   0.00                    0.00
18                         0.00                     0.00                   0.00                    0.00
19                         0.00                     0.00                   0.00                    0.00
20                         0.00                     0.00                   0.00                    0.00
21                         0.00                     0.00                   0.00                    0.00
22                   708,000.00                     0.00                   0.00                    0.00
22.01
22.02
22.03
22.04
22.05
22.06
22.07
22.08
22.09
22.1
22.11
22.12
22.13
23                         0.00                     0.00                   0.00                    0.00
24                         0.00                     0.00                   0.00                    0.00
25                 2,283,000.00               244,962.36              24,561.00                    0.00
26*                        0.00               174,054.54                   0.00                    0.00
26                         0.00                40,630.47                   0.00                    0.00
27                         0.00                56,097.41                   0.00                    0.00
28                         0.00                77,326.66                   0.00                    0.00
29                 1,000,000.00               452,807.90              24,506.00              235,766.67
30                         0.00                     0.00                   0.00                    0.00
30.01
30.02
31                         0.00                49,354.00              49,366.00                    0.00
32                    25,000.00                91,545.00              35,942.00              187,185.00
33                   451,994.00               213,560.00              19,378.00               10,500.00
34                         0.00                62,903.00               5,861.00                    0.00
35                         0.00               474,966.66              69,327.82              400,000.00
36                     4,087.00                 9,918.04               4,473.54                    0.00
37                     9,500.00               263,888.82               4,411.85                    0.00
38                         0.00                     0.00                   0.00                    0.00
39                         0.00                33,467.23              17,437.00                    0.00
40                   114,000.00               174,475.44              32,331.75                    0.00
41                   100,000.00                     0.00                   0.00                    0.00
42                         0.00               100,275.50              44,390.14                    0.00
42.01
42.02
42.03
42.04
43                         0.00               153,241.00              22,679.00                    0.00
44                   131,250.00               121,240.80              57,723.00               96,804.20
45                         0.00                     0.00                   0.00                    0.00
45.01
45.02
45.03
45.04
45.05
46                         0.00                     0.00                   0.00                    0.00
46.01
46.02
47                         0.00                16,112.03               7,212.38                    0.00
48                         0.00                80,137.53               3,790.91                    0.00
49                         0.00               235,716.22              35,872.00                    0.00
50                         0.00               384,746.22              25,966.20                    0.00
51                         0.00               394,887.50              39,067.00                    0.00
52                   300,000.00                     0.00                   0.00                    0.00
53                   360,429.00                40,551.16                   0.00                    0.00
54                         0.00               122,223.97              10,140.00                    0.00
55                         0.00                81,652.02              14,906.25                    0.00
56                         0.00                71,202.00              65,889.72                    0.00
57                   128,488.13                     0.00              16,877.00                    0.00
58                         0.00                13,952.70                   0.00                    0.00
59                         0.00               215,354.07                   0.00                    0.00
59.01
59.02
59.03
59.04
59.05
59.06
59.07
59.08
59.09
59.1
59.11
59.12
59.13
59.14
59.15
59.16
59.17
59.18
59.19
59.2
59.21
59.22
59.23
59.24
59.25
59.26
59.27
59.28
59.29
60                         0.00                53,830.00               9,714.00                    0.00
61                         0.00               183,984.95              10,927.92                    0.00
62                   101,530.94                     0.00               2,751.68                    0.00
63                       783.89                     0.00                 148.00                    0.00
63.01
63.02
64                   200,000.16                97,250.00               2,240.75                    0.00
65                         0.00                     0.00                   0.00                    0.00
66                         0.00                18,730.94               2,479.00                    0.00
67                         0.00                57,412.50               4,625.00                    0.00
68                   129,166.67               120,316.50              21,258.30                    0.00
69                   400,000.00                35,832.30              16,853.47                    0.00
70                    60,000.00                35,298.80                 958.83              290,000.00
71                         0.00               191,801.25              11,928.00                    0.00
72                         0.00                72,000.00              12,564.50                    0.00
73                         0.00                 1,268.00              27,479.07              100,000.00
74                         0.00                20,055.29              37,663.24                    0.00
75                         0.00                26,955.40              16,232.63              400,000.00
76                   135,000.00                58,848.11               4,260.83               61,160.00
77                         0.00                28,000.00                   0.00               75,000.00
78                   370,860.00                35,149.66               2,305.83                    0.00
79                         0.00                     0.00                   0.00                    0.00
80                         0.00                55,187.66              12,018.42               13,687.50
81                         0.00                94,291.67               7,265.34                    0.00
82                         0.00                13,402.41               9,704.92                    0.00
83                         0.00                     0.00                   0.00              900,000.00
84                         0.00               120,247.26               2,645.75                    0.00
85                         0.00                10,014.77               9,250.00                    0.00
86                         0.00                30,781.00               4,698.96               60,000.00
87                    50,000.00                 9,234.04                   0.00                    0.00
88                         0.00                29,822.25              20,866.50                    0.00
89                    50,000.00                33,825.33               4,694.16              400,000.00
90                         0.00                41,046.86               7,271.54              200,000.00
91                         0.00                33,231.48              13,771.02              450,000.00
92                   200,000.00                65,470.82               3,462.66                    0.00
93                         0.00                60,185.54               4,772.15                    0.00
94                   314,166.67                15,285.66              18,588.78                    0.00
95                         0.00                 3,977.00               1,366.00                    0.00
96                         0.00                37,188.06              13,966.00                    0.00
97                    70,000.00                60,003.42               7,905.09               18,412.50
98                         0.00                44,484.48              11,767.95                    0.00
99                         0.00                30,216.61              16,193.33                    0.00
100                        0.00                72,418.67               8,115.32                    0.00
101                        0.00                23,688.50               5,866.83                    0.00
102                        0.00                53,300.00               8,820.50                    0.00
103                        0.00                 4,162.78              12,554.75                    0.00
104                        0.00                24,529.41               9,330.35               32,857.14
104.01
104.02
104.03
104.04
105                        0.00                88,091.09              17,312.36                3,482.50
106                        0.00                     0.00                   0.00                    0.00
106.01
106.02
107                  100,000.00                14,118.52               3,889.99                    0.00
108                        0.00                16,068.28               6,719.17                    0.00
109                        0.00                     0.00                   0.00                    0.00
110                        0.00                56,512.50               5,126.92                    0.00
111                  150,000.00                22,545.57               3,558.33                    0.00
112                  102,917.00                70,109.82              11,054.82                4,416.67
113                        0.00                25,475.00               2,088.00                    0.00
114                  704,622.00                30,622.43               9,214.50                    0.00
115                        0.00                 6,894.50               4,300.00                    0.00
116                        0.00                23,152.00               8,928.00              116,400.00
117                        0.00                 6,160.00              29,369.00                    0.00
118                        0.00                     0.00                   0.00                    0.00
119                        0.00                57,453.00               2,549.00                    0.00
120                  107,500.00                55,790.98              56,231.96                    0.00
121                        0.00                30,074.33               4,009.00                    0.00
122                        0.00                 8,768.75              13,283.34                    0.00
123                        0.00                21,083.33              17,441.25                    0.00
124                        0.00                24,379.80               3,840.00                    0.00
125                        0.00                32,982.00               1,897.00                    0.00
126                        0.00                 7,000.00               8,601.00                    0.00
127                        0.00                22,091.50               5,866.83                    0.00
128                        0.00                     0.00                   0.00                    0.00
129                        0.00                22,374.87               1,311.25                    0.00
130                        0.00                 6,943.00                   0.00                    0.00
131                   30,000.00                18,354.35               4,189.12                    0.00
132                        0.00                 3,882.92               9,798.50                    0.00
133                        0.00                41,839.00              17,549.00               18,922.00
134                        0.00                31,526.81               3,559.50                    0.00
135                   80,000.00                21,131.23               5,456.25                    0.00
136                   81,000.00                12,075.00               1,730.00                    0.00
137                  200,000.00                     0.00                   0.00                    0.00
138                        0.00                 1,900.00               2,175.34                1,000.00
139                   50,000.00                36,500.00              30,692.00                    0.00
140                   75,000.00                     0.00                 644.75                    0.00
141                        0.00                30,258.00               1,649.75                    0.00
142                        0.00                 9,849.78               2,703.38                    0.00
143                        0.00                25,891.02               9,682.00                    0.00
144                      724.18                 4,862.34                 462.00                    0.00
145                        0.00                35,646.25               3,643.00                    0.00
146                        0.00                61,909.48              33,408.85              441,250.00
147                        0.00                13,249.10               5,674.00                    0.00
148                        0.00                11,958.43              27,500.00                    0.00
149                   50,000.00                24,342.06               2,225.00                    0.00
149.01
149.02
150                   35,000.00                12,200.00               1,537.00                    0.00
151                        0.00                     0.00                   0.00                    0.00
152                        0.00                18,819.07               1,471.81                    0.00
153                        0.00                22,132.63               4,302.75                    0.00
154                   25,000.00                11,416.14               6,277.33                    0.00
155                        0.00                11,105.59              13,459.42                1,750.00
156                        0.00                12,467.36               2,509.00                    0.00
157                        0.00                 9,200.00                 479.00                    0.00
158                        0.00                 4,583.17               4,038.00                    0.00
159                        0.00                13,072.50                 714.75                    0.00
160                        0.00                15,369.76               3,277.67                    0.00
161                        0.00                 9,760.21               1,163.00                    0.00
162                        0.00                12,904.83               3,234.00                    0.00
163                        0.00                 6,444.47               3,455.25                    0.00
164                        0.00                 6,400.00               2,962.67                    0.00
165                        0.00                     0.00                   0.00                    0.00

                                                 MONTHLY ESCROW
          -----------------------------------------------------------------------------------------------
Loan #    Monthly Capex Reserve   Monthly Envir. Reserve   Monthly TI/LC Reserve   Monthly RE Tax Reserve
-------   ---------------------   ----------------------   ---------------------   ----------------------
1                          0.00                     0.00                    0.00                316413.00
2                          0.00                     0.00                    0.00                     0.00
3                          0.00                     0.00                    0.00                     0.00
3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.1
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
4                          0.00                     0.00                 4166.67                344461.78
5                          0.00                     0.00                    0.00                     0.00
6                          0.00                     0.00                    0.00                     0.00
7*                         0.00                     0.00                    0.00                     0.00
7                          0.00                     0.00                    0.00                     0.00
8                          0.00                     0.00                    0.00                     0.00
9                          0.00                     0.00                    0.00                     0.00
10                         0.00                     0.00                    0.00                     0.00
11                         0.00                     0.00                    0.00                     0.00
12                         0.00                     0.00                    0.00                     0.00
13                         0.00                     0.00                    0.00                     0.00
14                         0.00                     0.00                    0.00                     0.00
15                         0.00                     0.00                    0.00                     0.00
16                         0.00                     0.00                    0.00                     0.00
17                         0.00                     0.00                    0.00                     0.00
18                         0.00                     0.00                    0.00                     0.00
19                         0.00                     0.00                    0.00                     0.00
20                         0.00                     0.00                    0.00                     0.00
21                         0.00                     0.00                    0.00                     0.00
22                         0.00                     0.00                41667.00                     0.00
22.01
22.02
22.03
22.04
22.05
22.06
22.07
22.08
22.09
22.1
22.11
22.12
22.13
23                         0.00                     0.00                    0.00                     0.00
24                         0.00                     0.00                    0.00                     0.00
25                      7575.38                     0.00                30766.00                 40827.06
26*                        0.00                     0.00                    0.00                 22766.34
26                         0.00                     0.00                    0.00                 10157.62
27                         0.00                     0.00                    0.00                  5579.03
28                         0.00                     0.00                    0.00                  7029.70
29                      7920.97                     0.00                50000.00                 90561.58
30                      1021.05                     0.00                    0.00                     0.00
30.01
30.02
31                      2360.42                     0.00                    0.00                  9871.00
32                      1575.00                     0.00                    0.00                 30515.00
33                      1334.00                     0.00                    0.00                 26695.05
34                      1450.00                     0.00                12500.00                 12600.00
35                      6791.67                     0.00                    0.00                 59370.83
36                       766.00                     0.00                 4087.00                  2479.51
37                         0.00                     0.00                 9500.00                 37698.40
38                         0.00                     0.00                    0.00                     0.00
39                      7920.00                     0.00                    0.00                  8366.81
40                      4467.00                     0.00                 8040.00                 21809.43
41                      2576.00                     0.00                    0.00                 24420.24
42                         0.00                     0.00                    0.00                     0.00
42.01
42.02
42.03
42.04
43                      1681.50                     0.00                10261.00                 21900.00
44                      2752.93                     0.00                 6250.00                 12124.08
45                         0.00                     0.00                    0.00                     0.00
45.01
45.02
45.03
45.04
45.05
46                      4146.67                     0.00                    0.00                 21361.54
46.01
46.02
47                         0.00                     0.00                    0.00                 16112.03
48                      3657.68                     0.00                    0.00                 20034.38
49                      1588.50                     0.00                    0.00                 39286.03
50                      4133.34                     0.00                    0.00                 42749.58
51                      4229.17                     0.00                    0.00                 39488.75
52                      2562.00                     0.00                    0.00                 20500.00
53                       338.92                     0.00                 2083.33                 13517.05
54                      4600.00                     0.00                    0.00                 17460.57
55                      1343.00                     0.00                13430.58                 13608.67
56                     19670.03                     0.00                    0.00                 23734.00
57                       322.18                     0.00                 4188.28                  4153.50
58                       458.33                     0.00                    0.00                  4650.90
59                         0.00                     0.00                12500.00                 31726.82
59.01
59.02
59.03
59.04
59.05
59.06
59.07
59.08
59.09
59.1
59.11
59.12
59.13
59.14
59.15
59.16
59.17
59.18
59.19
59.2
59.21
59.22
59.23
59.24
59.25
59.26
59.27
59.28
59.29
60                      2541.67                     0.00                    0.00                  8975.00
61                      1377.74                     0.00                 5000.00                 30664.16
62                       306.19                     0.00                 1530.94                     0.00
63                       428.37                     0.00                  783.89                     0.00
63.01
63.02
64                      1385.33                     0.00                 4166.67                 16208.33
65                         0.00                     0.00                    0.00                     0.00
66                       270.83                     0.00                 5029.50                 18730.94
67                       655.33                     0.00                 2184.00                 11482.50
68                      2662.00                     0.00                 4166.67                 13368.50
69                      1620.00                     0.00                15000.00                 17916.15
70                         0.00                     0.00                    0.00                  8824.70
71                      1491.08                     0.00                 4166.67                 21311.25
72                      2223.17                     0.00                    0.00                     0.00
73                      9099.02                     0.00                    0.00                  1268.00
74                      3914.07                     0.00                    0.00                 20055.29
75                      3333.33                     0.00                    0.00                  6738.85
76                         0.00                     0.00                    0.00                 11769.82
77                         0.00                     0.00                    0.00                  6900.00
78                         0.00                     0.00                    0.00                  8787.41
79                      2491.75                     0.00                    0.00                     0.00
80                      1125.00                     0.00                    0.00                  7883.95
81                       473.58                     0.00                    0.00                  9429.17
82                       381.34                     0.00                 1525.40                  4467.47
83                     19036.58                     0.00                    0.00                     0.00
84                         0.00                     0.00                 1667.00                 20041.21
85                      1216.67                     0.00                 3333.33                 10014.77
86                       456.85                     0.00                    0.00                  7695.25
87                       669.64                     0.00                 3334.00                  9234.04
88                      9465.08                     0.00                    0.00                  9940.75
89                       552.80                     0.00                  916.67                  2808.25
90                      6437.50                     0.00                    0.00                  6841.14
91                      2542.00                     0.00                    0.00                  5553.58
92                      1272.27                     0.00                 6435.42                  9352.97
93                      3833.33                     0.00                    0.00                  8597.93
94                      1346.00                     0.00                 4166.67                  7642.83
95                       250.00                     0.00                 3000.00                  4850.00
96                      1521.00                     0.00                 6666.67                  5312.56
97                       291.75                     0.00                    0.00                  8571.92
98                      1811.88                     0.00                 4529.71                  8896.90
99                      1177.83                     0.00                 4038.00                  6043.32
100                      651.92                     0.00                 2607.83                  9052.33
101                        0.00                     0.00                    0.00                  7896.17
102                      878.17                     0.00                 1666.67                  8883.33
103                      280.00                     0.00                 2084.00                  1387.59
104                        0.00                     0.00                    0.00                  4088.24
104.01
104.02
104.03
104.04
105                        0.00                     0.00                    0.00                  8008.28
106                        0.00                     0.00                    0.00                     0.00
106.01
106.02
107                        0.00                     0.00                    0.00                     0.00
108                        0.00                     0.00                    0.00                  3213.66
109                        0.00                     0.00                    0.00                     0.00
110                        0.00                     0.00                    0.00                  5651.25
111                      480.00                     0.00                    0.00                  4509.11
112                     1609.00                     0.00                 2917.00                  7010.98
113                       53.42                     0.00                  281.00                  5200.00
114                      303.42                     0.00                 1000.00                  9814.37
115                      796.08                     0.00                 3333.33                  6894.50
116                     1042.00                     0.00                    0.00                  5788.00
117                     6732.23                     0.00                    0.00                  3555.12
118                        0.00                     0.00                    0.00                     0.00
119                      770.83                     0.00                    0.00                 11700.00
120                        0.00                     0.00                    0.00                  9298.50
121                        0.00                     0.00                    0.00                  7518.58
122                     5318.42                     0.00                    0.00                  8768.75
123                     4959.00                     0.00                    0.00                     0.00
124                     1625.00                     0.00                    0.00                  4875.96
125                      629.17                     0.00                    0.00                  6600.00
126                     5230.44                     0.00                    0.00                  7000.00
127                        0.00                     0.00                    0.00                  7363.83
128                        0.00                     0.00                    0.00                     0.00
129                      562.50                     0.00                    0.00                  4474.97
130                        0.00                     0.00                    0.00                  6943.00
131                        0.00                     0.00                    0.00                  6188.12
132                     4697.45                     0.00                10833.33                  3882.92
133                     1614.00                     0.00                    0.00                  5977.00
134                     4753.01                     0.00                    0.00                  3502.98
135                      652.08                     0.00                 3333.33                  5282.91
136                      300.00                     0.00                 2250.00                  2100.00
137                      183.00                     0.00                 8333.33                  2479.61
138                     1263.33                     0.00                    0.00                   950.00
139                      465.63                     0.00                    0.00                  3650.00
140                        0.00                     0.00                    0.00                  2326.92
141                      331.58                     0.00                 1093.00                  3362.00
142                     2650.26                     0.00                    0.00                  4924.89
143                     1593.00                     0.00                 2166.67                  4315.17
144                      543.14                     0.00                  724.18                  1620.78
145                      449.83                     0.00                    0.00                  7129.25
146                     6915.00                     0.00                    0.00                  5159.12
147                      854.17                     0.00                    0.00                  1472.12
148                     3200.00                     0.00                    0.00                  2750.00
149                      587.00                     0.00                 1666.67                  5338.75
149.01
149.02
150                      104.50                     0.00                 2916.67                  2033.33
151                        0.00                     0.00                    0.00                     0.00
152                        0.00                     0.00                    0.00                  3763.81
153                      125.00                     0.00                  625.00                  4426.53
154                      453.11                     0.00                 2083.33                  1902.69
155                     1928.00                     0.00                    0.00                  2776.40
156                     3504.00                     0.00                    0.00                  1246.74
157                       66.00                     0.00                  150.00                  1900.00
158                      287.50                     0.00                    0.00                  2291.58
159                      198.75                     0.00                 1000.00                  1452.50
160                      503.25                     0.00                    0.00                  1397.25
161                        0.00                     0.00                    0.00                  1220.03
162                      471.25                     0.00                    0.00                  1173.17
163                      286.17                     0.00                    0.00                   586.04
164                      100.00                     0.00                    0.00                  1600.00
165                        0.00                     0.00                    0.00                     0.00

                         MONTHLY ESCROW
          --------------------------------------------
Loan #    Monthly Ins. Reserve   Monthly Other Reserve   Grace Period                       Lockbox In-place
-------   --------------------   ---------------------   --------------------------------   ----------------
1                    123607.00                    0.00                                  0   No
2                         0.00               579720.68                                  0   Yes
3                         0.00                    0.00                                  0   Yes
3.01                                                                                    0
3.02                                                                                    0
3.03                                                                                    0
3.04                                                                                    0
3.05                                                                                    0
3.06                                                                                    0
3.07                                                                                    0
3.08                                                                                    0
3.09                                                                                    0
3.1                                                                                     0
3.11                                                                                    0
3.12                                                                                    0
3.13                                                                                    0
3.14                                                                                    0
3.15                                                                                    0
3.16                                                                                    0
3.17                                                                                    0
3.18                                                                                    0
4                    144129.75                    0.00                                  0   Yes
5                         0.00                    0.00                                  0   Yes
6                         0.00                    0.00                                  0   Yes
7*                        0.00                    0.00                                  0   Yes
7                         0.00                    0.00                                  0   Yes
8                         0.00                    0.00                                  0   Yes
9                         0.00                    0.00                                  0   Yes
10                        0.00                    0.00                                  0   Yes
11                        0.00                    0.00                                  0   Yes
12                        0.00                    0.00                                  0   Yes
13                        0.00                    0.00                                  0   Yes
14                        0.00                    0.00                                  0   Yes
15                        0.00                    0.00                                  0   Yes
16                        0.00                    0.00                                  0   Yes
17                        0.00                    0.00                                  0   Yes
18                        0.00                    0.00                                  0   Yes
19                        0.00                    0.00                                  0   Yes
20                        0.00                    0.00                                  0   Yes
21                        0.00                    0.00                                  0   Yes
22                        0.00                    0.00                                  0   Yes
22.01                                                                                   0
22.02                                                                                   0
22.03                                                                                   0
22.04                                                                                   0
22.05                                                                                   0
22.06                                                                                   0
22.07                                                                                   0
22.08                                                                                   0
22.09                                                                                   0
22.1                                                                                    0
22.11                                                                                   0
22.12                                                                                   0
22.13                                                                                   0
23                        0.00                    0.00                                  5   Yes
24                        0.00                    0.00                                  0   No
25                        0.00                    0.00                                  7   No
26*                       0.00                    0.00                                  0   Yes
26                        0.00                    0.00                                  0   Yes
27                        0.00                    0.00                                  0   Yes
28                        0.00                    0.00                                  0   Yes
29                    12253.00                    0.00                                  0   Yes
30                        0.00                    0.00                                  0   Yes
30.01                                                                                   0
30.02                                                                                   0
31                     9873.00                    0.00                                  0   Yes
32                    17971.00                25000.00                                  0   Yes
33                     9688.62                    0.00                                  0   Yes
34                     2960.00                    0.00                                  0   No
35                     6952.68                    0.00                                  5   No
36                     4473.54                    0.00                                  0   No
37                     2205.93                    0.00                                  0   No
38                        0.00                    0.00                                  0   No
39                     5812.33                    0.00                                 10   No
40                     3592.42                    0.00                                  7   No
41                        0.00                    0.00                                  7   No
42                        0.00                    0.00                                  6   No
42.01                                                                                   6
42.02                                                                                   6
42.03                                                                                   6
42.04                                                                                   6
43                     2800.00                    0.00   10 (maximum of 2 times per year)   No
44                    14430.75                    0.00                                  0   No
45                        0.00                    0.00                                  0   Yes
45.01                                                                                   0
45.02                                                                                   0
45.03                                                                                   0
45.04                                                                                   0
45.05                                                                                   0
46                     5736.50                    0.00                                  5   Yes
46.01                                                                                   5
46.02                                                                                   5
47                     1202.07                    0.00                                  0   No
48                     3790.91                    0.00                                  7   No
49                     2989.33                    0.00                                 10   Yes
50                     8182.77                    0.00                                  0   No
51                     3255.58                    0.00                                  5   No
52                     2203.92                    0.00                                  7   No
53                        0.00                    0.00                                  7   No
54                     5070.00                    0.00                                  7   No
55                     1656.25                    0.00                                  5   No
56                     7321.08                    0.00                                  0   No
57                     2411.00                    0.00                                  7   No
58                        0.00                    0.00                                  7   No
59                        0.00                    0.00                                  0   Yes
59.01                                                                                   0
59.02                                                                                   0
59.03                                                                                   0
59.04                                                                                   0
59.05                                                                                   0
59.06                                                                                   0
59.07                                                                                   0
59.08                                                                                   0
59.09                                                                                   0
59.1                                                                                    0
59.11                                                                                   0
59.12                                                                                   0
59.13                                                                                   0
59.14                                                                                   0
59.15                                                                                   0
59.16                                                                                   0
59.17                                                                                   0
59.18                                                                                   0
59.19                                                                                   0
59.2                                                                                    0
59.21                                                                                   0
59.22                                                                                   0
59.23                                                                                   0
59.24                                                                                   0
59.25                                                                                   0
59.26                                                                                   0
59.27                                                                                   0
59.28                                                                                   0
59.29                                                                                   0
60                     1619.00                    0.00                                  5   No
61                     2185.58                    0.00                                  7   No
62                     1375.84                    0.00                                  0   No
63                       74.00                    0.00                                  0   No
63.01                                                                                   0
63.02                                                                                   0
64                      746.92                    0.00                                  5   No
65                        0.00                    0.00                                  0   No
66                      826.33                    0.00                                  7   No
67                     1541.67                    0.00                                 10   No
68                     2125.83                    0.00                                  0   Yes
69                     1532.13                    0.00                                 10   No
70                      958.83                    0.00                                  0   No
71                     2982.08                    0.00                                  5   No
72                        0.00                    0.00                                  5   Yes
73                     2747.91                    0.00                                  5   No
74                     3766.32                    0.00                                  7   No
75                     3246.53                    0.00                                  5   No
76                      426.08                 1683.17                                  7   No
77                        0.00                    0.00                                  0   Yes
78                     1152.91                    0.00                                  7   No
79                        0.00                    0.00                                 10   No
80                     1716.92                    0.00                                  0   No
81                      908.17                    0.00                                  5   No
82                     1386.42                    0.00                                  0   Yes
83                        0.00                    0.00                                  0   No
84                      881.92                    0.00                                 10   No
85                      770.83                    0.00                                  7   No
86                      391.58                    0.00                                  0   Yes
87                        0.00                    0.00                                  7   No
88                     2318.50                    0.00                                  0   No
89                      782.36                    0.00                                  0   No
90                     3635.77                    0.00                                  0   No
91                     2295.17                    0.00                                  0   No
92                     1731.33                    0.00                                  7   No
93                     4772.15                    0.00                                  0   No
94                     2065.42                    0.00                                  0   Yes
95                      750.00                    0.00                                  0   No
96                     1745.75                    0.00                                  0   No
97                     1317.52                    0.00                                  7   No
98                     1069.81                    0.00                                  0   No
99                     1619.33                    0.00                                  7   No
100                    2705.11                    0.00                                  7   No
101                    1466.71                    0.00                                  7   Yes
102                    2940.17                    0.00                                  5   No
103                     965.75                    0.00                                  7   No
104                    2332.59                    0.00                                  0   No
104.01                                                                                  0
104.02                                                                                  0
104.03                                                                                  0
104.04                                                                                  0
105                    2473.19                    0.00                                  0   No
106                       0.00                    0.00                                  0   Yes
106.01                                                                                  0
106.02                                                                                  0
107                       0.00                    0.00                                  0   Yes
108                     610.83                    0.00                                  7   No
109                       0.00                    0.00                                  0   No
110                    1025.38                    0.00                                  7   No
111                     711.67                    0.00                                  7   No
112                    1228.25                 4416.67                                  0   Yes
113                     209.00                    0.00                                  0   No
114                    1535.75                    0.00                                  5   No
115                     358.33                    0.00                                  7   No
116                    1488.00                 5000.00                                  0   No
117                    2569.74                    0.00                                  0   No
118                       0.00                    0.00                                  0   Yes
119                     510.00                    0.00                                  0   No
120                    3840.12                    0.00                                  0   No
121                     668.16                    0.00                                  7   No
122                    1660.42                    0.00                                  5   No
123                       0.00                    0.00                                  7   No
124                    1920.00                    0.00                                  0   No
125                     474.00                    0.00                                  0   No
126                    1366.33                    0.00                                  5   No
127                    1466.71                    0.00                                  7   Yes
128                       0.00                    0.00                                  7   No
129                     437.08                    0.00                                  5   No
130                       0.00                    0.00                                  0   No
131                    1396.37                    0.00                                  0   No
132                    1633.08                    0.00                                  5   No
133                    2507.00                    0.00                                  0   No
134                       0.00                    0.00                                  7   No
135                     606.25                    0.00                                  5   No
136                     800.00                    0.00                                  0   No
137                     389.75                    0.00                                  7   No
138                    1087.67                    0.00                                  5   No
139                    2776.54                    0.00                                  0   No
140                     214.92                  363.00                                  7   No
141                     549.92                    0.00                                  7   No
142                    2714.01                    0.00                                  0   No
143                    1210.25                    0.00                                  0   No
144                     462.00                    0.00                                  0   Yes
145                     303.58                    0.00                                  5   No
146                    3340.88                 6915.00                                  7   No
147                     945.67                    0.00                                  7   No
148                    2326.49                    0.00                                  5   No
149                    1112.50                    0.00                                  0   No
149.01                                                                                  0
149.02                                                                                  0
150                     256.17                    0.00                                  5   No
151                       0.00                    0.00                                  7   No
152                     490.60                    0.00                                  7   No
153                     478.08                    0.00                                  0   No
154                     570.66                    0.00                                  7   No
155                    1223.58                    0.00                                  7   No
156                     627.25                    0.00                                  0   No
157                      47.92                    0.00                                  0   No
158                     336.50                    0.00                                  0   No
159                     238.25                    0.00                                  5   No
160                     819.42                    0.00                                  0   No
161                     387.67                    0.00                                  0   No
162                     808.50                    0.00                                  0   No
163                     383.92                    0.00                                  0   No
164                     740.67                    0.00                                  5   No
165                       0.00                    0.00                                  5   Yes

Loan #    Property Type          Defeasance Permitted   Interest Accrual Period   Loan Group   Final Maturity Date
-------   --------------------   --------------------   -----------------------   ----------   -------------------
1         Multifamily            Yes                    Actual/360                         2
2         Office                 Yes                    Actual/360                         1
3         Office                 Yes                    Actual/360                         1
3.01      Office                                                                           1
3.02      Office                                                                           1
3.03      Office                                                                           1
3.04      Office                                                                           1
3.05      Office                                                                           1
3.06      Office                                                                           1
3.07      Office                                                                           1
3.08      Office                                                                           1
3.09      Office                                                                           1
3.1       Office                                                                           1
3.11      Office                                                                           1
3.12      Office                                                                           1
3.13      Office                                                                           1
3.14      Office                                                                           1
3.15      Office                                                                           1
3.16      Office                                                                           1
3.17      Office                                                                           1
3.18      Office                                                                           1
4         Office                 Yes                    Actual/360                         1
5         Retail                 Yes                    Actual/360                         1
6         Retail                 Yes                    Actual/360                         1
7*        Various                Yes                    Actual/360                         1
7         Office                 Yes                    Actual/360                         1
8         Industrial             Yes                    Actual/360                         1
9         Industrial             Yes                    Actual/360                         1
10        Office                 Yes                    Actual/360                         1
11        Industrial             Yes                    Actual/360                         1
12        Industrial             Yes                    Actual/360                         1
13        Industrial             Yes                    Actual/360                         1
14        Industrial             Yes                    Actual/360                         1
15        Industrial             Yes                    Actual/360                         1
16        Industrial             Yes                    Actual/360                         1
17        Industrial             Yes                    Actual/360                         1
18        Industrial             Yes                    Actual/360                         1
19        Industrial             Yes                    Actual/360                         1
20        Industrial             Yes                    Actual/360                         1
21        Industrial             Yes                    Actual/360                         1
22        Various                Yes                    Actual/360                         1
22.01     Industrial                                                                       1
22.02     Industrial                                                                       1
22.03     Office                                                                           1
22.04     Office                                                                           1
22.05     Office                                                                           1
22.06     Industrial                                                                       1
22.07     Industrial                                                                       1
22.08     Industrial                                                                       1
22.09     Industrial                                                                       1
22.1      Industrial                                                                       1
22.11     Industrial                                                                       1
22.12     Industrial                                                                       1
22.13     Industrial                                                                       1
23        Retail                 Yes                    Actual/360                         1
24        Hotel                  No                     Actual/360                         1
25        Office                 Yes                    Actual/360                         1
26*       Manufactured Housing   Yes                    Actual/360                      1, 2
26        Manufactured Housing   Yes                    Actual/360                         2
27        Manufactured Housing   Yes                    Actual/360                         1
28        Manufactured Housing   Yes                    Actual/360                         2
29        Office                 Yes                    Actual/360                         1
30        Various                Yes                    Actual/360                         1
30.01     Office                                                                           1
30.02     Industrial                                                                       1
31        Multifamily            Yes                    Actual/360                         1
32        Retail                 Yes                    Actual/360                         1
33        Retail                 Yes                    Actual/360                         1
34        Office                 Yes                    Actual/360                         1
35        Multifamily            No                     Actual/360                         2
36        Retail                 No                     Actual/360                         1
37        Retail                 Yes                    Actual/360                         1
38        Retail                 No                     30/360                             1
39        Multifamily            Yes                    Actual/360                         2
40        Industrial             Yes                    Actual/360                         1
41        Office                 Yes                    Actual/360                         1
42        Retail                 Yes                    Actual/360                         1
42.01     Retail                                                                           1
42.02     Retail                                                                           1
42.03     Retail                                                                           1
42.04     Retail                                                                           1
43        Office                 Yes                    Actual/360                         1
44        Retail                 Yes                    Actual/360                         1
45        Various                Yes                    Actual/360                         1
45.01     Office                                                                           1
45.02     Industrial                                                                       1
45.03     Industrial                                                                       1
45.04     Industrial                                                                       1
45.05     Industrial                                                                       1
46        Multifamily            Yes                    Actual/360                         2
46.01     Multifamily                                                                      2
46.02     Multifamily                                                                      2
47        Retail                 Yes                    Actual/360                         1
48        Multifamily            Yes                    Actual/360                         2
49        Office                 Yes                    Actual/360                         1
50        Multifamily            Yes                    Actual/360                         2
51        Multifamily            Yes                    Actual/360                         1
52        Office                 Yes                    Actual/360                         1
53        Retail                 No                     Actual/360                         1
54        Multifamily            Yes                    Actual/360                         2
55        Industrial             No                     Actual/360                         1
56        Hotel                  Yes                    Actual/360                         1
57        Mixed Use              Yes                    Actual/360                         1
58        Retail                 No                     Actual/360                         1
59        Retail                 Yes                    Actual/360                         1
59.01     Retail                                                                           1
59.02     Retail                                                                           1
59.03     Retail                                                                           1
59.04     Retail                                                                           1
59.05     Retail                                                                           1
59.06     Retail                                                                           1
59.07     Retail                                                                           1
59.08     Retail                                                                           1
59.09     Retail                                                                           1
59.1      Retail                                                                           1
59.11     Retail                                                                           1
59.12     Retail                                                                           1
59.13     Retail                                                                           1
59.14     Retail                                                                           1
59.15     Retail                                                                           1
59.16     Retail                                                                           1
59.17     Retail                                                                           1
59.18     Retail                                                                           1
59.19     Retail                                                                           1
59.2      Retail                                                                           1
59.21     Retail                                                                           1
59.22     Retail                                                                           1
59.23     Retail                                                                           1
59.24     Retail                                                                           1
59.25     Retail                                                                           1
59.26     Retail                                                                           1
59.27     Retail                                                                           1
59.28     Retail                                                                           1
59.29     Retail                                                                           1
60        Multifamily            Yes                    Actual/360                         2
61        Office                 Yes                    Actual/360                         1
62        Retail                 Yes                    Actual/360                         1
63        Retail                 Yes                    Actual/360                         1
63.01     Retail                                                                           1
63.02     Retail                                                                           1
64        Office                 Yes                    Actual/360                         1
65        Retail                 No                     30/360                             1
66        Office                 Yes                    Actual/360                         1
67        Retail                 Yes                    Actual/360                         1
68        Retail                 Yes                    Actual/360                         1
69        Office                 Yes                    Actual/360                         1
70        Industrial             Yes                    Actual/360                         1
71        Retail                 Yes                    Actual/360                         1
72        Industrial             Yes                    Actual/360                         1
73        Hotel                  Yes                    Actual/360                         1
74        Multifamily            Yes                    Actual/360                         2
75        Multifamily            Yes                    Actual/360                         2
76        Retail                 No                     Actual/360                         1
77        Retail                 Yes                    Actual/360                         1
78        Industrial             Yes                    Actual/360                         1
79        Office                 Yes                    Actual/360                         1
80        Multifamily            Yes                    Actual/360                         1
81        Office                 Yes                    Actual/360                         1
82        Retail                 Yes                    Actual/360                         1
83        Hotel                  Yes                    Actual/360                         1
84        Retail                 No                     Actual/360                         1
85        Office                 Yes                    Actual/360                         1
86        Office                 Yes                    Actual/360                         1
87        Retail                 No                     Actual/360                         1
88        Hotel                  Yes                    Actual/360                         1
89        Retail                 Yes                    Actual/360                         1
90        Manufactured Housing   Yes                    Actual/360                         1
91        Multifamily            Yes                    Actual/360                         2
92        Industrial             Yes                    Actual/360                         1
93        Multifamily            Yes                    Actual/360                         2
94        Office                 Yes                    Actual/360                         1
95        Office                 Yes                    Actual/360                         1   08/07/36
96        Retail                 Yes                    Actual/360                         1
97        Retail                 Yes                    Actual/360                         1
98        Retail                 Yes                    Actual/360                         1
99        Retail                 Yes                    Actual/360                         1
100       Office                 Yes                    Actual/360                         1
101       Industrial             No                     Actual/360                         1
102       Retail                 Yes                    Actual/360                         1
103       Office                 Yes                    Actual/360                         1
104       Manufactured Housing   Yes                    Actual/360                         2
104.01    Manufactured Housing                                                             2
104.02    Manufactured Housing                                                             2
104.03    Manufactured Housing                                                             2
104.04    Manufactured Housing                                                             2
105       Manufactured Housing   Yes                    Actual/360                         2
106       Retail                 Yes                    Actual/360                         1
106.01    Retail                                                                           1
106.02    Retail                                                                           1
107       Industrial             Yes                    Actual/360                         1
108       Retail                 Yes                    Actual/360                         1
109       Industrial             Yes                    Actual/360                         1
110       Office                 Yes                    Actual/360                         1
111       Office                 Yes                    Actual/360                         1
112       Retail                 Yes                    Actual/360                         1
113       Retail                 Yes                    Actual/360                         1
114       Retail                 Yes                    Actual/360                         1
115       Office                 Yes                    Actual/360                         1
116       Multifamily            Yes                    Actual/360                         1
117       Hotel                  Yes                    Actual/360                         1
118       Retail                 Yes                    Actual/360                         1
119       Manufactured Housing   Yes                    Actual/360                         2
120       Office                 Yes                    Actual/360                         1
121       Retail                 Yes                    Actual/360                         1
122       Hotel                  No                     Actual/360                         1
123       Hotel                  Yes                    Actual/360                         1
124       Multifamily            No                     Actual/360                         2
125       Manufactured Housing   Yes                    Actual/360                         2
126       Hotel                  No                     Actual/360                         1
127       Industrial             No                     Actual/360                         1
128       Retail                 Yes                    Actual/360                         1
129       Multifamily            No                     Actual/360                         2
130       Manufactured Housing   No                     Actual/360                         1
131       Retail                 Yes                    Actual/360                         1
132       Retail                 Yes                    Actual/360                         1
133       Multifamily            Yes                    Actual/360                         2
134       Hotel                  Yes                    Actual/360                         1
135       Office                 Yes                    Actual/360                         1
136       Retail                 Yes                    Actual/360                         1
137       Office                 Yes                    Actual/360                         1
138       Multifamily            Yes                    Actual/360                         2
139       Retail                 Yes                    Actual/360                         1
140       Office                 Yes                    Actual/360                         1
141       Office                 Yes                    Actual/360                         1
142       Multifamily            Yes                    Actual/360                         2
143       Retail                 Yes                    Actual/360                         1
144       Retail                 Yes                    Actual/360                         1
145       Office                 No                     Actual/360                         1
146       Hotel                  Yes                    Actual/360                         1
147       Self Storage           Yes                    Actual/360                         1
148       Multifamily            No                     Actual/360                         2
149       Retail                 Yes                    Actual/360                         1
149.01    Retail                                                                           1
149.02    Retail                                                                           1
150       Retail                 Yes                    Actual/360                         1
151       Industrial             No                     Actual/360                         1
152       Office                 Yes                    Actual/360                         1
153       Retail                 Yes                    Actual/360                         1
154       Retail                 Yes                    Actual/360                         1
155       Multifamily            Yes                    Actual/360                         2
156       Hotel                  No                     Actual/360                         1
157       Retail                 Yes                    Actual/360                         1
158       Self Storage           Yes                    Actual/360                         1
159       Industrial             Yes                    Actual/360                         1
160       Self Storage           Yes                    Actual/360                         1
161       Manufactured Housing   Yes                    Actual/360                         2
162       Self Storage           Yes                    Actual/360                         1
163       Self Storage           Yes                    Actual/360                         1
164       Office                 Yes                    Actual/360                         1
165       Retail                 Yes                    Actual/360                         1

Loan #    Remaining Amortization Term for Balloon Loans
-------   ---------------------------------------------
1
2
3
3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.1
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
4
5
6
7*
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22                                                  360
22.01                                               360
22.02                                               360
22.03                                               360
22.04                                               360
22.05                                               360
22.06                                               360
22.07                                               360
22.08                                               360
22.09                                               360
22.1                                                360
22.11                                               360
22.12                                               360
22.13                                               360
23                                                  360
24
25                                                  360
26*
26
27
28
29
30                                                  360
30.01                                               360
30.02                                               360
31                                                  360
32
33                                                  360
34                                                  360
35                                                  360
36                                                  360
37                                                  360
38
39                                                  360
40                                                  360
41                                                  360
42                                                  360
42.01                                               360
42.02                                               360
42.03                                               360
42.04                                               360
43                                                  360
44                                                  360
45                                                  300
45.01                                               300
45.02                                               300
45.03                                               300
45.04                                               300
45.05                                               300
46                                                  360
46.01                                               360
46.02                                               360
47                                                  300
48                                                  360
49                                                  360
50
51                                                  360
52                                                  360
53                                                  360
54                                                  360
55
56                                                  360
57                                                  360
58                                                  360
59                                                  300
59.01                                               300
59.02                                               300
59.03                                               300
59.04                                               300
59.05                                               300
59.06                                               300
59.07                                               300
59.08                                               300
59.09                                               300
59.1                                                300
59.11                                               300
59.12                                               300
59.13                                               300
59.14                                               300
59.15                                               300
59.16                                               300
59.17                                               300
59.18                                               300
59.19                                               300
59.2                                                300
59.21                                               300
59.22                                               300
59.23                                               300
59.24                                               300
59.25                                               300
59.26                                               300
59.27                                               300
59.28                                               300
59.29                                               300
60                                                  360
61                                                  360
62
63                                                  240
63.01                                               240
63.02                                               240
64                                                  360
65
66                                                  360
67                                                  360
68                                                  360
69                                                  360
70
71                                                  360
72                                                  300
73                                                  300
74                                                  360
75                                                  360
76                                                  360
77                                                  360
78                                                  360
79
80
81                                                  360
82                                                  360
83                                                  240
84                                                  360
85                                                  360
86                                                  360
87                                                  360
88                                                  324
89                                                  360
90                                                  360
91                                                  360
92                                                  360
93                                                  360
94                                                  360
95                                                  360
96                                                  360
97                                                  360
98                                                  360
99                                                  300
100                                                 360
101
102                                                 360
103                                                 360
104                                                 360
104.01                                              360
104.02                                              360
104.03                                              360
104.04                                              360
105                                                 360
106                                                 360
106.01                                              360
106.02                                              360
107                                                 360
108                                                 360
109                                                 360
110                                                 360
111                                                 360
112                                                 360
113                                                 360
114                                                 360
115                                                 360
116
117                                                 270
118                                                 240
119                                                 360
120                                                 360
121                                                 360
122                                                 300
123                                                 240
124                                                 360
125                                                 360
126                                                 300
127
128                                                 240
129                                                 360
130                                                 360
131                                                 360
132                                                 300
133                                                 360
134                                                 300
135                                                 360
136                                                 360
137                                                 360
138                                                 360
139                                                 360
140                                                 360
141                                                 336
142                                                 300
143                                                 360
144                                                 360
145                                                 360
146                                                 240
147                                                 360
148                                                 360
149                                                 360
149.01                                              360
149.02                                              360
150                                                 360
151
152                                                 240
153                                                 360
154                                                 360
155                                                 360
156                                                 300
157                                                 360
158                                                 360
159                                                 360
160                                                 360
161                                                 360
162                                                 360
163                                                 360
164                                                 360
165                                                 300

                                    EXHIBIT C

                   FORM OF INVESTMENT REPRESENTATION LETTER


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8

Ladies and Gentlemen:

            This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (the
"Certificates") in connection with the transfer by _________________ (the "Seller") to the undersigned (the "Purchaser") of $_______________ aggregate Certificate Balance of Class ___ Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

            1. Check one of the following:*

      [ ] The Purchaser is not purchasing a Class S, Class R or Class LR Certificate and the Purchaser is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser's or such account's investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

      [ ] The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale (i) to "qualified institutional buyers" in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, (ii) (other than with respect to a Class S Certificate or a Residual Certificate) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1),
(2), (3) or (7) of Regulation D promulgated under the Securities Act or (iii) (other than with respect to a Class S Certificate or a Residual Certificate) pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of clauses (ii) and (iii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser has reviewed the Private Placement Memorandum relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

            4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:**

      [ ] The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

      [ ] The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            8.    Please make all payments due on the Certificates:****

      [ ]   (a)   by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

                  Bank:_________________________________________________
                  ABA #:________________________________________________
                  Account #:____________________________________________
                  Attention:____________________________________________

      [ ]   (b) by mailing a check or draft to the following address:

                ________________________________________________________
                ________________________________________________________
                ________________________________________________________

            9. If the Purchaser is purchasing a Class R or Class LR Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a non-U.S. Person.

                                       Very truly yours,

                                       _______________________________________
                                                   [The Purchaser]



                                       By:____________________________________
                                          Name:
                                          Title:

Dated:

---------------------------------
* Purchaser must include one of the following two certifications.

** Each Purchaser must include one of the two alternative certifications.

*** Does not apply to a transfer of Class R or Class LR Certificates.

**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of Definitive Certificates, wire transfers are only available if such holder's Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

                                   EXHIBIT D-1

                           FORM OF TRANSFER AFFIDAVIT

                                                  AFFIDAVIT     PURSUANT    TO
                                                  SECTION 860E(e)(4)   OF  THE
                                                  INTERNAL   REVENUE  CODE  OF
                                                  1986, AS AMENDED



STATE OF                )
                        )  ss:
COUNTY OF               )


            [NAME OF OFFICER], being first duly sworn, deposes and says:

            1. That [he] [she] is [Title of Officer] of [Name of Transferee] (the "Transferee"), a [description of type of entity] duly organized and existing under the laws of the [State of __________] [United States], on behalf of which [he] [she] makes this affidavit.

            2.    That the  Transferee's  Taxpayer  Identification  Number  is
[       ].

            3. That the Transferee of a J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Class [R] [LR] Certificate (the "Class [R] [LR] Certificate") is not a Disqualified Organization (as defined below) or an agent thereof (including nominee, middleman or other similar person) (an "Agent"), or an ERISA Prohibited Holder or a Non-U.S. Person (as defined below). For these purposes, a "Disqualified Organization" means any of (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the applicable Master Servicer based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any of the [Upper-Tier REMIC], [the Lower-Tier REMIC] to fail to qualify as a REMIC, or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. For these purposes, "ERISA Prohibited Holder" means an employee benefit plan subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or a person acting on behalf of or investing the assets of such a Plan. For these purposes, "Non-U.S. Person" means any person other than a U.S. Person (within the meaning of Section 7701(a)(30) of the Code), unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI or
(ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes; provided, that a partnership shall be considered a Non-U.S. Person (and clause (i) of this sentence shall not apply) if any of its interests are (or are permitted to be under the related partnership agreement) owned, directly or indirectly (other than through a U.S. corporation), through any partnership, trust or other pass-through entity, by any person that is a Non-U.S. Person.

            4. That the Transferee historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Transferee intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Transferee understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Transferee agrees not to transfer the Class [R] [LR] Certificate to any Person or entity unless (a) the Transferee has received from such Person or entity an affidavit substantially in the form of this Transfer Affidavit and (b) the Transferee provides to the Certificate Registrar a letter substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement (as defined below) certifying that it has no actual knowledge that such Person or entity is a Disqualified Organization, or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that it has no reason to know that such Person or entity does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Transferee agrees to such amendments of the Pooling and Servicing Agreement, dated September 1, 2006, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee (the "Pooling and Servicing Agreement"), as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a Disqualified Organization, or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            8. That, if a "tax matters person" is required to be designated with respect to [the Upper-Tier REMIC], [the Lower-Tier REMIC], the Transferee agrees to act as "tax matters person" and to perform the functions of "tax matters person" of [the Upper-Tier REMIC] [the Lower-Tier REMIC] pursuant to
Section 10.01(c) of the Pooling and Servicing Agreement, and, in such event, agrees to the irrevocable designation of the Trustee as the Transferee's agent in performing the function of "tax matters person."

            9. That the Transferee has reviewed, and agrees to be bound by and to abide by, the provisions of Section 5.02(c) of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            10. That the Transferee will not cause income from the Class [R] [LR] Certificate to be attributable to, a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            11. Check one of the following:

            [ ] That the present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificate does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Class [R] [LR] Certificate;

            (ii) the present value of the expected future distributions on such Class [R] [LR] Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [ ] That the transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860G-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Sections 1.860E-1(c)(6)(i), as to which income from Class [R] [LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Class [R] [LR] Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of U.S. Treasury Regulations Sections 1.860G-1(c)(4)(i), (ii) and (iii) and 1.860E-1(c)(5); and

            (iv) the Transferee determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.
[ ] None of the above.


            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, by its [Title of Officer] this _____ day of __________, 20__.


                                       [NAME OF TRANSFEREE]



                                       By:____________________________________
                                                   [Name of Officer]
                                                   [Title of Officer]



                                       By:____________________________________
                                                   [Name of Officer]
                                                   [Title of Officer]

            Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that [he] [she] executed the same as [his] [her] free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ___ day of __________, 20__.

______________________________________
NOTARY PUBLIC

COUNTY OF _____________________________

STATE OF ______________________________

My commission expires the ___ day of __________, 20__.

                                   EXHIBIT D-2

                            FORM OF TRANSFEROR LETTER

                                     [Date]


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the requirements set forth in paragraphs 3, 4 and 10 thereof are not satisfied or, after conducting a reasonable investigation of the financial condition of the transferee, that the information contained in paragraphs 3, 4 and 10 thereof is not true.


                                       Very truly yours,


                                       [Transferor]

                                       ___________________________________

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE

                                                                          [Date]
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, REQUEST FOR RELEASE

Dear _______________________,

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and you, as Trustee, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Mortgagor's Name:

Address:

Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

            ______1. Mortgage Loan paid in full. The [applicable Master Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be credited to the applicable Certificate Account pursuant to the Pooling and Servicing Agreement.

            ______      2.    The Mortgage Loan is being foreclosed.

            ______      3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                       [APPLICABLE MASTER SERVICER] [SPECIAL
                                          SERVICER]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT F

                       FORM OF ERISA REPRESENTATION LETTER

LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8

Ladies and Gentlemen:

            The undersigned (the "Purchaser") proposes to purchase $____________ initial Certificate Balance of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Class __ (the "Certificate") issued pursuant to that certain Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor ("Depositor"), Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as master servicers ("Master Servicers"), J.E. Robert Company, Inc., as special servicer ("Special Servicer"), and LaSalle Bank National Association, as trustee ("Trustee"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

            1. The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation ss. 2510.3-101), other than, except in the case of the Class S Certificates, an insurance company using the assets of its "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption ("PTCE") 95-60) under circumstances whereby the purchase and holding of Offered Private Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60.

            2. Except in the case of the Class S Certificates, which may not be transferred to a Person that cannot make the representation in paragraph 1 above, the Purchaser understands that if the Purchaser is a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Certificate Registrar an Opinion of Counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt "prohibited transaction" within the meaning of ERISA,
Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Registrar, the Master Servicers, the Special Servicer, the Dealers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicers, the Special Servicer, the Dealers, the Certificate Registrar or the Trust Fund.

            IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.


                                       Very truly yours,


                                       _______________________________________
                                                   [The Purchaser]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT G

                     FORM OF STATEMENT TO CERTIFICATEHOLDERS

       [See Annex C to the Prospectus Supplement dated September 22, 2006]

                                    EXHIBIT H

                           FORM OF OMNIBUS ASSIGNMENT

            [NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the "Assignor") for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto LaSalle Bank National Association, as Trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8" (the "Assignee"), having an office at LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services Group - JPMorgan 2006-LDP8, its successors and assigns, all right, title and interest of the Assignor in and to:

            That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the "Security Instrument"), and that certain Promissory Note (the "Note"), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor's right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Note.

            IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 200[__].


                                       [NAME OF CURRENT ASSIGNOR]



                                       By:________________________________
                                          Name:
                                          Title:

                                   EXHIBIT I-1

                  FORM OF REGULATION S TRANSFER CERTIFICATE
                            DURING RESTRICTED PERIOD


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8 Class [__]

Ladies and Gentlemen:

            This certificate is delivered  pursuant to  Section 5.02(b) of the
Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________
[Certificate Balance] [Notional Amount]of Certificates, in fully registered form (each, a "Definitive Certificate"), or a beneficial interest of such aggregate [Certificate Balance] [Notional Amount] in the Regulation S Book-Entry Certificate (the "Book-Entry Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a person acting for the account or benefit of a U.S. Person, and upon completion of the transaction, the Transferred Interest will be held with the Depository through [Euroclear] [Clearstream];**

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Master Servicers and the Special Servicer.

                                       [Name of Transferor]



                                       By:____________________________________
                                          Name:
                                          Title:



                                       Dated:

--------------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

** Select appropriate depository.

                                   EXHIBIT I-2

                  FORM OF REGULATION S TRANSFER CERTIFICATE
                             AFTER RESTRICTED PERIOD


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8 Class [__]

Ladies and Gentlemen:

            This  certificate  is delivered  pursuant to  Section 5.02(b)  the
Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________
[Certificate Balance][Notional Amount] of Certificates, in fully registered form (each, a "Definitive Certificate"), or a beneficial interest of such aggregate [Certificate Balance][Notional Amount] in the Regulation S Book-Entry Certificate (the "Book-Entry Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Master Servicers and the Special Servicer.


                                       [Name of Transferor]



                                       By:____________________________________
                                          Name:
                                          Title:

                                          Dated:

-----------------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

                                    EXHIBIT J

                         FORM OF PURCHASE OPTION NOTICE



LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

Wells Fargo Bank, N.A.
45 Fremont Street, 2nd Floor
San Francisco, California 94105
Attention:  Commercial Mortgage Servicing

Midland Loan Services, Inc.
10851 Mastin, Suite 700
Overland Park, Kansas  66210
Attention:  JPMorgan 2006-LDP8

J.E. Robert Company, Inc. 1650 Tysons Boulevard, Suite 1600
McLean, Virginia  22102
Attention:  JPMorgan 2006-LDP8

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 Commercial Mortgage Pass-Through Certificates, Series
            2006-LDP8

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____ from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor ("Depositor"), Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers ("Master Servicers"), J.E. Robert Company, Inc., as special servicer ("Special Servicer"), and LaSalle Bank
National Association, as Trustee ("Trustee"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned, holder of the Purchase Option (the "Option Holder"), [is the Controlling Class Certificateholder] [acquired its Purchase Option from the Controlling Class Certificateholder on ___________] [is the Special Servicer] [acquired its Purchase Option from the Special Servicer].

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the Option Price, as defined in Section 3.18(a)(ii) of the Pooling and Servicing Agreement. Within ten (10) Business Days of its receipt of the applicable Master Servicer's notice confirming that the exercise of its Purchase Option is effective, [the undersigned Option Holder] [______________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of the applicable Master Servicer in exchange for the release of the Mortgage Loan, the related Mortgaged Property and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the applicable Master Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of Mortgage Loan [__], together with such other documents or instruments as the applicable Master Servicer shall reasonably require to consummate the purchase contemplated hereby.

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and, further, that upon receipt of the applicable Master Servicer's notice confirming that the exercise of its Purchase Option is effective, the undersigned Option Holder, or its designee, shall be obligated to close its purchase of Mortgage Loan ___ in accordance with the terms and conditions of this letter and of the Pooling and Servicing Agreement.

                                       Very truly yours,

                                       [Option Holder]






                                       By:____________________________________
                                          Name:
                                          Title:

            [By signing this letter in the space provided below, the [Controlling Class Certificateholder] [Special Servicer] hereby acknowledges and affirms that it transferred its Purchase Option to the Option Holder identified above on [_________].


[_______________________]



By:___________________________________
   Name:
   Title:]

                                    EXHIBIT K

                        FORM OF TRANSFER CERTIFICATE FOR
               RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S
               BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

     (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)

LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8 Class [__]

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[_______] aggregate [Certificate Balance][Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Book-Entry Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Book-Entry Certificate (CUSIP
No. __________) to be held with [Euroclear] [CEDEL]* (Common              Code
No.____________) through the Depositary.

            In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance


----------------------------
* Select appropriate depository.

with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States],*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a Person acting for the account or benefit of a U.S. Person,

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable,

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and

            (6) upon completion of the transaction, the beneficial interest being transferred as described above will be held with the Depository through [Euroclear] [Clearstream].**

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Master Servicers and the Special Servicer.

                                       [Insert Name of Transferor]



                                       By:____________________________________
                                          Name:
                                          Title:

                                          Dated:

------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

** Select appropriate depository.

                                    EXHIBIT L

           FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

            ASSIGNMENT,    ASSUMPTION   AND   RECOGNITION   AGREEMENT,   dated
___________ ___, 200__ (this "Agreement"), among  ___________________________, a (state) corporation (the "Assignor"), PACIFIC LIFE INSURANCE COMPANY, a Nebraska corporation (the "Assignee"), and _____________________________ (the "Trustee") as Trustee for the registered holders of _____________________ Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series _________ (the "Trust").

            For and in consideration of good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

            1. The Assignor hereby grants, transfers, conveys and assigns to the Assignee all of its rights, title, interests and obligations, in its capacity as special servicer only, in and to the agreements set forth on Exhibit A hereto (the "Relevant Agreements") insofar as such rights, title, interests and obligations arise only, and specifically, with respect to the Loan (as such term is defined on Exhibit B hereto) (the "Assigned Servicing Rights"). The Assignee hereby assumes all of the Assigned Servicing Rights, and the Assignor is hereby relieved and released of any future obligations with respect to the Assigned Servicing Rights from and after the date hereof; provided, however, notwithstanding the foregoing, the Assignor is not assigning and is expressly retaining (i) all rights in respect of accrued and unpaid servicing fees, ancillary income, reimbursement rights and indemnification rights arising prior to the date hereof and pursuant to the terms of the Relevant Agreements and (ii) all right, title and interest in and to the Relevant Agreements insofar as such right, title and interest are not expressly related to the special servicing of the Loan. In addition, the Assignee hereby agrees to be bound by the terms of the Relevant Agreements as if it were the original "Special Servicer" under such agreements with respect to the Loan.

            2. The Assignor warrants and represents to, and covenants with, the Assignee and the Trustee that:

            (a) The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of (state), and has all requisite corporate power and authority to transfer and assign to the Assignee all of its right, title and interest in, to and under the Assigned Servicing Rights;

            (b) The Assignor has full corporate power and authority to execute, deliver and perform under this Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance by the Assignor of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Agreement has been duly executed and delivered by the Assignor and will constitute a valid, legal and binding obligation of the Assignor enforceable against the Assignor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            (c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby.

            3. The Assignee warrants and represents to, and covenants with, the Assignor and the Trustee that:

            (a)   Assignee hereby makes the representations and warranties set
forth in Section         of the Pooling and Servicing Agreement (as defined on
Exhibit A), mutatis mutandis, as of the date hereof;

            (b) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska, and has all requisite corporate power and authority to assume all of the right, title and interest of Assignor in, to and under the Assigned Servicing Rights;

            (c) The Assignee has full corporate power and authority to execute, deliver and perform under this Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance by the Assignee of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Agreement has been duly executed and delivered by the Assignee and will constitute a valid, legal and binding obligation of the Assignee enforceable against the Assignee in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (d) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby.; and

            (e) The Assignee meets all requirements to act as "Special Servicer" under and pursuant to the Relevant Agreements.

            4. From and after the date hereof, Trustee hereby acknowledges, agrees and recognizes that the Assignee is the lawful owner of the Assigned Servicing Rights and succeeds to the status of "Special Servicer" under the Relevant Agreements with respect to the Loan, and Trustee shall look solely to the Assignee for performance from and after the date hereof of the Assigned Servicing Rights.

            5. All demands, notices and communications hereunder shall be in writing and shall be given via registered or certified mail to the person at the address set forth below (or such other addresses as to which notice is given to the other parties hereto):

            (a)   If to the Assignor, to it at:

                  _______________________
                  _______________________
                  _______________________
                  Attention:
                  Telecopy:

            With a copy to:

                  _______________________
                  _______________________
                  _______________________
                  Attention:
                  Telecopy:

            (b)   If to the Assignee, to it at:

                  Pacific Life Insurance Company
                  700 Newport Center Drive
                  Newport Beach, California 92660
                  Attention: Janine Stallings
                  Telecopy: 949.219.6570

            With a copy to:

                  Dechert LLP
                  1717 Arch Street
                  4000 Bell Atlantic Tower
                  Philadelphia, Pennsylvania 19103
                  Attention: David W. Forti, Esq.
                  Telecopy: 215.994.2222

            (c)   If to Trustee, to it at:
                  _______________________
                  _______________________
                  _______________________
                  Attention: __________________________________________
                  Re: ________________ Commercial Mortgage Securities Corp.,
                  Commercial  Mortgage   Pass-Through   Certificates,   Series
                  _________
                  Telecopy:

            6. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            7. This Agreement shall binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

            8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            9. This Agreement shall survive the conveyance of the Assigned Servicing Rights by the Assignor.

            10. All capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Relevant Agreements.

            11. For the purpose for facilitating the execution of Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

            12. The parties agree to execute, acknowledge and deliver such further instruments and documents as may be reasonably requested by any party to carry out the intent of this Agreement.

            13. This Agreement sets forth the entire understanding and agreement between the parties as to the matters covered herein, and supersedes and replaces any prior understanding, agreement or statement of intent as to the matters covered herein.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        ________(Assignor)____________, a
                                       (state) corporation



                                       By:____________________________________
                                          Name:
                                          Title:


                                       PACIFIC LIFE INSURANCE COMPANY, a
                                       Nebraska corporation



                                       By:____________________________________
                                          Name:
                                          Title:



                                       By:____________________________________
                                          Name:
                                          Title:


                                       ___________________________________,
                                       AS TRUSTEE FOR THE REGISTERED HOLDERS
                                       OF ____________________________
                                       COMMERCIAL MORTGAGE SECURITIES CORP.,
                                       COMMERCIAL MORTGAGE PASS-THROUGH
                                       CERTIFICATES, SERIES
                                        ________XXXX_


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                              [Relevant Agreements]

Pooling and Servicing Agreement dated as of (____ xxxxx____ ) by and among _________________ Commercial Mortgage Securities Corp., as Depositor,
___________________________, as Servicer, ___________________________, as
Special Servicer, _____________________, as Trustee, and __________________, as
Fiscal Agent with respect to the XXXXXX Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series (XXXX) (the "Pooling and Servicing Agreement").

                                    EXHIBIT B

                                 [Defined Terms]

"Loan" shall mean that certain loan in the original principal amount of $xxx,xxx.xx, which is (a) evidenced by that certain Promissory Note dated (date) ______ made by (Borrower Name) a (state) limited liability company, in favor of
________________________________ (the "Original Lender") and currently held by
Trustee on behalf of the Trust, (b) secured by a first priority security interest in the property commonly known as the xxxxxxxxxx the "Property"), and
(c) subject to that certain Participation Agreement dated (xxxxxx) among the Trustee, as successor in interest to the Original Lender, and Assignee.

                                    EXHIBIT M

         FORM OF NOTICE RELATING TO THE RREEF PORTFOLIO MORTGAGE LOAN


                                     [Date]


VIA FACSIMILE



Attention:  [__________________]
Re:   J.P.  Morgan  Chase  Commercial  Mortgage  Securities  Trust  2006-LDP8,
            Commercial  Mortgage   Pass-Through   Certificates,   Series
            2006-LDP8

Dear [_____________]:

            Capmark Finance Inc. is the master servicer (the "RREEF Portfolio Master Servicer") for the RREEF Portfolio Whole Loan, as such term is defined under the Pooling and Servicing Agreement dated September 1, 2006 (the "LDP8 Pooling Agreement") by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as master servicers (the "LDP8 Master Servicers"), J.E. Robert Company, Inc., as special servicer, and LaSalle Bank National
Association, as trustee (the "Trustee"). The Trustee hereby directs the RREEF Portfolio Master Servicer, as follows:

            The RREEF Portfolio Master Servicer shall remit to the applicable LDP8 Master Servicer all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the applicable LDP8 Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to, the holder of the RREEF Portfolio Mortgage Loan (as such term is defined in the LDP8 Pooling Agreement) under the Intercreditor Agreement dated as of September 21, 2006 by and among JPMorgan Chase Bank, N.A., as the Note A-1 Holder, JPMorgan Chase Bank, N.A., as the Note A-2 Holder, JPMorgan Chase Bank, N.A., as Floating Rate Note A Holder and JPMorgan Chase Bank, N.A., as Floating Rate Note B Holder, and the Pooling Agreement and Servicing Agreement dated as of September 21, 2006 by and among the RREEF Portfolio Master Servicer, as master servicer, Midland Loan Services, Inc., as special servicer, Wells Fargo Bank, N.A., as trustee and paying agent.

            Thank you for your attention to this matter.

                                       LASALLE BANK NATIONAL ASSOCIATION, as
                                          Trustee for the Holders of the J.P.
                                          Morgan Chase Commercial Mortgage
                                          Securities Trust 2006-LDP8, Commercial
                                          Mortgage Pass-Through Certificates,
                                          Series 2006-LDP8.

Date: _________________________


LASALLE BANK NATIONAL ASSOCIATION



By:  ___________________________
   [Name]
   [Title]

                                    EXHIBIT N

                        FORM OF TRANSFER CERTIFICATE FOR
               RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S
                BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

     (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8, Class [__]

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Balance] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Book-Entry Certificate (CUSIP No. ________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Book-Entry Certificate (Common Code No. _____).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States;

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Master Servicers and the Special Servicer.

                                       [Insert Name of Transferor]



                                       By:____________________________________
                                          Name:
                                          Title:

                                          Dated:

--------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

                                    EXHIBIT O

                FORM OF TRANSFER CERTIFICATE FOR REGULATION S
                  BOOK-ENTRY CERTIFICATE TO RULE 144A GLOBAL
               BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

     (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8, Class[__]

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Balance] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Regulation S Book-Entry Certificate (CUSIP No. _______) with [Euroclear] [Clearstream]* (Common Code No.__________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Book-Entry Certificate (CUSIP No.____________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any jurisdiction.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Master Servicers, the Special Servicer and Initial Purchaser of the offering of the Certificates.

                                       [Insert Name of Transferor]



                                       By:____________________________________
                                          Name:
                                          Title:

                                          Dated:

-----------------
* Select appropriate depository.

                                    EXHIBIT P

                FORM OF TRANSFER CERTIFICATE FOR REGULATION S
               BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8, Class [__]

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) of the Pooling and Servicing Agreement, dated September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 in connection with the transfer by _______________ of a beneficial interest of $___________ [Certificate Balance] [Notional Amount] in a Book-Entry Certificate during the Restricted Period to the undersigned (the "Transferee"). The Transferee desires to beneficially own such transferred interest in the form of the Regulation S Book-Entry Certificate. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            In connection with such transfer, the Transferee does hereby certify that it is not a "U.S. Person" (within the meaning of Rule 902 Regulation S under the Securities Act of 1933, as amended). This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the applicable Master Servicer and the Special Servicer.

                                       [Insert Name of Transferor]



                                       By:____________________________________
                                          Name:
                                          Title:

                                          Dated:

                                    EXHIBIT Q


                           FORM OF CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K


                                  CERTIFICATION
                                  -------------

        J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8
                  Commercial Mortgage Pass-Through Certificates
                         Series 2006-LDP8 (the "Trust")


      I, [_____________], the President and Chief Executive Officer of J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor into the above-referenced Trust, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of period covered by this annual report on Form 10-K, of the Trust (the "Exchange Act Periodic Reports");

2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the master servicers and the special servicer have fulfilled their obligations under the pooling and servicing agreement; and

5. All of the reports on assessment of compliance with servicing criteria and their related attestation reports on assessment of compliance with servicing criteria required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wells Fargo Bank, N.A., Midland Loan Services, Inc., J.E. Robert Company, Inc. and LaSalle Bank National Association.


Date:_________________________




By:_____________________________________
   President and Chief Executive Officer
   J.P. Morgan Chase Commercial Mortgage
   Securities Corp.

                                   EXHIBIT R-1


                           FORM OF CERTIFICATION TO BE
                        PROVIDED TO DEPOSITOR BY TRUSTEE


                                  CERTIFICATION
                                  -------------

        J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8
                  Commercial Mortgage Pass-Through Certificates
                         Series 2006-LDP8 (the "Trust")


      I, [identify the certifying individual], a [title] of LaSalle Bank National Association, certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. I have reviewed the annual report on Form 10-K for the fiscal year 20__ (the "Annual Report"), and all reports on Form 10-D required to be filed in respect of periods covered by that annual report on Form 10-K, of the Trust (collectively with the Annual Report, the "Exchange Act Periodic Reports");

2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided to the trustee by the master servicers and the special servicer under the pooling and servicing agreement for inclusion in the Exchange Act Periodic Reports is included in such reports;

4. I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Form 10-D or 10-K, the Trustee has fulfilled its obligations in all material respects under the pooling and servicing agreement; and

5. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered in accordance with Section 11.10 and
      Section 11.11 of the pooling and servicing agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.


Date:___________________________



LASALLE BANK NATIONAL ASSOCIATION



By:______________________________
   [Name]
   [Title]

                                  EXHIBIT R-2-1

                FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
                            BY MASTER SERVICER NO. 1

                                  CERTIFICATION
                                  -------------

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (the "Trust"), issued pursuant to that certain Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp, as depositor (the "Depositor"), Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as master servicers (the "Master Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee")


      I, [identify the certifying individual], a [title] of Wells Fargo Bank, N.A., on behalf of Wells Fargo Bank, N.A., certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1. Based on my knowledge, the servicing information in the servicing reports relating to the trust fund delivered by Wells Fargo Bank, N.A. to the Trustee covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

2. Based on my knowledge, the servicing information required to be provided to the Trustee by Wells Fargo Bank, N.A. under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Trustee is included in the servicing reports delivered by Wells Fargo Bank, N.A. to the Trustee;

3. I am responsible for reviewing the activities performed by Wells Fargo Bank, N.A. under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 11.09 of the Pooling and Servicing Agreement and except as disclosed in such compliance statement delivered by Wells Fargo Bank, N.A. under Section 11.09 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by Wells Fargo Bank, N.A. in accordance with Section 11.10 and Section 11.11 of the Pooling and Servicing Agreement discloses with respect to Wells Fargo Bank, N.A. all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.


Date:_________________________



WELLS FARGO BANK, N.A.



By:__________________________________
   [Name]
   [Title]

                                  EXHIBIT R-2-2


                FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
                            BY MASTER SERVICER NO. 2


                                  CERTIFICATION
                                  -------------

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (the "Trust"), issued pursuant to that certain Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp, as depositor (the "Depositor"), Wells Fargo Bank N.A. and Midland Loan Services, Inc., as master servicers (the "Master Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee")

            I, [identify the certifying individual], a [title] of Midland Loan Services, Inc., on behalf of Midland Loan Services, Inc., certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

5. Based on my knowledge and the statements required to be made in the corresponding certificate of the Special Servicer pursuant to Section
      11.06 of the Pooling and Servicing Agreement, the servicing information in the servicing reports relating to the trust fund delivered by Midland Loan Services, Inc. to the Trustee covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

6. Based on my knowledge and the statements required to be made in the corresponding certificate of the Special Servicer pursuant to Section
      11.06 of the Pooling and Servicing Agreement, the servicing information required to be provided to the Trustee by Midland Loan Services, Inc. under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Trustee is included in the servicing reports delivered by Midland Loan Services, Inc. to the Trustee;

7. I am responsible for reviewing the activities performed by Midland Loan Services, Inc. under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 11.09 of the Pooling and Servicing Agreement and except as disclosed in such compliance statement delivered by Midland Loan Services, Inc. under Section 11.09 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

8. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by Midland Loan Services, Inc. in accordance with Section 11.10 and Section 11.11 of the Pooling and Servicing Agreement discloses with respect to Midland Loan Services, Inc. all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.


Date:_________________________



MIDLAND LOAN SERVICES, INC.




By:___________________________________
   [Name]
   [Title]

                                   EXHIBIT R-3

                           FORM OF CERTIFICATION TO BE
                    PROVIDED TO DEPOSITOR BY SPECIAL SERVICER

                                  CERTIFICATION
                                  -------------

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (the "Trust"), issued pursuant to that certain Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp, as depositor (the "Depositor"), Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as master servicers (the "Master Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee")

            I, [identify the certifying individual], a [title] of J.E. Robert Company, Inc., on behalf of J.E. Robert Company, Inc., certify to J.P. Morgan Chase Commercial Mortgage Securities Corp., Wells Fargo Bank, N.A. and Midland Loan Services, Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1. Based on my knowledge, the servicing information in the servicing reports or information relating to the trust fund delivered by the Special Servicer to the Trustee and/or the Master Servicers covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

2. Based on my knowledge, the servicing information required to be provided to the Trustee and/or Master Servicers by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Trustee is included in the servicing reports delivered by the Special Servicer to the Trustee and/or Master Servicers;

3. I am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 11.09 of the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such compliance statement delivered by the Special Servicer under Section 11.09 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4. The report on assessment of the Special Servicer's compliance with servicing criteria and the related attestation report on assessment of the Special Servicer's compliance with servicing criteria required to be delivered in accordance with Section 11.10 and Section 11.11 of the Pooling and Servicing Agreement disclose all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of the Special Servicer's compliance with servicing criteria is fairly stated in all material respects.

Date:_________________________


J.E. ROBERT COMPANY, INC.


By:____________________________________
   [Name]
   [Title]

                                    EXHIBIT S

                            INITIAL COMPANION HOLDERS

CBA Mezzanine Capital Finance, LLC shall be the initial Companion Holder with respect to the Stevens Center Business Park Mortgage Loan, the United Plaza Mortgage Loan and the Donato Corporate Park Mortgage Loan.

IXIS Real Estate Capital Inc. shall be the initial Companion Holder with respect to the Park La Brea Apartments Mortgage Loan.

JPMorgan Chase Bank, N.A. shall be the initial Companion Holder with respect to the RREEF Portfolio Mortgage Loan.

Nomura Credit & Capital, Inc. shall be the initial Companion Holder with respect to the Gas Company Tower Mortgage Loan.

Pacific Life Insurance Company and Eurohypo AG, New York Branch shall be the initial Companion Holder with respect to the Tysons Galleria Mortgage Loan.

                                    EXHIBIT T

                                     FORM OF
                            NOTICE AND CERTIFICATION
                      REGARDING DEFEASANCE OF MORTGAGE LOAN

            To:   Standard & Poor's Ratings Services, a division of The
                     McGraw-Hill Companies, Inc.
                  55 Water Street
                  New York, New York 10041
                  Attn:  Commercial Mortgage Surveillance

            From: [Wells Fargo Bank, N.A.] [Midland Loan Services, Inc.], in
                  its capacity as a Master Servicer (the "Master Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among the Master Servicer, [Wells Fargo Bank N.A.] [Midland Loan Services, Inc.], as a Master Servicer, LaSalle Bank National Association, as Trustee, and others.

Date:    _________, 20___

            Re: J.P. Morgan Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8

                  Mortgage Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:
                        ____________________
                        ____________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            As a Master Servicer under the Pooling and Servicing Agreement, we hereby:

            (a) Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____ a full defeasance of the entire principal balance of the Mortgage Loan; or

            ____ a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

            (b) Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            (i) The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

            (ii) The defeasance was consummated on __________, 20__.

            (iii) The defeasance collateral consists of securities that (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) are rated `AAA' by S&P, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption.

            (iv) The Master Servicer received an opinion of counsel (from counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

            (v) The Master Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that is a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

            (vi) The Master Servicer received written confirmation of the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

            (vii) The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the "Scheduled Payments"), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

            (viii) The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

            (ix) The Mortgage Loan is not among the ten (10) largest loans in the pool. The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Trustee's Distribution Date Statement received by us (the "Current Report").

            (x) [The Master Servicer has received opinions of counsel stating that the Trustee possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.]

            (xi) The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

            (c) Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

            (d) Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            (e) Agree to provide copies of all items listed in Exhibit B to you upon request.

            IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.


                                       [WELLS FARGO BANK, N.A.] [MIDLAND LOAN
                                          SERVICES, INC.]



                                       By:  __________________________________
                                            Name:
                                            Title:

                                    EXHIBIT U

 INFORMATION REQUEST FROM CERTIFICATEHOLDER, BENEFICIAL OWNER OR PROSPECTIVE
                                    PURCHASER

[Date]

LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2006-LDP8

      Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8

            Pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a [Holder] [Certificate Owner] [prospective purchaser] of $___________ aggregate [Certificate Balance/Notional Amount] of the Class ____ Certificates.

            2. The undersigned is requesting access to the information (the "Information") on the Trustee's Internet Website pursuant to Section 4.02 of the Agreement.

            3. In consideration of the Trustee's disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that is contemplating the purchase of any Certificate, but only if such person or entity confirms in writing such prospective ownership interest and agrees to keep it confidential; and provided that the undersigned may provide all or any part of the Information to its auditors, legal counsel and regulators.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
Section 5 of the Securities Act or under any other applicable law.

            Capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.


                                       [HOLDER] [CERTIFICATE OWNER] [PROSPECTIVE
                                          PURCHASER]



                                       By:____________________________________
                                          Name:
                                          Title:
                                          Telephone No.:

                                    EXHIBIT V

                     TRUSTEE CERTIFICATION/EXCEPTION REPORT

                                     [DATE]

To the Persons Listed on the attached Schedule A
Re:___J.P.

            Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates,
            Series 2006-LDP8

Ladies and Gentlemen:

            In accordance with Section 2.02 of the Pooling Servicing Agreement, dated as of September 1, 2006 (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as Master Servicers, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association as Trustee, the undersigned, as Trustee, hereby certifies that, except as noted on the attached Trustee Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Trustee has, subject to
Section 2.02(e) of the Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Agreement and has determined that (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and the required officer's certificate), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and
(iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Agreement.


                                       LASALLE BANK NATIONAL ASSOCIATION,
                                          as Trustee



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT W


         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE


The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as "Applicable Servicing Criteria" applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB):


-----------------------------------------------------------------------------------------------------------------
                                                                                           APPLICABLE SERVICING
                                              SERVICING CRITERIA                                 CRITERIA
-----------------------------------------------------------------------------------------------------------------
   Reference                                       Criteria
-----------------------------------------------------------------------------------------------------------------
                                       General Servicing Considerations
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(1)(i)        Policies and procedures are instituted to monitor any performance            Trustee
                     or other triggers and events of default in accordance with the           Master Servicer
                     transaction agreements.                                                 Special Servicer
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(1)(ii)       If any material servicing activities are outsourced to third                 Trustee
                     parties, policies and procedures are instituted to monitor the           Master Servicer
                     third party's performance and compliance with such servicing            Special Servicer
                     activities.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(1)(iii)      Any requirements in the transaction agreements to maintain a                   N/A
                     back-up servicer for the mortgage loans are maintained.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(1)(iv)       A fidelity bond and errors and omissions policy is in effect on the         Custodian
                     party participating in the servicing function throughout the             Master Servicer
                     reporting period in the amount of coverage required by and              Special Servicer
                     otherwise in accordance with the terms of the transaction
                     agreements.
-------------------- --------------------------------------------------------------------- ----------------------

                                      Cash Collection and Administration
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(i)        Payments on mortgage loans are deposited into the appropriate                Trustee
                     custodial bank accounts and related bank clearing accounts no more       Master Servicer
                     than two business days following receipt, or such other number of       Special Servicer
                     days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(ii)       Disbursements made via wire transfer on behalf of an obligor or to           Trustee
                     an investor are made only by authorized personnel.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(iii)      Advances of funds or guarantees regarding collections, cash flows        Master Servicer
                     or distributions, and any interest or other fees charged for such       Special Servicer
                     advances, are made, reviewed and approved as specified in the                Trustee
                     transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(iv)       The related accounts for the transaction, such as cash reserve               Trustee
                     accounts or accounts established as a form of                            Master Servicer
                     overcollateralization, are separately maintained (e.g., with            Special Servicer
                     respect to commingling of cash) as set forth in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(v)        Each custodial account is maintained at a federally insured                  Trustee
                     depository institution as set forth in the transaction agreements.       Master Servicer
                     For purposes of this criterion, "federally insured depository           Special Servicer
                     institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                     13k-1(b)(1) of the Securities Exchange Act.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(vi)       Unissued checks are safeguarded so as to prevent unauthorized                Trustee
                     access.                                                                  Master Servicer
                                                                                             Special Servicer
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(2)(vii)       Reconciliations are prepared on a monthly basis for all                     Trustee
                     asset-backed securities related bank accounts, including custodial       Master Servicer
                     accounts and related bank clearing accounts. These reconciliations      Special Servicer
                     are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                     These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

                                      Investor Remittances and Reporting
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(3)(i)        Reports to investors, including those to be filed with the                   Trustee
                     Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                     investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                     Reporting Servicer.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(3)(ii)       Amounts due to investors are allocated and remitted in accordance            Trustee
                     with timeframes, distribution priority and other terms set forth in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(3)(iii)      Disbursements made to an investor are posted within two business             Trustee
                     days to the Servicer's investor records, or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(3)(iv)       Amounts remitted to investors per the investor reports agree with            Trustee
                     cancelled checks, or other form of payment, or custodial bank statements.
-------------------- --------------------------------------------------------------------- ----------------------
                                          Pool Asset Administration

-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(i)        Collateral or security on mortgage loans is maintained as required           Trustee
                     by the transaction agreements or related mortgage loan documents.        Master Servicer
                                                                                             Special Servicer
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(ii)       Mortgage loan and related documents are safeguarded as required by           Trustee
                     the transaction agreements
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(iii)      Any additions, removals or substitutions to the asset pool are               Trustee
                     made, reviewed and approved in accordance with any conditions or         Master Servicer
                     requirements in the transaction agreements.                             Special Servicer
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(iv)       Payments on mortgage loans, including any payoffs, made in               Master Servicer
                     accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(v)        The Reporting Servicer's records regarding the mortgage loans agree      Master Servicer
                     with the Reporting Servicer's records with respect to an obligor's unpaid principal balance.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(vi)       Changes with respect to the terms or status of an obligor's              Master Servicer
                     mortgage loans (e.g., loan modifications or re-agings) are made,        Special Servicer
                     reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(vii)      Loss mitigation or recovery actions (e.g., forbearance plans,           Special Servicer
                     modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(viii)     Records documenting collection efforts are maintained during the         Master Servicer
                     period a mortgage loan is delinquent in accordance with the             Special Servicer
                     transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(ix)       Adjustments to interest rates or rates of return for mortgage loans      Master Servicer
                     with variable rates are computed based on the related mortgage loan documents.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(x)        Regarding any funds held in trust for an obligor (such as escrow         Master Servicer
                     accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements;
                     (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                     and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(xi)       Payments made on behalf of an obligor (such as tax or insurance          Master Servicer
                     payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(xii)      Any late payment penalties in connection with any payment to be          Master Servicer
                     made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(xiii)     Disbursements made on behalf of an obligor are posted within two         Master Servicer
                     business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
                     agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(xiv)      Delinquencies, charge-offs and uncollectible accounts are                Master Servicer
                     recognized and recorded in accordance with the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

1122(d)(4)(xv)       Any external enhancement or other support, identified in                       N/A
                     Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

                                    EXHIBIT X

                         ADDITIONAL FORM 10-D DISCLOSURE


---------------------------------------------------------- --------------------------------------------------------
                    Item on Form 10-D                                         Party Responsible
---------------------------------------------------------- --------------------------------------------------------
  Item 1: Distribution and Pool Performance Information                            Trustee
                                                                                  Depositor

 Any information required by Item 1121 of Regulation AB
     which is NOT included on the Monthly Statement
---------------------------------------------------------- --------------------------------------------------------
                Item 2: Legal Proceedings                  (i) All parties to the Pooling and Servicing Agreement
                                                             (as to themselves), (ii) as to litigation to which
                                                             they respectively have knowledge, the Trustee, the
                                                             Master Servicers and the Special Servicer as to the
             per Item 1117 of Regulation AB                     issuing entity, (iii) the Depositor as to the
                                                            sponsors, any 1110(b) originator, and any 1100(d)(1)
                                                                                    party
---------------------------------------------------------- --------------------------------------------------------
     Item 3: Sale of Securities and Use of Proceeds                               Depositor
---------------------------------------------------------- --------------------------------------------------------
         Item 4: Defaults Upon Senior Securities                                   Trustee
---------------------------------------------------------- --------------------------------------------------------
   Item 5: Submission of Matters to a Vote of Security                             Trustee
                         Holders
---------------------------------------------------------- --------------------------------------------------------
       Item 6: Significant Obligors of Pool Assets                                Depositor
---------------------------------------------------------- --------------------------------------------------------
  Item 7: Significant Enhancement Provider Information       Depositor (The Depositor will request from the Swap
                                                            Counterparty such financial information as described
                                                             in Part 5 paragraph (m)(ii) of the Schedule to the
                                                                               Swap Contract)
---------------------------------------------------------- --------------------------------------------------------
  Item 8: Other Information (information required to be    Any party responsible for disclosure items on Form 8-K
 disclosed on Form 8-K that was not properly disclosed)                  to the extent of such items
---------------------------------------------------------- --------------------------------------------------------
                    Item 9: Exhibits                                               Trustee
                                                                                  Depositor
---------------------------------------------------------- --------------------------------------------------------

                                    EXHIBIT Y


                         ADDITIONAL FORM 10-K DISCLOSURE


---------------------------------------------------------- --------------------------------------------------------
                    Item on Form 10-K                                         Party Responsible
---------------------------------------------------------- --------------------------------------------------------
           Item 1B: Unresolved Staff Comments                                     Depositor
---------------------------------------------------------- --------------------------------------------------------
 Item 9B: Other Information (Information required to be    Any party responsible for disclosure items on Form 8-K
 reported on Form 8-K during the 4th quarter of the year                 to the extent of such items
covered by the Form 10-K that was not properly reported)
---------------------------------------------------------- --------------------------------------------------------
    Item 15: Exhibits, Financial Statement Schedules                               Trustee
---------------------------------------------------------- --------------------------------------------------------
                    Additional Item:                       (i) All parties to the Pooling and Servicing Agreement
        Disclosure per Item 1117 of Regulation AB            (as to themselves), (ii) as to litigation to which
                                                             they respectively have knowledge, the Trustee, the
                                                             Master Servicers and the Special Servicer as to the
                                                           issuing entity, (iii) the Depositor as to the sponsor,
                                                               any 1110(b) originator and any 1100(d)(1) party
---------------------------------------------------------- --------------------------------------------------------
                    Additional Item:                       (i) All parties to the Pooling and Servicing Agreement
        Disclosure per Item 1119 of Regulation A           as to themselves (to the extent material to
                                                            Certificateholders and only as to affiliations under
                                                            Item 1119(a) with the Trustee, Special Servicer or a
                                                            sub-servicer meeting any of the descriptions in Item
                                                             1108(a)(3)), (ii) the Depositor as to the sponsor,
                                                               originator, significant obligor, enhancement or
                                                                              support provider
---------------------------------------------------------- --------------------------------------------------------
                    Additional Item:                                              Depositor
      Disclosure per Item 1112(b) of Regulation AB
---------------------------------------------------------- --------------------------------------------------------
                    Additional Item:                         Depositor (The Depositor will request from the Swap
     Disclosure per Items 1114(b)(2) and 1115(b) of         Counterparty such financial information as described
                      Regulation AB                          in Part 5 paragraph (m)(ii) of the Schedule to the
                                                                                Swap Contract)
---------------------------------------------------------- --------------------------------------------------------

                                    EXHIBIT Z

                         FORM 8-K DISCLOSURE INFORMATION


---------------------------------------------------------- --------------------------------------------------------
                    Item on Form 8-K                                          Party Responsible
---------------------------------------------------------- --------------------------------------------------------
  Item 1.01: Entry into a Material Definitive Agreement      All parties (only as to agreements such entity is a
                                                            party to or entered into on behalf of the Trust Fund)
---------------------------------------------------------- --------------------------------------------------------
     Item 1.02: Termination of a Material Definitive         All parties (only as to agreements such entity is a
                        Agreement                           party to or entered into on behalf of the Trust Fund)
---------------------------------------------------------- --------------------------------------------------------
          Item 1.03: Bankruptcy or Receivership                                   Depositor
---------------------------------------------------------- --------------------------------------------------------
     Item 2.04: Triggering Events that Accelerate or                              Depositor
 Increase a Direct Financial Obligation or an Obligation
         under an Off-Balance Sheet Arrangement
---------------------------------------------------------- --------------------------------------------------------
 Item 3.03: Material Modification to Rights of Security                            Trustee
                         Holders
---------------------------------------------------------- --------------------------------------------------------
  Item 5.03: Amendments of Articles of Incorporation or                           Depositor
              Bylaws; Change of Fiscal Year
---------------------------------------------------------- --------------------------------------------------------
 Item 6.01: ABS Informational and Computational Material                          Depositor
---------------------------------------------------------- --------------------------------------------------------
 Item 6.02: Change of Master Servicer, Special Servicer                       Master Servicers
                       or Trustee                                             Special Servicer
                                                                                   Trustee
                                                                                  Depositor
---------------------------------------------------------- --------------------------------------------------------
   Item 6.03: Change in Credit Enhancement or External                            Depositor
                         Support                                                   Trustee
---------------------------------------------------------- --------------------------------------------------------
   Item 6.04: Failure to Make a Required Distribution                              Trustee
---------------------------------------------------------- --------------------------------------------------------
      Item 6.05: Securities Act Updating Disclosure                               Depositor
---------------------------------------------------------- --------------------------------------------------------
           Item 7.01: Regulation FD Disclosure                                    Depositor
---------------------------------------------------------- --------------------------------------------------------
                        Item 8.01                                                 Depositor
---------------------------------------------------------- --------------------------------------------------------
                        Item 9.01                                                 Depositor
---------------------------------------------------------- --------------------------------------------------------

                                   EXHIBIT AA

                       ADDITIONAL DISCLOSURE NOTIFICATION


**SEND VIA FAX TO (312) 904-2084 AND VIA E-MAIL TO edgar@abnamro.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services--J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8--SEC REPORT PROCESSING

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, New York, New York 10017
Attention: Dennis Schuh and Bianca Russo

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

            In accordance with Section [ ] of the Pooling and Servicing Agreement, dated as of September 1, 2006, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, N.A. and Midland Loan Services, Inc., as master servicers, J.E. Robert Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:
-----------------------------------------------------------

List of any Attachments hereto to be included in the Additional Form
--------------------------------------------------------------------
[10-D][10-K][8-K] Disclosure:
-----------------------------

            Any inquiries related to this notification should be directed to
[                  ], phone number: [       ]; e-mail address: [              ].


                                       [NAME OF PARTY],
                                          as [role]



                                       By: ___________________________________
                                          Name:
                                          Title:

                                   EXHIBIT BB


                      SERVICING AND SUBSERVICING AGREEMENTS


      Certain of the Mortgage Loans are subject to subservicing agreements as set forth below.



-------------------------------------------------------------------------------
             Property Name                         Subservicer Name
-------------------------------------------------------------------------------
Tysons Galleria                         Pacific Life Insurance Company
-------------------------------------------------------------------------------
Stevens Center Business Park            Holliday Fenoglio Fowler, L.P.
-------------------------------------------------------------------------------
Deerbrook Shopping Center               Trinity Real Estate Finance
-------------------------------------------------------------------------------
Commerce Center I                       Phillips Realty Capital
-------------------------------------------------------------------------------
Gladstone (Midwest) Portfolio           L.J. Melody & Company
-------------------------------------------------------------------------------
Kingswood Plaza                         NorthPoint Capital
-------------------------------------------------------------------------------
Executive Tower                         Phillips Realty Capital
-------------------------------------------------------------------------------
The Links at Citiside Apartments        Capmark Finance Inc.
-------------------------------------------------------------------------------
2350 Ravine Way                         Prairie Realty Advisors, Inc
-------------------------------------------------------------------------------
Country Corner Shopping Center          Holliday Fenoglio Fowler, L.P.
-------------------------------------------------------------------------------
Landerbrook Place                       Pinnacle Financial Group, Inc.
-------------------------------------------------------------------------------
Sedona on Laurel Apartments             ARCS
-------------------------------------------------------------------------------
Casaloma Retail Center                  Collateral Mortgage Capital
-------------------------------------------------------------------------------
Glengary Shopping Center                Morris Smith & Feyh
-------------------------------------------------------------------------------
Orleans Business Park                   Holliday Fenoglio Fowler, L.P.
-------------------------------------------------------------------------------
Donato Corporate Park                   NorthMarq Capital
-------------------------------------------------------------------------------
Eastpoint Business Park                 Laureate Capital
-------------------------------------------------------------------------------
Wellbridge Athletic Center              Triad Capital Advisors
-------------------------------------------------------------------------------
Fairfield Inn & Suites                  Capstone Realty Advisors
-------------------------------------------------------------------------------
Orleans Business Park II                Holliday Fenoglio Fowler, L.P.
-------------------------------------------------------------------------------
Round Rock Towne Center                 Holliday Fenoglio Fowler, L.P.
-------------------------------------------------------------------------------
Tomball Marketplace                     Laureate Capital
-------------------------------------------------------------------------------
Hampton Inn - Starkville, MS            LJ Melody & Company
-------------------------------------------------------------------------------
Century Boulevard                       Phillips Realty Capital
-------------------------------------------------------------------------------
Forest Oaks Plaza 1                     L.J. Melody & Company
-------------------------------------------------------------------------------
Emmorton Professional Building          NorthMarq Capital
-------------------------------------------------------------------------------
Rodes Building                          Capstone Realty Advisors
-------------------------------------------------------------------------------
Ramada Inn - Tampa                      Capmark Finance Inc.
-------------------------------------------------------------------------------
Storage Solutions                       Holliday Fenoglio Fowler, L.P.
-------------------------------------------------------------------------------
Quality Inn and Suites                  Laureate Capital
-------------------------------------------------------------------------------

                                   EXHIBIT CC

                                  SWAP CONTRACT

(Multicurrency - Cross Border)

                                     ISDA(R)
                  International Swap Dealers Association, Inc.

                                MASTER AGREEMENT

                         dated as of September 28, 2006

    JPMORGAN CHASE BANK, N.A.         and       J.P. MORGAN CHASE COMMERCIAL
                                             MORTGAGE SECURITIES TRUST 2006-LDP8

have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: -

1.    Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.    Obligations

(a)   General Conditions.

      (i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

      (ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

      (iii) Each obligation of each party under Section 2(a)(i) is subject to
            (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)   Netting. If on any date amounts would otherwise be payable:-

      (i)   in the same currency; and

      (ii)  in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)   Deduction or Withholding for Tax.

      (i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:

            (1)   promptly notify the other party ("Y") of such requirement;

            (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

            (3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

            (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:

                  (A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

                  (B)   the failure of a representation made by Y pursuant to
                        Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

      (ii)  Liability. If:

            (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

            (2)   X does not so deduct or withhold; and

            (3) a liability resulting from such Tax is assessed directly against X,

      then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to
      Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.    Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:

(a)   Basic Representations.

      (i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

      (ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

      (iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

      (iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

      (v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.    Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:-

      (i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

      (ii) any other documents specified in the Schedule or any Confirmation; and

      (iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.    Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:-

      (i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under
            Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

      (ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under
            Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

      (iii) Credit Support Default.

            (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

            (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

            (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

      (iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

      (v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or
            (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

      (vi) Cross Default. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

      (vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:

                  (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
                  (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
                  (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

     (viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:

            (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

            (2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) 'Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:-

      (i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):

            (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

            (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

      (ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under
            Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under
            Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

      (iii) Tax Event Upon Merger. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in
            Section 5(a)(viii);

      (iv) Credit Event Upon Merger. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

      (v) Additional Termination Event. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.    Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)   Right to Terminate Following Termination Event.

      (i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

      (ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

            If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

            Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

      (iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

      (iv)  Right to Terminate. If:

            (1)   a transfer under Section 6(b)(ii) or an agreement under
                  Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under
                  Section 6(b)(i); or

            (2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)   Effect of Designation.

      (i)   If notice designating an Early Termination Date is given under
            Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

      (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under
            Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)   Calculations.

      (i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

      (ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

      (i) Events of Default. If the Early Termination Date results from an Event of Default:

            (1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over
                  (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

            (2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.

            (3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less
                  (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

            (4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

      (ii) Termination Events. If the Early Termination Date results from a Termination Event:

            (1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with
                  Section 6(e)(i)(3), if Market Quotation applies, or
                  Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

            (2)   Two Affected Parties. If there are two Affected Parties:

                  (A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

                  (B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

            If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

      (iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this
            Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

      (iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.    Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.    Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.    Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)   Counterparts and Confirmations.

      (i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

      (ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall he entered into as soon as practicable and may he executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.   Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.   Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.   Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:-

      (i) if in writing and delivered in person or by courier, on the date it is delivered;

      (ii) if sent by telex, on the date the recipient's answerback is received;

      (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

      (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

      (v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.   Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:-

      (i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

      (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from
      (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property,
      (iv) attachment of its assets (whether before or after judgment) and
      (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.   Definitions

As used in this Agreement:-

"Additional Termination Event" has the meaning specified in Section 5(b).

"Affected Party" has the meaning specified in Section 5(b).

"Affected Transactions" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and
(b) with respect to any other Termination Event, all Transactions.

"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Applicable Rate" means:-

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party. the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)   in all other cases, the Termination Rate.

"Burdened Party" has the meaning specified in Section 5(b).

"Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"Credit Event Upon Merger" has the meaning specified in Section 5(b).

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.

"Credit Support Provider" has the meaning specified in the Schedule.

"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

"Defaulting Party" has the meaning specified in Section 6(a).

"Early Termination Date" means the date determined in accordance with
Section 6(a) or 6(b)(iv).

"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"Illegality" has the meaning specified in Section 5(h).

"Indemnifiable Tax" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"law" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under
Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"Market Quotation" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"Non-defaulting Party" has the meaning specified in Section 6(a).

"Office" means a branch or office of a party, which may be such party's head or home office.

"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"Relevant Jurisdiction" means, with respect to a party, the jurisdictions
(a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

"Scheduled Payment Date" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"Settlement Amount" means, with respect to a party and any Early Termination Date, the sum of:

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"Specified Entity" has the meanings specified in the Schedule.

"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"Specified Transaction "means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"Stamp Tax" means any stamp, registration, documentation or similar tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"Tax Event" has the meaning specified in Section 5(b).

"Tax Event Upon Merger" has the meaning specified in Section 5(b).

"Terminated Transactions" means with respect to any Early Termination Date
(a) if resulting from a Termination Event, all Affected Transactions and
(b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"Termination Currency" has the meaning specified in the Schedule.

"Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"Termination Event" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

                                         J.P. MORGAN CHASE COMMERCIAL MORTGAGE
JPMORGAN CHASE BANK, N.A.                SECURITIES TRUST 2006-LDP8
---------------------------------------  ---------------------------------------
            (Name of Party)                          (Name of Party)

                                         By: LaSalle Bank National Association,
                                         not in its individual capacity, but
                                         solely as Trustee

By: /s/ Charles Y. Lee                   By: /s/ Ann M. Kelly
   ------------------------------------     ------------------------------------
   Name:  Charles Y. Lee                    Name:  Ann M. Kelly
   Title: Vice President                    Title: Assistant Vice President
   Date:                                    Date:

(Multicurrency--Cross Border)

                                     ISDA(R)
                  International Swap Dealers Association, Inc.

                                    SCHEDULE
                                     to the
                                Master Agreement
                         dated as of September 28, 2006


between JPMORGAN CHASE BANK, N.A.  and   J.P. MORGAN CHASE  COMMERCIAL  MORTGAGE
                                         SECURITIES TRUST 2006-LDP8

           ("Party A")                         ("Party B")

                       PART 1:   Termination Provisions

(a) (i) "Trust Agreement" means the Pooling and Servicing Agreement dated as of September 1, 2006, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, N.A., as master servicer No. 1, Midland Loan Services, Inc., as master servicer No. 2, J.E. Robert Company, Inc., as special servicer and LaSalle Bank National Association, as trustee, as amended, modified, supplemented, restated or replaced from time to time.

      (ii) "Class A-3FL Certificates" means the Commercial Mortgage Pass-Through Certificates, Series 2006-LDP8, Class A-3FL, issued by Party B under the Trust Agreement.

(b)   "Specified Entity" means, in relation to Party A for the purpose of:-


      Section 5(a)(v) (Default under Specified              none;
      Transaction),

      Section 5(a)(vi) (Cross Default),                     none;

      Section 5(a)(vii) (Bankruptcy),                       none; and

      Section 5(b)(iv) (Credit Event Upon Merger),          none;
            in relation to Party B for the purpose of:

      Section 5(a)(v) (Default under Specified Transaction) none;

      Section 5(a)(vi) (Cross Default),                     none;

      Section 5(a)(vii) (Bankruptcy),                       none; and

      Section 5(b)(iv) (Credit Event Upon Merger),          none.

(c)   "Specified Transaction" will have the meaning specified in Section 14.

(d) The "Breach of Agreement" provisions of Section 5(a)(ii), the "Misrepresentation" provisions of Section 5(a)(iv), and the "Default under Specified Transactions" provisions of Section 5(a)(v) will not apply to Party B. The "Cross Default" provisions of Section 5(a)(vi) will not apply to Party A or Party B.

(e)   The "Credit Event Upon Merger" provisions of Section 5(b)(iv)

            will not apply to Party A

            will not apply to Party B.

(f)   The "Automatic Early Termination" provision of Section 6(a)

            will not apply to Party A

            will not apply to Party B.

(g)   Payments on Early Termination. For the purpose of Section 6(e):

      (i) Market Quotation will apply.

      (ii) The Second Method will apply.

      (iii) Both Party A and Party B agree that any amounts payable by Party B to Party A under Section 6(e), if any, in connection with any Event of Default or Termination Event will be payable only from collections on the Trust Estate (as defined below), and only from funds, if any, remaining in the Floating Rate Account (as defined in the Trust Agreement) after all other amounts have been paid under the Class A-3FL Certificates (including all principal amounts outstanding) under the Trust Agreement.

(h)   "Termination Currency" means United States Dollars.

(i)   Additional Termination Events. It shall be an Additional Termination
      Event:

      (i) if Party B fails to comply with Part 1(j) of this Schedule, in which event Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions; or

      (ii) if Party A fails to satisfy any of the requirements of Part 5(m), within the applicable time periods set forth therein, in which event Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions.

(j) Amendments. Party B shall deliver to Party A a copy of any proposed amendment to the Trust Agreement, and any amendment to the Trust Agreement that could reasonably materially and adversely affect Party A shall be subject to Party A's prior consent.

(k) Downgrade of Party A. If a Ratings Event (as defined below) shall occur and be continuing with respect to Party A, then Party A shall, within 5 Local Business Days of such Ratings Event, (A) give notice to Party B of the occurrence of such Ratings Event, and (B) at Party A's option and sole expense, (x) transfer Party A's rights and obligations under this Agreement and all Confirmations related hereto to another party (such party whose long term debt is being rated at least "A1" (and not on watch for possible downgrade) by Moody's (as defined below) or rated at least "A+" by S&P (as defined below)), subject to Rating Agency confirmation, and at the cost of Party A, or (y) post Eligible Collateral on a mark-to-market basis to secure Party B's exposure, if any, to Party A, and such Eligible Collateral shall be provided in accordance with an ISDA Credit Support Annex to be entered into between Party A and Party B in the form attached hereto as Exhibit A, which will be attached hereto and made a part hereof within 10 Local Business Days of Party A's election to post Eligible Collateral. The Eligible Collateral to be posted and the Credit Support Annex to be executed and delivered shall be subject to Rating Agency confirmation. Party A's obligations to find an eligible transferee or to post Eligible Collateral under such Credit Support Annex shall remain in effect only for so long as a Ratings Event is continuing with respect to Party A. For the purpose of this Part 1(k), a "Ratings Event" shall occur with respect to Party A if the long-term senior unsecured deposit ratings of Party A cease to be at least "A3" by Moody's Investors Service, Inc., or any successor thereto ("Moody's") or at least "A-" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto ("S&P"), to the extent such obligations are rated by Moody's or S&P.

      The failure by Party A to either post Eligible Collateral or transfer its rights and obligations to an eligible transferee in accordance herewith shall constitute an Additional Termination Event for which Party A shall be the sole Affected Party.

(l) Failure to Pay or Deliver. Section 5(a)(i) is hereby deleted in its entirety and replaced with the following:

            "Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it."

                        PART 2:   Tax Representations

(a) Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representation:-

      It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (x) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (y) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (z) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (y) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below, if any:- none

                   PART 3:   Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents:

(a)   Tax forms, documents or certificates to be delivered are:


 Party required to deliver                                Date by which to be
         document           Form/Document/Certificate          delivered
--------------------------- -------------------------- -------------------------
Party A and Party B         Any form, document or      Upon request
                            certificate as may be
                            requested pursuant to
                            Section 4(a)(iii) of this
                            Agreement.


(b)   Other documents to be delivered are:-


                                                                   Covered by
Party required to                                 Date by which   Section 3(d)
 deliver document    Form/Document/Certificate   to be delivered Representation
------------------ ----------------------------- --------------- ---------------
Party B            Statements to                 As soon as      Yes
                   Certificateholders of Party B available.

Party B            Certified copies of all       Upon execution  Yes
                   corporate authorizations and  and delivery
                   any other documents with      of this
                   respect to the execution,     Agreement
                   delivery and performance of
                   this Agreement and the Trust
                   Agreement

Party A and        Certificate of authority and  Upon execution  Yes
Party B            specimen signatures of        and delivery
                   individuals executing this    of this
                   Agreement, and any            Agreement and
                   Confirmations                 thereafter
                                                 upon request
                                                 of the other
                                                 party


                           PART 4:   Miscellaneous

(a) Address for Notices. For the purpose of Section 12(a) of this Agreement:-

      Address for notice or communications to Party A:

      JPMorgan Chase Bank, N.A.
      270 Park Avenue
      6th Floor
      New York, New York  10017
      Attention: Andrew Taylor
      Telephone No.: 212-834-3813
      Facsimile No.: 212-834-6598

      with a copy to:

      JPMorgan Chase Bank, N.A.
      270 Park Avenue
      10th Floor
      New York, New York  10017
      Attention: Mark Levine
      Telephone No.: 212-834-9346
      Facsimile No.: 212-834-6593

      Address for notice or communications to Party B:

      J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 c/o LaSalle Bank National Association
      135 South LaSalle Street, Suite 1625
      Chicago, Illinois 60603
      Attention: Global Securities and Trust Services Group, J.P. Morgan Chase Commercial
      Mortgage Securities Trust 2006-LDP8
      Telecopy No.: 312-904-1085

      With a copy to:

      J.P. Morgan Chase Commercial Mortgage Securities Corp. 270 Park Avenue New York, New York 10017
      Attention: Charles Lee
      Telephone No.: 212-834-9328
      Facsimile No.: 212-834-6593

(b)   Process Agent. For the purpose of Section 13(c):

      Party A appoints as its Process Agent: Not applicable.

      Party B appoints as its Process Agent: Not applicable.

(c)   Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)   Multibranch Party. For the purpose of Section 10 of this Agreement:-

      Party A is not a Multibranch Party.

      Party B is not a Multibranch Party.

(e)   Calculation Agent. The Calculation Agent is Party B.

(f)   Credit Support Document. Details of any Credit Support Document:-

      Party B agrees that only the amounts with respect to the Class A-3FL Certificates on deposit in the Floating Rate Account (as such terms are defined in the Trust Agreement) held by the Trustee under the Trust Agreement (such amounts, the "Trust Estate") shall constitute security for the obligations of Party B to Party A under this Agreement.

      Party A agrees that any ISDA Credit Support Annex entered into between Party A and Party B pursuant to Part 1(k) hereof shall be a Credit Support Document for purposes of this Agreement.

(g)   Credit Support Provider.

      Credit Support Provider means in relation to Party A: Not applicable.

      Credit Support Provider means in relation to Party B: Not applicable

(h) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine, other than Section 5-1401 of the General Obligations Law).

(i) Netting of Payments. All amounts payable on the same date, in the same currency and in respect of the same Transaction shall be netted in accordance with Section 2(c) of this Agreement. The election contained in the last paragraph of Section 2(c) of this Agreement shall not apply for the purposes of this Agreement.

(j) "Affiliate" will have the meaning specified in Section 14 of this Agreement.

                          PART 5:   Other Provisions

(a)   RESERVED.

(b) Delivery of Confirmations. For each Transaction entered into hereunder, Party A shall promptly send to Party B a Confirmation via facsimile transmission. Party B agrees to respond to such Confirmation within three
      (3) Local Business Days, either confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Party A to send a Confirmation or of Party B to respond within such period shall not affect the validity or enforceability of such Transaction. Absent manifest error, there shall be a presumption that the terms contained in such Confirmation are the terms of the Transaction.

(c) Recording of Conversations. Each party to this Agreement acknowledges and agrees to the tape recording of conversations between trading and marketing personnel of the parties to this Agreement whether by one or other or both of the parties or their agents, and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement.

(d) Furnishing Specified Information. Section 4(a)(iii) is hereby amended by inserting "promptly upon the earlier of (i)" in lieu of the word "upon" at the beginning thereof and inserting "or (ii) such party learning that the form or document is required" before the word "any" on the first line thereof.

(e) Notice by Facsimile Transmission. Section 12(a) is hereby amended by inserting the words "2(b)," between the word "Section" and the number "5" and inserting the words "or 13(c)" between the number "6" and the word "may" in the second line thereof.

(f) Section 3(a) of this Agreement is amended by (i) deleting the word "and" at the end of clause (iv); (ii) deleting the period at the end of clause
      (v) and inserting therein "; and "; and (iii) by inserting the following additional representation:

      "(vi) Eligible Contract Participant. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into) that it is an "eligible contract participant" as defined in Section 1a(12) of the U.S. Commodity Exchange Act, 7 U.S.C. Section 1a(12)."

(g) Section 3 is revised so as to add the following Section (g) at the end thereof:

      "(g) Relationship Between Parties. Each party represents to the other party and will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):-

            (i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. Further, such party has not received from the other party any assurance or guarantee as to the expected results of that Transaction.

            (ii) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

            (iii) Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of that Transaction."

(h) Waiver of Right to Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(i) Non Petition. Party A hereby agrees that it will not, prior to the date which is one year and one day after all the Class A-3FL Certificates issued by Party B pursuant to the Trust Agreement have been paid in full, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Party B under any federal or state bankruptcy, insolvency or similar law or for the purpose of appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Party B or any substantial part of the property of Party B, or for the purpose of ordering the winding up or liquidation of the affairs of Party B. Nothing herein shall prevent Party A from participating in any such proceeding once commenced.

(j) Limited Recourse. The obligations of Party B under this Agreement are limited recourse obligations of Party B, payable solely from amounts remaining in the Trust Estate after payment in full of all amounts due to the Class A-3FL Certificates, subject to and in accordance with the terms of the Trust Agreement. No recourse shall be had for the payment of any amount owing in respect of this Agreement against the trustee or paying agent, or any officer, member, director, employee, security holder or incorporator thereof (each, an "Affiliated Person") of Party B or its successors or assigns for any amounts payable under this Agreement. Upon application of the Trust Estate in accordance with the Trust Agreement, Party A shall not be entitled to take any further steps against Party B to recover any sums due but still unpaid hereunder or thereunder, and all claims by Party A against Party B hereunder and/or under the Trust Agreement shall be extinguished.

(k) Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by LaSalle Bank National Association ("LaSalle"), not individually or personally but solely as the trustee, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertaking and agreements herein made on the part of the Trust are made and intended not as personal representations, undertakings and agreements by LaSalle but are made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on LaSalle, individually or personally (other than to act with the standard of care provided under the Trust Agreement), to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any person claiming by, through or under such parties and
      (d) under no circumstances shall LaSalle be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement.

(l) Transfer. Section 7 of the Agreement is supplemented by the additional requirement that any transfer or assignment by Party A of its obligations under this Agreement (including any Confirmation), and any amendments to this Agreement (including any Confirmation), shall be subject to Rating Agency confirmation.

(m)   Compliance with Regulation AB.

      (i) If at any time after the date hereof for so long as Party B is required to file periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Certificates, in the reasonable determination made in good faith of the Sponsors (as defined in the Prospectus), the aggregate "significance percentage" (as defined in Regulation AB ("Regulation AB") under the Securities Act of 1933, as amended, and the Exchange Act) of all derivative instruments (contemplated by Item 1115 of Regulation AB) provided by Party A and any of its affiliates to Party B is at least 10% but less than 20%, Party A shall, subject to subparagraph (iii) below, within five (5) Business Days following request therefor by Party B provide the financial information required under Item 1115(b)(1) of Regulation AB for Party A (and for the group of affiliated entities, if applicable) (the "Item 1115(b)(1) Information"). Any such Item 1115(b)(1) Information shall be in a form suitable for conversion to the format required for filing by the Depositor with the Securities and Exchange Commission via the Electronic Data Gathering and Retrieval System (EDGAR).

      (ii) If at any time after the date hereof for so long as Party B is required to file periodic reports under the Exchange Act with respect to the Certificates, in the reasonable determination made in good faith of the Sponsors, the aggregate "significance percentage" of all derivative instruments (contemplated by Item 1115 of Regulation AB) provided by Party A and any of its affiliates to Party B is at least 20%, Party A shall, subject to subparagraph (iii) below, within five (5) Business Days following request therefor by Party B provide the financial information required under Item 1115(b)(2) of Regulation AB for Party A (and for the group of affiliated entities, if applicable) (the "Item 1115(b)(2) Information", and together with the Item 1115(b)(1) Information, the "Additional Information"). Any such Item 1115(b)(2) Information shall be in a form suitable for conversion to the format required for filing by the Depositor with the Securities and Exchange Commission via the Electronic Data Gathering and Retrieval System (EDGAR). In addition, any such Item 1115(b)(2) Information shall be accompanied by any necessary auditor's consents.

      (iii) If Party A is unable to provide any such Additional Information if, as and when required, Party A shall, at its option, within ten (10) Business Days following request therefor, (1) promptly post collateral satisfactory to the Sponsors in an amount which is reasonably determined in good faith to be sufficient to reduce the aggregate "significance percentage" to (x) in the case of subparagraph (i) above, below 10%, and
      (y) in the case of subparagraph (ii) above, provided Party A is able to meet the requirements of subparagraph (i) above, below 20%, in each case pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, or (2) at the sole expense of Party A, without any expense or liability to Party B, transfer or assign its obligations under this Agreement to a substitute counterparty reasonably acceptable to Party B that (x) is able to provide such Additional Information if, as and when required, and (y) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the Additional Information if, as and when required.

      (iv) Party A's obligation to provide any such Additional Information shall terminate beginning in any such year in which Party B's obligation to file periodic reports under the Exchange Act has been terminated, and shall continue to be terminated unless Party B notifies Party A that Party B's obligations to file periodic reports under the Exchange Act has resumed.

Accepted and agreed:


JPMORGAN CHASE BANK, N.A.                 J.P. MORGAN CHASE COMMERCIAL MORTGAGE
                                          SECURITIES TRUST 2006-LDP8


By:   /s/ Andrew B. Taylor               By: LaSalle Bank National Association,
   -----------------------------------       not in its individual capacity, but
   Name:  Andrew B. Taylor                   solely as Trustee
   Title: Vice President

                                         By:   /s/ Ann M. Kelly
                                            ------------------------------------
                                            Name:  Ann M. Kelly
                                            Title: Assistant Vice President

                                    EXHIBIT A

                                 PARAGRAPH 13 TO
                              CREDIT SUPPORT ANNEX

                             to the Schedule to the
                                Master Agreement

                         dated as of September 28, 2006

                                     between

---------------------------------------------------------------------------
    JPMorgan Chase Bank, N.A.       and     J.P. Morgan Chase Commercial
           ("Morgan")                        Mortgage Securities Trust
                                             2006-LDP8 ("Counterparty")
---------------------------------------------------------------------------

Paragraph 13. Elections and Variables

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes no additional obligations with respect to either party.

(b)   Credit Support Obligations.


      (i)   Delivery Amount, Return Amount and Credit Support Amount.


            (A)   "Delivery Amount" has the meaning specified in Paragraph 3(a).

            (B)   "Return Amount" has the meaning specified in Paragraph 3(b).

            (C) "Credit Support Amount" shall not have the meaning specified in Paragraph 3(b) and, instead, will have the following meaning:

            "Credit Support Amount" means, for any Valuation Date, (i) the Secured Party's Modified Exposure for that Valuation Date minus (ii) the Pledgor's Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

      (ii) Eligible Collateral. The following items will qualify as "Eligible Collateral":


-------------------------------------------------------------------------
                                                     Morgan   "Valuation
                                                              Percentage"
-------------------------------------------------------------------------
(A)      USD Cash                                       X        100%

-------------------------------------------------------------------------
(B)      Negotiable debt obligations issued by the      X       98.8%
         U.S. Treasury Department having a remaining maturity of one year or less from the Valuation Date

-------------------------------------------------------------------------
(C)      Negotiable debt obligations issued by the      X        92%
         U.S. Treasury Department having a
         remaining maturity of more than one year but less than ten years from the Valuation Date

-------------------------------------------------------------------------
(D)      Negotiable debt obligations issued by the      X        84%
         U.S. Treasury Department having a
         remaining maturity of ten years or more
         from the Valuation Date

-------------------------------------------------------------------------
(E)      Agency Securities having a remaining           X        98.4%
         maturity of one year or less from the
         Valuation Date

-------------------------------------------------------------------------
(F)      Agency Securities having a remaining           X        90%
         maturity of more than one year but
         less than ten years from the Valuation Date

-------------------------------------------------------------------------
(G)      Agency Securities having a remaining           X        82%
         maturity of ten years or more from the
         Valuation Date

-------------------------------------------------------------------------
(H)      USD denominated Commercial Paper rated         X        97%
         A1/P1 by S&P and Moody's respectively,
         that (a) settles within DTC, (b) is not
         issued by Morgan or any of its Affiliates and (c) has a remaining maturity of 30 days or less from the Valuation Date

-------------------------------------------------------------------------

            For purposes of the foregoing:

            (1) "Agency Securities" means negotiable debt obligations which are fully guaranteed as to both principal and interest by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, but excluding (i) interest only and principal only securities and (ii) Collateralized Mortgage Obligations, Real Estate Mortgage Investment Conduits and similar derivative securities.

            (2) "DTC" shall mean The Depository Trust & Clearing Corporation, or its successor.

            (3) "Moody's" shall mean Moody's Investors Service, Inc., or its successor.

            (4) "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

            (5) Eligible Collateral of the type described in Paragraph 13(b)(ii)(H) may never constitute more than 20% of the total Value of Posted Collateral.

            (6) With respect to Posted Collateral consisting of Eligible Collateral of the type described in Paragraph 13(b)(ii)(H), the aggregate Value of such Posted Collateral issued by the same issuer may never be greater than 33% of the aggregate Value of all Posted Collateral consisting of Eligible Collateral of the type described in Paragraph 13(b)(ii)(H).

      (iii) Other Eligible Support. There shall be no "Other Eligible Support" for purposes of this Annex, unless agreed in writing between the parties.

      (iv) Thresholds.


            (D)   "Independent Amount" means zero.

            (E) "Threshold" shall not apply with respect to the Counterparty and, with respect to Morgan, shall mean the amounts determined on the basis of the lower of the Credit Ratings set forth in the following table, provided, however, that if (i) Morgan has no Credit Rating, or (ii) an Event of Default has occurred and is continuing with respect to Morgan, Morgan's Threshold shall be U.S.$0:


            ----------------------------------------------------
                    CREDIT RATING               THRESHOLD
                    (S&P /Moody's)                Morgan

            ----------------------------------------------------
            S&P: A- or above                     Infinity

            Moody's: A3 or above

            ----------------------------------------------------
            S&P: Below A-                          US$0

            Moody's: Below A3

            ----------------------------------------------------

            As used herein:

            "Credit Rating" means, with respect to (a) S&P, the rating assigned by S&P to the short-term and long-term senior unsecured deposits of Morgan or (b) Moody's, the rating assigned by Moody's to the short-term and long-term senior unsecured deposits of Morgan.

            (F) "Minimum Transfer Amount", with respect to a party on any Valuation Date, means U.S. $250,000.

            (G) Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of $100,000, respectively.

(c)   Valuation and Timing.

      (i)   "Valuation Agent" means Morgan.

      (ii) "Valuation Date" means weekly on the last Local Business Day of each week or more frequently if agreed in writing by the parties.

      (iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable.

      (iv) "Notification Time" means 12:00 p.m., New York time, on a Local Business Day.

(d) Conditions Precedent. With respect to Morgan, any Additional Termination Event (if Morgan is the Affected Party with respect to such Termination Event) will be a "Specified Condition".

(e)   Substitution.

      (i) "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

      (ii) Consent. Inapplicable.

(f)   Dispute Resolution.

      (i) "Resolution Time" means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

      (ii) Value. For the purposes of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support other than Cash will be calculated as follows:


            (A) with respect to any Eligible Collateral except Cash, the sum of (I) (x) the mean of the high bid and low asked prices quoted on such date by any principal market maker for such Eligible Collateral chosen by the Disputing Party, or (y) if no quotations are available from a principal market maker for such date, the mean of such high bid and low asked prices as of the first day prior to such date on which such quotations were available, plus (II) the accrued interest on such Eligible Collateral (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or included in the applicable price referred to in (I) of this clause (A)) as of such date; multiplied by the applicable Valuation Percentage.

      (iii) Alternative. The provisions of Paragraph 5 will apply.

(g)   Holding and Using Posted Collateral.

      (i) Eligibility to Hold Posted Collateral; Custodians. Counterparty and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

            (1) Counterparty is not a Defaulting Party and

            (2) Posted Collateral may be held only in the following jurisdictions:

                  New York State.

            Initially, the Custodian for Counterparty is: None

      (ii) Use of Posted Collateral. The provisions of Paragraph 6(c)(i) will not apply to Counterparty but the provisions of Paragraph 6(c)(ii) will apply to the Counterparty.

(h)   Distributions and Interest Amount.

      (i) Interest Rate. "Interest Rate" for any day means, the Federal Funds Overnight Rate. For the purposes hereof, "Federal Funds Overnight Rate" means, for any day, an interest rate per annum equal to the rate published as the Federal Funds Effective Rate that appears on Telerate Page 118 for such day.

      (ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made monthly on the second Local Business Day of each calendar month.

      (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)   Additional Representation(s). Not Applicable.

(j)   Other Eligible Support and Other Posted Support.

      (i) "Value" with respect to Other Eligible Support and Other Posted Support means: Not Applicable.

      (ii) "Transfer" with respect to Other Eligible Support and Other Posted Support means: Not Applicable

(k)   Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:


Counterparty:

Morgan: JPMorgan Chase Bank, National Association Collateral Middle Office Americas 3/OPS2 500 Stanton Christiana Road
                                      Newark, Delaware  19713
                                      Telephone No.:  (302) 634-3191
                                      Facsimile No.:  (302) 634-3270
                                      Email: collateral_services@jpmorgan.com
(l)   Other Provisions:

      (i) Modification to Paragraph 1: The following subparagraph (b) is substituted for subparagraph (b) of this Annex:

      (b) Secured Party and Pledgor. All references in this Annex to the "Secured Party" will be to Counterparty and all corresponding references to the "Pledgor" will be to Morgan.

      (ii) Modification to Paragraph 2: The following Paragraph 2 is substituted for Paragraph 2 of this Annex:

            Paragraph 2. Security Interest. The Pledgor hereby pledges to the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-Off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

      (iii) Modification to Paragraph 9: The following first clause of Paragraph 9 is substituted for the first clause of Paragraph 9 of this Annex:

      Paragraph 9. Representations. The Pledgor represents to the Secured Party (which representations will be deemed to be repeated as of each date on which it Transfers Eligible Collateral) that:

      (iv) Modifications to Paragraph 12: The following definitions of "Pledgor" and "Secured Party" are substituted for the definitions of those terms contained in Paragraph 12 of this Annex:

      "Pledgor" means Morgan, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

      "Secured Party" means Counterparty, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or
      (ii) holds or is deemed to hold Posted Credit Support.

      (v) Addition to Paragraph 12: The following definitions of "Modified Exposure" shall be added immediately after the definition of the term "Minimum Transfer Amount" and immediately prior to the definition of the term "Notification Time" in Paragraph 12 of this Annex:

      "Modified Exposure" means, for any Valuation Date, an amount equal to the sum of (i) the greater of USD 0 and the Secured Party's Exposure for that Valuation Date and (ii) the sum of the Volatility Buffers determined by the Valuation Agent with respect to each Transaction subject to the Agreement. As used herein:

      "Volatility Buffer" means, with respect to a Transaction, an amount equal to the product of (a) the Factor applicable to the Transaction and (b) the Notional Amount of the Transaction.

      "Factor" means, with respect to a Transaction, a percentage dependent on Morgan's Counterparty Rating by S&P or Moody's, as applicable, and the original maturity of the Transaction and determined by the Valuation Agent by reference to the following table:

                  --------------------------------------------------------------
                  Counterparty       Maturities up  Maturities up   Maturities
                  Rating             to 5 years (%) to 10 years     up to 30
                  (S&P/Moody's)                     (%)             years (%)
                  --------------------------------------------------------------
                  A-2/P-2            3.25           4.00            4.75
                  --------------------------------------------------------------
                  A-3/P-3            4.00           5.00            6.25
                  --------------------------------------------------------------
                  BB+ or lower/Ba1   4.50           6.75            7.50
                  or lower
                  --------------------------------------------------------------

      Modification to Paragraph 12: Clause "(B)" of the definition of "Value" will be substituted to read in its entirety as follows:

      "(B) a security, the bid price obtained by the Valuation Agent from one of the Pricing Sources multiplied by the applicable Valuation Percentage, if any;"

      (vi) Addition to Paragraph 12: The following definition of "Pricing Sources" shall be added immediately after the definition of the term "Posted Credit Support" and immediately prior to the definition of the term "Recalculation Date" in Paragraph 12 of this Annex:

      "Pricing Sources" means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A.


By:   /s/ Andrew B. Taylor
   -----------------------------------
   Name:  Andrew B. Taylor
   Title: Vice President


J.P. MORGAN CHASE COMMERCIAL
MORTGAGE SECURITIES TRUST 2006-LDP8

By: LaSalle Bank National Association,
    not in its individual capacity,
    but solely as Trustee


By:   /s/ Ann M. Kelly
   -----------------------------------
   Name:  Ann M. Kelly
   Title: Assistant Vice President

                 CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
                     TRANSACTION UNDER 1992 MASTER AGREEMENT

Date:     September 28, 2006             Our ref:  99500764

To:       J.P. Morgan Chase Commercial   From:     JPMorgan Chase Bank, N.A.
          Mortgage Securities Trust                270 Park Avenue
          2006-LDP8                                6th Floor
          c/o LaSalle Bank National                New York, New York  10017
          Association
          135 South LaSalle Street,
          Suite 1625
          Chicago, Illinois 60603

Attn:     Global Securities and Trust    Contact:  Andrew Taylor
          Services Group, J.P. Morgan
          Chase Commercial Mortgage
          Securities Trust 2006-LDP8

Fax No:   (312) 904-1085                 Fax No:   (212) 834-6598
                                         Tel No:   (212) 834-3813


Dear Sir/Madam,

            The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 and JPMorgan Chase Bank, N.A. (each a "party" and together "the parties") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified in paragraph 1 below (the "Agreement").

            The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Definitions or the Trust Agreement referred to below under "Credit Support Documents."

            This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement (including the Schedule thereto) dated as of September 28, 2006, as amended and supplemented from time to time (the "Agreement"), between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

            In this Confirmation "Party A" means JPMorgan Chase Bank, N.A. and "Party B" means J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP8 (the trust established pursuant to the Trust Agreement, as defined herein).

The terms of the particular Transaction to which this Confirmation relates are as follows:

      Notional Amount:         For each Calculation Period, the
                                 Certificate Balance (as defined in the
                                 Trust Agreement) of the Commercial
                                 Mortgage Pass-Through Certificates,
                                 Series 2006-LDP8, Class A-3FL Regular
                                 Interest, issued by Party B under the
                                 Trust Agreement, as of the close of
                                 business on the Distribution Date (as
                                 defined in the Trust Agreement) occurring in such Calculation Period, except that the Notional Amount for the Initial Calculation Period shall be the Original Certificate Balance (as defined in the Trust Agreement) of the Commercial Mortgage Pass-Through Certificates,
                                 Series 2006-LDP8, Class A-3FL Regular
                                 Interest. For the avoidance of doubt, on the Effective Date, the Notional Amount is equal to $150,000,000.

      Trade Date:              September 22, 2006

      Effective Date:          September 28, 2006

      Termination Date:        The earlier of: (a) the Rated Final
                                 Distribution Date (as defined in the
                                 Trust Agreement) in May of 2045; or (b)
                                 the date when the Notional Amount
                                 hereunder has been reduced to zero, in
                                 each case subject to adjustment in
                                 accordance with the Following Business
                                 Day Convention.

      Initial Accrual
        Interest Payment
        by Party A to
        Party B:               $597,825, to be paid on the Effective Date.

      Initial Up-front
        Payment by Party
        B to Party A:          $5,395, to be paid on the Effective Date.

      Fixed Amounts:

      Fixed Rate Payer:        Party B

      Fixed Rate Payer         The related Distribution Date, beginning on
        Payment Dates:           October 16, 2006 and ending on the
                                 Termination Date.

      Fixed Rate:              5.3140% per annum

      Fixed Rate Day           30/360 (without regard to the date of the
        Count Fraction:          first day or last day of the Calculation
                                 Period).

      Initial Fixed Rate       From and including September 1, 2006,
        Calculation            through and including September 30, 2006.
        Period:

      Fixed Amount:            For each Payment Date in respect of a
                                 Calculation Period, the lesser of: (1)
                                 the product of (a) the Fixed Rate, (b)
                                 the Fixed Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period (the "Regular Fixed Amount"); or
                                 (2) the amount of funds available for
                                 such payment under the Trust Agreement
                                 (the "Available Fixed Amount").

      Fixed Rate Payer         The first day of each calendar month
        Dates Period End:       (with no adjustments).

      Fixed Rate Payer         For each Payment Date, the period from and
        Delayed Payment:         including the immediately preceding
                                 Period End Date to, but excluding, such
                                 Payment Date.

      Fixed Rate               For each Payment Date, the calendar month
        Calculation              preceding such Payment Date during the
        Period:                  Term of this Swap Transaction.

      Additional Fixed         For any Payment Date, the amount of any
        Amount: Yield Maintenance Charges (as defined in the Trust Agreement) paid in respect of the Class A-3FL Regular Interest on the related Distribution Date under the Trust Agreement.

      Floating Amounts:

      Floating Rate Payer:     Party A

      Floating Rate Payer      The Business Day prior to the related
        Payment Dates:           Distribution Date, beginning on October
                                 13, 2006 and ending on the Termination
                                 Date.

      Floating Rate for        LIBOR plus the Spread.
        Initial
        Calculation
        Period:

      Floating Rate            LIBOR, as defined and calculated under the
        Option: Trust Agreement; provided that for the Initial Floating Rate Calculation Period, the Floating Rate Option should be 5.32375%.

      Spread:                  0.1600%

      Floating Rate Day        Actual/360
        Count Fraction:

      Floating Rate            For each Payment Date, the period from and
        Calculation              including the Distribution Date in the
        Period:                  preceding calendar month (or the Closing
                                 Date (as defined in the Trust Agreement), in the case of the Initial Floating Rate
                                 Calculation Period), to, but excluding, the related Distribution Date, except that the final Calculation Period will end on, but exclude, the Termination Date.

      Initial Floating         From and including the Closing Date to, but
        Rate Calculation         excluding, October 16, 2006.
        Period:

      Floating Amount:         For each Payment Date in respect of a
                                 Calculation Period, the lesser of: (1) an amount equal to the product of (a) the Floating Rate, (b) the Floating Rate Day Count Fraction and (c) the Notional
                                 Amount for such Calculation Period (the
                                 "Regular Floating Amount"); or (2) an
                                 amount equal to (a) the Regular Floating
                                 Amount minus (b) the excess of (i) the
                                 Regular Fixed Amount for such Payment
                                 Date over (ii) the Available Fixed Amount.

      Business Days:           As defined in the Trust Agreement.

      Calculation Agent:       Party B

      Other:                   For the avoidance of doubt, for purposes of
                                 Section 2(c) of the Agreement, any amounts payable by the Floating Rate Payer on a Floating Rate Payer Payment Date, and by the Fixed Rate Payer on the related Fixed Rate Payer Payment Date, shall be netted even though such dates may be different, and the party with the larger aggregate amount shall make the net payment on the related Payment Date.

Recording of Conversations

            Each party to this Transaction acknowledges and agrees to the tape recording of conversations between the parties to this Transaction whether by one or other or both of the parties or their agents, and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement and/or this Transaction.

        Credit Support          With respect to Party B, the Pooling and
          Documents:              Servicing Agreement, dated as of
                                  September 1, 2006, among J.P. Morgan
                                  Chase Commercial Mortgage Securities
                                  Corp., as depositor, Wells Fargo Bank,
                                  N.A., as master servicer No. 1, Midland
                                  Loan Services, Inc., as master servicer
                                  No. 2, J.E. Robert Company, Inc., as
                                  special servicer and LaSalle Bank
                                  National Association, as trustee, as
                                  amended, modified, supplemented, restated or replaced from time to time (the "Trust
                                  Agreement").

       Account Details:

       Account for              Name:   JPMorgan Chase Bank, N.A.
          payments to           City:   New York
          Party A:              ABA:    021-000-021
                                Acct #: 999-97-341
                                Attn:   Balance Guaranty

       Account for              Name: LaSalle Bank National Association, as
          payments to             Trustee
          Party B:
                                ABA# 071-000-505

                                LaSalle Bank, N.A., Chicago
                                LaSalle/CHGO/CTR/BNF:/LASALLE TRUST
                                for further credit to Acct # 724088.1
                                Ref: JP Morgan 2006-LDP8

6      Offices:

       The Office of
          Party A for this
          Transaction is:       New York, NY

       The Office of
          Party B for this
          Transaction is:       Chicago, IL

            Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Andrew Taylor (fax no. (212) 834-6598).

Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

JPMorgan Chase Bank, N.A.                Accepted and confirmed as of the date
                                         first written:

                                         J.P. Morgan Chase Commercial Mortgage
By:    /s/ Andrew B. Taylor              Securities Trust 2006-LDP8
    --------------------------
    Name:  Andrew B. Taylor
    Title: Vice President                By: LaSalle Bank National Association,
                                         not in its individual capacity, but
                                         solely as Trustee

                                         By:   /s/ Ann M. Kelly
                                            --------------------------------
                                            Name:  Ann M. Kelly
                                            Title: Assistant Vice President

                                   SCHEDULE 1
                                   ----------

                    Mortgage Loans Containing Additional Debt


  Loan Number                           Property Name
---------------               -----------------------------------------
       1                      Park La Brea Apartments
       3                      RREEF Silicon Valley Office Portfolio
       4                      Gas Company Tower
       6                      Tysons Galleria
      25                      Stevens Center Business Park
     100                      United Plaza
     103                      Donato Corporate Park

                                   SCHEDULE 2
                                   ----------

                Mortgage Loans which Initially Pay Interest Only


             Loan Number                     Property Name
             -----------        --------------------------------------
                   1            Park La Brea Apartments
                   2            53 State Street
                   3            RREEF Silicon Valley Office Portfolio
                   4            Gas Company Tower
                   5            Burbank Town Center
                   6            Tysons Galleria
                   7            Colony III Portfolio
                  22            CNL/Welsh Portfolio
                  23            Foothills Mall
                  24            Marriott Monterey
                  25            Stevens Center Business Park
                  26            Sun Community Portfolio
                  29            1800-1880 John F. Kennedy Boulevard
                  32            University Center
                  33            Fondren Southwest Village
                  34            Bonneville Square
                  35            Lodge at Sonterra
                  36            Malcolm X Boulevard
                  38            Walter's Crossing
                  39            Orange Grove Apartments
                  41            Commerce Center I
                  43            901 Corporate Center Dr.
                  47            Kingswood Plaza
                  48            Villa Verde Apartments II
                  50            Riverstone Apartments
                  51            Franklin Park at Cityview
                  52            Executive Tower
                  53            Shoppes on Dean
                  54            The Links at Citiside Apartments
                  55            Rexford Business Center
                  56            Holiday Inn - Parsippany
                  57            The Plaza at Point Happy
                  58            Shoppes at Aksarben
                  60            Sycamore Apartments - Azusa
                  61            Phoenix Office Building
                  62            Walgreens & Pier 1 Imports
                  64            LeCota Office Park
                  65            South Towne Crossing
                  67            Country Corner Shopping Center
                  69            Landerbrook Place
                  70            Walney Business Center
                  75            Cheyenne Woods Apartments
                  76            Hampden Villa Center
                  77            Schaumburg Retail Ground Leases
                  78            Mayhew Tech Center
                  79            Maple Tower Fashion Mart
                  80            Sedona on Laurel Apartments
                  82            Casaloma Retail Center
                  84            Parkview Plaza
                  85            Highland Plaza
                  86            Bowie Gateway Medical Center
                  87            Harvey Oaks
                  88            Best Western Leisure Inn
                  89            Milford Landing Shopping Center
                  91            Wilmington on Drexel
                  92            EastPoint Business Center
                  93            Park at Summerhill Apartments
                  95            Tonopah Office
                  96            Lincoln Town Center
                  97            Grape Vine Center
                 101            Orleans Business Park
                 102            Campbell Fair
                 103            Donato Corporate Park
                 108            Woodstock Square Shopping Center
                 109            120-124 Enterprise Avenue
                 110            Eastpoint Business Park
                 112            Midland Plaza
                 115            Liberty Plaza
                 116            Vincennes Apartments
                 119            Bermuda Palms
                 120            Baybrook Office Park
                 124            3 Maryland Circle
                 125            La Quinta Ridge
                 127            Orleans Business Park II
                 129            Hartland Apartments
                 131            Tomball Marketplace
                 132            New Martinsville Plaza
                 133            Heritage Court Apartments
                 136            Bowler Plaza
                 137            Century Boulevard
                 139            Forest Oaks Plaza 1
                 142            Spring Meadows Apartments
                 143            Woodberry Plaza
                 144            Beaver Pond Center
                 145            Plaza 3001
                 150            Colorado Rosemead Plaza
                 151            Battlefield Business Park
                 153            Ken Caryl Retail Center
                 155            Tucker Street Apartments
                 164            6704 W. 121st Street

                                   SCHEDULE 3
                                   ----------

                    Assumption Fees on Certain Mortgage Loans


Loan Number                 Property Name                                        Assumption Fee
-------------       --------------------------      --------------------------------------------------------------------------
    2               53 State Street                                                                                   $100,000
                    RREEF Silicon Valley
    3               Office/R&D Portfolio A2         $200,000 per S&P summary and Section 5.2.10 of the loan agreement.
                                                    For the first transfer only, no transfer fee will be charged.  One percent (1%) of the unpaid principal balance of the note plus cost
    7               Colony Line B - Fixed           reimbursement on all subsequent transfers.
                                                    Payment of a $5,000 non-refundable application fee and a transfer fee not
    22              CNL/Welsh Portfolio             to exceed 1%.
                                                    Payment of a $5,000 non-refundable application fee and commencing on the third (3rd) transfer, a transfer fee not to exceed 1% of the then unpaid
    23              Foothills Mall                  principal balance of the Mortgage Loan.
                                                    Payment of a $5,000 non-refundable application fee and a transfer fee not
    25              Stevens Center Business Park    to exceed 1%, provided the first transfer shall not exceed 0.5%
                                                    Payment of a non refundable $5,000 application fee and an assumption fee equal to one percent (1%) of the outstanding principal balance of the
    30              Neiss Portfolio                 Mortgage Loan.
    39              Orange Grove Apartments                                                                                 1%
    40              Keystone Industrial Park        0.5% for first transfer, 1% for any subsequent transfer.
    41              Commerce Center I               0.5% for first transfer, 1% for any subsequent transfer.
    48              Villa Verde Apartments II                                                                               1%
                                                    0.5% of the unpaid principal balance of the note for the first transfer and 1.0% thereafter (per the Modification Agreement between the parties
    49              Briargrove Place                dated effective May 25, 2006).
    52              Executive Tower                 0.5% for first transfer, 1% for any subsequent transfer.
    53              Shoppes on Dean                                                                                         1%
                                                    The payment of a transfer fee not to exceed 1% of the transfer's pro rata share of the then unpaid principal balance of the Mortgage Loan but not less than $3,000 notwithstanding the foregoing, such transfer fee shall not exceed 0.5% of the tranferee's pro rata share of the then unpaid principal balance of the Loan for any sale or transfer of the property by
                    The Links at Citiside           Citiside RS, LLC prior to the earlier of mortgagee's sale of the Mortgage
    54              Apartments                      Loan or the date 90 days from the date hereof (June 28, 2006).
                                                    Processing fee of $7,500. Transfer fee not to exceed 1%. If there is a transfer within 12 months immediately following March 13, 2006, the
    57              The Plaza at Point Happy        transfer fee shall be 0.5%.
    58              Shoppes at Aksarben                                                                                     1%
    61              Phoenix Office Building                                                                                 1%
    66              2350 Ravine Way                                                                                         1%
                                                    For the first transfer only, no transfer fee will be charged (instead of
                                                    1%).  One percent (1%) of the unpaid principal balance of the note plus
    67              Country Corner Shopping Center  cost reimbursement on all subsequent transfers.
    69              Landerbrook Place                                                                                       1%
    74              Knobhill                                                                                                1%
                                                    (a) For the first transfer: half of one percent (0.5%), (b) for all subsequent transfers: One percent (1%), of the unpaid principal balance
    76              Hampden Villa Center            of the note plus cost reimbursement.
    78              Mayhew Tech Center                                                                                      1%
    84              Parkview Plaza                                                                                          1%
    85              Highland Plaza                                                                                          1%
    87              Harvey Oaks                                                                                             1%
    92              EastPoint Business Center                                                                               1%
                                                    One percent (1%) of the unpaid principal balance of the note plus cost
    97              Grape Vine Center               reimbursement.
                                                    One half of one percent (0.5%) of the unpaid principal balance of the note for the first transfer, one percent (1%) of the unpaid principal
    99              Fiesta Crossings SC             balance of the note therafter; plus cost reimbursement.
   100              United Plaza                                                                                            1%
                                                    0.5% of the unpaid principal balance of the note for the first transfer and 1% of the unpaid principal balance of the note on each subsequent
   101              Orleans Business Park           transfer.
   103              Donato Corporate Park                                                                                   1%
                    Woodstock Square Shopping
   108              Center                          0.5% for first transfer, 1% for any subsequent transfers.
   110              Eastpoint Business Park                                                                                 1%
   111              Red Bank Medical                                                                                        1%
   115              Liberty Plaza                                                                                           1%
   121              Foothill Village                                                                                        1%
   123              Fairfield Inn & Suites                                                                                  1%
                                                    0.5% of the unpaid principal balance of the note for the first transfer and 1% of the unpaid principal balance of the note on each subsequent
   127              Orleans Business Park II        transfer.
   128              Round Rock Towne Centre                                                                                 1%
   134              Hampton Inn - Starkville, MS                                                                            1%
                                                    0.5% of the unpaid principal balance of the note for the first transfer and 1% of the unpaid principal balance of the note on each subsequent
   137              Century Boulevard               transfer.
   140              Emmorton Professional Building                                                                          1%
   141              Rodes Building                                                                                          1%
   146              Ramada Inn - Tampa                                                                                      1%
   147              Storage Solutions                                                                                       1%
   152              30 East Hoffman Avenue                                                                                  1%
   154              Garfield Place                                                                                          1%
   155              Tucker Street Apartments                                                                                1%

                                   SCHEDULE 4
                                   ----------

                  Class A-SB Planned Principal Balance Schedule


       Date                      Balance ($)
------------------------    --------------------
October 15, 2006               $69,145,000.00
November 15, 2006              $69,145,000.00
December 15, 2006              $69,145,000.00
January 15, 2007               $69,145,000.00
February 15, 2007              $69,145,000.00
March 15, 2007                 $69,145,000.00
April 15, 2007                 $69,145,000.00
May 15, 2007                   $69,145,000.00
June 15, 2007                  $69,145,000.00
July 15, 2007                  $69,145,000.00
August 15, 2007                $69,145,000.00
September 15, 2007             $69,145,000.00
October 15, 2007               $69,145,000.00
November 15, 2007              $69,145,000.00
December 15, 2007              $69,145,000.00
January 15, 2008               $69,145,000.00
February 15, 2008              $69,145,000.00
March 15, 2008                 $69,145,000.00
April 15, 2008                 $69,145,000.00
May 15, 2008                   $69,145,000.00
June 15, 2008                  $69,145,000.00
July 15, 2008                  $69,145,000.00
August 15, 2008                $69,145,000.00
September 15, 2008             $69,145,000.00
October 15, 2008               $69,145,000.00
November 15, 2008              $69,145,000.00
December 15, 2008              $69,145,000.00
January 15, 2009               $69,145,000.00
February 15, 2009              $69,145,000.00
March 15, 2009                 $69,145,000.00
April 15, 2009                 $69,145,000.00
May 15, 2009                   $69,145,000.00
June 15, 2009                  $69,145,000.00
July 15, 2009                  $69,145,000.00
August 15, 2009                $69,145,000.00
September 15, 2009             $69,145,000.00
October 15, 2009               $69,145,000.00
November 15, 2009              $69,145,000.00
December 15, 2009              $69,145,000.00
January 15, 2010               $69,145,000.00
February 15, 2010              $69,145,000.00
March 15, 2010                 $69,145,000.00
April 15, 2010                 $69,145,000.00
May 15, 2010                   $69,145,000.00
June 15, 2010                  $69,145,000.00
July 15, 2010                  $69,145,000.00
August 15, 2010                $69,145,000.00
September 15, 2010             $69,145,000.00
October 15, 2010               $69,145,000.00
November 15, 2010              $69,145,000.00
December 15, 2010              $69,145,000.00
January 15, 2011               $69,145,000.00
February 15, 2011              $69,145,000.00
March 15, 2011                 $69,145,000.00
April 15, 2011                 $69,145,000.00
May 15, 2011                   $69,144,670.37
June 15, 2011                  $68,395,052.06
July 15, 2011                  $67,515,006.00
August 15, 2011                $66,581,277.15
September 15, 2011             $65,625,432.30
October 15, 2011               $64,448,311.24
November 15, 2011              $63,381,177.11
December 15, 2011              $62,144,545.42
January 15, 2012               $61,065,150.61
February 15, 2012              $59,980,010.77
March 15, 2012                 $58,562,627.35
April 15, 2012                 $57,464,169.52
May 15, 2012                   $56,197,062.99
June 15, 2012                  $55,086,015.07
July 15, 2012                  $53,806,659.63
August 15, 2012                $52,682,889.20
September 15, 2012             $51,553,137.20
October 15, 2012               $50,255,584.55
November 15, 2012              $49,112,913.33
December 15, 2012              $47,802,791.55
January 15, 2013               $46,647,065.23
February 15, 2013              $45,485,186.98
March 15, 2013                 $43,834,887.99
April 15, 2013                 $42,658,043.26
May 15, 2013                   $41,314,674.06
June 15, 2013                  $40,124,414.83
July 15, 2013                  $38,767,994.64
August 15, 2013                $37,563,779.82
September 15, 2013             $36,353,556.71
October 15, 2013               $34,977,713.63
November 15, 2013              $33,753,724.93
December 15, 2013              $32,364,489.30
January 15, 2014               $31,126,590.23
February 15, 2014              $29,882,101.15
March 15, 2014                 $28,156,788.13
April 15, 2014                 $26,896,492.24
May 15, 2014                   $25,471,933.29
June 15, 2014                  $24,197,345.14
July 15, 2014                  $22,758,881.23
August15,2014                  $21,469,850.49
September15,2014               $20,173,957.12
October15,2014                 $18,714,765.33
November15,2014                $17,404,205.26
December15,2014                $15,930,744.20
January15,2015                 $14,605,363.13
February15,2015                $13,272,925.63
March15,2015                   $11,467,751.79
April15,2015                   $10,118,612.76
May15,2015                     $ 8,607,618.17
June15,2015                    $ 7,243,252.33
July15,2015                    $ 5,717,443.54
August 15, 2015                $ 4,337,690.70
September 15, 2015             $ 2,950,591.52
October 15, 2015               $ 1,402,665.41
November 15, 2015                    -

                                   SCHEDULE 5
                                   ----------

          Mortgage Loans with Earnouts, Holdbacks or Letters of Credit


             Loan Number                     Property Name
          ------------------    -------------------------------------
                  5             Burbank Town Center
                  25            Stevens Center Business Park
                  43            901 Corporate Center Dr.
                  48            Villa Verde Apartments II
                  53            Shoppes on Dean
                  57            The Plaza at Point Happy
                  58            Shoppes at Aksarben
                  61            Phoenix Office Building
                  70            Walney Business Center
                  78            Mayhew Tech Center
                  85            Highland Plaza
                  87            Harvey Oaks
                  88            Best Western Leisure Inn
                  96            Lincoln Town Center
                  97            Grape Vine Center
                 110            Eastpoint Business Park
                 131            Tomball Marketplace
                 143            Woodberry Plaza